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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Seagate Technology Public Limited Company
(Name of Registrant as Specified In Its Charter)

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September 3, 2014

Dear Fellow Shareholder:

You are cordially invited to attend the 2014 Annual General Meeting of Shareholders of Seagate Technology plc, which will be held at 9:30 a.m. local time on Wednesday, October 22, 2014, at the Four Seasons Hotel, Simmonscourt Road, Dublin 4, Ireland.

Details of the business to be presented at the meeting may be found in the Proxy Statement accompanying this letter.

We hope you are planning to attend the meeting. Your vote is important. Whether or not you plan to attend the meeting, please take a moment and submit your proxy as soon as possible, so that your shares may be represented at the 2014 Annual General Meeting.

On behalf of the Board of Directors of Seagate Technology plc, I thank you for your continued support.

Sincerely,
Stephen J. Luczo Chairman and Chief Executive Officer

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

NOTICE OF 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS

        The 2014 Annual General Meeting of Shareholders of Seagate Technology plc ("Seagate" or the "Company"), a company incorporated under the laws of Ireland, will be held on October 22, 2014, at 9:30 a.m. local time, at the Four Seasons Hotel, Simmonscourt Road, Dublin 4, Ireland.

        The purposes of the 2014 Annual General Meeting are:

  1.
  By separate resolutions, to elect as Directors the following individuals who shall retire in accordance with the Articles of Association and, being eligible, offer themselves for election:

(a) Stephen J. Luczo	(b) Frank J. Biondi, Jr.	(c) Michael R. Cannon
(d) Mei-Wei Cheng	(e) William T. Coleman	(f) Jay L. Geldmacher
(g) Kristen M. Onken	(h) Dr. Chong Sup Park	(i) Gregorio Reyes
(j) Stephanie Tilenius	(k) Edward J. Zander
  2.
  To grant the Directors authority to issue shares.

  3.
  To grant the Directors authority to issue shares for cash without first offering shares to existing shareholders. (Special Resolution).

  4.
  To determine the price range at which the Company can re-issue shares that it holds as treasury shares. (Special Resolution).

  5.
  To approve the Amended and Restated Seagate Technology plc 2012 Equity Incentive Plan, which includes, among other amendments, an increase in the shares reserved for issuance thereunder by 25,000,000.

  6.
  To approve, in a non-binding advisory vote, the compensation of the named executive officers.

  7.
  To authorize holding the 2015 Annual General Meeting of Shareholders of the Company at a location outside of Ireland.

  8.
  To ratify, in a non-binding vote, the appointment of Ernst & Young as the independent auditors of the Company and to authorize, in a binding vote, the Audit Committee of the Board of Directors to set the auditors' remuneration.

  9.
  To conduct such other business properly brought before the meeting.

        The board of Directors recommends that you vote "for" proposals 1 through 8. The full text of these proposals is set forth in the accompanying proxy statement.

        Only shareholders of record as of the close of business on August 26, 2014, are entitled to receive notice of and to vote at the Annual General Meeting. Whether or not you plan to attend the meeting, please provide your proxy by either using the Internet or telephone as further explained in the accompanying proxy statement or filling in, signing, dating, and promptly mailing a proxy card.

        During the meeting, management will also present Seagate's Irish Statutory Accounts for the fiscal year ended June 27, 2014 and the reports of the Directors and auditors thereon.

By order of the Board of Directors

Kenneth M. Massaroni, Secretary

September 3, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 22, 2014:

        We will be relying on the U.S. Securities and Exchange Commission rule that allows companies to furnish Proxy Materials over the Internet instead of mailing printed copies of those materials to each shareholder. As a result, we are sending our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a paper copy of our Proxy Statement, our Irish Statutory Accounts for fiscal year 2014, the proxy card and our Annual Report on Form 10-K for fiscal year 2014 (collectively, the "Proxy Materials"). The Notice also contains instructions on how to request a paper copy of the Proxy Materials. If you have previously elected to receive our Proxy Materials electronically, you will continue to receive these materials via email unless you elect otherwise. A full printed set of our Proxy Materials will be mailed to you automatically only if you have previously made a permanent election to receive our Proxy Materials in printed form.

        IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND AND VOTE, THEN YOU ARE ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. A PROXY IS NOT REQUIRED TO BE A SHAREHOLDER IN THE COMPANY. IF YOU WISH TO APPOINT AS PROXY ANY PERSON OTHER THAN THE INDIVIDUALS SPECIFIED ON THE PROXY CARD, PLEASE CONTACT THE COMPANY SECRETARY AT OUR REGISTERED.

SUMMARY INFORMATION

        This summary highlights information contained elsewhere in this Proxy Statement. For more complete information about the topics summarized below, please review Seagate Technology plc's Annual Report on Form 10-K and the entire Proxy Statement.

2014 Annual General Meeting of Shareholders

Date and Time:	October 22, 2014 at 9:30am local time
Place:	The Four Seasons Hotel Simmonscourt Road Dublin 4, Ireland
Record Date:	August 26, 2014
Voting:	Shareholders as of the Record Date are entitled to vote on the proxy proposals. Each ordinary share is entitled to one vote for each Director nominee and each of the other proposals.
Attendance:	All shareholders as of the close of business on the Record Date may attend the meeting. You can attend and vote at the meeting even if you have completed and submitted a form of proxy.
Proxy Materials:	The Proxy Materials were first made available to shareholders on or about September 3, 2014.

Proposals, voting recommendations and vote required:

        The Board of Directors recommends that you vote "FOR" each of the proposals that will be submitted for shareholder approval at the 2014 Annual General Meeting.

The proposals are:		Vote required:	Page:
1	Elect the 11 Director nominees named in the proxy statement.	Ordinary Resolution Majority of votes cast	13
2	To grant the Directors authority to issue shares.	Ordinary Resolution Majority of votes cast	19
3	To grant the Directors authority to issue shares for cash without first offering shares to existing shareholders.	Special Resolution At least 75% of votes cast	20
4	To determine the price range at which the Company can re-issue shares that it holds as treasury shares.	Special Resolution At least 75% of votes cast	22
5	To approve the Amended and Restated Seagate Technology plc 2012 Equity Incentive Plan to, among other things, increase the shares reserved for issuance thereunder by 25,000,000.	Ordinary Resolution Majority of votes cast	23
6	To approve, in a non-binding advisory vote, the compensation of the named executive officers.	Ordinary Resolution Majority of votes cast	36
7	To authorize holding the 2015 Annual General Meeting of Shareholders of the Company at a location outside of Ireland.	Ordinary Resolution Majority of votes cast	37
8	To ratify, in a non-binding vote, the appointment of Ernst & Young as the independent auditors of the Company for the fiscal year ending July 3, 2015 ("fiscal year 2015") and to authorize, in a binding vote, the Audit Committee of the Board of Directors to set the auditors' remuneration.	Ordinary Resolution Majority of votes cast	38

Seagate's Corporate Governance Highlights

• The Board consists of a substantial majority of independent Directors.	• The Board has a Lead Independent Director.
• Directors must receive a majority of shareholder votes cast to be elected.	• The non-executive Directors meet regularly in executive sessions.
• Executives and Directors are subject to share ownership guidelines.	• Executives are subject to a "clawback" policy.
• All Directors are elected annually.	• Maintain an anti-hedging policy for all Directors and employees.
• The Board and each committee perform a self-evaluation annually.	• The Board oversees enterprise risk management.
• The Board undertakes succession planning for all executive levels, including CEO, and the Board.

Director Nominees

        Following is a summary about each Director nominee:

Nominee	Age	Director Since	Principal Occupation	Independent	Current Committee Membership
Stephen J. Luczo	57	2000	Chairman and Chief Executive Officer of Seagate Technology plc	No	• None

Frank J. Biondi, Jr.	69	2005	Senior Managing Director of WaterView Advisors LLC	Yes	• Finance (Chair) • Compensation

Michael R. Cannon	61	2011	Former President, Global Operations, Dell, Inc.	Yes	• Finance • Nominating and Corporate Governance

Nominee	Age	Director Since	Principal Occupation	Independent	Current Committee Membership
Mei-Wei Cheng	64	2012	Former CEO Siemens North East Asia and President and former CEO of Siemens Ltd., China	Yes	• Audit • Finance

William Coleman	66	2012	Partner with Alsop Louie Partners	Yes	• Audit • Nominating and Corporate Governance

Jay L. Geldmacher	58	2012	CEO of Artesyn Embedded Technologies	Yes	• Compensation

Kristen M. Onken	65	2011	Former Senior Vice President, Finance and Chief Financial Officer of Logitech International, SA	Yes	• Audit (Chair) • Finance

Dr. Chong Sup Park	66	2006	Former Chairman and CEO of Maxtor	Yes	• Audit • Nominating and Corporate Governance

Nominee	Age	Director Since	Principal Occupation	Independent	Current Committee Membership
Gregorio Reyes	73	2004	Private Investor and Management Consultant	Yes	• Audit • Finance

Stephanie Tilenius	47	Nominee	Executive-in-Residence, Kleiner Perkins	Yes	• None
Edward J. Zander	67	2009	Former Chairman and CEO of Motorola, Inc.	Yes	• Compensation (Chair)

        For further biographical information about our Director nominees see pages 13 through 18 of this Proxy Statement.

Grant the Directors authority to issue shares.

        We are asking you to grant our Directors authority to issue shares under Irish law. This authority is fundamental to our business and granting the Board this authority is a routine matter for public companies incorporated in Ireland.

Grant the Directors authority to issue shares for cash without first offering shares to existing shareholders.

        We are asking you to grant the Directors authority to issue shares for cash without first offering shares to existing shareholders. This authority is fundamental to our business and granting the Board this authority is a routine matter for public companies incorporated in Ireland. As required under Irish law, this must be approved by special resolution, and requires the affirmative vote of at least 75% of the votes cast.

Determine the price at which the Company can reissue shares held as treasury shares.

        We are asking you to determine the price at which the Company can reissue shares held as treasury shares. From time to time the Company may acquire ordinary shares and hold them as treasury shares. The Company may reissue such treasury shares, and under Irish law, our shareholders must authorize the price range at which we may reissue any shares held in treasury. As required under

Irish law, this must be approved by special resolution, and requires the affirmative vote of at least 75% of the votes cast.

Approval of Our Amended and Restated 2012 Equity Incentive Plan.

        We are asking you to approve our Amended and Restated Seagate Technology plc 2012 Equity Incentive Plan, which increases the number of shares reserved for issuance under the current plan by 25,000,000, modifies the fungible share counting provision so that shares issued in respect of full-value share awards granted thereunder will count against the share reserve as 2.5 for every one share granted, and makes certain changes to the performance criteria on which performance goals will be based. A detailed discussion about the amendments is included under Proposal 5, starting on page 23.

Advisory Approval of Our Executive Compensation.

        We are asking for your advisory approval of the compensation of our named executive officers (our "NEOs."). While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

        Before considering this proposal, please read our Compensation Discussion and Analysis, which explains our executive compensation programs and the Compensation Committee's compensation decisions.

Approval to Hold 2015 AGM Outside Ireland.

        We are asking you to grant our Directors authority to hold the 2015 AGM outside of Ireland.

Ratification of Ernst & Young, and authorization to set auditors' remuneration.

        We are asking you to ratify the appointment of Ernst & Young as our auditors, and to authorize the Audit Committee to set their remuneration.

Executive Compensation

Pay for Performance

        The general philosophy and structure of our executive compensation programs emphasize strong alignment between executive pay and corporate financial performance. In addition, our compensation philosophy is designed to align our executive compensation programs with long term shareholder interests. In fiscal year 2014, a majority of our long term equity incentive awards were granted in the form of performance based restricted share units, which vest dependent upon the achievement of pre-established performance objectives, including return on invested capital, relative total shareholder return and adjusted earnings per share, reflecting a strong emphasis on pay for performance and the alignment of interests between our NEOs and our shareholders. In addition, over 86% of our NEO total annual targeted compensation is subject to the achievement of specific performance conditions.

        Highlights of the Company's fiscal year ended June 27, 2014 ("fiscal year 2014") financial performance include:

  •
  Revenues were $13.7 billion, which represented a 4% decrease from revenues of $14.4 billion in fiscal year 2013 due to a decrease in units shipped and decrease in our average selling price per unit;

  •
  We shipped 220 million units during fiscal year 2014, which represented a 3% decrease over the prior fiscal year;

  •
  Gross margin as a percentage of revenue increased to 28% in fiscal year 2014 from 27% in fiscal year 2013;

  •
  We generated operating cash flow of $2.6 billion, used approximately $1.9 billion to repurchase 41 million of our ordinary shares and used $0.6 billion for capital expenditures; and

  •
  We paid approximately $0.7 billion for the repurchase and early redemption of long term debt, as well as approximately $0.6 billion of shareholder dividends.

        Please review our "Compensation Discussion and Analysis" for additional information and definitions of financial metrics.

2015 AGM

Deadline for shareholder proposals for inclusion in the proxy statement:	May 6, 2015
Period for shareholder nomination of directors:	April 6, 2015 to May 6, 2015
Deadline for all other proposals:	July 20, 2015

        For further information see the section entitled "Shareholder Proposals and Nominations" of this Proxy.

PROXY STATEMENT

        In this Proxy Statement, "Seagate Technology," "Seagate" the "Company," "we," "us" and "our" refer to Seagate Technology plc, an Irish public limited company. This Proxy Statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials, are first being mailed to shareholders of record at the close of business on August 26, 2014 (the "Record Date") on or about September 3, 2014.

 GENERAL INFORMATION

        Following are questions and answers concerning Voting and Solicitation and other general information.

Why did I receive this Proxy Statement?	We sent you this Proxy Statement or a Notice of Internet Availability of Proxy Materials ("Notice") on or around September 3, 2014 because our Board of Directors is soliciting your proxy to vote at the Company's 2014 Annual General Meeting ("AGM").
This Proxy Statement summarizes the information you need to know to vote on an informed basis.
Why are there two sets of financial statements covering the same fiscal period?

U.S. securities laws require us to send you our 2014 Form 10-K, which includes our financial statements prepared in accordance with U.S. GAAP. These financial statements are included in the mailing of this Proxy Statement. Irish law also requires us to provide you with our Irish Statutory Accounts for our fiscal year 2014, including the reports of our Directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts are included as Appendix B to this Proxy Statement, are available at www.proxyvote.com, and, as required as a matter of Irish law, will be laid before the 2014 AGM.

What do I need to do to attend the 2014 AGM?

All shareholders as of the Record Date are invited to attend the 2014 AGM. In order to be admitted, you must present a form of personal identification and evidence of share ownership. If your shares are held beneficially in the name of a bank, broker or other holder of record, you may bring a bank or brokerage account statement as your proof of ownership of Seagate shares. Shareholders of record may provide identification matching that of a shareholder appearing on the Company's register, a copy of a share certificate or other evidence of share ownership.

Who may vote?

You are entitled to vote if you beneficially owned the Company's ordinary shares at the close of business on the Record Date. At that time, there were 326,035,446 of the Company's ordinary shares outstanding and entitled to vote. Each ordinary share that you own entitles you to one vote on all matters to be voted on a poll at the 2014 AGM.

How do I vote?	Shareholders of record can cast their votes by proxy by:
• using the Internet and voting at www.proxyvote.com;
• calling 1.800.690.6903 and following the telephone prompts; or
• completing, signing and returning a proxy card by mail.

The Notice you receive will contain a control number that will allow you to access the Proxy Materials online, including a proxy card. If you receive a paper copy of our Proxy Materials, a printed proxy card will be enclosed. If you have not received a paper copy of our Proxy Materials and wish to vote by mail, please follow the instructions included in the Notice to obtain a paper proxy card. A full printed set of our Proxy Materials will be mailed to you automatically only if you have previously made a permanent election to receive our Proxy Materials in printed form.

The Notice is not a proxy card and it cannot be used to vote your shares.

Shareholders of record may also vote their shares directly by attending the 2014 AGM and casting their vote in person or appointing one or more proxies (who do not have to be shareholders) to attend the 2014 AGM and cast votes on their behalf in accordance with the shareholder's instructions.

Street name holders must vote their shares in the manner prescribed by their bank, brokerage firm or nominee. If you do not receive the voting instructions, please contact your bank, brokerage firm or nominee directly. Street name holders who wish to vote in person at the 2014 AGM must obtain a legal proxy from their bank, brokerage firm or nominee. Street name holders will need to bring the legal proxy with them to the 2014 AGM and hand it in with a signed ballot that is available upon request at the meeting. Street name holders will not be able to vote their shares at the 2014 AGM without a legal proxy and a signed ballot.

Even if you plan to attend the 2014 AGM, we recommend that you vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

In order to be timely processed, your vote must be received by 11:59 p.m. EST on October 20, 2014 (or, if you are a street name holder, such earlier time as your bank, brokerage firm or nominee may require).

May I revoke my proxy?	If you are a registered holder of the Company's shares you may revoke your proxy at any time before it is voted at the 2014 AGM by:
• notifying the Company Secretary in writing: c/o Seagate Technology plc at 38/39 Fitzwilliam Square, Dublin 2, Ireland, Attention: Corporate Secretary,
• submitting another properly signed proxy card with a later date or another Internet or telephone proxy at a later date but prior to the close of voting described above; or
• by voting in person at the 2014 AGM.
Merely attending the 2014 AGM does not revoke your proxy. To revoke a proxy, you must take one of the actions described above.
If you are not a registered holder but your shares are registered in the name of a nominee, you must contact the nominee to revoke your proxy.

How will my proxy get voted?

If your proxy is properly submitted, you are legally designating the person or persons named in the proxy card to vote your shares as you have directed. Unless you name a different person to act as your proxy, Dr. Chong Sup Park and Kenneth M. Massaroni (the "Company Designees") shall act as your proxies. If you sign and return your proxy without indicating how your shares are to be voted and name anyone other than a Company Designee as your proxy, that person may vote your shares at their discretion. If you name a Company Designee as your proxy without indicating how your shares are to be voted, the Company Designees shall vote your shares as the Board recommends on each proposal in this Proxy Statement and at their discretion regarding any other matter properly presented for a vote at the 2014 AGM. The Board of Directors currently does not know of any matters to be raised at the 2014 AGM other than the proposals contained in this Proxy Statement.

If you are a street name holder, the rules of the NASDAQ permit your bank, brokerage firm or nominee to vote your shares at their discretion on "routine" matters, which are Proposals 4 (determination of price range), 7 (2015 AGM outside Ireland) and 8 (ratification of auditors) if it does not receive instructions from you. However, your bank, brokerage firm or nominee may not vote your shares on "non-routine" matters, which are Proposals 1(a)-(k) (director elections), 2 (authority to issue shares), 3 (authority to issue shares without first offering to existing holders), 5 (adoption of the Amended and Restated 2012 Equity Incentive Plan) and 6 (ratification of named executive officer compensation) if it does not receive instructions from you ("broker non-votes"). Broker non-votes will be counted for purposes of a quorum, but will not be counted as votes for or against the non-routine matters, but rather will be regarded as votes withheld and will not be counted in the calculation of votes for or against the resolution.

What constitutes a quorum?

The presence (in person or by proxy) of shareholders entitled to exercise a majority of the voting power of the Company on the Record Date is necessary to constitute a quorum for the conduct of business. Abstentions and broker non-votes are treated as "shares present" for the purposes of determining whether a quorum exists.

What vote is required to approve each of the proposals?

A majority of the votes cast at the 2014 AGM is required to approve each of Proposals 1, 2, 5, 6, 7, and 8. A majority of the votes cast means that the number of votes cast "for" a proposal must exceed the number of votes cast "against" that Proposal. Proposals 3 and 4 are special resolutions under Irish law and require at least 75% of the votes cast for approval.

Although abstentions and broker non-votes are counted as "shares present" at the 2014 AGM for the purpose of determining whether a quorum exists, they are not counted as votes cast either "for" or "against" the resolution and, accordingly, will not affect the outcome of the vote.

Who pays the expenses of this proxy statement?

We have hired Morrow & Co to assist in the distribution of Proxy Materials and the solicitation of proxies. We expect to pay Morrow & Co a fee for these services estimated at $10,000 plus out-of-pocket expenses. Proxies will be solicited on behalf of our Board of Directors by mail, in person, by telephone and through the Internet. We will bear the cost of soliciting proxies. We will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding Proxy Materials to the persons for whom they hold shares.

How will voting be counted on any other matters that may be presented at the 2014 AGM?

Although we do not know of any matters to be presented or acted upon at the 2014 AGM other than the items described in this Proxy Statement, if any other matter is proposed and properly and validly presented at the 2014 AGM, the proxy holders will vote on such matters in accordance with their best judgment.

Board recommendations.	The Board recommends that you vote your shares "FOR" each of the proposals in this Proxy Statement.
Voting procedures and tabulation.

The Board has appointed an inspector of elections to act at the 2014 AGM and to make a written report thereof. Prior to the 2014 AGM, the inspector will sign an oath to perform her duties in an impartial manner and according to the best of her ability. The inspector will ascertain the number of ordinary shares outstanding, determine the ordinary shares represented at the 2014 AGM and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of proxies will be final and binding.

PROPOSALS REQUIRING YOUR VOTE

PROPOSALS 1(a) – 1(k) – ELECTION OF DIRECTORS
(Ordinary Resolutions)

        The Company uses a majority of votes cast standard for the election of Directors. A majority of the votes cast means that the number of votes cast "for" a Director nominee must exceed the number of votes cast "against" that Director nominee. Each of the Board's nominees is being nominated for election for a one-year term beginning at the end of the 2014 AGM to be held on October 22, 2014 and expiring at the end of the 2015 AGM.

        Under our Articles of Association, if a Director is not re-elected in a Director election, then that Director will not be appointed and the position on the Board that would have been elected or filled by the Director nominee will, except in limited circumstances, become vacant. The Board has the ability to fill the vacancy in accordance with the Articles of Association, subject to approval by the Company's shareholders at the next AGM of Shareholders.

        Notwithstanding the requirement that a Director nominee requires a majority of the votes cast, as Irish law requires a minimum of two Directors at all times, in the event that an election results in either only one or no Directors receiving the required majority vote, either the nominee or each of the two nominees, as appropriate, receiving the greatest number of votes in favor of his or her election shall, in accordance with the Company's Articles of Association, hold office until his or her successor shall be elected.

        The Board recommends that you vote "FOR" each of the following nominees:

(a)	Stephen J. Luczo—age 57, Director since 2000	Mr. Luczo has been our CEO since January 2009 and Chairman of the Board since 2002. Mr. Luczo joined Seagate in October 1993 as Senior Vice President of Corporate Development. In September 1997, he was promoted to President and Chief Operating Officer of Seagate Technology (Seagate Technology plc's predecessor) and, in July 1998, he was promoted to CEO at which time he joined the Board as a director of Seagate Technology. Mr. Luczo resigned as CEO effective as of July 2004, but remained as Chairman of the Board. He served as non-employee Chairman from October 2006 to January 2009. From October 2006 until he rejoined us in January 2009, Mr. Luczo was a private investor. Mr. Luczo also served as our President from January 2009 until October 2013. Prior to joining Seagate in 1993, Mr. Luczo was Senior Managing Director of the Global Technology Group of Bear, Stearns & Co. Inc., an investment banking firm, from February 1992 to October 1993. Mr. Luczo served on the board of directors of Microsoft Corporation from May 2012 to March 2014.

As our CEO, Mr. Luczo brings to the Board significant financial, business development, technological and operations experience together with senior leadership experience, global experience and knowledge of competitive strategy, and competition. As CEO, Mr. Luczo has direct responsibility for the Company's strategy and operations. With his early career based in investment banking, Mr. Luczo also brings to the Board significant M&A and financial experience related to business and financial issues facing large companies.

(b)	Frank J. Biondi, Jr.—age 69, Director since 2005	Mr. Biondi is Senior Managing Director of WaterView Advisors LLC, a private equity fund specializing in media, a position he has held since June 1999. He was Chairman and CEO of Universal Studios from April 1996 through November 1998. Mr. Biondi previously served as President and CEO of Viacom, Inc. from July 1987 through January 1996, and was a member of the Viacom board of directors. Mr. Biondi currently serves on the boards of directors of Amgen, Inc., Hasbro, Inc., Cablevision Systems Corporation and RealD, Inc. Within the past five years, Mr. Biondi has served as a member of the board of directors of Yahoo!, Inc.

As Senior Managing Director of a private equity firm, and as a former CEO of several companies with substantial media experience, Mr. Biondi brings to our Board significant financial, international, business development and operations expertise. Mr. Biondi's board service with other public companies provides cross-board experience.
(c)	Michael R. Cannon—age 61, Director since 2011
Mr. Cannon served as President, Global Operations of Dell Inc. from February 2007 until his retirement in January 2009, and as a consultant to Dell Inc. from January 2009 until January 2011. He was the President, Chief Executive Officer and a member of the board of directors of Solectron Corp., an electronic manufacturing services company, from January 2003 until February 2007. From July 1996 until January 2003, Mr. Cannon served as the Chief Executive Officer of Maxtor Corporation ("Maxtor"), a disk drive and storage systems manufacturer. He served on Maxtor's board of directors from July 1996 until Seagate acquired Maxtor in May 2006. Prior to joining Maxtor, Mr. Cannon held senior management positions at IBM. Mr. Cannon served on the Board from October 2006 until February 2007 and on the board of directors of Elster Group SE from September 2010 through August 2012. He has served on the board of directors of Adobe Systems since 2003 and on the board of directors of Lam Research Corporation since February 2011. He was appointed to the board of directors of Dialog Semiconductor plc in February 2013 and serves on its Compensation Committee and Nominating and Governance Committee. Mr. Cannon has extensive industry expertise, including expertise in the disk drive business that is invaluable to our Board.

Mr. Cannon brings international, technological, operations and research and development expertise to our Board through his service as a public company President, CEO and member of boards of directors, and his previous senior management positions. In addition, he has significant leadership experience due to his experience as a senior executive with other companies.

(d)	Mei-Wei Cheng—age 64, Director since 2012	Mr. Cheng served as CEO of Siemens North East Asia and President and CEO of Siemens Ltd., China from July 2010 until April 2014. Prior to joining Siemens in May 2010, he was Chairman and CEO of Ford Motor Company (China) Ltd. from 1998 to 2008, as well as a Corporate Vice President of Ford Motor Company, and served as Executive Chairman of Ford Motor Company (China), as well as Group Vice president of Ford Motor Company from 2009 to 2010. Previously, Mr. Cheng held executive positions at General Electric Corporation (GE), including Corporate Vice President, Regional Executive and President of GE Appliance—Asia, and Chairman and CEO of GE (China) Ltd. He began his career at AT&T, where he last served as President of AT&T China. Within the past five years, Mr. Cheng has served as a member of the board of directors of Diebold, Inc.

Mr. Cheng brings international, business development, technological and sales and marketing expertise to our Board through his service as a senior-level executive in the Asia region with several large multi-national corporations. In addition, his board service provides cross-board experience which supplements his significant international executive-level leadership experience.
(e)	William T Coleman—age 66, Director since 2012
Mr. Coleman has been a partner with Alsop Louie Partners, a venture capital firm that invests in early stage technology, since June of 2010. Mr. Coleman also served as the Chairman and CEO of Resilient Network Systems, Inc. from January 2013 until January 2014. Before joining Alsop Louie, Mr. Coleman was founder, Chairman of the Board and Chief Executive Officer of Cassatt Corporation from September 2003 to June 2009. Between June 2009 and June 2010, Mr. Coleman was a private investor.

Mr. Coleman previously founded BEA Systems, Inc., an enterprise application and service infrastructure software provider, where he served as Chairman of the Board from 1995 until 2002 and Chief Executive Officer from 1995 to October 2001. Prior to BEA, Mr. Coleman held various executive management positions at Sun Microsystems, Inc. He currently sits on the boards of directors of iControl, Inc. and Dreamfactory, Inc. Within the past five years, Mr. Coleman has also served on the boards of directors of Palm, Inc., Symantec Corp., Framehawk, Inc., and Resilient Network Systems, Inc.

As a partner of a private equity firm and former founder and/or CEO of several technology companies, Mr. Coleman brings to our Board significant business development, technological, sales & marketing and research & development expertise. Mr. Coleman's board service with other private and public companies provides cross-board experience.

(f)	Jay L. Geldmacher—age 58, Director since 2012	Mr. Geldmacher has served as CEO of Artesyn Embedded Technologies, a spin-off from the Embedded Computing and Power business of Emerson Electric Co., since November, 2013. Between 2007 and November 2013, Mr. Geldmacher served as Executive Vice President of Emerson Electric Company and President of Emerson Network Power's Embedded Computing & Power Group, which designs, manufactures and distributes embedded computing and embedded power products, systems and solutions. From 2006 to 2007, he served as Group Vice President and President of Emerson Network Power's Embedded Computing & Power Group. From 1998 to 2006, he served as President of Astec Power Solutions, an Emerson subsidiary. Mr. Geldmacher currently serves as a director of Owens-Illinois, Inc., which position he has held since 2008; he also serves as a member of the Audit and Nominating and Corporate Governance Committee of Owens-Illinois. Mr. Geldmacher has also served on the board of the University of Arizona Business School since 2002.

As a senior-level executive and public company board member, Mr. Geldmacher brings operational, international, technological and operational expertise to our Board. Mr. Geldmacher's board service with other public companies provides cross-board experience.
(g)	Kristen M. Onken—age 65, Director since 2011
Ms. Onken served on the board of Biosensors International Group, Ltd. from September 2006 through July 2008 and on the board of Silicon Laboratories Inc. from September 2007 through April 2013. Ms. Onken served as Senior Vice President, Finance, and Chief Financial Officer of Logitech International, S.A. from February 1999 through May 2006. From September 1996 to February 1999, Ms. Onken served as Vice President of Finance at Fujitsu PC Corporation. Ms. Onken held various positions at Sun Microsystems Inc. from 1991 through 1996.

Ms. Onken brings financial, international, technological and operational expertise to our Board through her service as a public company CFO and senior-level executive at several technology companies, as well as her service as a public company board member. Ms. Onken's board service with other public companies provides cross-board experience.

(h)	Chong Sup Park—age 66, Director since 2006	Dr. Park served as Chairman and CEO of Maxtor from November 2004 until May 2006, as Chairman of Maxtor's board of directors from May 1998 until May 2006, and as a member of its board from February 1994 to May 2006. Maxtor was acquired by Seagate in May 2006. Dr. Park served as Investment Partner and Senior Advisor at H&Q Asia Pacific, a private equity firm, from April 2004 until September 2004, and as a Managing Director for the firm from November 2002 to March 2004. Prior to joining H&Q Asia Pacific, Dr. Park served as President and CEO of Hynix Semiconductor Inc. from March 2000 to May 2002, and from June 2000 to May 2002 he also served as its Chairman.

Within the past five years, Dr. Park has served as a member of the boards of directors of Computer Sciences Corporation, SMART Modular Technologies, Inc., Brooks Automation, Inc., Enphase Energy, Inc. and Ballard Power Systems, Inc.

As a former board chair and CEO, and having held other senior management positions with other companies, Dr. Park brings to our Board significant international, business development, technological and sales & marketing experience. In addition, Dr. Park has extensive industry expertise, including expertise in the disk drive business that is invaluable to our Board. Dr. Park's board service with other public companies provides cross-board experience.
(i)	Gregorio Reyes—age 73, Director since 2004
Mr. Reyes has been a private investor and management consultant since 1994. Mr. Reyes began his career in the semiconductor industry with National Semiconductor Corporation in 1962, followed by executive positions with Motorola, Inc., Fairchild Semiconductor and Eaton Corporation. From 1981 to 1984, he was President and CEO of National Micronetics, Inc., a provider of hard disc magnetic recording head products for the data storage industry. Between 1986 and 1990, he was Chairman and CEO of American Semiconductor Equipment Technologies. Mr. Reyes co-founded Sunward Technologies in 1985 and served as its non-executive Chairman from 1985 to 1990, and its Chairman and CEO from 1990 until 1994. In the past 5 years, Mr. Reyes has served as non-executive Chairman of LSI Corporation, and non-executive Chairman of Dialog Semiconductor plc. Mr. Reyes currently serves on the board of directors of RiverMeadow.

Mr. Reyes brings international, technological, sales & marketing and operational expertise to our Board from his career as a senior executive of technology companies. He brings cross-board experience from his service on other public company boards.

(j)	Stephanie Tilenius—age 47, Director nominee	Ms. Tilenius has been Executive-in-Residence at Kleiner Perkins Caufield & Byers, a venture capital firm, since June 2012, primarily focusing on companies within its Digital Growth Fund. From February 2010 until June 2012, Ms. Tilenius was vice president of global commerce and payments at Google, Inc., where she oversaw digital commerce, product search and payments. Prior to joining Google, she was at eBay Inc. from March 2001 until October 2009, ultimately as Senior Vice President of eBay.com and global products. Ms. Tilenius was also a co-founder of PlanetRx.com and has worked at other technology and business enterprises. Ms. Tilenius has served as a member of Coach Inc.'s Board of Directors since August 2012. She is on the Boards of Tradesy, and RedBubble, and serves as Chair of the Advisory Board of the Harvard Business School California Research Center.

Ms. Tilenius would bring experience as a senior executive at several large public companies, in the consumer internet sector, including her varied digital and ecommerce expertise, along with strategic insight and leadership skills to our Board.
(k)	Edward J. Zander—age 67, Director since 2009
Mr. Zander served as Chairman and CEO of Motorola, Inc. from January 2004 until January 2008, when he retired as CEO and continued as Chairman. He resigned as Chairman in May 2008. Prior to joining Motorola, Mr. Zander was a managing director of Silver Lake Partners, a leading private equity fund focused on investments in technology industries from July 2003 to December 2003. Mr. Zander was President and COO of Sun Microsystems Inc., a leading provider of hardware, software and services for networks, from October 1987 until June 2002. Mr. Zander has served as a member of the board of directors of NetSuite, Inc. since 2009. He previously served on our Board from November 2002 to October 2004. Within the past five years, Mr. Zander has served as a member of the board of directors of Netezza Corporation.

Mr. Zander brings financial, technological, sales & marketing and research & development expertise to our Board from his career as a senior executive of technology companies, and financial expertise from his prior private equity experience. He brings cross-board experience from his service on other public company boards.

        Ms. Lydia Marshall and Dr. Seh-Woong Jeong, each of whom currently serves as a member of our Board have notified the Board that they do not wish to stand for reelection at the 2014 AGM. Neither Ms. Marshall's nor Dr. Jeong's decision was due to any disagreement with the Company's management or Board.

        There is no family relationship between any of the Directors or our executive officers, nor are any of our Directors or executive officers party to any legal proceedings adverse to us.

PROPOSAL 2 – GRANT DIRECTORS AUTHORITY TO ISSUE SHARES
(Ordinary Resolution)

        Under Irish law, directors of an Irish company must have authority from its shareholders to issue any of its authorized but unissued share capital. Our shareholders provided the Directors with this authorization for a period of five years when our Articles of Association were adopted in 2010. Because this five-year share authorization period will expire on July 1, 2015, we are presenting this proposal to grant the Directors authority to issue our authorized shares but unissued on the terms set forth below.

        We are seeking approval to authorize our Directors, upon expiration of our existing authority to issue up to 33% of our issued ordinary share capital as of August 1, 2014 (the latest practicable date before this proxy statement), for a period expiring 18 months from July 1, 2015, unless previously renewed.

        Granting the Directors this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including in connection with our equity compensation plans (where required) and, if applicable, funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Directors the authority to issue shares that are already authorized under our articles upon the terms below. In addition, we note that, because we are a NASDAQ Global Select Market ("NASDAQ") listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NASDAQ and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law only and is not otherwise required for other U.S. companies listed on the NASDAQ with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NASDAQ-listed companies.

        As required under Irish law, the resolution in respect of Proposal No. 2 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

        The text of this resolution is as follows:

        "That, on expiry of the existing authority contained in the Company's Articles of Association, the Directors be and are hereby generally and unconditionally authorized to exercise all powers of the Company to allot relevant securities (within the meaning of Section 20 of the Companies (Amendment) Act 1983) up to an aggregate nominal amount of $1,080.65 (108,065,116 shares) (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of August 1, 2014 (the latest practicable date before this proxy statement)), and the authority conferred by this resolution shall expire 18 months from the date this authority takes effect, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired."

        The Board of Directors recommends that you vote "FOR" granting the Directors authority to issue shares.

PROPOSAL 3 – GRANT DIRECTORS AUTHORITY TO ISSUE SHARES FOR CASH WITHOUT FIRST OFFERING SHARES TO EXISTING SHAREHOLDERS

(Special Resolution)

        Under Irish law, unless otherwise authorized, when an Irish company issues shares for cash, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right). Our shareholders provided the Directors with the authority to issue shares as if this statutory pre-emption right did not apply for a period of five years when our Articles of Association were adopted in 2010. Because this five-year share authorization period will expire on July 1, 2015, we are presenting this proposal to grant the Directors authority to opt-out of the pre-emption right on the terms set forth below.

        We are seeking approval to authorize our Directors, upon expiration of our existing authority, to opt-out of the statutory pre-emption rights provision in the event of (1) the issuance of shares for cash in connection with any rights issue and (2) any other issuance of shares for cash, if the issuance is limited to up to 5% of our issued ordinary share capital as of August 1, 2014 (the latest practicable date before this proxy statement), for a period expiring 18 months from the date this authority takes effect, unless renewed.

        Granting the Directors this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought for Proposal 2, this authority is fundamental to our business and enables us to issue shares under our equity compensation plans (where required) and if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this Proposal will only grant the Directors the authority to issue shares in the manner already permitted under our articles upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could undermine the operation of our compensation plans and cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other U.S. companies listed on the NASDAQ with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NASDAQ-listed companies.

        As required under Irish law, the resolution in respect of this Proposal is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

        The text of the resolution in respect of this Proposal is as follows:

        "As a special resolution, that, subject to the passing of the resolution in respect of Proposal 2 as set out above, on expiry of the existing authority contained in the Company's Articles of Association, the directors be and are hereby empowered pursuant to Section 24 of the Companies (Amendment) Act 1983 to allot equity securities (as defined in Section 23 of that Act) for cash, pursuant to the authority conferred by Proposal No. 2 as if sub-section (1) of Section 23 did not apply to any such allotment, provided that this power shall be limited to:

        (a)   the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

        (b)   the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $163.74 (16,373,502 shares) (being equivalent to approximately 5% of the aggregate nominal value of the issued ordinary share capital of the Company as of August 1, 2014 (the latest practicable date before this proxy statement)) and the authority conferred by this resolution shall expire 18 months from date this authority takes effect, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired."

        The Board of Directors recommends that you vote "FOR" granting the Directors authority to opt-out of statutory pre-emption rights.

PROPOSAL 4 – DETERMINE THE PRICE RANGE AT WHICH THE COMPANY
CAN RE-ISSUE SHARES HELD AS TREASURY SHARES

(Special Resolution)

        Our open-market share repurchases and other share buyback activities, all effected by way of redemptions in accordance with our Articles of Association, may result in ordinary shares being acquired and held by the Company as treasury shares. We may reissue treasury shares that we acquire through our various share buyback activities including in connection with our executive and director compensation programs.

        Under Irish law, our shareholders must authorize the price range at which we may reissue any shares held in treasury. In this Proposal, that price range is expressed as a minimum and maximum percentage of the closing market price of our ordinary shares on the NASDAQ the day preceding the day on which the relevant share is re-issued. Under Irish law, this authorization must expire no later than 18 months after its passing unless renewed.

        "RESOLVED, that for purposes of Section 209 of the Companies Act of 1990, the re-issue price at which any treasury shares (as defined by Section 209 of the Companies Act of 1990) held by the Company may be reissued off-market shall be as follows:

        (a)   The maximum price at which a treasury share may be re-issued off-market shall be an amount equal to 120% of the closing price on the NASDAQ for shares of that class on the day preceding the day on which the relevant share is re-issued by Seagate.

        (b)   The minimum price at which a treasury share may be re-issued shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share scheme (as defined under Section 2(1) of the Companies (Amendment) Act 1983) or any share incentive plan operated by Seagate or, in all other cases, an amount equal to 90% of the closing price on the NASDAQ for shares of that class on the day preceding the day on which the relevant share is re-issued by Seagate.

        (c)   The re-issue price range as determined by paragraphs (a) and (b) shall expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of Section 209 of the Companies Act 1990."

        The affirmative vote of at least 75% of the votes cast by holders of ordinary shares represented in person or by proxy at the 2014 AGM is necessary to approve Proposal 2 regarding the price range at which Seagate may re-issue any Treasury Shares in off-market transactions.

        The Board of Directors recommends that shareholders vote "FOR" the proposal to determine the price at which the Company can reissue shares held as treasury shares.

PROPOSAL 5 – APPROVAL OF AMENDED AND RESTATED SEAGATE TECHNOLOGY PLC 2012
EQUITY INCENTIVE PLAN

(Ordinary Resolution)

        We are seeking the approval by our shareholders of the Amended and Restated Seagate Technology plc 2012 Equity Incentive Plan (the "Amended and Restated Plan"), which amends and restates in its entirety the Seagate Technology plc 2012 Equity Incentive Plan (the "2012 Plan") in the following material respects:

  •
  The Amended and Restated Plan increases the number of ordinary shares reserved for issuance under the Current Plan by an additional 25,000,000 shares, from 39,454,435 shares to an aggregate of 64,454,435 shares;

  •
  The Amended and Restated Plan modifies the fungible share counting provision so that shares issued in respect of any restricted share bonuses, restricted share units, phantom share units, performance share bonuses or performance share units ((i.e., any awards other than share options or share appreciation rights) collectively, "Full-Value Share Awards") granted thereunder will count against the Amended and Restated Plan's aggregate share reserve as 2.5 for every one share granted; and

  •
  The Amended and Restated Plan makes certain changes to the performance criteria on which performance goals will be based and the adjustments to such performance criteria for awards intended to constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        The 2012 Plan was approved by our shareholders on October 26, 2011. Upon the recommendation of the Compensation Committee, our Board unanimously approved the Amended and Restated Plan on July 23, 2014, subject to shareholder approval. We are now seeking shareholder approval of the Amended and Restated Plan with respect to the amendments described in this Proposal.

        Unless and until the Amended and Restated Plan is approved by our shareholders, we will continue to grant awards under the 2012 Plan using the shares available for issuance thereunder, and no awards may be granted under the 2012 Plan with respect to the additional 25,000,000 shares reserved for issuance under the Amended and Restated Plan. If the Amended and Restated Plan is not approved by our shareholders, the Amended and Restated Plan will not become effective, the 2012 Plan will continue in effect, and we may continue to grant awards under the 2012 Plan, subject to its terms, conditions and limitations, using the shares available for issuance thereunder.

Background of Amendment to Increase Share Reserve

        As of June 27, 2014, grants covering approximately 11,325,551 ordinary shares were outstanding under the 2012 Plan, and 15,683,936 ordinary shares were reserved for issuance and available for future awards under the 2012 Plan. As a result of the limited number of shares remaining available for issuance under our share plans, and in order to have an appropriate supply of shares available for future equity awards under the 2012 Plan to recruit, hire, and retain the talent necessary to achieve strong performance in the future, the Compensation Committee determined to recommend that the Board approve the Amended and Restated Plan which includes, among other amendments, an increase in the number of ordinary shares reserved for issuance under the 2012 Plan by an additional 25,000,000 shares. Upon the recommendation of the Compensation Committee, the Board unanimously approved the Amended and Restated Plan on July 23, 2014, subject to shareholder approval.

        In its determination to recommend that the Board approve the Amendment, the Compensation Committee analyzed various metrics, including burn rate and dilution, and considered information published by Institutional Shareholder Services ("ISS"), as well as the proxy voting guidelines of certain institutional advisors. In particular, the Compensation Committee considered:

  •
  Our burn rate. We manage long-term dilution by limiting the number of equity awards granted annually, commonly referred to as "burn rate." Burn rate differs from dilution as it does not account for equity awards that have been cancelled and other shares returned to the share reserve. Our three-year average gross burn rate using ISS's calculation methodology of 2.20% is within ISS's established cap for our industry gross burn rate of 5.49%.

  •
  Our prospective equity compensation requirements and the dilutive impact of the proposed share increase under the 2012 Plan. The potential dilution to current shareholders that could result from the future issuance of shares reserved under our equity plans, including the additional shares being considered by this Proposal, would be approximately 15.23% (expressed as a percentage where the numerator is the sum of 25,000,000 new shares reserved, plus 15,683,936 shares currently reserved but not issued, plus 17,960,703 shares subject to outstanding awards, and the denominator is the sum of numerator, plus the 326,539,322 shares outstanding). After considering the foregoing, we forecasted that our total share reserve resulting from this Proposal would be appropriate to satisfy expected equity compensation needs for approximately three years, based on our current compensation design and historical grant patterns, understanding that the share reserve could last for a longer or shorter period of time based on various factors which cannot be predicted at this time, e.g., growth of our employee population, future grant practices, and share price and prevailing market conditions, etc. If we do not increase the shares available for issuance under our equity plans, then based on historical usage rates of shares under our equity plans, we would expect to exhaust the share limit under the 2012 Plan by September, 2015, at which time we would lose an important compensation tool aligned with shareholder interests to attract, motivate and retain highly qualified talent.

Summary of the Amended and Restated Plan

        The following is a summary of the material terms of the Amended and Restated Plan and is not a complete description thereof. The description in this Proposal is qualified in its entirety by reference to the full text of the Amended and Restated Plan. A copy of the Amended and Restated Plan is attached to this Proxy Statement as Appendix A and you are advised to review the actual terms of the Amended and Restated Plan.

Purpose

        The purpose of the Amended and Restated Plan is to promote our long-term growth and financial success by providing incentives to our employees, directors, and consultants through grants of share-based awards. These awards are intended to tie the Amended and Restated Plan participants' interests directly to shareholder interests and encourage individual and collective behavior that enhances our success. The provisions of the Amended and Restated Plan, which allow for the grant of various types of equity-based awards, are also intended to provide greater flexibility to maintain our competitive ability to attract, retain and motivate participants for the benefit of us and our shareholders.

Corporate Governance and Plan Design

        We have designed the Amended and Restated Plan in accordance with currently accepted corporate governance standards for the design and implementation of employee equity incentive programs. The Amended and Restated Plan is the sole active plan for providing future equity incentives to eligible employees, directors and consultants; the Board believes that the Amended and Restated Plan is in the best interest of our shareholders and Seagate, as it will assist Seagate in attracting and retaining talented employees, linking employee compensation with our performance and maintaining a culture based on employee share ownership.

        The Amended and Restated Plan contains a number of provisions that the Board believes are consistent with the interests of our shareholders and sound corporate governance principles, as follows:

  •
  No Share Option Repricings.  The Amended and Restated Plan prohibits the repricing of options and share appreciation rights without the approval of our shareholders. This provision applies both to direct repricings—that is, lowering the exercise price of an option or share appreciation right—and to indirect repricings—that is, canceling an outstanding option or share appreciation right in exchange for cash or for a replacement award with a lower exercise price.

  •
  No Discounted Share Options.  The Amended and Restated Plan requires the exercise price of an option or share appreciation right to be not less than the fair market value of our ordinary shares on the date of grant.

  •
  No Annual "Evergreen" Provision.  The Amended and Restated Plan provides for a fixed number of shares available for grant and does not provide for any automatic increase of available shares for future issuances.

  •
  Conservative Share Counting Provisions.  The Amended and Restated Plan provides that each Full-Value Share Award will be counted as 2.5 shares for every one share granted for purposes of determining the number of shares remaining available for issuance under the Amended and Restated Plan. Without giving effect to the Amended and Restated Plan, each share that is subject to a Full-Value Share Award granted under the 2012 Plan will count against the share reserve as 2.1 shares for every one share granted. In addition, any shares tendered by a participant to pay the exercise price of an option and any shares withheld for payment of taxes will not be added back to the number of shares remaining available for issuance under the Amended and Restated Plan.

  •
  Conservative Burn Rate and Dilution.  For fiscal years 2012 through 2014, our three-year average annual share usage rate or "burn rate" was 2.20%, which is well below the average for our industry. Burn rate is defined by ISS as the total number of equity awards granted in a given year divided by the number of common shares outstanding. In addition, the dilutive impact of the 2012 Plan is within appropriate limits, representing approximately 7.66% (calculated as the number of new shares reserved under the 2012 Plan divided by the total number of our ordinary shares outstanding as of June 27, 2014).

  •
  "Double trigger" Change of Control Provisions.  Under the Amended and Restated Plan, awards do not accelerate upon a change of control unless the acquiring company does not assume the awards or if the acquiring company terminates the participant's employment within 24 months of the change of control (i.e., a "double trigger" change of control provision).

  •
  Limits on Dividend Equivalents.  It is our policy not to pay dividend equivalents unless and until the participant becomes vested in the underlying equity award.

Description of the Plan

        Eligibility.    All of our employees, including our executive officers, all of the members of the Board, and our consultants may participate in the Amended and Restated Plan.

        Types of Awards.    The types of awards that will be available for grant under the Amended and Restated Plan are as follows:

  •
  incentive stock options;

  •
  nonstatutory share options;

  •
  restricted share bonuses;

  •
  share appreciation rights;

  •
  phantom share units;

  •
  restricted share units (or "RSUs");

  •
  performance share bonuses;

  •
  performance share units (or "PSUs");

  •
  deferred share units;

  •
  dividend equivalent rights; and

  •
  other share-based awards.

        Share Reserve.    Subject to certain adjustments set forth in the plan, the maximum number of ordinary shares that may be issued pursuant to awards under the 2012 Plan, without giving effect to the Amended and Restated Plan increasing the number of shares available for grant thereunder, is 27,000,000, plus any shares remaining available for grant under the Seagate Technology plc 2004 Share Compensation Plan, as amended (the "2004 SCP") as of the effective date of the 2012 Plan. If the Amended and Restated Plan is approved by our shareholders, the maximum number of our ordinary shares that may be issued pursuant to awards thereunder will be increased by an additional 25,000,000 shares to an aggregate of 64,454,435 shares.

        Shares that are subject to options or share appreciation rights granted under the Amended and Restated Plan will be counted against the share reserve as one share for every one share granted. Each share that is subject to a Full-Value Share Award granted under the 2012 Plan will count against the share reserve as 2.1 shares for every one share granted. If the Amended and Restated Plan is approved by our shareholders, each share that is subject to a Full-Value Share Award granted under the Amended and Restated Plan will count against the share reserve as 2.5 shares for every one share granted.

        Shares covered by awards that expire, are canceled or otherwise terminated without having been exercised or redeemed, or are settled for cash rather than shares, will again be available for grant under the Amended and Restated Plan. Each share that becomes available for the grant of awards in this manner (including awards under the 2004 SCP) will be added back to the aggregate share reserve under the Amended and Restated Plan as one share if such share was subject to an option or share appreciation right, and according to the applicable ratio described above if such share was subject to a Full-Value Share Award.

        However, the following shares will not be added back to the share reserve under the Amended and Restated Plan: (i) shares tendered by the participant or withheld by the Company (if and to the extent permitted by applicable law) to satisfy (A) the exercise price of a share option or share appreciation right and/or (B) tax withholding obligations with respect to an award; (ii) shares repurchased on the open market with the proceeds of the option exercise price; or (iii) shares not issued or delivered as a result of the net settlement of an outstanding share option or share appreciation right.

        No employee will be eligible to be granted awards under the Amended and Restated Plan covering more than 10 million ordinary shares during any fiscal year or options and/or share appreciation rights covering more than 8 million ordinary shares during any fiscal year.

        Adjustments by the Board.    In the event of a corporate transaction such as a merger, consolidation, reorganizations, recapitalization, reincorporation, share split, spinoff, share dividend, extraordinary dividend, liquidating dividend, combination or exchange of shares, changes in corporate structure or other transaction in which we do not receive any consideration, the Board will adjust the class and maximum number of shares subject to the plan, the share limits on grants to a participant, and the number of shares and, if applicable, the exercise price of outstanding awards.

        Administration of the Plan.    The Board has the authority to, and intends to, delegate administration of the Amended and Restated Plan to the Compensation Committee, except that the Board will retain the authority to make grants of equity-based awards to our non-employee directors. The Compensation Committee, or the Board if the delegation of authority to the Compensation Committee is terminated or limited in the future, has the authority to, among other things:

  •
  designate participants in the Amended and Restated Plan;

  •
  determine the type(s), number, terms and conditions of awards, as well as the timing and manner of grant;

  •
  interpret the Amended and Restated Plan and establish, adopt or revise any rules and regulations to administer the Amended and Restated Plan; and

  •
  make all other decisions and determinations that may be required under the Amended and Restated Plan.

        Options.    The Amended and Restated Plan provides that share options must have an exercise price that is at least equal to 100% of the fair market value of our ordinary shares on the date the option is granted. To the extent permitted in his or her option agreement, an option holder may exercise an option by payment of the exercise price (1) in cash, (2) according to a deferred payment or similar arrangement, (3) pursuant to a "same day sale" program, (4) by the surrender of shares already owned by the option holder or (5) by a combination approved by the Board. In the event of the option holder's termination, the option holder will generally have up to three months (up to one year if the termination is due to disability and one year for the beneficiary if due to death) from termination to exercise his or her vested options.

        Restricted Share Bonuses and Performance Share Bonuses.    Restricted share bonuses and performance share bonuses are grants of ordinary shares not requiring the payment of any monetary consideration, but subject to restrictions, as determined by the Compensation Committee. Generally, unless the participant's award agreement provides otherwise, the participant may not sell, transfer, or otherwise dispose of the shares issued in the participant's name at the time of grant until those conditions are met. The vesting of restricted share bonus awards will generally be based on the participant's continuous service; the vesting of performance share bonus awards will be based on the achievement of certain performance criteria, as determined by the Compensation Committee. In the event a participant's continuous service terminates or a participant fails to meet performance criteria, all unvested shares as of the date of termination will be reacquired by us at no cost to us.

        Share Appreciation Rights.    The Compensation Committee may grant share appreciation rights independently of or in connection with an option grant. The base price per share of a share appreciation right shall be at least 100% of the fair market value of our ordinary shares on the date of grant. Generally, each share appreciation right will entitle a participant upon redemption to an amount equal to (a) the excess of (1) the fair market value on the redemption date of one ordinary share over (2) the base price, times (b) the number of ordinary shares covered by the share appreciation right being redeemed. To the extent a share appreciation right is granted concurrently with an option grant, the redemption of the share appreciation right will proportionately reduce the number of ordinary shares subject to the concurrently granted option. Payment shall be made in shares or in cash, or a combination of both, as determined by the Compensation Committee.

        Phantom Share Units.    A phantom share unit is the right to receive the value of one ordinary share, redeemable upon terms and conditions set by the Compensation Committee. Distributions upon redemption of phantom share units may be in shares valued at fair market value on the date of redemption or in cash, or a combination of both, as determined by the Compensation Committee.

        Restricted Share Units and Performance Share Units.    The Compensation Committee may also award restricted share units or performance share units, both of which entitle the participant to receive the value of one ordinary share per unit at the time the unit vests, with delivery of such value (distributed in shares or in cash) on a date chosen by the participant to the extent permitted by law. For restricted share units, vesting will generally be based on the participant's continuous service; for performance share units, vesting will be based on the achievement of certain performance criteria, as determined by the Compensation Committee. In the event a participant's continuous service terminates or a participant fails to meet performance criteria, all unvested shares as of the date of termination will be forfeited.

        Deferred Share Units.    Participants who are not non-employee directors may receive deferred share units by electing to defer receipt of restricted share unit awards and performance share unit awards in accordance with the requirements of applicable law and the terms of our deferred compensation plan.

        Dividend Equivalent Rights.    The Compensation Committee may determine that, subject to complying with Section 409A of the Code and the rules of the Amended and Restated Plan, amounts equal to the dividends that would have been received on the number of shares subject to a Full-Value Share Award if they had been issued shares, shall be paid on the shares subject to such Full-Value Share Award in cash, shares or other property as determined by the Compensation Committee. If the award is a performance-based award, the dividend equivalent rights will be subject to the same performance conditions of the award and the participant shall not be entitled to such dividend equivalent rights unless the performance conditions of the underlying award have been met. The Compensation Committee may also provide that such dividend equivalent rights shall be deemed to have been reinvested in additional shares or otherwise reinvested and may provide that such dividend equivalent rights are subject to the same vesting as the underlying award.

        Qualified Performance-Based Compensation Under Section 162(m).    The Amended and Restated Plan permits the Compensation Committee to specify that an award or a portion of an award is intended to satisfy the requirements for "qualified performance-based compensation" under Section 162(m) of the Code, provided that the performance criteria for such award or portion of an award that is intended by the Compensation Committee to satisfy the requirements for "qualified performance-based compensation" under Section 162(m) of the Code will be a measure based on one or more of the performance criteria described below, as selected by the Compensation Committee and specified at the time the award is granted. However, nothing in the Amended and Restated Plan would require that awards granted under it be designated to satisfy the requirements under Section 162(m) of the Code for "qualified performance-based compensation," and the Compensation Committee may in its discretion grant or amend awards that may not be deductible by us.

        The Amended and Restated Plan permits the Compensation Committee to grant Full-Value Share Awards that are intended to satisfy the requirements of "qualified performance-based compensation" under Section 162(m), the grant, vesting or retention of which must be based on any one or more of the performance criteria set forth below. The Compensation Committee may also base the grant, vesting or retention of such awards on derivations of such performance criteria, either individually, alternatively or in any combination, applied to either Seagate as a whole or to a business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Compensation Committee. The performance criteria to be utilized under the Amended and Restated Plan consist of one or more of the following:

  •
  pre- and after-tax income;

  •
  operating income;

  •
  net operating income or profit (before or after taxes);

  •
  net earnings;

  •
  net income (before or after taxes);

  •
  operating margin;

  •
  gross margin;

  •
  cash flow (before or after dividends);

  •
  earnings per share;

  •
  return on equity;

  •
  return on assets, net assets, investments or capital employed;

  •
  revenue;

  •
  market share;

  •
  cost reductions or savings;

  •
  funds from operations;

  •
  total shareholder return;

  •
  share price;

  •
  earnings before any one or more of the following items: interest, taxes, depreciation or amortization;

  •
  market capitalization;

  •
  economic value added;

  •
  operating ratio;

  •
  product development or release schedules;

  •
  new product innovation;

  •
  implementation of our critical processes or projects;

  •
  customer service or customer satisfaction;

  •
  product quality measures;

  •
  days sales outstanding or working capital management;

  •
  inventory or inventory turns;

  •
  pre-tax profit; and/or

  •
  cost reductions.

        Without giving effect to the Amended and Restated Plan, the performance criteria to be utilized under the 2012 Plan are the same as described above, except with respect to (i) net operating profit (before or after taxes), (ii) return on net assets, (iii) days sales outstanding or working capital management, and (iv) inventory or inventory turns, each of which were newly added pursuant to the Amended and Restated Plan.

        Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may, to the extent specified in the award agreement, be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion shall determine.

        In addition, pursuant to the Amended and Restated Plan, the Compensation Committee may determine to adjust any of the performance criteria intended to satisfy the requirements of "qualified performance-based compensation" under Section 162(m) as follows:

  •
  to exclude restructuring and/or other non-recurring charges;

  •
  to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings;

  •
  to exclude the effects of changes to generally accepted accounting principles ("GAAP") required by the U.S. Financial Accounting Standards Board, as well as changes in accounting standards promulgated by other accounting standards setters to the extent applicable (for example, resulting from future potential voluntary or mandatory adoption of International Financial Reporting Standards);

  •
  to exclude the effects of any statutory adjustments to corporate tax rates;

  •
  to exclude the effects of any "extraordinary items" as determined under GAAP;

  •
  to exclude any other unusual, non-recurring gain or loss, or other extraordinary item;

  •
  to respond to any unusual or extraordinary transaction, event or development;

  •
  to respond to changes in applicable laws, regulations and/or accounting principles;

  •
  to exclude the dilutive or accretive effects of dispositions, acquisitions or joint ventures;

  •
  to exclude the effect of any change in the outstanding shares by reason of any share dividend or split, share repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders other than regular cash dividends;

  •
  to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of shares or property by a corporation), or reorganization; and

  •
  to reflect any partial or completed corporate liquidation.

        Without giving effect to the Amended and Restated Plan, the permitted adjustments to the performance criteria under the 2012 Plan are generally the same as described above, except with respect to (i) exclusions for changes in accounting standards promulgated by other accounting standards setters to the extent applicable, and (ii) exclusions for the dilutive or accretive effects of any dispositions, each of which were newly added pursuant to the Amended and Restated Plan.

        Forfeiture Provisions.    The Compensation Committee may specify in an award agreement that a participant's rights, payments and/or benefits with respect to a share award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, including termination for cause, violation of applicable company policies, breach of an agreement between the participant and the company or any other conduct by the participant that is detrimental to our business interests or reputation.

        Transferability.    Unless otherwise determined by the Compensation Committee or provided for in a written agreement evidencing an award, awards granted under the Amended and Restated Plan will not be transferable other than by will or by the laws of descent and distribution.

        Change of Control.    In the event of a "change of control" (as defined in the Amended and Restated Plan, other than a dissolution or liquidation), the Board may provide for the (1) assumption or continuation of any share awards outstanding under the Plan, (2) issuance of substitute awards that will substantially preserve the terms of any awards, (3) cash payment in exchange for the cancellation of an award or (4) termination of an award upon the consummation of the change of control, but only if the participant has been permitted to exercise or redeem an option or share appreciation right prior to the change of control. Furthermore, at any time the Board may provide for the acceleration of exercisability and/or vesting of an award. In the event of the dissolution of the Company, all outstanding awards will terminate immediately prior to dissolution.

        No Repricing without Shareholder Approval.    The Amended and Restated Plan prohibits the Board from repricing options or share appreciation rights, or cashing out any such awards other than in connection with a change of control as described above, without first obtaining the approval of our shareholders.

        Amendment or Termination.    The Board may amend, suspend, or terminate the Amended and Restated Plan in any respect at any time, subject to shareholder approval, if such approval is required by applicable law of stock exchange rules. However, no amendment to the Amended and Restated Plan may materially impair any of the rights of a participant under any awards previously granted, without his or her consent.

        Term.    Unless earlier terminated by the Board, the Amended and Restated Plan will expire on July 27, 2021. No awards will be granted under the Amended and Restated Plan after that date.

        Share Price.    On August 26, 2014 the closing price of our ordinary shares on NASDAQ was $60.66 per share.

Certain Federal Income Tax Consequences

        We believe that, based on the laws as in effect on the date of this proxy statement, the following is a summary of the principal U.S. federal income tax consequences to participants and to us of options and other awards granted under the Amended and Restated Plan. This summary is not a complete analysis of all potential tax consequences relevant to participants and to us and does not describe tax consequences based on particular circumstances. The laws governing the tax consequences of these awards are highly technical and such laws are subject to change. State, local, and foreign tax laws are not discussed.

        Share Options.    When a nonstatutory share option is granted, there are no income tax consequences for the option holder or us. When a nonstatutory share option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the underlying ordinary shares on the date of exercise over the exercise price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

        When an incentive stock option is granted, there are no income tax consequences for the option holder or us. When an incentive stock option is exercised, the option holder does not recognize income and we do not receive a deduction. The option holder, however, must treat the excess of the fair market value of the underlying ordinary shares on the date of exercise over the option price as an item of adjustment for purposes of the alternative minimum tax.

        If the option holder disposes of the underlying shares after the option holder has held the shares for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain for the option holder. We are not entitled to a deduction. If the option holder makes a "disqualifying disposition" of the underlying shares by disposing of the shares before they have been held for at least two years after the date the incentive stock option was granted and one year after the date the incentive stock option was exercised, the option holder recognizes compensation income equal to the excess of (1) the fair market value of the underlying shares on the date the incentive option was exercised or, if less, the amount received on the disposition over (2) the exercise price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

        Share Appreciation Rights and Phantom Share Units.    When a share appreciation right or phantom share unit is granted, there are no income tax consequences for the participant or us. When a phantom share unit vests, generally the participant recognizes compensation equal to the cash and/or shares received, with the shares valued at fair market value as of the date of receipt. When a share appreciation right is redeemed, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon redemption. We are entitled to a deduction equal to the compensation recognized by the participant.

        Share Units and Restricted Share Awards.    Generally, when a share unit (whether as a restricted share unit or performance share unit) or a restricted share (whether as a restricted share bonus or performance share bonus) is granted, there are no income tax consequences for the participant or us. Upon the payment to the participant of shares in respect of share units or the lapse of restrictions on restricted share awards, the participant, generally, recognizes compensation equal to the fair market value of the shares as of the date of delivery or release. We are entitled to a deduction equal to the compensation recognized by the participant.

        Dividend Equivalent Rights.    When a dividend equivalent right is granted, there are no income tax consequences for the participant or us. When a dividend equivalent right is paid, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received. We are entitled to a deduction equal to the compensation recognized by the participant.

        Section 162(m) of the Code.    Under Section 162(m) of the Code, compensation paid to our chief executive officer and the three most highly paid executive officers other than our chief executive officer and our chief financial officer (collectively, the "covered employees") in a particular year is limited to $1 million per person, except that compensation that constitutes "qualified performance-based compensation" under Section 162(m) will be excluded for purposes of calculating the amount of compensation subject to this $1 million limitation. Our ability to deduct compensation paid to any executive officer or employee who is not a covered employee is not affected by this provision.

        If approved by our shareholders, the Amended and Restated Plan will permit the Compensation Committee to grant awards which will qualify as "qualified performance-based compensation." Even if approved by our shareholders, the Amended and Restated Plan allows the Compensation Committee to make awards that would not be performance-based for purposes of the exemption from the limitations of Section 162(m) of the Code, and nothing precludes the Compensation Committee from making any payments or granting any awards that do not qualify for tax deductibility under Section 162(m) of the Code.

        Section 280G of the Code.    Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to Section 280G of the Code, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the recipient.

        Section 409A of the Code.    Certain awards under the Amended and Restated Plan may be considered "non-qualified deferred compensation" for purposes of Section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a non-qualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the non-qualified deferred compensation plan for the current taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to an additional income tax equal to 20% of the compensation required to be included in gross income, plus interest.

New Plan Benefits

        The number of awards that our employees, officers and consultants may receive under the Amended and Restated Plan is in the discretion of the Compensation Committee, and therefore, is not determinable at this time. As described above, pursuant to our director compensation program:

  •
  Each of our non-employee directors who is newly appointed or elected as a non-employee director will automatically receive an initial restricted share unit award equal in number to $250,000 divided by the average closing share price for the quarter prior to the award, rounded to the nearest whole share. If the appointment occurred other than in connection with the annual election of directors at an AGM this dollar amount would be pro-rated for the year of appointment. If, prior to commencement of Board service, the new director was an officer or member of the board of directors of an entity acquired by Seagate, the Board could award a lesser number of restricted share units. The grant date for each such award is the date of the director's election or appointment. Generally, each restricted share unit award will vest on the earlier of the one year anniversary of the grant date or the day prior to the next election of directors at an AGM. All restricted share unit awards will become fully vested in the event of a "change of control" (as defined in the Amended and Restated Plan).

  •
  Each year at the AGM, unless otherwise determined by the Board, each non-employee director who is elected to the Board automatically receives a restricted share unit award equal in number to $250,000 divided by the average closing share price for the quarter prior to the grant, rounded to the nearest share. The grant date for each such award will generally be the date of the AGM. Each restricted share unit award will vest on the earlier of the one year anniversary of the grant date or the day prior to the next election of directors at the AGM. All restricted share unit grants will become fully vested in the event of a "change of control" (as defined in the Amended and Restated Plan).

        By way of background, please see the "Compensation Discussion and Analysis" and related compensation tables for a discussion of our executive compensation philosophy and for information regarding equity awards to our NEOs in fiscal year 2014. In addition, the table below sets forth the estimated awards of all types to be made under the Amended and Restated Plan during the fiscal year ending July 3, 2015.

        Except with respect to the annual grants to our non-employee directors, awards under the Amended and Restated Plan are subject to the discretion of the Compensation Committee, and the Compensation Committee has not made any determination with respect to future grants to any individuals under the Amended and Restated Plan as of the date of this proxy statement. Therefore, it is not possible to determine the future benefits that will be received by participants, except for the annual non-employee director grants.

 New Plan Benefits
Under Amended and Restated Plan
in 2015 Fiscal Year

Name	Dollar Value ($)		Number of Shares/Units Covered by Awards
Stephen J. Luczo,		(1)		(1)
Chairman and CEO
Patrick J. O'Malley,		(1)		(1)
Executive Vice President and Chief Financial Officer
James J. Lerner,		(1)		(1)
President, Cloud Systems and Solutions
William D. Mosley,		(1)		(1)
President, Operations and Technology
Albert A. Pimental,		(1)		(1)
President, Global Markets and Customers
All Current Executive Officers as a Group		(1)		(1)
All Current Directors Who Are Not Executive Officers as a Group	$2,500,000	(2)		(1)
All Employees Who Are Not Executive Officers as a Group		(1)		(1)

(1)
Not determinable at this time.

(2)
Assumes that each non-employee director nominee is elected and will receive an annual restricted share unit award with a value of $250,000 on the date of the AGM.

Grants under the 2012 Plan

        As of August 25, 2014, awards covering 13,643,742 shares of the Company's ordinary shares had been granted under the 2012 Plan since its inception on October 27, 2011. The following table shows information regarding the grants of such awards among the persons and groups identified below.

 Awards Granted under 2012 Plan
Since Inception Through August 25, 2014

Name and Position	Number of Shares Underlying Option Grants	Number of Shares Underlying Restricted Share Unit Grants
Stephen J. Luczo Chairman and CEO	398,160	486,260
Patrick J. O'Malley Executive Vice President and Chief Financial Officer	75,000	120,000
James J. Lerner President, Cloud Systems and Solutions	125,000	150,000
William D. Mosley President, Operations and Technology	90,000	144,000
Albert A. Pimental President, Global Markets and Customers	75,000	120,000
All Current Executive Officers as a Group	967,320	1,316,272
All Current Directors Who Are Not Executive Officers as a Group		266,360
Each Nominee for Election as a Director:
Frank J. Biondi, Jr.	—	29,905
Michael R. Cannon	—	29,905
Mei-Wei Cheng	—	16,044
William Coleman	—	18,238
Jay L. Geldmacher	—	18,238
Kristen M. Onken	—	28,311
Dr. Chong Sup Park	—	29,905
Gregorio Reyes	—	29,905
Stephanie Tilenius	—	0
Edward J. Zander	—	29,905

        The Board of Directors recommends that you vote "FOR" the approval of the Amended and Restated Plan.

PROPOSAL 6 – NON-BINDING ADVISORY VOTE ON THE COMPANY'S
EXECUTIVE COMPENSATION

(Ordinary Resolution)

        The Board is presenting the following Proposal, commonly known as a "Say-on-Pay" proposal, which gives you as a shareholder the opportunity to endorse or not endorse, in an advisory, non-binding vote, the compensation of our named executive officers, as required by Section 14A of the Exchange Act and the related rules of the SEC. The Board currently intends to hold such votes annually. Accordingly, the next such vote will be held at the Company's 2015 AGM. You may endorse or not endorse, respectively, the compensation paid to our named executive officers by voting for or against the following resolution:

        RESOLVED, that, on an advisory (non-binding) basis, the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related disclosure contained in the Company's proxy statement is hereby approved."

        While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding, and is advisory in nature.

        In considering your vote, please be advised that our compensation program for our named executive officers is guided by our design principles, as described in the Compensation Discussion and Analysis of this Proxy Statement:

  •
  Cash compensation tied to performance.    At least half of the cash compensation opportunity for our named executive officers is based on Company and individual performance. The cash compensation of our named executive officers has fluctuated from year to year, reflecting the Company's financial results. In addition, we have implemented a cap on annual bonus funding.

  •
  Long-term equity incentive compensation tied to performance.    In fiscal year 2014, a majority of our long-term equity incentive awards were granted in the form of performance-based restricted share units, which vest dependent upon the achievement of pre-established performance objectives, including return on invested capital, relative total shareholder return and adjusted earnings per share (as described in further detail in this Proxy Statement).

  •
  Compensation unrelated to performance is limited.    We do not have executive employment agreements, guaranteed incentive awards, "golden parachutes," single trigger change of control severance provisions, executive pensions or tax-gross ups for our named executive officers, except that we entered into an employment letter with Mr. Lerner in connection with his hiring which provides for certain additional severance and change of control benefits for a limited period of two years after his date of hire (as described in further detail in this Proxy Statement).

  •
  Share Ownership Guidelines.    Our share ownership guidelines for our named executive officers directly tie executive performance and retained value from our shares to the value returned to our shareholders.

        The Board of Directors recommends that you vote "FOR" the advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related disclosure contained in this Proxy Statement.

PROPOSAL 7 – AUTHORIZATION TO HOLD THE 2015 ANNUAL GENERAL MEETING OF
SHAREHOLDERS OF SEAGATE AT A LOCATION OUTSIDE OF IRELAND

(Ordinary Resolution)

        Under Section 140 of the Companies Act, 1963 and in accordance with Article 71 of the Company's Articles of Association, the shareholders of the Company may authorize the holding of any AGM of Shareholders at a location outside of Ireland. The Board may determine to hold the AGM of Shareholders for the fiscal year ending July 3, 2015 (the "2015 AGM") outside of Ireland, and is therefore asking our shareholders to authorize holding the 2015 AGM of Shareholders at a location outside of Ireland.

        The text of the resolution in respect of Proposal 7 is as follows:

        "RESOLVED, that the Annual General Meeting of Shareholders for the fiscal year ending July 3, 2015 may be held at such place, including outside Ireland, as may be determined by the Directors."

        The Board of Directors recommends that you vote "FOR" the authorization to hold the 2015 AGM at a location outside of Ireland.

PROPOSAL 8 – NON-BINDING RATIFICATION OF APPOINTMENT OF ERNST & YOUNG
AND BINDING AUTHORIZATION OF AUDIT COMMITTEE TO SET AUDITORS' REMUNERATION

(Ordinary Resolution)

        At the 2014 AGM, shareholders will be asked to approve the appointment of Ernst & Young as our independent auditors for the fiscal year ending July 3, 2015, and to authorize the Audit Committee of our Board of Directors to set the independent auditors' remuneration. Ernst & Young has been acting as our independent auditors for many years and, both by virtue of its long familiarity with the Company's affairs and its ability, is considered best qualified to perform this important function.

        Representatives of Ernst & Young will be present at the 2014 AGM and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

        The Board of Directors recommends a vote "FOR" the proposal to approve the appointment of Ernst & Young as independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors' remuneration.

  Audit Committee Report

        Our management is responsible for preparing and presenting our financial statements, and our independent auditors, Ernst & Young, are responsible for performing an independent audit of our annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and for auditing the effectiveness of our internal control over financial reporting as of the end of our fiscal year. One of the Audit Committee responsibilities is to monitor and oversee these processes. In connection with the preparation of the financial statements as of and for the fiscal year ended June 27, 2014, the Audit Committee performed the following tasks:

  (1)
  reviewed and discussed the audited financial statements for fiscal year 2014 with management and with Ernst & Young;

  (2)
  reviewed and discussed with management its assessment and report on the effectiveness of our internal control over financial reporting as of June 27, 2014, which it made based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework) (the COSO Citeria);

  (3)
  reviewed and discussed with Ernst & Young its attestation report on the effectiveness of our internal control over financial reporting as of June 27, 2014, which report was included in our Annual Report on Form 10-K for the fiscal year ended June 27, 2014;

  (4)
  discussed with Ernst & Young the matters required to be discussed by the PCAOB Auditing Standard No. 16 "Communications with Audit Committees (AS16)", including Ernst & Young's judgment about the quality, in addition to the acceptability, of our accounting principles and underlying estimates in our financial statements; and

  (5)
  received the written disclosures and the letter from Ernst & Young required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and discussed with Ernst & Young their independence.

        Based upon these reviews and discussions, the Audit Committee recommended, and the Board approved, that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 27, 2014, for filing with the SEC.

Respectfully submitted, THE AUDIT COMMITTEE
Kristen M. Onken, Chair Mei-Wei Cheng William T. Coleman Dr. Chong Sup Park Gregorio Reyes

Fees of the Independent Auditors

        The aggregate fees paid or accrued by us for professional services provided by Ernst & Young in fiscal years ended June 27, 2014 and June 28, 2013 are set forth below.

	Fiscal Year
	2014	2013
	(In thousands)
Audit Fees	$6,438	$5,555
Audit-Related Fees	869	276
Tax Fees	309	148
All Other Fees	8	7

Total	$7,624	$5,986

        Audit Fees.    This category consists of professional services provided in connection with the integrated audit of our annual consolidated financial statements and the audit of internal control over financial reporting, the review of our unaudited quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The fees for fiscal year 2014 included audit activities related to the acquisition of Xyratex Ltd. and services in connection with our debt offerings, and in fiscal year 2013 included audit activities related to the acquisition of LaCie SA.

        Audit-Related Fees.    This category consists of assurance and related services provided by Ernst & Young that were reasonably related to the performance of the audit or review of our consolidated financial statements and which are not reported above under "Audit Fees". For fiscal years 2014 and 2013, this category includes: pension plan and grant or similar audits, agreed upon procedures engagements, and advisement on accounting matters that arose during those years in connection with the preparation of our annual and quarterly consolidated financial statements and fees related to due diligence procedures.

        Tax Fees.    This category consists primarily of professional services provided by Ernst & Young primarily for tax compliance for fiscal years 2014 and 2013.

        All Other Fees.    This category consists of fees for the use of Ernst & Young's online accounting research tool and iXBRL tagging services performed for fiscal years 2014 and 2013.

        In fiscal years 2014 and 2013, all audit, audit related, tax and all other fees were pre-approved by the Audit Committee. Under the SEC rules, subject to certain permitted de minimis criteria, pre-approval is required for all professional services rendered by the Company's principal accountant. We are in compliance with these SEC rules. In making its recommendation to ratify the appointment of Ernst & Young as our independent auditors for fiscal year 2015, the Audit Committee considered whether the services provided to us by Ernst & Young are compatible with maintaining the independence of Ernst & Young from us. The Audit Committee has determined that the provision of these services by Ernst & Young is compatible with maintaining that independence.

Pre-Approval of Services by Independent Auditors

        The Audit Committee pre-approves all audit and other permitted non-audit services provided to us by our independent auditors. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated the authority to grant pre-approvals to the Audit Committee Chair when the full Audit Committee is unable to do so. These pre-approvals are reviewed by the full Audit Committee at its next regular meeting. Our independent auditors and senior management periodically report to the Audit Committee regarding the extent of services provided by the independent auditors.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        Our Corporate Governance Guidelines, together with the Board Committee charters, provide the framework for the corporate governance of the Company. Following is a summary of our Corporate Governance Guidelines. Our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.seagate.com, under "Investors—Corporate Governance."

Role of the Board of Directors

        The Board, elected annually by our shareholders, directs and oversees the management of the business and affairs of the Company. In this oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved to the shareholders.

        The Board and its Committees have the primary responsibilities of:

  •
  Reviewing, monitoring and approving the Company's strategic direction, annual operating plan and major corporate actions.

  •
  Monitoring and evaluating the performance of the Company.

  •
  Evaluating the performance of our CEO.

  •
  Reviewing and approving CEO and senior management succession planning.

  •
  Advising and counseling the Company's management.

  •
  Overseeing the Company's ethics programs and legal compliance, including the Company's Code of Ethics, to which all directors are expected to adhere.

  •
  Overseeing the Company's risk enterprise risk management processes and programs.

Board Leadership Structure

        The Board generally believes that the offices of Chairman and CEO should be held by separate persons to aid in the oversight of management, unless it is in the best interests of the Company that the same person holds both offices. The Board believes that having Mr. Luczo serving in the combined role of Chairman and CEO is the most effective structure for the Company at this time, and that it has worked well for the Company. It is the Board of Directors' view that the Company's corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board, as well as the Board's culture of open communication with the CEO and senior management are conducive to Board effectiveness with a combined Chairman and CEO position.

        In addition, the Board of Directors has a Lead Independent Director and it believes this role addresses the need for independent leadership and an organizational structure for the independent directors. The Board of Directors appoints the Lead Independent Director each year after the AGM for a one-year term from among the Board's independent directors. The Lead Independent Director coordinates the activities of the other non-employee directors, presides over meetings of the Board at which the Chairman of the Board is not present and at each executive session, facilitates the CEO evaluation process, serves as liaison between the Chairman of the Board and the independent directors, approves meeting schedules and agendas for the Board, has authority to call meetings of the independent directors, and is available for consultation and direct communication if requested by major shareholders.

        Dr. Park has served as our Lead Independent Director since October 26, 2011.

Board Risk Oversight

        The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board and its committees focus on the Company's general risk management strategy and the most significant risks facing the Company and ensure that appropriate risk mitigation strategies are implemented by management. The full Board is responsible for considering strategic risks and succession planning, and the committees oversee other categories of risk including:

  •
  risks associated with the Company's systems of disclosure controls and internal controls over financial reporting, risks associated with foreign exchange, insurance, credit and debt

  •
  risks associated with the Company's compliance with legal and regulatory requirements

  •
  risks related to the attraction and retention of talent and risks related to the design of compensation programs and arrangements, and

  •
  risks associated with sustainability.

        Finally, as part of its oversight of the Company's executive compensation program, the Compensation Committee considers the impact of the Company's executive compensation program and the incentives created by the compensation awards that it administers on the Company's risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Director Compensation and Share Ownership

        It is the Board's practice to maintain a fair and straightforward compensation program at the Board level, which is designed to be competitive with compensation programs from comparable companies. The Compensation Committee recommends and administers the policies that govern the level and form of director compensation, with oversight from the independent directors. In addition, the Compensation Committee believes that a substantial portion of the total director compensation package should be in the form of equity in the Company in order to better align the interests of the Company's directors with the long-term interests of its shareholders. As such, the directors are subject to a share ownership requirement of four times the annual cash retainer paid to the directors as described in more detail later in this Proxy Statement.

Board Composition

        The Board of Directors consists of a substantial majority of independent, non-employee directors. In addition, our Corporate Governance Guidelines require that all members of the standing committees of the Board must be independent directors. The Board of Directors has the following four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance, and Finance Committee. The Board of Directors has determined that each member of each of these committees is "independent" as defined in the NASDAQ listing standards and that each member of the Compensation Committee and Audit Committee meet applicable NASDAQ and SEC independence standards for such committees. Committee memberships and chairs are rotated periodically.

Board Diversity

        While the Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee considers the skills, expertise and background that would complement the existing Board and ensure that its members are appropriately diverse and consists of members with various and relevant backgrounds, skills, knowledge and experience.

Board Advisors

        The Board of Directors and its committees may, under their respective charters, retain their own advisors to carry out their responsibilities.

Executive Sessions

        The Company's independent directors meet privately in regularly scheduled executive sessions of the Board and Committees, without management present, to consider such matters as the independent directors deem appropriate. These executive sessions are typically held at each Board and Committee meeting.

Board Evaluation

        The Nominating and Corporate Governance Committee assists the Board in evaluating its performance and the performance of the Board committees. Each committee also conducts an annual self-evaluation. The effectiveness of individual directors is considered each year when the directors stand for re-nomination.

Director Orientation and Education

        The Company has developed an orientation program for new directors and provides continuing education for directors. In addition, the directors are given full access to management and corporate staff as a means of providing additional information.

Director Nomination Process

        The Nominating and Corporate Governance Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own, with the assistance of other Board members or management, a search firm or others, identifies candidates with those qualifications. In considering candidates, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, including breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. The Nominating and Corporate Governance Committee seeks to ensure that the Board is composed of members whose particular expertise, qualifications, attributes and skills, when taken together, allow the Board to satisfy its oversight responsibilities effectively. Shareholders may recommend candidates for consideration for Board membership by sending the recommendation to the Nominating and Corporate Governance Committee, care of the Company Secretary. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

Term Limits and Retirement

        The Board does not have a mandatory retirement age for directors and, because the Nominating and Corporate Governance Committee annually evaluates director nominees for the following year, the Board has decided not to adopt arbitrary term limits for its directors.

Director Independence

        The Board of Directors has determined that all of our current directors and director nominees, except Stephen J. Luczo, who is an employee of the Company and Dr. Jeong, who will retire at our 2014 AGM, are independent under the NASDAQ listing standards and the Corporate Governance Guidelines, which are consistent with the NASDAQ listing standards. When assessing director independence, the Board considers the various commercial, charitable and employment transactions and relationships known to the Board (including those identified through annual directors' questionnaires) that exist between the Company and the entities with which our directors or members of their immediate families are, or have been, affiliated. The Board evaluated certain transactions that arose in the ordinary course of business between the Company and such entities and which occurred on the same terms and conditions available to other customers and suppliers. After reviewing these transactions and such other information as the Board deemed advisable, the Board determined that Messrs. Biondi, Cannon, Cheng, Coleman and Geldmacher, Mses. Marshall and Onken, Dr. Park, Mr. Reyes, Ms. Tilenius and Mr. Zander are independent under both the Company's Governance Guidelines and the applicable NASDAQ rules.

Director Changes

        On July 22, Lydia Marshall and Dr. Seh-Woong Jeong each informed the board that they would not stand for reelection at the 2014 AGM. Both Ms. Marshall and Dr. Jeong will serve out the remainder of their terms, retiring effective as of the 2014 AGM. There were no other changes to our board's membership during the year.

Communications with Directors

        Shareholders and other interested parties wishing to communicate with the Board of Directors, the non-employee directors or any individual director (including our Lead Independent Director and any Committee Chair) may do so by sending a communication to the Board and/or a particular Board member, care of the Company Secretary. Depending upon the nature of the communication and to whom it is directed, the Company Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).

Code of Ethics

        The Company has adopted a Code of Ethics applicable to all of our directors, officers and employees, including our CEO, CFO, and Principal Accounting Officer. The Code is available at www.seagate.com, under "Investors". Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers will be posted on our website or on a current report on Form 8-K. No such waivers were requested or granted in the fiscal year 2014.

Securities Trading Policy and Other Restrictions

        The Company prohibits its directors and executive officers from (i) purchasing any financial instruments designed to hedge or offset any decrease in the market value of Company securities and

(ii) engaging in any form of short-term speculative trading in Company securities. Directors and executive officers are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan unless the Senior Vice President and General Counsel provides pre-clearance after the director or executive officer clearly demonstrates the financial capability to repay the loan without resort to the pledged securities.

Committees of the Board

Audit Committee

Members:    Kristen M. Onken, Chair
Bill Coleman
Mei-Wei Cheng
Gregorio Reyes
C.S. Park

Key Functions:

  •
  Review annual audited and quarterly financial statements, as well as the Company's disclosures under "Management's Discussion and Analysis of Financial Conditions and Results of Operations," with management and the independent auditors.

  •
  Obtain and review periodic reports, at least annually, from management assessing the effectiveness of the Company's internal controls and procedures for financial reporting.

  •
  Review the Company's processes to assure compliance with all applicable laws, regulations and corporate policy.

  •
  Recommend the public accounting firm to be proposed for appointment by the shareholders as our independent auditors and review the performance of the independent auditors.

  •
  Review the scope of the audit and the findings and approve the fees of the independent auditors.

  •
  Approve in advance permitted audit and non-audit services to be performed by the independent auditors.

  •
  Satisfy itself as to the independence of the independent auditors and ensure receipt of their annual independence statement.

        The Board of Directors has determined that all current members of the Audit Committee meet the applicable NASDAQ and SEC standards for membership on the Audit Committee, and that each of Mr. Coleman, Dr. Park and Ms. Onken is an audit committee financial expert, as that term is defined by rules of the SEC.

        A copy of the charter of the Audit Committee is available on our website, www.seagate.com, under the heading "Investors—Corporate Governance."

Compensation Committee

Members:    Edward J. Zander, Chair
Frank J. Biondi, Jr.
Jay Geldmacher
Lydia Marshall

Key Functions:

  •
  Establish executive compensation policies.

  •
  Review and approve the goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer's performance against those goals and objectives and set the Chief Executive Officer's compensation level based on this evaluation. The Compensation Committee Chair presents all compensation decisions pertaining to the Chief Executive Officer to the full Board of Directors.

  •
  Approve compensation of officers and key employees.

  •
  Review and approve executive compensation and benefit programs.

  •
  Administer the Company's equity compensation plans.

  •
  Review and recommend significant changes in principal employee benefit programs.

  •
  Approve and oversee Compensation Committee consultants.

        For a discussion concerning the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see "Compensation Discussion and Analysis" and "Compensation of Directors," respectively.

        The Board of Directors has determined that each member of the Compensation Committee meets all applicable NASDAQ and SEC standards for membership on the Compensation Committee. In addition, the Board of Directors has determined that each member of the Compensation Committee qualifies as a "Non-Employee Director" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an "outside director" within the meaning of Section 162(m) of the Code.

        A copy of the charter of the Compensation Committee is available on our website, www.seagate.com, under the heading "Investors—Corporate Governance."

Nominating and Corporate Governance Committee

Members:    Lydia M. Marshall, Chair
C.S. Park
Michael R. Cannon
Bill Coleman

Key Functions:

  •
  Identify individuals qualified to become directors and recommend candidates for all directorships, and committee memberships.

  •
  Review the Company's Corporate Governance Guidelines and Committee charters, and make recommendations for changes.

  •
  Consider questions of independence, related party transactions, and potential conflicts of interest of directors and executive officers.

  •
  Take a leadership role in shaping the corporate governance of the Company.

        The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is "independent" as defined in the NASDAQ listing standards and the Company's Corporate Governance Guidelines.

        A copy of the charter of the Corporate Governance and Nominating Committee is available on our website, www.seagate.com, under the heading "Investors—Corporate Governance."

Finance Committee

Members:    Frank J. Biondi, Jr., Jr, Chair
Michael R. Cannon
Gregorio Reyes
Mei-Wei Cheng
Kristen M. Onken

Key Functions:

  •
  Consider the Company's cash management plans and activities; capital structure and strategies; capital asset plan and requirements and capital expenditures; equity and/or debt financing and other financing strategies.

  •
  Consider the Company's dividend policy, share repurchase programs, securities issuances; and corporate development plans.

  •
  Evaluate and authorize potential strategic or financial transactions in amounts up to $100 million.

  •
  Review potential strategic or financial transaction in excess of $100 million, and make recommendations to the Board.

        The Board of Directors has determined that each member of the Finance Committee is "independent" as defined in the NASDAQ listing standards and the Company's Corporate Governance Guidelines.

        A copy of the charter of the Finance Committee is available on our website, www.seagate.com, under the heading "Investors—Corporate Governance."

Board, Committee and Annual Meeting Attendance

        The Board of Directors and its committees held the following number of meetings during the fiscal year ended June 27, 2014:

Board	5
Audit Committee	5
Compensation Committee	9
Nominating and Corporate Governance Committee	6
Finance Committee	4

        Each incumbent director attended over 90% or more of the total number of meetings of the Board of Directors and the committees on which he or she served during the year. The Company's non-employee directors held 4 executive sessions without management present during the fiscal year 2014. It is the Board's general practice to hold executive sessions of the independent directors in connection with regularly scheduled Board meetings.

        The Company expects all Board members to attend the AGM, but from time to time other commitments prevent all directors from attending the meeting. Five of our directors attended the most recent AGM (the "2013 AGM"), which was held on October 30, 2013 in Cupertino, California. Certain of our directors faced logistical challenges attending the 2013 AGM due to the close proximity of the 2013 AGM to a Board meeting which was held in Ireland. The Company expects all Board members will be in attendance at the 2014 AGM, except Ms. Marshall and Dr. Jeong, each of whom will retire as of the 2014 AGM.

COMPENSATION OF DIRECTORS

        Our director compensation program is designed to compensate non-employee directors fairly for work required for a company of our size and scope and align their interests with the long-term interests of our shareholders. The program reflects our desire to attract, retain and use the expertise of highly qualified people serving on the Company's Board of Directors. Employee-directors do not receive any additional compensation for serving as a director.

        Our 2014 director compensation program for non-employee directors consisted of the following elements:

Board or Board Committee	Membership	Retainer as of October 22, 2014
Board of Directors	Non-executive Chairperson	$150,000
	Member	$80,000
Audit Committee	Chairperson	$35,000
	Member	$15,000
Compensation Committee	Chairperson	$30,000
	Member	$10,000
Nominating and Corporate Governance Committee	Chairperson	$20,000
	Member	$10,000
Finance Committee	Chairperson	$20,000
	Member	$10,000
Lead Independent Director		$30,000
Annual Restricted Share Unit Award		$250,000

        Each newly appointed or elected non-employee director (including non- employee directors reelected at the AGM) receives an initial restricted share unit award equal in number to $250,000 divided by the average closing share price for the quarter prior to the award, rounded to the nearest whole share. If the appointment occurred other than in connection with the annual election of directors at an AGM this dollar amount would be pro-rated for the year of appointment. If, prior to commencement of Board service, the new director was an officer or member of the board of directors of an entity acquired by Seagate, the Board could award a lesser number of restricted share units. The grant date for each such award is the date of the director's election or appointment. Generally, each restricted share unit award will vest on the earlier of the one year anniversary of the grant date or the day prior to the next election of directors at an AGM. All restricted share unit awards will become fully vested in the event of a "Change of Control" of Seagate (as such term is defined in the 2012 Plan).

        In addition to the cash compensation and equity awards, all members of the Board are reimbursed for their reasonable out-of-pocket travel expenses incurred in attending Board or committee meetings.

Share Ownership Requirement

        To align the interests of directors with shareholders, the Board adopted a share ownership requirement of four times the annual board cash retainer for non-executive directors. Until a director satisfies the mandatory ownership level, he or she may not sell more than that number of (i) shares that vest pursuant to any outstanding restricted share award or restricted share unit award or (ii) shares that are obtained upon the exercise of any option as is necessary, in each case, to cover the tax liability associated with the vesting or exercise of the equity award. Once attaining the minimum level of Company share ownership, a director must retain this minimum level of Company share ownership until his or her resignation or retirement from the Board. In setting the share ownership requirement, the Board of Directors considered the input of the independent compensation consultant, the Company's current share price and the period of time it would take a director to reach the required ownership level. Executive directors are subject to the share ownership requirements described in the Compensation Discussion and Analysis section of this Proxy Statement.

2014 Director Compensation

        The compensation paid or awarded to our non-management directors for fiscal year 2014 is summarized in the table below:

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Frank J. Biondi, Jr.	110,000	294,684	404,684
Michael R. Cannon	100,000	294,684	394,684
Mei Wei Cheng	99,931	294,684	394,615
William T. Coleman	101,621	294,684	396,305
Jay L. Geldmacher	90,000	294,684	384,684
Seh-Woong Jeong(2)	54,945	301,750	356,695
Lydia M. Marshall	110,000	294,684	404,684
Kristen M. Onken	119,931	294,684	414,615
Chong Sup Park	135,000	294,684	429,684
Gregorio Reyes	105,000	294,684	399,684
Edward J. Zander	106,621	294,684	401,305

(1)
The amounts shown represent the aggregate grant date fair value of restricted share unit awards granted in fiscal year 2013 for financial reporting purposes pursuant to the provisions of Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation ("ASC 718"). Such amounts do not represent amounts paid to or realized by the non employee director. See Note 11, "Compensation" of the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10 K for fiscal year 2014 regarding assumptions underlying valuation of equity awards. Additional information regarding the restricted share units awarded to or held by each non management director on the last day of fiscal year 2014 is set forth in the table below.

(2)
Dr. Jeong received no payment for his Board service through October 20, 2013 pursuant to the terms of a shareholders agreement that was terminated on that date. He received pro rata cash fees, an equity award for his services for the remainder of fiscal year 2014.

        The aggregate number of awards outstanding for each of our non-employee directors as of the fiscal year ended June 27, 2014 is set forth in the table below:

Director	Number of RSUs Granted in fiscal year 2014	Aggregate Number of RSUs	Aggregate Number of Restricted Shares	Aggregate Number of Options
Frank J. Biondi, Jr.	5,952	5,952	—	1,251
Michael R. Cannon	5,952	5,952	—	—
Mei Wei Cheng	5,952	5,952	—	—
William T. Coleman	5,952	5,952	—	—
Jay L. Geldmacher	5,952	5,952	—	—
Seh-Woong Jeong	6,099	5,952	—	—
Lydia M. Marshall	5,952	5,952	—	—
Kristen M. Onken	5,952	5,952	—	—
Chong Sup Park	5,952	5,952	—	1,251
Gregorio Reyes	5,952	5,952	—	1,459
Edward J. Zander	5,952	5,952	—	65,000

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of August 25, 2014, the beneficial ownership of our ordinary shares by (i) each director and director nominee of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table below, and (iii) all directors and executive officers of the Company as a group:

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)
Directors and named executive officers:
Stephen J. Luczo	1,557,111	(2)	*
Patrick J. O'Malley	517,660	(3)	*
Albert A. Pimentel	701,561	(4)	*
James J. Lerner	0	(5)	*
David Mosley	279,280	(6)	*
Frank J. Biondi, Jr.	37,549	(7)	*
Michael R. Cannon	12,837	(8)	*
Mei-Wei Cheng	10,858	(9)	*
William T. Coleman	16,718	(10)	*
Jay L. Geldmacher	9,798	(11)	*
Seh-Woong Jeong	6,060	(12)	*
Lydia M. Marshall	26,678	(13)	*
Kristen M. Onken	19,846	(14)	*
Chong Sup Park	35,518	(15)	*
Gregorio Reyes	9,155	(16)	*
Stephanie Tilenius	0		*
Edward J. Zander	121,938	(17)	*
All directors, director nominees and executives as a group (22 persons)	3,727,148	(18)	1.14%

*
Less than 1% of Seagate's ordinary shares outstanding.

        The following table sets forth each shareholder which is known by us to be the beneficial owner of more than 5% of the outstanding ordinary shares of the Company as of August 25, 2014 based solely on the information filed by such shareholder on Schedule 13D or filed by such shareholder in 2014 for the year ended December 31, 2013 on Schedule 13G under the Securities Exchange Act of 1934:

Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)
Greater than five percent holders:
FMR LLC	31,505,930	(19)	9.66%
245 Summer Street
Boston, MA 02210
Vanguard Group, Inc.	22,822,971	(20)	7.00%
100 Vanguard Blvd.,
Malvern, PA 19355
Clearbridge Investments, LLC	20,109,079	(21)	6.17%
620 8th Ave.
New York, NY 10018

*
Less than 1% of Seagate's ordinary shares outstanding.

(1)
Percentage of class beneficially owned is based on 326,035,446 ordinary shares outstanding as of August 26, 2014. Each ordinary share is entitled to one vote. Ordinary shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of August 25, 2014, RSUs and PSUs vesting within 60 days of August 25, 2014, and all restricted shares and performance shares, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, RSUs, PSUs, restricted shares and/or performance shares, but are not deemed outstanding for computing the percentage of any other person or group.

(2)
Includes 54,361 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 25, 2014, 65,000 PSUs vesting within 60 days of August 25, 2014, 112,130 ordinary shares held directly by Mr. Luczo, and 1,325,620 ordinary shares held by the Stephen J. Luczo Revocable Trust. Mr. Luczo holds PSUs pursuant to which he is eligible to vest in up to an additional 481,400 ordinary shares within 60 days of August 25, 2014.

(3)
Includes 13,230 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 25, 2014, 25,875 PSUs vesting within 60 days of August 25, 2014, 4,000 performance shares, and 33,892 ordinary shares held directly by Mr. O'Malley, and 440,663 ordinary shares held by the Patrick J. O'Malley III Separate Property Trust. Mr. O'Malley holds PSUs pursuant to which he is eligible to vest in up to an additional 108,400 ordinary shares within 60 days of August 25, 2014.

(4)
Includes 621,874 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 25, 2014, 11,250 PSUs vesting within 60 days of August 25, 2014, and 19,789 ordinary shares held directly by Mr. Pimentel and 48,648 ordinary shares held by the Pimentel Family Trust.

(6)
Includes 188,698 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 25, 2014, 28,125 PSUs vesting within 60 days of August 25, 2014, and 5,500 performance shares and 56,957 ordinary shares held directly by Mr. Mosely. Mr. Mosely holds PSUs pursuant to which he is eligible to vest in up to an additional 108,400 ordinary shares within 60 days of August 25, 2014.

(7)
Includes 1,251 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 25, 2014, 5,952 RSUs vesting within 60 days of August 25, 2014, and 30,346 ordinary shares held by the Biondi, Jr. Family Trust.

(8)
Includes 5,952 RSUs vesting within 60 days of August 25, 2014, and 6,885 ordinary shares held by the Michael R. Cannon Trust.

(9)
Includes 5,952 RSUs vesting within 60 days of August 25, 2014 and 4,906 ordinary shares held directly by Mr. Cheng.

(10)
Includes 5,952 RSUs vesting within 60 days of August 25, 2014, 10,313 ordinary shares held directly by Mr. Coleman and 453 ordinary shares held through Mr. Coleman's 401(k) plan.

(11)
Includes 5,952 RSUs vesting within 60 days of August 25, 2014 and 3,846 ordinary shares held directly by Mr. Geldmacher.

(12)
Includes 5,952 RSUs vesting within 60 days of August 25, 2014 and 108 ordinary shares held directly by Mr. Jeong.

(13)
Includes 5,952 RSUs vesting within 60 days of August 25, 2014, and 20,726 ordinary shares held directly by Ms. Marshall.

(14)
Includes 5,952 RSUs vesting within 60 days of August 25, 2014 and 13,894 ordinary shares held directly by Ms. Onken.

(15)
Includes 5,952 RSUs vesting within 60 days of August 25, 2014, and 29,566 ordinary shares held by the Park Family Trust.

(16)
Includes 1,459 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 25, 2014, 5,952 RSUs vesting within 60 days of August 25, 2014, and 1,744 ordinary shares held by the Gregorio & Vanessa Reyes Trust.

(17)
Includes 65,000 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 25, 2014, 5,952 RSUs vesting within 60 days of August 25, 2014, and 41,196 ordinary shares held by Zanadu Capital Partners, LLC and 9,790 ordinary shares held by the Edward and Mona Zander Living Trust.

(18)
Executives, other than our NEOs, as a group, hold PSUs pursuant to which they are eligible to vest in up to an additional 274,200 ordinary shares within 60 days of August 25, 2014.

(19)
Based solely on information reported by FMR LLC ("FMR") on the fifth amendment to Schedule 13G filed with the SEC on February 14, 2014 and reporting ownership as of December 31, 2013. FMR has sole voting power over 125,254 ordinary shares and sole dispositive power over 31,505,930 ordinary shares.

(20)
Based solely on information reported by The Vanguard Group, Inc. ("Vanguard") on the first amendment to Schedule 13G filed with the SEC on February 11, 2014, and reporting ownership as of December 31, 2013. Vanguard has sole voting power over 482,673 ordinary shares, sole dispositive power over 22,375,941 ordinary shares and shared dispositive power over 447,030 ordinary shares.

(21)
Based solely on information reported by Clearbridge Investments, LLC ("Clearbridge") on the first amendment to Schedule 13G filed with the SEC on February 14, 2014, and reporting ownership as of December 31, 2013. Clearbridge has sole voting power over 19,621,074 ordinary shares and sole dispositive power over 20,109,079 ordinary shares.

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

  Fiscal Year 2014 Highlights

        On October 28, 2013, Mr. William D. Mosley, who recently served as Executive Vice President of Operations and R&D, was named President, Operations and Technology and Mr. Albert "Rocky" Pimentel, who recently served as Executive Vice President and Chief Sales and Marketing Officer, was named President, Global Markets and Customers;

        On December 23, 2013, Seagate announced the acquisition of Xyratex, a leading provider of data storage technology. The acquisition of this business will further strengthen Seagate's vertically integrated supply and manufacturing chain for disk drives and ensure uninterrupted access to important capital equipment. It also expands Seagate's storage solutions portfolio by adding Xyratex's industry-leading enterprise data storage systems and high-performance computing business;

        On March 10, 2014, Mr. James J. Lerner joined us as President, Cloud Systems and Solutions.

        Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report for a more detailed description of our fiscal year 2014 financial results.

        Highlights of the Company's fiscal year 2014 financial performance include:

  •
  Revenues were $13.7 billion, which represented a 4% decrease from revenues of $14.4 billion in fiscal year 2013 due to a decrease in units shipped and decrease in our average selling price per unit;

  •
  We shipped 220 million units during fiscal year 2014, which represented a 3% decrease over the prior fiscal year;

  •
  Gross margin as a percentage of revenue increased to 28% in fiscal year 2014 from 27% in fiscal year 2013;

  •
  We generated operating cash flow of $2.6 billion, used approximately $1.9 billion to repurchase 41 million of our ordinary shares and used $0.6 billion for capital expenditures; and

  •
  We paid approximately $0.7 billion for the repurchase and early redemption of long term debt, as well as approximately $0.6 billion of shareholder dividends.

        The following table presents certain key financial metrics for the past three fiscal years:

	Fiscal 2014 (in millions except EPS)	Fiscal 2013 (in millions except EPS)	Fiscal 2012 (in millions except EPS)
Units shipped	220	226	224
Revenues	$13,724	$14,351	$14,939
Gross margin	$3,846	$3,940	$4,684
Operating income	$1,776	$2,091	$3,108
Net income	$1,570	$1,838	$2,862
Diluted earnings per share	$4.52	$4.81	$6.49

  2014 Executive Compensation Highlights

        The key executive compensation decisions for fiscal year 2014 were as follows:

  •
  Continued the general philosophy and structure of our executive compensation programs, emphasizing strong alignment between executive pay and corporate financial performance, as approved by a substantial majority of our shareholders at the 2013 AGM pursuant to the shareholder advisory vote;

  •
  Hiring of Mr. James J. Lerner as President of Cloud Systems and Solutions, with a total compensation package comprised of base salary, annual bonus opportunity, an additional MBO Bonus opportunity (as described below) and long-term equity incentives in the form of options and performance-based equity awards;

  •
  Increases in base pay for Messrs. Luczo, O'Malley and Mosley. Mr. Luczo's and Mr. Mosley's base salaries were increased by approximately 14% and Mr. O'Malley's base salary was increased by 3%. These increases were in recognition of competitive market practice and executive performance, as well as recognition for Mr. Mosley's promotion to the position of President, Operations and Technology;

  •
  The addition of a MBO Bonus opportunity (as described in the section below entitled "Compensation Discussion and Analysis—How We Determine Individual Compensation Amounts—Management-Based Objectives") payable in cash based on individual goals up to 25% of base salary for each of Messrs. Mosley and Pimentel in connection with their respective promotions to President, Operations and Technology and President, Global Markets and Customers, and for Mr. Lerner in connection with his hiring as President, Cloud Systems and Solutions;

  •
  Fiscal year 2014 annual bonus funding at 81% of target as a result of the Company's financial performance;

  •
  Long-term equity incentives delivered in the form of options and performance-based equity awards to enhance long-term strategic incentives for our NEOs (other than Mr. Luczo) that promote alignment with shareholder interests; and

  •
  In fiscal year 2014, Mr. Luczo did not receive a long-term incentive award as his fiscal year 2013 award was intended to serve as the equity incentive award for a period of two fiscal years.

  Pay Practices Aligned with Shareholder Interests

        Our compensation philosophy is designed to align our executive compensation programs with long-term shareholder interests, which include the following:

  •
  Our NEOs have no employment agreements and are not guaranteed salary increases or bonus payments, except that we entered into an employment letter with Mr. Lerner in connection with his hiring which provides for certain additional severance and change of control benefits for a limited period of two years after his date of hire (as described in further detail in this Proxy Statement);

  •
  Over 86% of our NEO total annual targeted compensation is subject to the achievement of specific performance conditions;

  •
  A cap of 200% of the target cash bonus opportunity for funding under the annual bonus plan;

  •
  In fiscal year 2014, a majority of our long-term equity incentive awards were granted in the form of performance-based restricted share units, which vest dependent upon the achievement of pre-established performance objectives, including return on invested capital, relative total shareholder return and adjusted earnings per share (as described in further detail in this Proxy Statement);

  •
  No defined benefit pension plan or supplemental executive pension plan;

  •
  No "single trigger" payouts under our severance and change in control plan, and market-competitive levels of severance benefits;

  •
  No excise tax reimbursements or tax "gross-ups" in connection with a change in control;

  •
  Share ownership guidelines for officers and directors, including the requirement for our NEOs to hold a number of shares approximately equal to a multiple of 3 to 6 times their annual salary;

  •
  No repricing of options without shareholder approval;

  •
  Balance of financial and operating performance metrics in annual and long-term incentive plans;

  •
  A "clawback" policy that permits us to recoup cash and equity awards in the event that our financial results are required to be restated due to the fraud or willful misconduct of an executive;

  •
  No payment of dividends on unvested performance shares until the award has vested; and

  •
  No dividend equivalents are provided on unvested performance share units.

  2014 Corporate Governance Highlights

        In addition to implementing performance-based pay practices designed to align our compensation programs with shareholder interests, we also endeavor to maintain good governance standards, including the oversight of our executive compensation policies and practices. The following key policies and practices were in effect during the fiscal year 2014:

  •
  We maintain a non-classified Board structure, such that all Board members are elected annually by a majority vote of our shareholders;

  •
  Our Compensation Committee retained an independent compensation consultant, F.W. Cook, who performed no other work for Seagate or any member of the Compensation Committee;

  •
  We prohibit our directors, Executives and all other employees from engaging in short-term investment activity in our securities (such as trading in or writing options, arbitrage trading or "day trading") or in hedging and other monetization transactions with respect to our securities; we likewise caution such persons against establishing margin accounts or pledging their Seagate shares; and our Securities Trading Policy provides, among other things, that the first trade under a new plan established pursuant to Rule 10b5-1 promulgated under the Exchange Act will take place after a reasonable "seasoning period" has passed from the time of adoption of the plan, and an insider will only be permitted to use one 10b5-1 plan at a time; and

  •
  Our Compensation Committee directs an annual risk assessment of our compensation programs and practices to ensure that such programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

  Named Executive Officers

        The NEOs for fiscal year 2014 are:

Name	Job Title
Stephen J. Luczo	Chairman and Chief Executive Officer
Patrick J. O'Malley	Executive Vice President and Chief Financial Officer
James J. Lerner	President, Cloud Systems and Solutions
William D. Mosley	President, Operations and Technology
Albert A. Pimentel	President, Global Markets and Customers

Our Executive Compensation Strategy

        Our executive compensation strategy is designed to drive high performance, strengthen our market position, and increase shareholder value. The goals of our executive compensation programs are to:

  •
  attract and retain talented leaders through competitive pay programs;

  •
  motivate Executives to achieve and exceed business objectives as approved by the Board;

  •
  align Executive and shareholder interests to optimize long-term shareholder return with acceptable risk; and

  •
  manage total compensation costs in support of our financial performance.

Our Executive Compensation Programs

Compensation Element	Designed to Reward	Relationship to Compensation Strategy
Base Salary	Related job experience, knowledge of Seagate and our industry, and continued dedicated employment with sustained performance	Attract and retain talented Executives through competitive pay programs
Annual Incentive Executive Officer Performance Bonus Plan	Achievement of Company annual financial and operational goals and attainment of management-based objectives for Presidents	Motivate Executives to achieve and exceed annual business objectives Manage total compensation costs in support of financial performance
Long-term Equity Incentives Equity Awards	Increased shareholder value through achievement of long-term strategic goals such as EPS, return on invested capital and total shareholder return relative to peers	Align Executive and shareholder interests to optimize shareholder return Motivate Executives to achieve and exceed long-term business objectives

Role of Our Compensation Committee

        The Compensation Committee is responsible to our Board for overseeing the development and administration of our compensation and benefits policies and programs. The Compensation Committee,

which consists of independent directors, is responsible for the review and approval of all aspects of our executive compensation programs and approving all compensation recommendations for our Executives, including:

  •
  review and approval of corporate incentive goals and objectives relevant to compensation;

  •
  evaluation of executive performance results in light of such goals and objectives;

  •
  evaluation of the competitiveness of each Executive's total compensation package; and

  •
  approval of any changes to the total compensation package, including base salary, annual and long-term incentive award opportunities, share ownership guidelines and retention programs.

        The Compensation Committee recommends to the independent directors of the Board the compensation, compensation plans and equity grants specific to our CEO, and the independent directors of the Board determine the overall compensation package of our CEO. The Compensation Committee is supported in its work by our Senior Vice President of Human Resources, her staff and an executive compensation consultant, as described below.

Role of the Compensation Consultant

        The Compensation Committee retained F.W. Cook, its own independent consultant, for advice and counsel throughout fiscal year 2014 to provide an external review of compensation proposals and to help align compensation to our executive compensation strategy. F.W. Cook's consulting during fiscal year 2014 included oversight on the risk assessment of compensation programs directed by the Compensation Committee, as well as consultation in support of the Compensation Committee's decisions regarding compensation programs involving NEOs, including salary changes, determination of equity awards, annual incentive plan design, and annual review of our severance plan and share ownership guidelines. F.W. Cook also developed recommendations to the Compensation Committee for the compensation of our CEO.

        F.W. Cook also provided advice to the Compensation Committee regarding non-employee director compensation. F.W. Cook is not permitted to provide services to Company management except as directed by the Compensation Committee, and did not provide any such services in fiscal year 2014. The Compensation Committee retains sole authority to hire the compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance and terminate its engagement.

        In connection with its engagement of F.W. Cook, the Compensation Committee considered various factors in determining F.W. Cook's independence including, but not limited to, the amount of fees received by F.W. Cook from Seagate as a percentage of F.W. Cook's total revenue, F.W. Cook's policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact F.W. Cook's independence. After reviewing these and other factors, the Compensation Committee determined that F.W. Cook was independent and that its engagement did not present any conflicts of interest.

Role of our CEO and Management in the Decision-Making Process

        Within the framework of the compensation programs approved by the Compensation Committee and based on management's review of market competitive practices, each year our CEO, Mr. Luczo, recommends the amount of base salary increase (if any), the amount of the annual incentive bonus opportunity and the long-term incentive award value for our Executives, including the other NEOs. These recommendations are based upon his assessment of each Executive's performance, as well as the Company's performance as a whole, and individual retention considerations. The Compensation Committee reviews Mr. Luczo's recommendations and approves our Executives' compensation, including any changes to such compensation, as it determines in its sole discretion. Mr. Luczo does not play any role with respect to any matter affecting his own compensation.

        Our Senior Vice President of Human Resources, along with members of her staff, assists the Compensation Committee in its review of our executive compensation plans and programs, including providing market data on competitive pay practices, program design and changes in the corporate governance landscape concerning executive compensation matters.

Prior Year's Shareholder Advisory Vote

        At the 2013 AGM, the Company's shareholders cast a non-binding advisory vote regarding the compensation of the Company's named executive officers as disclosed in the 2013 Proxy Statement. Shareholders overwhelmingly approved the proposal with approximately 95% of the votes cast in favor of our executive compensation programs (excluding abstentions). The Compensation Committee appreciates the shareholders' continued strong support of the Company's compensation philosophy and objectives, which reaffirms to the Board the appropriateness and effectiveness of the Company's executive compensation programs, including continued emphasis on programs that reward our Executives for generating sustainable profitability and delivering long-term value for our shareholders. No significant changes were made to the Company's executive compensation strategy in fiscal year 2014. The Board and the Compensation Committee will continue to consider the results of the Company's shareholder advisor votes when making future compensation decisions for the NEOs. The shareholder advisory vote occurs on an annual basis. We currently expect to hold the next shareholder vote on the frequency of "Say-on-Pay" proposals at the Company's 2017 AGM of Shareholders.

Executive Market Comparison Peer Group

        The Compensation Committee reviews NEO assignments and establishes ranges for each element of executive pay after reviewing similar information for a defined group of companies (the "NEO Peer Group") that compete for comparable executive talent. The Compensation Committee relies on analyses of disclosures and published surveys of compensation among the NEO Peer Group companies when considering compensation for Executives in similar roles.

        As part of our annual review cycle, the Compensation Committee reviewed the NEO Peer Group and made no changes to the selection criteria for fiscal year 2014. Peer group companies were selected based on a similar industry classification (as defined by Global Industry Classification Standard (GICS) 4520 Technology Hardware and Equipment or 4530 Semiconductors and Semiconductor Equipment, excluding companies that are not subject to U.S. securities reporting requirements and wholesale distributors), having a minimum market value of $3 billion, and $4-$35 billion in trailing twelve-month sales. Specifically, for fiscal year 2014, the NEO Peer Group included the following companies:

Peer Group for Fiscal Year 2014(1)

	Sales
Company Name	TTM ($M)	FYE ($M)	Market Value ($M)
Amphenol Corp.	$4,095	$3,940	$9,680
Applied Materials Inc.	$9,254	$10,517	$13,117
Broadcom Corp.	$7,746	$7,389	$16,148
Corning Inc.	$7,753	$7,890	$17,365
EMC Corp.	$21,258	$20,008	$51,445
Flextronics International Ltd.	$25,946	$29,388	$3,827
Harris Corp.	$5,253	$5,451	$5,157
Jabil Circuit Inc.	$17,152	$17,152	$3,564
Juniper Networks Inc.	$4,345	$4,449	$8,726
Micron Technology Inc.	$8,292	$8,292	$5,520
Motorola Solutions Inc.	$8,557	$8,203	$14,496
NCR Corp	$5,726	$5,443	$3,403
NetApp Inc.	$6,220	$6,233	$9,777
QUALCOMM Inc.	$18,368	$14,556	$99,833
SanDisk Corp.	$5,088	$5,662	$10,092
TE Connectivity Ltd.	$13,829	$14,312	$13,767
Texas Instruments Inc.	$13,115	$13,697	$31,960
Western Digital Corp.	$13,819	$12,478	$8,393
Xerox Corp.	$22,431	$22,626	$8,195
Peer Group Median	$8,557	$8,292	$9,777
Peer Group Average	$11,487	$11,457	$17,603
Seagate Technology plc	$14,939	$14,939	$10,715

(1)
The following table is based on information available as of October 31, 2012.

How We Determine Individual Compensation Amounts

  Current Named Executive Officers

        As discussed above in greater detail under the heading "Role of our CEO and Management in the Decision-Making Process," Mr. Luczo and the Senior Vice President of Human Resources review with the Compensation Committee all compensation elements for our NEOs at least annually, and the Compensation Committee determines the value of each compensation element as described below. The proportion of each pay element value (i.e., the compensation mix) relative to total compensation varies by individual, although for all NEOs the largest portion of pay is variable and contingent on our financial performance. Variations in the compensation mix among NEOs reflect differences in scope of responsibility as well as NEO Peer Group market data. For fiscal year 2014, Mr. Luczo's total annual target compensation is lower than the other NEOs' total annual target compensation, reflecting the fact that he did not receive an equity award in fiscal year 2014. As a result, for fiscal year 2014, the mix of total annual target compensation for Mr. Luczo was 40% annual base salary and 60% target annual incentive, and the average mix of total annual target compensation for our other NEOs was 12% annual base salary, 14% target annual incentives and 74% long-term equity incentives.

Total Annual Target Compensation Mix

Mr. Luczo

Other NEOs (Average)

        We do not benchmark the total annual compensation of our Executives to a specific market percentile, although the total annual target compensation (including base salary, target annual incentive and long-term incentives) for the NEOs generally falls near the median for similar positions within the NEO Peer Group. We believe the total executive pay opportunity is appropriate to attract and retain top leadership talent in a competitive labor market in our industry segment, particularly given our size relative to the Peer Group and in light of the uncertainty of the actual amount of pay that each NEO can earn given the volatility of our business. Due to our emphasis on performance-based pay, the amounts actually received by our NEOs are heavily dependent on the Company's financial performance.

        While we consider the pay practices of our NEO Peer Group companies in determining target compensation for our Executives, we did not compare our performance with the performance of the NEO Peer Group companies when evaluating salary levels or determining the size of particular incentive awards. The target amounts and compensation mix vary for each NEO on the basis of various factors, none of which is specifically weighted, including the importance of the position to our organization, length of service, overall retention value, internal pay equity, and projected future value of the total compensation package.

  New Hire Named Executive Officer

        We entered into an employment letter with Mr. James J. Lerner in connection with his hiring as our President, Cloud Systems and Solutions, effective March 10, 2014. The Compensation Committee approved an annual base salary of $525,012, a target bonus opportunity of 100% of base salary and an additional MBO Bonus opportunity (as described in the section below entitled "Compensation

Discussion and Analysis—How We Determine Individual Compensation Amounts—Management-Based Objectives") of up to 25% of base salary. In addition, Mr. Lerner was granted 150,000 threshold performance share units and options to acquire 125,000 of the Company's ordinary shares under the Company's 2012 Equity Incentive Plan. In negotiating the new hire equity awards for Mr. Lerner, the Committee considered multiple factors, including Mr. Lerner's experience and background, his broad base of expertise in Cloud systems and solutions and the market value of new hire compensation packages offered by companies in the Company's NEO Peer Group for executive positions. Additional terms of Mr. Lerner's employment can be found in the section titled "Severance and Change in Control Benefits" below.

Base Salary

        Base salaries are the fixed annual cash amounts paid to our NEOs on a biweekly basis. In reviewing and determining base salaries, the Compensation Committee considers:

  •
  competitive market levels for comparable positions in the NEO Peer Group;

  •
  related experience;

  •
  expected future contributions;

  •
  overall ability to influence our financial performance and the strategic impact of the role; and

  •
  the ease or difficulty of replacing the incumbent.

        The strategic positioning for our NEOs' base salaries is at or near the 50th percentile of the NEO Peer Group. Salaries are reviewed annually and may be revised to reflect significant changes in the scope of an NEO's responsibilities and/or market conditions. Our goal is to be competitive with respect to base salary while distinguishing ourselves from the NEO Peer Group by providing a greater emphasis on compensating our Executives through the use of performance-based incentives that are consistent with our strategy of motivating Executives to achieve and exceed annual and multi-year business objectives.

        During fiscal year 2014, Mr. Luczo's base salary was increased from $1,050,000 to $1,200,000, Mr. O'Malley's base salary was increased from $549,000 to $565,000 and Mr. Mosley's base salary was increased from $524,000 to $600,000. These increases were made to maintain a competitive market salary at approximately the median range for their respective positions and to recognize Mr. Mosley's promotion to the position of President, Operations and Technology. The base salaries of the other NEOs were not changed during fiscal year 2014.

Annual Bonus Plan

  Executive Officer Performance Bonus

        All NEOs participate in our shareholder-approved Executive Officer Performance Bonus Plan ("EOPB"), which is designed to promote achievement of our annual financial and operational goals as approved by the Compensation Committee. The general target bonus for each NEO reflects competitive market levels for comparable positions in the NEO Peer Group at or near the 60th percentile, as well as taking internal pay equity into consideration. Actual payments under the EOPB may be above or below this level, based on performance results. Individual awards paid to each NEO following the end of the performance period are determined by the Compensation Committee after certifying our financial and operational performance. The Compensation Committee, together with the other independent directors of the Board, determine the material terms of Mr. Luczo's bonus opportunity under the EOPB, including the amount of Mr. Luczo's target bonus opportunity, and the payout level based on performance results.

        On August 23, 2013, the Compensation Committee approved the performance metrics and funding targets to be used for calculating annual bonus awards for each Executive for fiscal year 2014 under the EOPB. Funding of the EOPB for fiscal year 2014 was determined based on the Company's performance with respect to the following metrics:

  •
  revenues,

  •
  operating margin (defined as adjusted earnings before interest, taxes and bonus, divided by revenues), and

  •
  a quality metric, referred to as Reliability Quality Competitiveness Best in Class ("RQC BiC"), which is a measure of how our key customers view Seagate's product quality compared with the product quality of our competitors.

While we track many operational and strategic performance goals throughout the year, operating margin and revenue together are considered an important measure of our success in achieving profitable growth and were selected for fiscal year 2014 to continue to align payouts under the EOPB with the Company's profitability year over year. Adjustments to earnings for purposes of determining the operating margin excluded the impact of non-operating activities and material, unusual or nonrecurring gains and losses, accounting charges or other extraordinary events which were not budgeted and/or foreseen at the time the performance targets were established, and included estimated interest expenses, taxes and variable cash compensation. The adjustments are reviewed and approved by the Compensation Committee. RQC BiC was retained as a modifier to the overall bonus funding calculation for fiscal year 2014 because quality is considered a critical part of our overall business performance.

        The combination of the three performance metrics noted above was used to determine the applicable percentage of our annual revenues that would be allocated to the overall bonus pool to be used for the payment of bonuses to all eligible employees, including to our Executives under the EOPB. For purposes of illustration, the range of overall bonus funding as a percentage of target for fiscal year 2014, assuming annual revenues of $15 billion and the achievement of the minimum level of RQC BiC of 80%, would be as indicated below for the achievement of operating margin at the threshold, target and maximum levels for fiscal year 2014:

Performance Level	Operating Margin	Funding as % of Target
Threshold	12.0%	50%
Target	15.8%	99%
Maximum	21.8%	200%

        Actual funding is determined based on the adjusted operating margin, the level of revenues and RQC BiC actually achieved during fiscal year 2014. Once the Company achieves or exceeds the threshold operating margin, the combination of actual operating margin and revenues determines preliminary funding. This amount is then reduced by 1.25% for each of our five key markets each quarter that does not achieve the minimum RQC BiC, with up to 25% of the funding subject to quality performance.

        The funded amount, once approved by the Committee, is allocated among eligible participants. Funding for individual bonuses paid to our NEOs is based upon each executive's target bonus expressed as a percentage of base salary. For fiscal year 2014, Mr. Luczo had a target bonus equal to 150% of his annual base salary (reflecting that a larger portion of his total annual target compensation is subject to performance conditions than is the case for the other NEOs) and the other NEOs had a target bonus equal to 100% of their individual annual base salaries. The Compensation Committee, with respect to all NEOs except our CEO, and the independent directors of the Board, with respect to our CEO, retain the discretion to reduce the amount of the bonus payout based on their overall assessment of the Company's performance generally, including factors such as revenues, profitability, product quality, cost containment and expense management, market share, strategic objectives and legal and regulatory compliance.

        Based on our actual performance for fiscal year 2014, funding was set at 81% of target, on the basis of our adjusted operating margin of 15.5%, revenues of $13.7 billion and an RQC BiC modifier of 95%. Based on the funded amount, the Compensation Committee determined to award the following bonuses for fiscal year 2014: Mr. Luczo, $1,458,068; Mr. O'Malley, $457,659; Mr. Lerner, $128,272; Mr. Mosley, $486,014; and Mr. Pimentel, $486,014.

  Management-Based Objectives

        As part of our strategic performance-based cash incentive program, in fiscal year 2014 the Committee approved a cash bonus opportunity for each of our Presidents, Messrs. Lerner, Mosley and Pimentel to earn up to 25% of the executive's annual base salary based on achievement of key operational goals (the "MBO Bonus"). The payout was based on the level of funding of the EOPB for the Company's fiscal year 2014, up to target, as well as the CEO's assessment of achievement of individual goals tied to strategic objectives for each President's organization during the fiscal year 2014 as follows:

  •
  Mr. Lerner's goals consisted of the (1) approval of a company-wide Cloud strategy, weighted at 40%, (2) development of a Cloud organization, weighted at 40% and (3) Xyratex post-merger integration, weighted at 20%. At the end of fiscal year 2014, it was determined that Mr. Lerner achieved 100%, 100% and 50% against each of these goals, respectively, for a weighted payout at 90% of the funded target;

  •
  Mr. Mosley's goals consisted of the (1) development and improvement of certain new and existing technologies, weighted at 50%, and (2) implementation of various operational strategies in the Company's global manufacturing operations, weighted at 50%. At the end of fiscal year 2014, it was determined that Mr. Mosley achieved 43% and 100% against each of these goals, respectively, for a weighted payout at 72% of the funded target; and

  •
  Mr. Pimentel's goals consisted of the (1) development of pricing strategies, weighted at 45%, (2) development of an elite sales force, weighted at 30%, and (3) creation of focused strategies for sales of the Company's products in various markets weighted at 25%. At the end of fiscal year 2014, it was determined that Mr. Pimentel achieved 85%, 85% and 65% against each of these goals, respectively, for a weighted payout at 80% of the funded target.

In each case, we did not specify a quantitative target that must be achieved, but we considered the goals aggressive yet attainable within the fiscal year.

        Based on the achievement of the applicable goals, the Compensation Committee determined to award the following MBO Bonuses for fiscal year 2014: Mr. Lerner, $28,861; Mr. Mosley, $87,483; and Mr. Pimentel, $97,203.

Long-Term Equity Incentives

        In fiscal year 2014, the Compensation Committee awarded equity awards to the NEOs (other than the CEO) under the terms of the 2012 Plan. The 2012 Plan is designed to:

  •
  focus Executives on achieving longer-term business performance goals;

  •
  provide significant reward potential for outstanding cumulative performance by the Company;

  •
  enhance the Company's ability to attract and retain highly talented Executives; and

  •
  provide the Executive team with an opportunity for greater equity ownership and related incentives to increase shareholder return.

        The Compensation Committee approves annual guidelines to help determine the type and size of equity awards for all Executives, and considers median, 60th and 75th percentiles for comparable positions in the NEO Peer Group. Our equity award guidelines and mix of the type of awards granted are based on an analysis of unvested equity, the practices of NEO Peer Group companies in awarding equity for similar positions (including equity mix and award values), potential impact on earnings, and the pool of available shares. In determining the award for each NEO, the Compensation Committee also considers the Company's goals for retaining the NEO for the long term and the following factors related to each NEO including:

  •
  potential future contributions to the Company's overall success;

  •
  past equity award history; and

  •
  potential future value (holding power) of unvested equity.

        NEOs are generally awarded equity on an annual basis, typically in mid-September, as part of our annual award cycle. Mr. Luczo was not awarded equity in fiscal year 2014, as his fiscal year 2013 equity awards were intended to serve as the equity incentive awards for a period of two fiscal years. For fiscal year 2014, all NEOs' annual equity awards, excluding Messrs. Luczo and Lerner, consisted of a mix of Time Vesting Options, Threshold Performance Share Units and Performance Share Units (as defined and described more fully below), reflecting a strong emphasis on pay for performance and the alignment of interests between our NEOs and our shareholders.

        For all NEOs, except Mr. Luczo (who did not receive an award) and Mr. Lerner, the mix of long-term equity incentives, 20% options and 80% performance-based restricted share units, reflected the Compensation Committee's review and assessment of market practices at peer companies, as well as its determination that a mix of options and full-value equity awards would provide an appropriate blend of incentives to sustain and improve the Company's financial performance and shareholder value. The equity incentives awarded to Mr. Lerner reflected a grant of full-value equity awards that were intended to replace the value of RSUs that he forfeited from his prior employer. As a result, the mix of Mr. Lerner's long-term equity incentive was 25% options and 75% performance-based restricted share units.

Options

  Time-Vesting Options

        Options generally vest over four years and have a seven-year term. Options are awarded with an exercise price equal to the fair market value of the Company's ordinary shares on the grant date. Fair market value is defined as the closing price of the Company's ordinary shares on NASDAQ on the grant date. The grant date and vesting schedule for options granted to our NEOs are generally the same as for other employees receiving options during the annual award process, but may be different in the case of a new hire or change in position.

  TSR Performance-Vesting Options

        In fiscal year 2013, we granted our CEO performance-vesting options (the "TSR Options") that cliff vest after three years, contingent on continued service and the attainment of at least a 40% total shareholder return ("TSR"), inclusive of dividends and share price appreciation, over the three-year performance period from August 1, 2012 through July 31, 2015. The minimum 40% TSR must be sustained for a minimum of 30 consecutive trading days for the performance condition to be satisfied. The TSR Options have a seven-year term. On July 23, 2013, the Compensation Committee certified that the performance target for the TSR Options had been achieved; therefore, subject to our CEO's continuous service through the end of the three-year vesting period, the TSR Options will vest on the third anniversary of their grant date.

Share Awards

  Restricted Share Units

        Restricted share units ("RSUs") generally vest in equal annual installments over four years, contingent on continued service. Due to the strong emphasis on pay for performance, our NEOs are not eligible to receive RSUs. We believe that long-term equity awards made to our NEOs should consist only of options and performance-vesting shares or units.

  Threshold Performance Shares and Threshold Performance Share Units

        Threshold performance shares ("TPS") and threshold performance share units ("TPSUs") are equity awards with a maximum seven-year vesting period, contingent on continued service and the achievement of specified performance goals. TPS awards were granted in fiscal year 2011, with 25% annual vesting starting on the first anniversary of the grant date and 25% per year thereafter, subject to the satisfaction of the applicable performance goal, as discussed below. Beginning in fiscal year 2012, our NEOs were granted TPSU awards in lieu of TPS awards in order to facilitate the global administration of our equity programs; however, the vesting criteria for this type of award remained the same as in prior years. Each TPSU represents the right to receive one of our ordinary shares. Under the terms of the TPSU award agreement, no dividend equivalent payments will be made on any of the ordinary shares underlying the TPSUs.

        For each tranche of a TPS or TPSU award that is eligible to vest on a vesting date, vesting is contingent on the Company achieving a threshold adjusted earnings per share ("AEPS") goal of $1.00 for the fiscal year prior to the fiscal year in which the vesting date occurs. If the threshold goal is not achieved, vesting of that tranche is delayed to the next scheduled vesting date for which the AEPS goal is achieved. Unvested awards from prior years may vest cumulatively on the scheduled vesting date for a future year within the seven-year vesting period if the annual AEPS threshold for that year is achieved. For example, if AEPS performance prior to the first vesting date is below threshold, then vesting will be delayed. If the AEPS threshold is achieved prior to the second vesting opportunity, then 50% of the award will vest (25% from the first vesting date and 25% from the second vesting date due to the cumulative feature of the award). TPS and TPSU awards may become fully vested as early as four years from the grant date and, as noted above, remain eligible to vest for up to seven years following the grant date. If the AEPS threshold level has not been met by the end of the seven-year period, any unvested TPS or TPSUs will be forfeited. While still uncertain, vesting for these awards is considered likely if the NEO remains employed throughout the seven-year performance period due to the cumulative vesting feature. For market comparison purposes, we compare the value of TPS and TPSU awards for our NEOs with time-based RS or RSUs awarded by other companies in the NEO Peer Group. For purposes of the TPS and TPSU awards, AEPS is based on diluted earnings per share, calculated in accordance with US GAAP, excluding the impact of non-operating activities and material, unusual or nonrecurring gains and losses, accounting charges or other extraordinary events which were not foreseen at the time the performance target was established, and includes estimated interest expenses, taxes and variable compensation.

        Our AEPS performance for fiscal year 2014 was above the $1.00 AEPS threshold; therefore, an additional 25% of each of the outstanding TPS and TPSU awards will vest on their next scheduled vesting date following the end of fiscal year 2014.

  Performance Share Units

        Performance share units ("PSUs") are performance-based RSUs that vest after the end of a three-year performance period, subject to continued employment and the achievement of annual return on invested capital ("ROIC") over the performance period, modified by a factor based on the Company's relative total shareholder return percentile compared with a selected peer group, defined below. ROIC was selected as a key metric because of its ability to measure the efficiency of our use of capital and delivery of earnings above investment, considered a critical factor in the Company's long-term success. In addition, the relative TSR metric rewards financial performance as measured by the change in our share price and the dividends declared during the performance period relative to the performance of the select group of peers. Payout of the targeted number of PSUs will occur if target ROIC is attained over the three-year measurement period and relative TSR is at least at the median of the selected peer group. For PSUs awarded for fiscal years 2010 through 2013, the number of PSUs that will be earned will be determined on the basis of actual ROIC achieved, calculated by linear interpolation between a preset minimum and maximum, and increased or decreased on the basis of whether the relative TSR achieved is below median, between the 50th to 75th percentile, or above the 75th percentile in relation to the selected peer group. For PSUs awarded beginning fiscal year 2014, ROIC achieved will be calculated based on a range rather than by linear interpolation between a preset minimum and maximum. The final ROIC metric is calculated as the average annual ROIC over the prior three fiscal years. Annual ROIC is calculated as (i) adjusted operating income multiplied by 1 minus the average tax rate, divided by (ii) (x) net plant, property and equipment plus total current assets minus cash, minus (y) total current liabilities. Adjustments to operating income exclude the impact of non-operating activities and material, unusual or nonrecurring gains and losses, accounting charges or other extraordinary events which were not foreseen at the time the performance target was established.

        Each PSU represents the right to receive one of our ordinary shares. The Compensation Committee will determine the number of PSUs that will vest at the end of the three-year performance period according to a pre-established vesting matrix. Assuming the minimum performance threshold is achieved, the actual number of ordinary shares that may vest ranges from 38% of the target number of PSUs (for an ROIC of approximately 50% of target and relative TSR below the selected peer group median) to 200% of the target number of PSUs (for an ROIC in excess of approximately 143% of target and relative TSR equal to or above the 75th percentile of the selected peer group). Under the terms of the PSU award agreement, no dividend equivalent payments will be made on any of the ordinary shares underlying the PSUs.

        The selected peer group for PSUs awarded in September 2013 included a broader range of companies than the NEO Peer Group to allow for comparison of our performance against a wider range of technology companies than the companies with whom we frequently compete for executive talent. The selected peer group for purposes of measuring our relative TSR performance consisted of the 27 companies listed in the table below, meeting the following criteria:

  •
  Similar industry classification (defined as companies in Global Industry Classification Standard (GICS) 4520 Technology Hardware and Equipment or 4530 Semiconductors and Semiconductor Equipment), excluding companies that are not subject to U.S. securities reporting requirements and wholesale distributors, and

  •
  Trailing twelve-month sales at least $4 billion.

 PSU Peer Group

Advanced Micro Devices, Inc.	Jabil Circuit Inc.
Amphenol Corp.	Juniper Networks, Inc.
Apple Inc.	Micron Technology Inc.
Applied Materials Inc	Motorola Solutions In.
Broadcom Corp.	NCR Corp
Cisco Systems, Inc.	NetApp, Inc.
Corning Inc.	QUALCOMM Incorporated
Dell Inc.	SanDisk Corp.
EMC Corporation	Sanmina-Sci Corp
Flextronics International Ltd.	TE Connectivity Ltd.
Freescale Semiconductor Holding	Texas Instruments Inc.
Harris Corp.	Western Digital Corp.
Hewlett-Packard Company	Xerox Corp.
Intel Corporation

        As the certification of our financial performance could not be completed in advance of the filing date of this Proxy Statement, the vesting of these awards (if any) will be disclosed on Form 8-K within four business days following written certification by the Compensation Committee.

  TSR Performance Share Units

        In fiscal year 2013, in addition to the TSR Options, we granted our CEO performance-vesting restricted share units (the "TSR PSUs") that cliff vest after three years, contingent on continued service and the attainment of at least a 40% TSR, inclusive of dividends and share price appreciation, over the three-year performance period from August 1, 2012 through July 31, 2015. The minimum 40% TSR must be sustained for a minimum of 30 consecutive trading days for the performance condition to be satisfied. On July 23, 2013, the Compensation Committee certified that the performance target for the TSR PSUs had been achieved; therefore, subject to our CEO's continuous service through the end of the three-year vesting period, the TSR PSUs will vest on the third anniversary of their grant date.

Share Ownership Guidelines

        We established share ownership guidelines to ensure that our NEOs hold a meaningful equity stake in the Company and, by doing so, to link their interests with those of our shareholders. Shares directly or indirectly owned (for example, through a trust), along with unvested RSUs that do not have a performance requirement, are included in the calculation of ordinary shares owned for purposes of the ownership guidelines, but time-based and performance-based options, unvested TPS, unvested TPSUs, unvested performance shares, unvested PSUs and unvested TSR PSUs are not counted until they are exercised or vested, as applicable. NEOs are expected to meet the ownership requirements within five years of becoming subject to the guidelines. NEOs are measured against the applicable guideline on the last day of each fiscal year, and the results are reported to the Compensation Committee.

        Executives will be required to own shares in an amount equal to an applicable target value based on a multiple of annual salary. Our NEOs are required to meet the guidelines by July 1, 2015, with the exception of Mr. Lerner who is required to meet the guidelines by March 10, 2019. The share ownership guidelines are as follows:

Role	Ownership Guideline– Multiple of Salary	Equivalent Dollar Value(1)
CEO	6x	$7,200,300
President	4x	$2,400,000
Other NEOs	3x	$2,260,000

(1)
Based on average salaries of Executives in each roll for fiscal year 2014.

        All of the NEOs are on track to meet ownership guidelines by the applicable deadline.

Benefits and Perquisites

        Our NEOs are eligible to participate in a broad range of benefits in the same manner as non-executive employees. Seagate does not offer separate benefits for Executives, other than vacation and severance benefits (see "Severance and Change in Control Benefits," below).

        We do not generally provide perquisites to our NEOs except that we provide the use of our corporate aircraft to our NEOs which may be used for travel with a personal element, provided they fully reimburse us for the aggregate incremental cost of any such usage. We do however consider the value of perquisites, to the extent provided at the NEO Peer Group companies, in assessing the competitiveness of our total compensation package for our NEOs. Two of our NEOs continue to participate in a group replacement life insurance plan that was closed to new participants as of January 2002.

Nonqualified Deferred Compensation Plan

        Seagate's Restated Deferred Compensation Plan, as amended (the "SDCP") allows our NEOs (and other eligible employees with an annual base pay rate of more than $165,000) to defer on a pre-tax basis up to 70% of their base salary and up to 100% of their annual performance-based cash bonus. Deferrals and notional earnings related to those deferrals are reflected on the Company's books as an unfunded obligation of the Company. We do not make any contributions to the SDCP, and notional earnings on deferrals are based on the performance of investment funds selected by each participant from a menu of investment options offered pursuant to the SDCP. Deferral amounts, earnings and year-end balances for our NEOs are set forth in the table titled "Fiscal Year 2014 Nonqualified Deferred Compensation," below.

International (Expatriate) Assignment Policies

        Our global business needs require, from time to time, the temporary short- or long-term relocation of certain employees with special or unique skills to countries where those skills may not be available. To meet this need, we utilize the benefits available under our Short-Term Assignment Policy ("STA") and Long-Term International Assignment Policy ("LTIA"). Specifically, we provide certain benefits and allowances to our international assignees, including our NEOs, in accordance with the terms of the STA or LTIA, as applicable, which include housing and transportation allowances, living and travel expense reimbursements and tax preparation services. In addition, we make tax equalization payments on behalf of our international assignees to ensure that the assignment is tax neutral to the employee.

Severance and Change in Control Benefits

        We provide severance benefits to assist in aligning NEO and shareholder interests during the evaluation of an ownership change, to remain competitive in attracting and retaining NEOs and to support organizational changes necessary to achieve our business strategy. The purpose of the Fifth Amended and Restated Executive Severance and Change in Control Plan (the "Severance Plan") is to:

        (1)   provide for the payment of severance benefits to our NEOs in the event their employment with the Company or any applicable subsidiary is involuntarily terminated;

        (2)   encourage our NEOs to continue employment in the event of a potential "change in control" (as such term is defined in the section titled "Compensation of Named Executive Officers—Potential Payments upon Termination or Change in Control," below); and

        (3)   ensure that our NEOs generally receive the same severance benefits in connection with a qualifying termination of employment.

        All of our NEOs, except our CEO and, solely if his termination occurs within two years of his date of hire, Mr. Lerner, receive the same level and type of severance benefits; the level of severance benefits payable to our CEO under the terms of the Severance Plan is higher than for the other NEOs to reflect his level of responsibility within our organization, the strategic importance of his position and a market-competitive level of severance for comparable positions within the NEO Peer Group.

        The Severance Plan provisions were developed based on a comparison of severance benefits typically available at the NEO Peer Group companies, in consultation with F.W. Cook, following review by the independent directors of the Board. Consistent with our compensation philosophy, the Severance Plan provides for severance only in the event of an involuntary termination (i.e., a termination by us without "cause" or by the Executive for "good reason"). The Severance Plan includes the following features:

  •
  severance benefits do not include a guaranteed bonus amount;

  •
  no post-termination healthcare benefit subsidy if the involuntary termination occurs outside of a "change in control period" (as defined in the section titled "Compensation of Named Executive Officers—Potential Payments upon Termination or Change in Control—Involuntary Termination Without Cause or for Good Reason During a Change in Control Period", below);

  •
  enhanced severance benefits provided in connection with a change in control require a "double trigger" (which is defined as an involuntary termination during a "change in control period") before an NEO becomes entitled to receive such benefits; and

  •
  severance payments cannot exceed three times the sum of the Executive's base salary and target bonus.

        In the event that the benefits payable following a change in control exceed the safe harbor limits established in Section 280G of the Code, we cap benefits at the safe harbor limit if the after-tax benefit to the NEO of the capped amount is greater than the after-tax benefit of the full amount (which would otherwise be subject to excise taxes imposed by Section 4999 of the Code). We do not provide a gross-up for any taxes payable on severance benefits and the NEO is responsible for the payment of all personal taxes, including any excise taxes imposed on change in control payments and benefits.

        For further details on the Severance Plan, see the section titled "Compensation of Named Executive Officers—Potential Payments upon Termination or Change in Control."

        In connection with the hiring of Mr. Lerner as President, Cloud Systems and Solutions, we agreed that if Mr. Lerner is terminated without "cause" or resigns for "good reason" outside of a "change in control period" but within two years of his date of hire, he will be eligible for the following benefits in lieu of the benefits he would receive under the Severance Plan: (a) 24 months of base salary, (b) his target annual bonus and MBO Bonus for the year of termination and (c) with respect to the unvested portion of 100,000 of the TPSUs awarded to him, pro-rata vesting based on the days he worked from the last vesting date through his termination date (with Mr. Lerner being deemed to have worked for an additional two years following his termination for purposes of calculating such pro rata vesting). We sometimes refer to the 100,000 TPSUs mentioned in the preceding sentence as the "Transition Award."

Other Company Policies and Compensation Considerations

Impact of Section 162(m) of the Internal Revenue Code

        The Compensation Committee seeks to qualify NEO compensation for deductibility under applicable tax laws to the greatest extent possible. Section 162(m) of the Code (as interpreted by IRS Notice 2007-49) places a limit of $1 million on the amount that a public company may deduct for compensation in any taxable year to any of the CEO and each of the next three most highly compensated NEOs employed at the end of the year (other than the Company's CFO), unless such compensation is considered "performance-based" under Section 162(m).

        Both the EOPB and the 2012 Plan have been approved by our shareholders and are administered by the Compensation Committee. Each plan has been structured such that compensation paid or awarded thereunder may qualify as "performance-based" and therefore not be subject to the Section 162(m) limit. We received shareholder approval for the EOPB at the 2013 AGM in order to preserve the Company's ability to pay annual incentive bonuses to our executive officers that may qualify as "performance-based" compensation under Section 162(m). However, in order to maintain flexibility in compensating our NEOs in a manner designed to promote varying corporate goals, the Compensation Committee retains the discretion to pay compensation that may not be tax deductible. Due to the timing of Mr. Lerner's hire, the first tranche of his TPSU award does not qualify as "performance-based" compensation for purposes of Section 162(m) because the performance condition was satisfied at the time of grant. Additionally, due to the accelerated vesting provisions that apply if Mr. Lerner is terminated without "cause" or resigns for "good reason" within two years of his date of hire, his Transition Award, does not qualify as "performance-based" compensation for purposes of Section 162(m).

  Securities Trading

        The Board believes that short-term investment activity in our securities (such as trading in or writing options, arbitrage trading or "day trading") is not appropriate under any circumstances; therefore, such conduct is prohibited by Seagate's Securities Trading Policy. In addition, all employees (including our NEOs) and Board members are prohibited from taking "short" positions in our securities or engaging in hedging or other monetization transactions with respect to our securities. We discourage our executives from using our shares in margin accounts or otherwise pledging shares as collateral. We have also amended our Securities Trading Policy to, among other things, require the first trade under a new plan established pursuant to Rule 10b5-1 promulgated under the Exchange Act take place after a reasonable "seasoning period" has passed from the time of adoption of the plan; in addition, an insider will only be permitted to use one 10b5-1 plan at a time.

Pay Recovery Policy

        Our Pay Recovery Policy is intended to eliminate any reward for fraudulent accounting. It provides standards for recovering compensation from an NEO where such compensation was based on incorrectly reported financial results due to the fraud or willful misconduct of such NEO. The NEO's repayment obligation applies to any bonus paid, share award issued (whether or not vested) or options exercised during the period commencing with the date that is four years prior to the beginning of the fiscal year in which a restatement is announced, and ending on the date recovery is sought. We intend to review our Pay Recovery Policy following the enactment of regulations pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and the Board. In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the Compensation Discussion and Analysis in the Company's Proxy Statement for fiscal year 2014.

COMPENSATION COMMITTEE
Edward J. Zander, Chairman Frank J. Biondi, Jr. Jay L. Geldmacher Lydia M. Marshall

COMPENSATION OF NAMED EXECUTIVE OFFICERS

        The following tables show fiscal year 2014, 2013 and 2012 compensation awarded to and earned by our CEO, CFO and our three most highly compensated Executives other than our CEO and CFO:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)(4)	Total ($)
Stephen J. Luczo	2014	1,153,886	—	—	1,458,068	3,563	2,615,517
Chairman and Chief Executive Officer	2013	1,037,015	12,920,085	3,577,285	2,220,761	3,260	19,758,406
	2012	1,024,026	5,320,635	—	2,726,468	114,955	9,186,084
Patrick J. O'Malley	2014	560,710	2,156,210	346,172	457,659	7,860	3,528,611
Executive Vice President and Chief	2013	549,037	1,796,880	363,611	774,142	5,582	3,489,251
Financial Officer	2012	549,037	1,197,570	—	974,540	5,503	2,726,650
James J. Lerner(3)	2014	141,350	8,353,500	1,671,382	157,133	1,817	10,325,182
President, Cloud Systems and Solutions
William D. Mosley	2014	579,561	3,080,300	494,532	573,497	4,500	4,732,389
President, Operations and Technology	2013	524,035	1,796,880	363,611	738,890	4,500	3,427,916
	2012	524,035	1,197,570	—	930,162	3,500	2,655,268
Albert A. Pimentel	2014	600,018	2,156,210	346,172	583,217	23,428	3,709,045
President, Global Markets and	2013	600,018	1,796,880	363,611	846,025	24,866	3,631,400
Customers	2012	600,018	—	—	1,065,031	5,340	1,670,389

(1)
Share Awards and Option Awards: These amounts do not reflect the actual value realized by the NEO. In accordance with SEC rules, these columns represent the aggregate grant date fair value calculated in accordance with ASC 718, excluding the effect of estimated forfeitures. For all performance share units whose vesting is subject to performance conditions as defined by ASC 718, we have assumed the probable outcome of related performance conditions at target levels. The aggregate grant date fair value for these PSUs and TPSUs, assuming the achievement of the highest level of performance, is $4,955,800 for Mr. Mosley, $3,469,060 for each of Messrs. O'Malley and Pimentel, and $8,353,500 for Mr. Lerner. See the "Grants of Plan-Based Awards" table for further information. For additional information on the valuation assumptions, see Note 11, "Compensation" in the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K ("Form 10-K") for the fiscal year ended June 27, 2014.

(2)
All Other Compensation: The amounts shown in this column consist of the following:

All Other Compensation Table

Name	Personal Guest Travel ($)(a)	401k Match ($)(b)	Other Comp ($)(c)	Executive Life Insurance ($)	Total ($)
Stephen J. Luczo	—	—	—	3,563	3,563
Patrick J. O'Malley	—	5,188	385	2,287	7,860
James J. Lerner	—	1,817	—	—	1,817
William D. Mosley	—	4,500	—	—	4,500
Albert A. Pimentel	19,528	3,900	—	—	23,428

(a)
Personal guest travel consists of travel costs incurred for the executive's spouse in connection with a sales incentive program offered to all eligible sales personnel.

(b)
401(k) match is for the 401(k) Plan contribution provided to all U.S. employees who participate in the 401(k) Plan. The maximum amount is $4,500 per calendar year, but it may be higher for a particular fiscal year.

(c)
Other compensation consists of incentives paid to employees participating in the Seagate Healthy Journeys Wellness Program offered to all eligible U.S. employees. The maximum incentive is $450 per calendar year.

(3)
Mr. Lerner commenced his employment with us on March 10, 2014.

(4)
We provide the use of our corporate aircraft to our NEOs primarily so that they can travel to business functions and different facilities in the course of their duties. Certain trips taken by Mr. Luczo in fiscal year 2014 may have had a personal element. To the extent that a travel leg has a personal element to it, Mr. Luczo has fully reimbursed the company for the aggregate incremental cost of such leg to us. Such reimbursement includes the costs of "wheels up time", a portion of fuel and insurance costs, catering, excise taxes, and crew expenses.

Grants of Plan-Based Awards Table for Fiscal Year 2014

								Estimated Future Payments Under Equity Incentive Plan Awards
										All Other Option Awards: Number of Securities Underlying Options (#)
					Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)							Grant Date Fair Value of Stock and Option Awards(6) ($)
											Exercise or Base Price of Option Awards ($/Sh)
		Date of Compensation Committee Action
Name	Type of Award		Grant Date		Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Stephen J. Luczo	Cash Bonus				900,000	1,800,000	3,600,000
Patrick J. O'Malley	Cash Bonus				282,500	565,000	1,130,000
	Time Option	7/23/2013	9/9/2013	(2)						35,000	40.16	346,172
	PSU	7/23/2013	9/9/2013	(3)				35,000	70,000			1,312,850
	TPSU	7/23/2013	9/9/2013	(4)				21,000				843,360
James J. Lerner	Cash Bonus				70,675	176,687	318,037
	Time Option	2/24/2014	4/21/2014	(2)						125,000	55.69	1,671,382
	TPSU	2/24/2014	4/21/2014	(4)(5)				150,000				8,353,500
William D. Mosley	Cash Bonus				300,000	750,000	1,350,000
	Time Option	7/23/2013	9/9/2013	(2)						50,000	40.16	494,532
	PSU	7/23/2013	9/9/2013	(3)				50,000	100,000			1,875,500
	TPSU	7/23/2013	9/9/2013	(4)				30,000				1,204,800
Albert A. Pimentel	Cash Bonus				300,000	750,000	1,350,000
	Time Option	7/23/2013	9/9/2013	(2)						35,000	40.16	346,172
	PSU	7/23/2013	9/9/2013	(3)				35,000	70,000			1,312,850
	TPSU	7/23/2013	9/9/2013	(4)				21,000				843,360

(1)
Amounts shown were the potential range of payments for fiscal year 2014 for the NEOs under the EOPB. This range varied based on the individual's position and bonus target as a percentage of fiscal year 2014 ending base salary, or a pro-rata salary in the case of Mr. Lerner (150% percent of base salary for Mr. Luczo, 100% for Messrs. Lerner, Mosley and Pimentel, and 100% for Messrs. O'Malley). Messrs. Lerner, Mosley and Pimentel can earn up to an additional 25% of their annual base salary based on the achievement of individual goals tied to strategic objectives for each their organization during fiscal year 2014. For a description of the EOPB, refer to the section above entitled "Annual Bonus Plan."

(2)
Options awarded during fiscal year 2014 under the 2012 Plan are subject to a four-year vesting schedule. After one year of continuous service, the NEO will vest in 25% of the shares subject to the option on the first anniversary of the vesting commencement date. Thereafter, the remaining 75% of the shares subject to option will vest proportionally on a monthly basis for the next three years, contingent on continuous service. For a description of the options, refer to the section entitled "Compensation Discussion and Analysis—Long Term Equity Incentives—Options".

(3)
PSUs awarded during fiscal year 2014 under the 2012 Plan. These units vest after the end of a three-year performance period, subject to both continuous service and the achievement of the applicable performance criteria. For a description of the PSUs, refer to the section entitled "Compensation Discussion and Analysis—Long-Term Equity Incentives—Share Awards—Performance Share Units".

(4)
TPSUs awarded during fiscal year 2014 under the 2012 Plan. Vesting is contingent on continuous service and satisfaction of performance vesting requirements. The first tranche vests no sooner than one year after the vesting commencement date, subject to the satisfaction of specified performance criteria. The awards will continue to vest annually thereafter if the annual performance goals are achieved. If threshold performance is not achieved, no awards will vest and the shares will be forfeited at the end of the performance period. For a description of the TPSUs, refer to the section entitled "Compensation Discussion and Analysis—Long-Term Equity Incentives—Share Awards—Threshold Performance Shares and Threshold Performance Share Units".

(5)
Mr. Lerner was awarded threshold performance share units as part of his new hire compensation package, of which 100,000 units (the Transition Award) are subject to accelerated vesting on certain terminations of employment. For a description of this accelerated vesting, refer to the section entitled "Involuntary Termination Without Cause or For Good Reason Outside of a Change in Control Period" below.

(6)
In accordance with SEC rules, this column represents the aggregate grant date fair value calculated in accordance with ASC 718, excluding the effect of estimated forfeitures. For all performance share units, we have assumed the probable outcome of related performance conditions as defined by ASC 718 at target levels. The aggregate grant date fair value for these PSUs and TPSUs, assuming the achievement of the highest level of performance, is $4,955,800 for Mr. Mosley, $3,469,060 for each of Messrs. O'Malley and Pimentel, and $8,353,500 for Mr. Lerner. For additional information on the valuation assumptions, see Note 11, "Compensation" in the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended June 27, 2014.

Outstanding Equity Awards at Fiscal Year 2014

Name	Stock Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Date		Number of Shares or Units of Stock That have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(1)
Stephen J. Luczo	9/13/2010	(2)	8,593	25,782	11.065	9/13/2017
							9/12/2011	(4)			240,700	13,700,644
							9/12/2011	(5)			130,000	7,399,600
	8/1/2012	(2)	3,997	103,925	30.230	8/1/2019
	8/1/2012	(3)	—	206,300	30.230	8/1/2019
							8/1/2012	(4)			287,790	16,381,007
							8/1/2012	(5)			64,755	3,685,855
							8/1/2012	(6)	112,130	6,382,440
Patrick J. O'Malley	9/13/2010	(2)	39,583	6,251	11.065	9/13/2017
							9/13/2010	(5)			4,000	227,680
							9/12/2011	(4)			54,200	3,085,064
							9/12/2011	(5)			29,250	1,664,910
	9/10/2012	(2)	17,499	22,501	29.870	9/10/2019
							9/10/2012	(4)			40,000	2,276,800
							9/10/2012	(5)			18,000	1,024,560
	9/9/2013	(2)	—	35,000	40.160	9/9/2020
							9/9/2013	(4)			35,000	1,992,200
							9/9/2013	(5)			21,000	1,195,320
James J. Lerner	4/21/2014	(2)		125,000	55.690	4/21/2021
							4/21/2014	(5)(7)			150,000	8,538,000
William D. Mosley	9/12/2008		1,459	—	13.730	9/12/2015
	1/30/2009	(2)	81,250	—	4.045	1/30/2016
	9/13/2010	(2)	63,021	8,594	11.065	9/13/2017
							9/13/2010	(5)			5,500	313,060
							9/12/2011	(4)			54,200	3,085,064
							9/12/2011	(5)			29,250	1,664,910
	9/10/2012	(2)	17,499	22,501	29.870	9/10/2019
							9/10/2012	(4)			40,000	2,276,800
							9/10/2012	(5)			18,000	1,024,560
	9/9/2013	(2)	—	50,000	40.160	9/9/2020
							9/9/2013	(4)			50,000	2,846,000
							9/9/2013	(5)			30,000	1,707,600
Albert A. Pimentel	3/3/2009	(2)	15,000	—	3.845	3/3/2016
	10/28/2009	(2)	10,000	—	14.825	10/28/2016
	4/6/2011	(2)	512,604	134,896	14.810	4/6/2018
							4/6/2011	(5)			27,750	1,579,530
	9/10/2012	(2)	17,499	22,501	29.870	9/10/2019
							9/10/2012	(4)			40,000	2,276,800
							9/10/2012	(5)			18,000	1,024,560
	9/9/2013	(2)		35,000	40.160	9/9/2020
							9/9/2013	(4)			35,000	1,992,200
							9/9/2013	(5)			21,000	1,195,320

(1)
Value based on the closing price of our ordinary shares on June 27, 2014 of $56.92.

(2)
Options vest as to 25% of the shares subject thereto one year after the vesting commencement date, and then with respect to 1/48th of the shares subject to monthly thereafter see "Compensation Discussion and Analysis—Long Term Equity Incentives—Options—Time-Vesting Options").

(3)
The TSR Options granted to our CEO cliff vest three years following their grant date, contingent on continuous service. The performance condition associated with these options was satisfied as of July 23, 2013 (see "Compensation Discussion and Analysis—Long-Term Equity Incentives—Options—TSR Performance-Vesting Options").

(4)
These PSUs were issued under the 2004 SCP and the 2012 Plan. The PSUs vest after the end of a three-year performance period, subject to both continuous service and the achievement of performance criteria. If the minimum performance threshold is not achieved, no PSUs will vest and the PSUs will be forfeited at the end of the performance period. The PSUs are described in more detail above under "Compensation Discussion and Analysis—Long-Term Equity Incentives—Share Awards—Performance Share Units".

(5)
These TPS and TPSU awards, issued under the 2004 SCP and the 2012 Plan, are subject to both continuous service and the satisfaction of applicable performance vesting requirements. The first tranche may vest no sooner than one year after the grant date, with vesting subject to satisfying specified performance criteria. Potential vesting for these awards is annually thereafter according to specific performance requirements. If threshold performance is not achieved, no awards will vest and the shares underlying the award will be forfeited at the end of the performance period. The TPS and TPSU awards are described in more detail above under "Compensation Discussion and Analysis—Long-Term Equity Incentives—Share Awards—Threshold Performance Shares and Threshold Performance Share Units".

(6)
The TSR PSUs granted to our CEO cliff vest three years following their grant date, contingent on continuous service. The performance condition associated with these PSUs was satisfied as of July 23, 2013 (see "Compensation Discussion and Analysis—Long-Term Equity Incentives—Share Awards—TSR Performance Share Units").

(7)
Mr. Lerner was awarded TPSUs as part of his new hire compensation package, of which 100,000 units (the Transition Award) are subject to accelerated vesting on certain terminations of employment. For a description of this accelerated vesting, refer to the section entitled "Involuntary Termination Without Cause or For Good Reason Outside of a Change in Control Period" below.

 Option Exercises and Stock Vested for Fiscal Year 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen J. Luczo	629,408	24,984,931	380,687	18,383,123
Patrick J. O'Malley	109,683	5,082,293	67,399	3,235,323
James J. Lerner	—	—	—	—
William D. Mosley	—	—	84,953	4,089,852
Albert A. Pimentel	30,000	1,184,102	35,000	1,723,630

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Name	Executive Contributions in FY2014 ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in FY2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance in FY2014 ($)(a)
Stephen J. Luczo	—	—	—	—	—
Patrick J. O'Malley	888,908	—	438,661	—	3,878,477
James J. Lerner	—	—	—	—	—
William D. Mosley	—	—	21,192	—	534,906
Albert A. Pimentel	—	—	—	—	—
Kenneth M. Massaroni	—	—	—	—	—

(a)
The amounts reported as Executive contributions represent compensation already reported in the Summary Compensation Table, with the exception of earnings on contributions, as such earnings are not considered at above-market rates.

        The SDCP is a nonqualified deferred compensation plan allowing participants to defer on a pre-tax basis up to 70% of their base salary and up to 100% of their annual performance-based cash bonus, and to select from several mutual fund investment options used to determine notional earnings on the deferred amounts. The deferrals and notional earnings related to those deferrals are reflected on our books as an unfunded obligation of the Company, and remain part of our general assets. We have established a grantor (or rabbi) trust for the purpose of accumulating funds to satisfy our obligations and process payments due under the SDCP.

        Participants may elect to receive distributions upon retirement or termination of employment or at a specified time while still employed. Participants may elect to receive distributions following retirement or termination in a lump sum or in quarterly installments over 3, 5, 10, or 15 years. Participants may elect to receive in-service distributions in a lump sum or annual installments payable over 2, 3, 4 or 5 years. Upon disability, a participant's account will be distributed in accordance with his or her retirement/termination distribution elections. Additionally, upon death, a participant's accounts will be paid to his or her beneficiary or beneficiaries in a cash lump-sum payment payable before the later of the end of the calendar year in which the participant dies, and two and one-half months after the participant dies. Unless otherwise determined by the Compensation Committee prior to a change in control, the SDCP will be terminated upon the occurrence of a change in control and the aggregate balance credited to and held in a participant's account shall generally be distributed to him or her in a lump sum not later than the thirtieth day following the change in control.

Potential Payments Upon Qualifying Termination or Change in Control

        As discussed above under the heading titled "Compensation Discussion and Analysis—Severance and Change in Control Benefits," the Compensation Committee adopted the Severance Plan to provide, among other things, consistent severance benefits to NEOs who are terminated without cause or resign for good reason, in lieu of severance protections that might otherwise have been included in individually negotiated employment agreements. In addition to severance, participating NEOs are entitled to receive payment of deferred amounts in the event of a termination of employment or a change in control, as described under the immediately preceding heading titled "Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans".

Involuntary Termination Without Cause or For Good Reason Outside of a Change in Control Period

        Under the Severance Plan in effect during fiscal year 2014, if an NEO's employment were to have been terminated by the Company without "cause" (as defined below) or by the NEO for "good reason" (as defined below), the NEO would have been entitled to receive a severance payment equal to a pre-determined number of months of base salary, based on the NEO's job level. In the event of such an involuntary termination outside of a "change in control period" (as defined below), the CEO would be entitled to receive 24 months of base salary and the other NEOs (except Mr. Lerner, whose severance arrangement is described below) would be entitled to receive 20 months of base salary, as well as a pro-rata bonus for the year of termination based on the number of days elapsed from the beginning of the fiscal year until the termination date at the most recent accrued performance level, and, if applicable, the prior year bonus (if earned but unpaid at the time of termination). The severance benefits are generally payable within 20 business days following the "payment confirmation date" (as defined in the Severance Plan) in an amount equal to the lesser of (a) 50% of the severance benefit and (b) $510,000 (for calendar year 2014), with the remaining amount payable twelve months following the date of termination. The Company would also provide paid outplacement services for a period of two years following termination. The receipt of these severance benefits would generally be subject to the NEO's execution of an effective release of claims against the Company and compliance with certain non-competition, non-solicitation and confidentiality covenants during the applicable severance period.

        Under the Severance Plan, "cause" means (i) an NEO's continued failure to substantially perform the material duties of his or her office, (ii) fraud, embezzlement or theft by an NEO of Company property, (iii) the conviction of an NEO of, or plea of nolo contendere by the NEO to, a felony, (iv) an NEO's willful malfeasance or willful misconduct in connection with such NEO's duties or any other act or omission which is materially injurious to the financial condition or business reputation of Seagate, or (v) a material breach by an NEO of any of the provisions of (A) the Severance Plan, (B) any non-compete, non-solicitation or confidentiality provisions to which such NEO is subject or (C) any company policy or other agreement to which such NEO is subject. If an NEO is involuntarily terminated for any reason outside a change in control period, the Severance Plan does not provide for any accelerated vesting of outstanding equity awards. Instead, the terms of any vesting acceleration are governed by the applicable award agreement (including, without limitation, the accelerated vesting provided to Mr. Lerner in connection with his Transition Award, as described below). Other than in connection with Mr. Lerner's Transition Award, upon termination of an NEO's continuous service for any reason (other than death or disability): (i) the award agreements (including TPS and TPSU) provide that vesting will cease and, where applicable, Seagate will automatically reacquire all unvested shares without payment of consideration and (ii) the option agreements provide that all unvested options will be cancelled effective as of the termination date, although NEOs, as all other option holders, would have three months to exercise options that are vested as of the date of termination.

        If Mr. Lerner is terminated without "Cause" or resigns for "Good Reason" outside of a "Change in Control Period" (as each such term is defined in the Severance Plan) within two years of his date of hire, he will be eligible for the following severance benefits instead of the benefits he would receive under the Severance Plan: (a) 24 months of base salary, (b) the EOPB Target Bonus and the MBO Target Bonus for the year of termination, and (c) for the unvested portion of the Transition Award, pro-rata vesting based on the days Mr. Lerner worked from the last vesting date (if any) through his termination date (with Mr. Lerner being deemed to have worked an additional two years following his termination for purposes of such calculation).

Involuntary Termination Without Cause or For Good Reason During a Change in Control Period

        The Severance Plan provides for enhanced severance benefits if an NEO is terminated by the Company without cause or resigns for good reason during a "change in control period". This period is defined as the period commencing six months prior to the effective date of a "change in control" (as defined below) and ending 24 months following such date. In the event of an involuntary termination within a change in control period (often called a "double trigger"), the NEO would be entitled to receive the following: (i) 36 months of base salary and target bonus in the case of the CEO, or 24 months of base salary and target bonus in the case of the other NEOs, (ii) a lump sum cash payment equal to two times the before-tax annual cost of the applicable COBRA premiums for the NEO and his or her eligible dependents, if any, (iii) paid outplacement services for a period of two years, and (iv) full vesting of all unvested equity-based awards (whether or not awarded prior to or following the adoption of the Severance Plan). All other rights and obligations imposed under the Severance Plan upon such a termination of employment outside of the context of a change in control (as described above) would also be generally applicable in the event of a termination during a change in control period, except that the severance benefits would generally be payable within 20 business days following the "payment confirmation date" in an amount equal to the lesser of (a) 100% of the severance benefit and (b) $510,000 (for calendar year 2014), with the remainder, if any, payable six months and one day following the termination date.

        Under the Severance Plan, "change in control" or "CIC" means the consummation or effectiveness of any of the following events: (i) the sale, exchange, lease or other disposition of all or substantially all of the assets of Seagate to a person or group of related persons; (ii) a merger, reorganization, recapitalization, consolidation or other similar transaction involving Seagate in which the voting securities of Seagate owned by the shareholders of Seagate immediately prior to such transaction do not represent more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such transaction; (iii) any person or group of related persons is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting securities of Seagate; (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Seagate was approved by a vote of a majority of the directors of Seagate then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or (v) a dissolution or liquidation of Seagate.

        In addition, under the terms of our equity award agreements with each NEO and consistent with the treatment of equity awards under the Severance Plan, if a change in control (which is generally defined in a similar manner as under the Severance Plan) occurs and the successor company does not assume or replace the awards with alternatives that preserve both the intrinsic value and the rights and benefits of the award immediately prior to the CIC, then all awards accelerate and become fully vested at least 10 days prior to the consummation of the CIC. The PSU award agreement further provides that the number of shares that will vest on the later of the closing of a CIC and an NEO's involuntary termination within the change in control period will be based on the Company's performance through the closing date of the CIC, with relative TSR performance measured by using the average closing prices over the 30-day trading period preceding the CIC. The vesting of the TSR Options and TSR PSUs issued to our CEO will accelerate in full upon the later of a CIC and a qualifying termination of employment,.

        In the event that the benefits payable following a CIC exceed the safe harbor limits established in Section 280G of the Code, we cap benefits at the safe harbor limit if the after-tax benefit to the NEO of the capped amount is greater than the after-tax benefit of the full amount (which would be subject to excise taxes imposed by Section 4999 of the Code). We do not provide any gross-up for excise taxes and the NEO is responsible for payment of all personal taxes, including excise taxes.

Termination due to Death or Disability

        In the event a termination of employment occurs due to an NEO's death or disability, the NEO would not be entitled to any benefits under the Severance Plan. Under the Severance Plan, "disability" means that the NEO is physically or mentally incapacitated and therefore unable to substantially perform his duties for six consecutive months or an aggregate of nine months in any consecutive 24-month period. However, in the event of termination of employment due to an NEO's death or disability, the Compensation Committee has the discretion under the terms of the EOPB to pay to the NEO or the NEO's estate a pro-rated target bonus for the fiscal year in which the termination occurs.

        The terms of the restricted share and performance share award agreements for our NEOs provide that vesting will cease upon a termination due to disability (as defined above), and the Company will automatically reacquire all unvested shares without payment of consideration. However, for a termination due to death, the NEO will be deemed to have completed an additional year of service as of the termination date so that an additional 25% of the award will vest immediately.

        Similarly, the option agreements provide that upon termination due to death, the NEO will be deemed to have completed an additional year of service for purposes of determining the portion of an option award that will be vested at termination. For our CEO, both the TSR Option agreement and the TSR PSU award agreement provides that the CEO will vest pro-rata in the option or award based on the number of days from the beginning of the performance period until the termination date upon termination due to death or disability. Additionally, the PSU agreements for our NEOs provide that in the event of a termination due to death or disability, the awards will vest pro-rata based on the number of days from the beginning of the performance period until the termination date, based on actual Company performance, and will be settled in ordinary shares after the end of the performance period.

        Finally, for those Executives who participate in the group replacement life insurance plan, the Company will continue to pay its portion of the insurance premiums through the end of the calendar year in which the Executive becomes disabled.

Potential Payments Upon Termination

  Severance Benefits Upon Termination Without Cause or For Good Reason outside a Change in Control Period

        The following table sets forth the estimated value of the potential payments and benefits to each NEO assuming termination of the NEO by the Company without cause or by the NEO for good reason on June 27, 2014.

Name	Monthly Base Salary ($)	Months of Base Pay (#)	Prior Year Bonus ($)(1)	Outplacement Benefit ($)	Total ($)
Stephen J. Luczo	100,005	24	1,458,068	15,000	1,458,068
Patrick J. O'Malley	47,084	20	457,659	15,000	457,659
James J. Lerner	43,751	20	157,133	15,000	157,133
William D. Mosley	50,001	20	573,497	15,000	573,497
Albert A. Pimentel	50,001	20	583,217	15,000	583,217

(1)
Represents full-year bonus earned but unpaid at the time of termination.

  Severance Benefits Upon Termination Due to Death

        The following table sets forth the estimated value as of June 27, 2014 of the potential payments and benefits to each NEO, assuming termination of the NEO due to death on such date.

Name	Target Bonus ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Stock Awards ($)(3)	Total ($)
Stephen J. Luczo	1,800,000	5,957,181	32,126,103	39,883,285
Patrick J. O'Malley	565,000	813,769	6,462,697	7,841,466
James J. Lerner	656,265	48,046	2,134,500	2,838,811
William D. Mosley	750,000	1,031,203	6,903,030	8,684,233
Albert A. Pimentel	750,000	6,207,600	4,111,161	11,068,761

(1)
Amounts for the bonus component of the death benefit assume that the Compensation Committee elects to exercise its discretion to pay the NEO's estate a bonus for the fiscal year in which death occurs. In addition, the amount has been calculated assuming that the Compensation Committee elects to award the bonus at the NEO's target bonus opportunity for that year. However, the EOPB does not obligate the Compensation Committee to pay a bonus at the target bonus level or otherwise in the event of an NEO's death.

(2)
Amounts for the value of options that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's ordinary shares on the date of termination of employment was equal to the closing price on June 27, 2014, or $56.92 per share, and are based on the difference between this price and the exercise price of options held by the NEO. As a result, the amounts shown do not include any value for the acceleration of options that have an exercise price greater than $56.92 or for options that were already vested as of June 27, 2014. Under the terms of the TSR Options issued to our CEO, the same number of options would accelerate in the event of disability as in the event of death because the performance condition was satisfied as of July 23, 2013; the value of the acceleration of such TSR Options is set forth in the table below (see footnote 3 below).

(3)
Amounts for the value of share awards that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's ordinary shares on the date of termination of employment was equal to the closing price on June 27, 2014. In addition, the value of accelerated PSUs is calculated assuming that we would have achieved the target level of performance at the end of the three-year performance measurement cycle. In the event of disability, the NEOs would receive the same number of shares under the terms of the PSU award agreements as in the event of death, as set forth below. In addition, under the terms of the TSR PSUs issued to our CEO, the same number of

  PSUs would accelerate in the event of disability as in the event of death because the performance condition was satisfied as of July 23, 2013.

Name	Accelerated Vesting of PSU Awards ($)	Accelerated Vesting of Options ($)
Stephen J. Luczo	32,126,103	3,494,762
Patrick J. O'Malley	6,462,697	—
James J. Lerner	2,134,500	—
William D. Mosley	6,903,030	—
Albert A. Pimentel	4,111,161	—
(4)
In the event of the death of either of Messrs. Luczo or O'Malley, their beneficiary(ies) would be entitled to a death benefit of $450,000 under the terms of the group replacement life insurance plan, in addition to any accrued cash value. Further, under the terms of this plan, each of Messrs. Luczo and O'Malley would be entitled to continued payment of the Company's portion of the insurance premiums through December 31, 2014, in the aggregate amount of $3,563 and $2,287, respectively, in the event the Executive became disabled on June 27, 2014.

  Severance Benefits Upon Termination Without Cause or For Good Reason within a Change in Control Period

        The following table sets forth the estimated value calculated as of June 27, 2014 of the potential payments to each NEO, assuming termination of the NEO by the Company without cause or by the NEO for good reason on such date in connection with a change in control, during a change in control period, as defined in the Severance Plan.

Name	Monthly Base Salary ($)	Monthly Target Bonus ($)	Months of Pay (#)	Total Severance Pay ($)	Total Health Care Benefit ($)	Outplacement Benefit	Accelerated Vesting of Stock Options ($)(1)	Accelerated Vesting of Stock Awards ($)(2)	Total ($)(3)
Stephen J. Luczo	100,000	150,000	36	9,000,000	40,241	15,000	9,462,139	47,549,545	66,067,345
Patrick J. O'Malley	47,083	47,083	24	2,260,000	24,991	15,000	1,481,892	11,466,534	15,248,417
James J. Lerner	43,751	54,689	24	2,362,554	42,266	15,000	153,750	8,538,000	11,111,570
William D. Mosley	50,000	62,500	24	2,700,000	42,456	15,000	1,840,730	12,917,994	17,516,179
Albert A. Pimentel	50,000	62,500	24	2,700,000	42,456	15,000	6,875,723	8,068,410	17,701,588

(1)
Amounts for the value of options that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's ordinary shares on the date of termination of employment was equal to the closing price on June 27, 2014, or $56.92 per share, and are based on the difference between this price and the exercise price of options held by the NEO. As a result, the amounts shown do not include any value for the acceleration of options that have an exercise price greater than $56.92 or for options that were already vested as of June 27, 2014.

(2)
Amounts for the value of share awards that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's ordinary shares on the date of termination of employment was equal to the closing price on June 27, 2014. In addition, the value of accelerated PSUs is calculated assuming that we would have achieved the target level of performance at the end of the three-year performance measurement cycle, except for the TSR PSUs issued to our CEO which would accelerate in full because the performance condition had been satisfied as of July 23, 2013.

(3)
Calculations do not include the impact of any potential cutback pursuant to the application of the Code Section 280G safe harbor limit under the relevant provisions of the Severance Plan.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information concerning the Company's equity compensation plans as of June 27, 2014.

Equity compensation plans	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by shareholders	6,400,381	(1)	$19.82	(2)	25,914,007	(3)
Equity compensation plans not approved by shareholders	18.719	(4)	$14.09	(5)

Total	6,419,100		$19.80		25,914,007

(1)
This number includes 417,731 ordinary shares that were subject to issuance upon the exercise of share options granted under our Seagate Technology plc 2001 Share Option Plan (the "SOP"), 3,390,664 ordinary shares that were subject to issuance upon the exercise of share options granted under the 2004 SCP and 2,591,986 ordinary shares that were subject to issuance upon the exercise of shares options granted under the 2012 Plan.

(2)
This value is calculated based on the exercise price of options outstanding under the SOP, the 2004 SCP and the 2012 Plan.

(3)
This number includes 15,683,937 ordinary shares available for future issuance under the 2012 Plan and 10,230,070 ordinary shares available for issuance under our ESPP.

(4)
This number includes 7,498 ordinary shares that were subject to issuance under the Maxtor Corporation 2005 Performance Incentive Plan (the "Maxtor 2005 Plan") and 11,221 ordinary shares that were subject to issuance under the Maxtor Corporation Amended and Restated 1996 Stock Option Plan (the "Maxtor 1996 Plan").

(5)
This value is calculated based on the exercise price of options outstanding under the Maxtor 2005 Plan and the Maxtor 1996 Plan.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our Board has adopted a written policy for approval of transactions with our directors, director nominees, executive officers, shareholders that beneficially own more than 5% of our shares and immediate family members of such persons (each, a "Related Person"). Pursuant to the policy, if any Related Person has a direct or indirect material interest in a transaction or potential transaction in which the amount involved exceeds $120,000, he or she must promptly report it to the General Counsel of the Company or his designee. The Nominating and Corporate Governance Committee then reviews any such transactions and determines whether or not to approve or ratify them. In doing so, the Nominating and Corporate Governance Committee takes into account, among other factors it deems to be appropriate, the extent of the Related Person's interest; whether the transaction would interfere with the Related Person's judgment in fulfilling his or her duties to the Company; whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under similar circumstances; whether the transaction is in the interest of the Company and its shareholders; and whether the transaction would present an improper conflict of interest.

        In addition, if the transaction involves a director, the Nominating and Corporate Governance Committee will consider whether such transaction would impact such director's independence under NASDAQ rules or qualifications to serve on committees under the Company's Corporate Governance Guidelines and applicable NASDAQ and SEC rules. The Board has delegated authority to the Chair of the Nominating and Corporate Governance Committee to review and approve or ratify transactions where the aggregate amount is expected to be less than $1 million. A summary of any new transactions approved by the Chair is provided to the full Nominating and Corporate Governance Committee for its review at the next scheduled committee meeting after such approval.

        On December 19, 2011, the Company completed the acquisition of Samsung Electronics Co., Ltd.'s ("Samsung"; references to "Samsung" hereafter include Samsung affiliates) hard disk drive business (the "Acquisition"), in consideration for which the Company transferred cash and 45,239,490 ordinary shares to Samsung, giving them approximately 9.7% of our then outstanding ordinary shares. In connection with the Acquisition, the Company entered into a number of agreements with Samsung during fiscal year 2012 which remained in effect in fiscal year 2014. These included (i) a Shareholders Agreement, dated April 19, 2011 (the "Shareholders Agreement"), pursuant to which Samsung had the right to appoint one member of the Board so long as it held more than 7% of the Company's outstanding ordinary shares and provided for certain share registration rights; (ii) a warranty agreement to assume specified warranty liabilities for Samsung products following the closing of the Acquisition, (iii) an intellectual property agreement in relation to certain intellectual property sold and licensed as well as an amended cross-license agreement in relation to certain of the Company's and Samsung's patents, neither of which required any additional payment to be made by either the Company or Samsung, and iv) a trademark license agreement with Samsung pursuant to which the Company accrued approximately $9 million during fiscal year 2014. In addition, in connection with the Acquisition, the Company and Samsung also negotiated certain supply arrangements pursuant to which the parties entered into (i) a new hard disk drive supply agreement under which the Company supplies disk drives to Samsung for its personal computer, notebook, consumer electronics and other businesses, and (ii) a new NAND flash memory supply agreement (the "NAND Agreement") under which Samsung provides the Company with semiconductor products for use in the Company's enterprise solid state drives, solid state hybrid drives and other products, in each case on terms that may be made available to each party's largest customers. In addition to agreements related the Acquisition, there were also a number of ongoing relationships and transactions between the Company and Samsung during fiscal year 2014.

        During fiscal year 2014, the Company recorded revenues of $216 million in relation to the sale of hard disk drives to Samsung, and made payments of approximately $318 million for the purchase of NAND flash and other memory products under the terms of the NAND Agreement and other solid state memory supply agreements with Samsung. During that period, the Company and Samsung also continued to jointly develop certain storage technologies under the terms of a joint development and license agreement entered into in July 2010. In addition, in fiscal year 2012, the Company and Samsung entered into a contract for the construction of a new Seagate design center in Korea, pursuant to which the Company paid Samsung approximately $0.6 million in fiscal year 2014.

        On October 7, 2013, the Company and Samsung, entered into a Share Redemption Agreement (the "Share Redemption Agreement") pursuant to which the Company repurchased 32,700,000 ordinary shares by way of redemption from Samsung at a price of $46.03 per share, for a total redemption price of approximately $1.51 billion (the "Share Redemption Transaction"). Immediately prior to the Share Redemption Transaction, Samsung beneficially owned approximately 12.6% of the Company's outstanding shares. Immediately following the close of the Share Redemption Transaction on October 21, 2013, Samsung beneficially owned approximately 3.9% of the Company's outstanding shares. The Share Redemption Transaction was part of the Company's previously announced share repurchase program.

        In connection with the entry into the Share Redemption Agreement, the Company and Samsung entered into an Amendment and Termination Agreement (the "Amendment and Termination Agreement") amending and terminating the Shareholders Agreement. Pursuant to the Amendment and Termination Agreement, Samsung's right to appoint one member of the Board was terminated as were certain transfer restrictions, standstill provisions and voting provisions.

        In accordance with the Company's policy on Related Person transactions, the Board and the Nominating and Corporate Governance Committee approved the participation of the Company in the Acquisition, the Share Redemption Transaction and the Company's participation in all transactions with Samsung during the period when it was a Related Person were in accordance with the Company's policy on Related Person transactions.

        Josip Relota, Mr. Luczo's brother-in-law, has been employed as a software engineer by one of our majority-owned subsidiaries since June 24, 2013. In connection with such employment, Mr. Relota receives total annual cash compensation from such subsidiary of approximately $165,000. In addition, Mr. Relota is eligible to participate in such subsidiary's general employee benefit plans, including vacation and health plans. In fiscal year 2014, Mr. Relota was granted 9,000 stock options of such subsidiary with an exercise price of $0.09 per share. Mr. Relota's compensation is commensurate with that of other employees of such subsidiary in similar positions. The Company's Nominating and Corporate Governance Committee has ratified the terms of Mr. Relota's employment and compensation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who beneficially own more than 10% of the Company's ordinary shares, to file reports of ownership and reports of changes in ownership with the SEC. To the Company's knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required, all Section 16(a) filing requirements were complied with for the fiscal year 2014 other than one Form 4 reporting one transaction for Mr. Reyes and one transaction filed on a form 4/A for Mr. Morton.

SHAREHOLDER PROPOSALS AND NOMINATIONS

        Any proposal by a shareholder intended to be included in our proxy statement for the 2015 AGM must be received by the Company at its registered office at 38/39 Fitzwilliam Square, Dublin 2, Ireland, Attn: Company Secretary, no later than May 6, 2015. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, to be eligible for inclusion in our 2015 proxy statement.

        The Company's Articles of Association set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board of Directors in connection with annual general meetings of shareholders or who wish to bring other business before a shareholders' general meeting. All such nominations must be accompanied by certain background and other information specified in the Articles of Association. A shareholder wishing to nominate a director for the 2015 AGM must provide written notice to the Company Secretary of their intention to make such nomination no earlier than April 6, 2015 and no later than May 6, 2015, that is by a date not less than 120 nor more than 150 days before the date of the proxy statement for our prior year's annual general meeting. If the date of the 2015 AGM occurs more than 30 days before or after the anniversary of the 2014 AGM, then the written notice must be provided to the Company Secretary earlier than the 150th day prior to the date of the 2015 AGM and not later than the later of the 120th day prior to the date of the 2015 AGM or the 10th day following the day on which public announcement of the date of such meeting is first made.

        Unless a shareholder who wishes to bring business before the 2015 AGM outside the processes of Rule 14a-8 (other than a nomination as outlined above, and subject to applicable rules) provides written notice of such business received by the Company Secretary, at the address specified above, no later than July 20, 2015, the Company Designees will have discretionary authority to vote on any such proposal at the 2015 AGM with respect to all proxies submitted to us, even when we do not include in our proxy statement advice on the nature of the matter and how the Company Designees intend to exercise their discretion to vote on the matter. If the date of the 2015 AGM occurs more than 30 days before or after the anniversary of the 2014 AGM, then such notice must be received by the Company Secretary, at the address specified above, not later than the later of the 75th day prior to the date of the 2015 AGM or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must include a description of the proposed item and the reasons the proposing Shareholder believes its position concerning the item. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our 2015 proxy statement.

        The Nominating and Corporate Governance Committee will consider all shareholder recommendations for candidates for Board membership, which should be sent to that Committee, care of the Company Secretary, at the address set forth above. In addition to considering candidates recommended by shareholders, the Committee considers potential candidates recommended by current directors, Seagate officers, employees and others. As stated in the Company's Corporate Governance Guidelines, all candidates for Board membership are selected based upon their professional experience, recognized achievement in his or her respective field, willingness to make the commitment of time and effort required, good judgment, strength of character, reputation for integrity and personal and professional ethics, and an independent mind. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.

        Irish law provides that any shareholder or shareholders holding not less than 10% of the paid-up share capital carrying voting rights may requisition the directors to call an extraordinary general meeting at any time. The shareholders who wish to requisition an extraordinary general meeting must deposit a written notice at Seagate's registered office, which is signed by the shareholders requisitioning the meeting and states the objects of the meeting. If the directors do not within 21 days of the date of deposit of the requisition proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting but any meeting so convened cannot be held after the expiration of three months from the date of deposit of the requisition. These provisions of Irish law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

        If a shareholder wishes to communicate with the Board of Directors for any other reason, all such communications should be sent in writing, care of the Company Secretary, at the address set forth above.

INCORPORATION BY REFERENCE

        To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled "Report of the Compensation Committee" and "Report of the Audit Committee" (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in that other filing.

        Information contained on, or accessible through, our website is not a part of this Proxy Statement and is not deemed incorporated by reference hereunder for any purpose.

ANNUAL REPORT

        A copy of our Annual Report on Form 10-K (excluding exhibits) and our Irish Statutory Accounts, both for the fiscal year ended June 27, 2014, accompany this Proxy Statement. A printed copy of either document, including exhibits, will be furnished without charge to beneficial shareholders or shareholders of record upon request to Investor Relations, Seagate Technology plc, 10200 S. De Anza Boulevard, Cupertino, California 95014, or upon calling 1+ (408) 658-1222.

HOUSEHOLDING

        SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder's address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of the Company's proxy statement and annual report by contacting the Company at Investor Relations, Seagate Technology plc, 10200 S. De Anza Boulevard, Cupertino, California 95014. Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

By Order of the Board of Directors,

Kenneth M. Massaroni Executive Vice President, General Counsel, Chief Administrative Officer and Company Secretary

September 3, 2014

APPENDIX A

AMENDED AND RESTATED

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN

Adopted by Board on July 27, 2011, and amended on July 23~~[    ]~~, 2014

Approved by Shareholders on October 26, 2011, and on October 22, 2014

Termination Date: July 27, 2021

A-i

A-ii

A-iii

A-iv

I.    PURPOSES.

        The Company, by means of this Plan, seeks to provide incentives for the group of persons eligible to receive Share Awards to align their long-term interests with those of the Company's shareholders and to perform in a manner individually and collectively that enhances the success of the Company. The Plan is further intended to provide a means by which eligible recipients of Share Awards may be given an opportunity to benefit from increases in value of the Ordinary Shares through the granting of Share Awards including, but not limited to: (i) Incentive Stock Options, (ii) Nonstatutory Share Options, (iii) Restricted Share Bonuses, (iv) Share Appreciation Rights, (v) Phantom Share Units, (vi) Restricted Share Units, (vii) Performance Share Bonuses, (viii) Performance Share Units, (ix) Deferred Share Units, and (x) Other Share-Based Awards.

II.    DEFINITIONS.

        2.1  "Affiliate" means generally with respect to the Company, any entity directly, or indirectly through one or more intermediaries, controlling or controlled by (but not under common control with) the Company. Solely with respect to the granting of any Incentive Stock Options, Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code. Solely with respect to the granting of any Nonstatutory Share Options or Share Appreciation Rights, Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as defined in Treasury Regulation §1.409A-1(b)(5)(iii)(E).

        2.2  "Beneficial Owner" means the definition given in Rule 13d-3 promulgated under the Exchange Act.

        2.3  "Board" means the Board of Directors of the Company.

        2.4  "Change of Control" means the consummation or effectiveness of any of the following events:

            (i)  The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act;

           (ii)  A merger, reorganization, recapitalization, consolidation or other similar transaction involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such transaction do not represent more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding~~,~~ immediately after such transaction;

          (iii)  Any person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting securities of the Company (including by way of merger, takeover (including an acquisition by means of a scheme of arrangement), consolidation or otherwise);

          (iv)  During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office, who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

           (v)  A dissolution or liquidation of the Company.

        In addition, if a Change of Control constitutes a payment event with respect to any Share Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described above with respect to such Share Award must also constitute a "change in the ownership or effective control of the Company or a "change in the ownership of a substantial portion of the assets" of the Company," as defined in Treasury Regulation §1.409A-3(i)(5).

        Notwithstanding the foregoing, a restructuring of the Company for the purpose of changing the domicile of the Company (including, but not limited to, any change in the structure of the Company resulting from the process of moving its domicile between jurisdictions), reincorporation of the Company or other similar transaction involving the Company (a "Restructuring Transaction") will not constitute a Change of Control if, immediately after the Restructuring Transaction, the shareholders of the Company immediately prior to such Restructuring Transaction represent, directly or indirectly, more than fifty percent (50%) of the total voting power of the surviving entity.

        2.5  "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        2.6  "Committee" means a committee of one or more Directors (or other individuals who are not members of the Board to the extent allowed by applicable law) appointed by the Board in accordance with Section 3.3 of the Plan.

        2.7  "Company" means Seagate Technology Public Limited Company, a public company incorporated under the laws of the Republic of Ireland with limited liability under registered number 480010, or any successor thereto.

        2.8  "Consultant" means any person, including an advisor engaged by the Company or an Affiliate, to render consulting or advisory services and who is compensated for such services.

        2.9  "Continuous Service" means that the Participant's active service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided, that there is no interruption or termination of the Participant's Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board ~~Committee~~ or the chief executive officer of the Company, in such party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company or an Affiliate, including sick leave, military leave or any other personal leave.

        2.10  "Covered Employee" means the chief executive officer and the three (3) other highest compensated officers of the Company (other than the chief executive officer and the chief financial officer) for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m), and as such definition may be amended from time to time.

        2.11  "Director" means a member of the Board.

        2.12  "Deferred Share Unit" means any Share Award for which a valid deferral election is made.

        2.13  "Disability" means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code for all Incentive Stock Options. For all other Share Awards, "Disability" means physical or mental incapacitation such that for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period, a person is unable to substantially perform his or her duties. Any question as to the existence of that person's physical or mental incapacitation shall be determined by the Board in its sole discretion.

        2.14  "Dividend Equivalent" means a right granted to a Participant pursuant to Sections 7.3(iii), 7.4(iv) and 7.6(iv) of the Plan to receive the equivalent value (in cash or in Shares) of dividends paid on the Ordinary Shares.

        2.15  "Eligible Individual" means any person who is an Employee, Director or Consultant, as determined by the Board.

        2.16  "Employee" means any person on the payroll records of the Company or an Affiliate and actively providing services as an employee. Service as a Director or compensation by the Company or an Affiliate solely for services as a Director shall not be sufficient to constitute "employment" by the Company or an Affiliate.

        2.17  "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        2.18  "Fair Market Value" means, as of any date, the value of an Ordinary Share determined as follows:

            (i)  Unless otherwise determined by the Board in accordance with Section 409A of the Code, if the Ordinary Shares are listed on any established stock exchange (including the New York Stock Exchange) or traded on the NASDAQ Global Select Market, the Fair Market Value of a Share shall be the closing per-share sales price of such Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading; or if the Shares are not listed or admitted to trading on a national securities exchange, then the Fair Market Value of a Share shall be determined in good faith by the Board, and to the extent appropriate, based on the application of a reasonable valuation method.

           (ii)  For any reference to Fair Market Value in the Plan used to establish the price at which the Company shall issue Ordinary Shares to a Participant under the terms and conditions of a Share Award (such as a Share Award of Options or Share Appreciation Rights), the date as of which this definition shall be applied shall be the grant date of such Share Award.

        2.19  "Full-Value Share Award" shall mean any of a Restricted Share Bonus, Restricted Share Units, Phantom Share Units, Performance Share Bonus, or Performance Share Units.

        2.20  "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

        2.21  "Nominal Value" means US$0.00001 per Share.

        2.22  "Non-Employee Director" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

        2.23  "Nonstatutory Share Option" means an Option not intended to qualify as an Incentive Stock Option.

        2.24  "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        2.25  "Option" means an Incentive Stock Option or a Nonstatutory Share Option granted pursuant to the Plan.

        2.26  "Option Agreement" means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

        2.27  "Optionholder" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

        2.28  "Ordinary Share" or "Share" means an ordinary share of the Company, nominal value US$0.00001.

        2.29  "Other Share-Based Award" means a Share Award (other than an Option, a Restricted Share Bonus, a Share Appreciation Right, a Phantom Share Unit, a Restricted Share Unit, a Performance Share Bonus, a Performance Share Unit or a Deferred Share Unit) subject to the provisions of Section 7.7 of the Plan.

        2.30  "Other Share-Based Award Agreement" means a written agreement between the Company and a holder of an Other Share-Based Award setting forth the terms and conditions of an Other Share-Based Award grant. Each Other Share-Based Award Agreement shall be subject to the terms and conditions of the Plan.

        2.31  "Outside Director" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of U.S. Treasury Regulations promulgated under Section 162(m)), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an Officer of the Company or an "affiliated corporation" at any time and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director; or (ii) is otherwise considered an "outside director" for purposes of Section 162(m).

        2.32  "Participant" means a person to whom a Share Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Share Award.

        2.33  "Performance Goal" means, for a Performance Period, the one or more goals established by the Committee measured by the achievement of certain results, whether financial, transactional or otherwise. Financial results may be, but are not required to be, based on Qualifying Performance Criteria.

        2.34  "Performance Period" means one or more periods of time, which may be of varying and overlapping duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to, and the payment of, a Share Award determined in accordance with Article VIII of the Plan.

        2.35  "Performance Share Bonus" means a grant of Ordinary Shares subject to the provisions of Section 7.5 of the Plan.

        2.36  "Performance Share Bonus Agreement" means a written agreement between the Company and a Participant setting forth the terms and conditions of a Performance Share Bonus grant. Each Performance Share Bonus Agreement shall be subject to the terms and conditions of the Plan.

        2.37  "Performance Share Unit" means the right to receive the value of one (1) Ordinary Share subject to the provisions of Section 7.6 of the Plan.

        2.38  "Performance Share Unit Agreement" means a written agreement between the Company and a holder of a Performance Share Unit setting forth the terms and conditions of a Performance Share

Unit grant. Each Performance Share Unit Agreement shall be subject to the terms and conditions of the Plan.

        2.39  "Phantom Share Unit" means the right to receive the value of one (1) Ordinary Share, subject to the provisions of Section 7.3 of the Plan.

        2.40  "Phantom Share Unit Agreement" means a written agreement between the Company and a holder of a Phantom Share Unit setting forth the terms and conditions of a Phantom Share Unit grant. Each Phantom Share Unit Agreement shall be subject to the terms and conditions of the Plan.

        2.41  "Plan" means this Amended and Restated 2012 Equity Incentive Plan of Seagate Technology Public Limited Company, as amended from time to time.

        2.42  "Predecessor Plan" means the Seagate Technology Public Limited Company 2004 Share Compensation Plan.

        2.43  "Qualifying Performance Criteria" means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, and measured, including annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee: (a) pre- and after-tax income; (b) ~~net~~operating income ~~(before or after taxes);~~; (c) net operating income~~;~~ or profit (before or after taxes); (d) net earnings; (e) net ~~operating~~ income (before or after taxes); (f) operating margin; (g) gross margin; (h) cash flow (before or after dividends); (i) earnings per share; (~~i) return on equity; (~~j) return on equity; (k) return on assets, net assets, investments or capital employed; (~~k) pre-tax profit; (~~l) revenue; (m) market share; (n) ~~cash flow (before or after dividends); (o)~~ cost reductions or savings; (~~p~~o) funds from operations; (~~q~~p) total shareholder return; (~~r~~q) share price; (~~s~~r) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; (~~t~~s) market capitalization; (~~u~~t) economic value added; (~~v~~u) operating ratio; (~~w~~v) product development or release schedules; (~~x~~w) new product innovation; (~~y) cost reductions; (z~~x) implementation of the Company's critical processes or projects; (~~aa~~y) customer service or customer satisfaction; ~~or (bb~~(z) product quality measures; (aa) days sales outstanding or working capital management; (bb) inventory or inventory turns; (cc) pre-tax profit and/or (dd) cost reductions. Unless applicable U.S. tax and/or securities laws are amended to permit the Committee's discretion to change Qualifying Performance Criteria without shareholder approval, the Committee shall have no discretion to change Qualifying Performance Criteria without obtaining shareholder approval.

        2.44  "Restricted Share Bonus" means a grant of Ordinary Shares subject to the provisions of Section 7.1 of the Plan.

        2.45  "Restricted Share Bonus Agreement" means a written agreement between the Company and a Participant setting forth the terms and conditions of a Restricted Share Bonus grant. Each Restricted Share Bonus Agreement shall be subject to the terms and conditions of the Plan.

        2.46  "Restricted Share Unit" means the right to receive the value of one (1) Ordinary Share at the time the Restricted Share Unit vests, subject to the provisions of Section 7.4 of the Plan.

        2.47  "Restricted Share Unit Agreement" means a written agreement between the Company and a holder of a Restricted Share Unit setting forth the terms and conditions of a Restricted Share Unit grant. Each Restricted Share Unit Agreement shall be subject to the terms and conditions of the Plan.

        2.48  "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

        2.49  "Section 162(m)" means Section 162(m) of the Code.

        2.50  "Securities Act" means the U.S. Securities Act of 1933, as amended.

        2.51  "Share Appreciation Right" or "SAR" means the right to receive an amount equal to the Fair Market Value of one (1) Ordinary Share on the day the Share Appreciation Right is redeemed, reduced by the deemed exercise price or base price of such right, subject to the provisions of Section 7.2 of the Plan.

        2.52  "Share Appreciation Right Agreement" means a written agreement between the Company and a holder of a Share Appreciation Right setting forth the terms and conditions of a Share Appreciation Right grant. Each Share Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

        2.53  "Share Award" means any Option, Restricted Share Bonus, Share Appreciation Right, Phantom Share Unit, Restricted Share Unit, Performance Share Bonus, Performance Share Unit, Deferred Share Unit, or Other Share-Based Award.

        2.54  "Share Award Agreement" means a written agreement between the Company and a holder of a Share Award setting forth the terms and conditions of a Share Award grant. Each Share Award Agreement shall be subject to the terms and conditions of the Plan.

        2.55  "Ten Percent Shareholder" means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any of its Affiliates.

III.    ADMINISTRATION.

        3.1    Administration by Board.    The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3.3.

        3.2    Powers of Board.    The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

            (i)  to determine (a) which Eligible Individuals shall be granted Share Awards; (b) when each Share Award shall be granted; (c) the type or types of Share Awards to be granted; and (d) the number of Share Awards to be granted and the number of Shares to which a Share Award shall relate;

           (ii)  to determine the terms and conditions of any Share Award granted pursuant to the Plan, including, but not limited to, (a) the purchase price (if any) of Shares to be issued pursuant to any Share Award, (b) any restrictions or limitations on any Share Award or Shares acquired pursuant to a Share Award, (c) any vesting schedule or conditions applicable to a Share Award and accelerations or waivers thereof (including, but not limited to, upon a Change in Control), and (d) any provisions related to recovery of gain on, or forfeiture of, a Share Award or Shares issued pursuant to a Share Award, based on such considerations as the Board in its sole discretion determines;

          (iii)  to construe and interpret the Plan and Share Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Share Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

          (iv)  to amend the Plan or a Share Award as provided in Article XIII of the Plan;

           (v)  to suspend or terminate the Plan at any time; provided, ~~however,~~ that suspension or termination of the Plan shall not materially impair the rights and obligations under any Share Award granted while the Plan is in effect except with the written consent of the affected Participant;

          (vi)  to settle all controversies regarding the Plan and Share Awards granted under it;

         (vii)  to exercise such powers and to perform such acts as the Board deems necessary, desirable, convenient or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan; and

        (viii)  to establish, adopt or revise any rules and regulations, including adopting sub-plans to the Plan or special terms for Share Award Agreements, for the purposes of complying with non-U.S. laws and/or taking advantage of tax favorable treatment for Share Awards granted to Participants outside the United States (as further set forth in Section 5.3 of the Plan) as it may deem necessary or advisable to administer the Plan.

        3.3    Delegation to Committee.

          (i)    General.    The Board may delegate administration of the Plan to a Committee ~~or Committees~~ of one or more individuals, and the term "Committee" shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee, as applicable), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

          (ii)    Committee Composition when Ordinary Shares are Publicly Traded.    So long as the Ordinary Shares are publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m), and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (a) delegate to a committee of one or more individuals who are not Outside Directors the authority to grant Share Awards to Eligible Individuals who are either (1) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Share Award or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) and/or (b) delegate to a committee of one or more individuals who are not Non-Employee Directors the authority to grant Share Awards to Eligible Individuals who are either (1) not then subject to Section 16 of the Exchange Act or (2) receiving a Share Award as to which the Board or Committee elects not to comply with Rule 16b-3 by having two or more Non-Employee Directors grant such Share Award.

        3.4    Effect of Board's Decision.    All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

IV.    SHARES SUBJECT TO THE PLAN.

        4.1    Share Reserve.    Subject to the provisions of Article XII of the Plan relating to adjustments upon changes in Ordinary Shares, the maximum aggregate number of Shares that may be issued pursuant to Share Awards under the Plan shall not exceed ~~twenty-seven~~ fifty-two million ~~(27,000,000)~~ (52,000,000) Shares, plus any Shares remaining available for grant under the Predecessor Plan as of the Effective Date (as defined in Section 15.1) (the "Share Reserve"). Any Shares that are subject to Options or SARs granted under the Plan shall be counted against the Share Reserve as one (1) Share for every one (1) Share granted, and any Shares that are subject to Full-Value Share Awards granted under the Plan shall be counted against the Share Reserve as two and one-half~~one-tenth~~  (2.5~~1~~) Shares for every one (1) Share granted; provided, ~~however,~~ that ~~for~~ Full-Value Share Awards granted under the Plan prior to October 22, 2014~~, .~~ shall be counted against the Share Reserve as two and one-tenth (2.1) Shares for every one (1) Share granted. Notwithstanding the foregoing, and subject to the provisions of Article XII, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options under the Plan shall not exceed twenty million (20,000,000) Shares.

        4.2    Adjustments to the Share Reserve.    If (i) any Share Award or share award granted under the Predecessor Plan shall for any reason expire, be cancelled or otherwise terminated, in whole or in part, without having been exercised or redeemed in full, or be settled in cash, or (ii) if any Shares subject to Share Awards or share awards granted under the Predecessor Plan shall be reacquired by the Company prior to vesting, the Shares subject to such awards shall revert to the Share Reserve and again become available for issuance under the Plan. Any Shares that again become available for grant pursuant to this Section 4.2 shall be added back to the Share Reserve in the ~~same~~ applicable ratio described in Section 4.1 of the Plan; provided, ~~however~~that, any Shares that were outstanding under the Predecessor Plan that become available for grant shall be added back to the Share Reserve in the ratio set forth in the Predecessor Plan. Notwithstanding the foregoing, the following shall not revert to the Share Reserve: (a) Shares tendered by a Participant or withheld by the Company in payment of the exercise price to the Company or to satisfy any tax withholding obligation or other tax liability of the Participant, and (b) Shares repurchased by the Company on the open market or otherwise using cash proceeds from the exercise of Options or the exercise of options granted under the Predecessor Plan.

        4.3    Source of Shares.    The Shares subject to the Plan may be unissued Shares or reacquired Shares, bought on the market or otherwise.

V.    ELIGIBILITY AND PARTICIPATION.

        5.1    Eligibility.    Subject to the provisions of the Plan, each Eligible Individual shall be eligible to receive Share Awards pursuant to the Plan, except that only Employees shall be eligible to receive Incentive Stock Options.

        5.2    Participation.    Subject to the provisions of the Plan, the Board may, from time to time, select from among Eligible Individuals those to whom Share Awards shall be granted, and shall determine the nature and amount of each Share Award. No Eligible Individual shall have any right to be granted a Share Award pursuant to the Plan.

        5.3    Non-U.S. Participants.    Notwithstanding any provision of the Plan to the contrary, to comply with the laws in countries outside the United States in which the Company and its Affiliates operate or in which Eligible Individuals provide services to the Company or its Affiliates, the Board, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States shall be eligible to participate in the Plan; (iii) modify the terms and conditions of any Share Award granted to Eligible Individuals outside the United States; (iv) establish sub-plans and modify exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Affiliates or Participants residing in particular locations; provided,~~however,~~ that no such sub-plans and/or modifications shall take precedence over Article IV of the Plan or otherwise require shareholder approval; and (v) take any action, before or after a Share Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Board is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive a Share Award under the Plan or on death, disability, retirement or other termination of Continuous Service, available methods of exercise or settlement of a Share Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership. Notwithstanding the foregoing, the Board may not take any actions hereunder, and no Share Awards shall be granted, that would violate the Securities Act, the Exchange Act, ~~the Code,~~ any securities law or governing statute or any other applicable law.

VI.    OPTION PROVISIONS.

        Each Option shall be evidenced by an Option Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be designated Incentive Stock Options or Nonstatutory Share Options at the time of grant. The terms and conditions of Option Agreements may change from time to time and the terms and conditions of separate Option Agreements need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

        6.1    Incentive Stock Option $100,000 Limitation.    To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Share Options.

        6.2    Term.    No Option shall be exercisable after the expiration of seven (7) years from the date it was granted. Notwithstanding the foregoing, no Incentive Stock Option granted to a Ten Percent Shareholder shall be exercisable after the expiration of five (5) years from the date it was granted.

        6.3    Vesting.    The Board shall determine the criteria under which Options may vest and become exercisable; the criteria may include Continuous Service and/or the achievement of Performance Goals and in any event such criteria shall be set forth in the Option Agreement.

        6.4    Exercise Price of an Option.    The exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares on the date the Option is granted; provided, ~~however,~~ that an Option may be granted with an exercise price lower than that set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code and Section 424(a) of the Code. Notwithstanding the foregoing, the exercise price of each Incentive Stock Option granted to a Ten Percent Shareholder shall be at least one hundred ten percent (110%) of the Fair Market Value of the Ordinary Shares on the date the Option is granted.

        6.5    Consideration.    The purchase price of Ordinary Shares acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or by check at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Share Option) and pursuant to procedures established by the Company from time to time: (a) by delivery to the Company of other Shares, (b) according to a deferred payment or other similar arrangement with the Optionholder, including use of a promissory note, (c) pursuant to a "same day sale" program, or (d) by some combination of the foregoing.

        6.6    Termination of Continuous Service.    In the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder's Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

        6.7    Extension of Option Termination Date.    An Optionholder's Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder's Continuous Service (other than upon the Optionholder's death or Disability) would be prohibited at any time because the issuance of Shares would violate either the registration requirements under the Securities Act (or other applicable securities law) or the Company's insider trading policy, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder's Continuous Service during which the exercise of the Option would not be in violation of either such registration requirements (or other applicable securities law) or the Company's insider trading policy.

        6.8    Disability of Optionholder.    In the event that an Optionholder's Continuous Service terminates as a result of the Optionholder's Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

        6.9    Death of Optionholder.    In the event (i) an Optionholder's Continuous Service terminates as a result of the Optionholder's death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder's Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder's death pursuant to Section 6.10 or 6.11 of the Plan, but only within the period ending on the earlier of (a) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (b) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

        6.10    Transferability of an Incentive Stock Option.    An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, if provided in the Option Agreement, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

        6.11    Transferability of a Nonstatutory Share Option.    Unless otherwise provided by the Board, a Nonstatutory Share Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, if provided in the Option Agreement, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

VII.    SHARE AWARDS PROVISIONS OTHER THAN OPTIONS.

        7.1    Restricted Share Bonus Awards.    Each Restricted Share Bonus shall be evidenced by a Restricted Share Bonus Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Restricted Share Bonuses shall be paid by the Company in Ordinary Shares. Should Shares be issued pursuant to a Restricted Share Bonus award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Restricted Share Bonus award shall then be allotted as fully paid to the Participant. The terms and conditions of Restricted Share Bonus Agreements may change from time to time, and the terms and conditions of separate Restricted Share Bonus Agreements need not be identical, but each Restricted Share Bonus Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Vesting.    Restricted Share Bonus awards shall be subject to a vesting schedule and vesting shall generally be based on the Participant's Continuous Service. Upon failure to meet the vesting conditions, Shares awarded under the Restricted Share Bonus Agreement shall be subject to a share reacquisition right in favor of the Company in accordance with the vesting schedule; provided, ~~however,~~ that any such Shares shall be reacquired without the payment of any consideration to the Participant.

          (ii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, the Company shall reacquire (without the payment of any consideration) any of the Shares held by the Participant that have not vested as of the date of termination under the terms of the Restricted Share Bonus Agreement.

          (iii)    Transferability.    Rights to acquire Shares under the Restricted Share Bonus Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Share Bonus Agreement, as the Board shall determine in its discretion, so long as Ordinary Shares awarded under the Restricted Share Bonus Agreement remain subject to the terms of the Restricted Share Bonus Agreement.

          (iv)    Dividends.    Any dividends payable with respect to the Ordinary Shares underlying a Restricted Share Bonus award shall be subject to the same vesting conditions as such Shares; dividends, if any, that may become payable upon the vesting of such Shares shall be distributed to the Participant, at the discretion of the Board, in cash or in Ordinary Shares having a Fair Market Value equal to the amount of such dividends; provided, that, ~~however,~~  if such Shares are forfeited, the Participant shall have no right to such dividends (except as otherwise set forth in the applicable Restricted Share Bonus Agreement).

        7.2    Share Appreciation Rights.    Two types of Share Appreciation Rights (or ~~"~~SARs~~"~~) shall be authorized for issuance under the Plan: (1) stand-alone SARs and (2) stapled SARs. Each SAR shall be evidenced by a Share Appreciation Right Agreement (or, if applicable, the underlying Option Agreement) which shall be in such form and shall contain such additional terms and conditions as the Board shall deem appropriate. Should Shares be issued pursuant to a SAR in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the SAR shall then be allotted as fully paid to the Participant. The additional terms and conditions of Share Appreciation Right Agreements (and/or underlying Option Agreements, as applicable) may change from time to time, and the additional terms and conditions of separate Share Appreciation Right Agreements (and/or underlying Option Agreements) need not be identical.

          (i)    Stand-Alone SARs.    The following terms and conditions shall govern the grant and redeemability of stand-alone SARs:

            (a)   The stand-alone SAR shall cover a specified number of underlying Shares and shall be redeemable upon such terms and conditions as the Board may establish. Upon redemption of the stand-alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the redemption date) of the Shares underlying the redeemed right over (ii) the aggregate base price in effect for those Shares.

            (b)   The number of Shares underlying each stand-alone SAR and the base price in effect for those Shares shall be determined by the Board in its sole discretion at the time the stand-alone SAR is granted. In no event, however, may the base price per Share be less than one hundred percent (100%) of the Fair Market Value per underlying Share on the grant date.

            (c)   The distribution with respect to any redeemed stand-alone SAR may be made in Shares valued at Fair Market Value on the redemption date, in cash, or partly in Shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

          (ii)    Stapled SARs.    The following terms and conditions shall govern the grant and redemption of stapled SARs:

            (a)   Stapled SARs may only be granted concurrently with an Option to acquire the same number of Shares as the number of such Shares underlying the stapled SARs.

            (b)   Stapled SARs shall be redeemable upon such terms and conditions as the Board may establish and shall grant a holder the right to elect among (1) the exercise of the concurrently granted Option for Shares, whereupon the number of Shares subject to the stapled SARs shall be reduced by an equivalent number, (2) the redemption of such stapled SARs in exchange for a distribution from the Company in an amount equal to the excess of the Fair Market Value (on the redemption date) of the number of vested Shares which the holder redeems over the aggregate base price for such vested Shares, whereupon the number of Shares subject to the concurrently granted Option shall be reduced by any equivalent number, or (3) a combination of (1) and (2).

            (c)   The distribution to which the holder of stapled SARs shall become entitled under this Section 7.2 upon the redemption of stapled SARs as described in Section 7.2(ii)(B) above may be made in Shares valued at Fair Market Value on the redemption date, in cash, or partly in Shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

        7.3    Phantom Share Units.    Each Phantom Share Unit shall be evidenced by a Phantom Share Unit Agreement which shall be in such form and shall contain such additional terms and conditions as the Board shall deem appropriate. Should Shares be issued pursuant to a Phantom Share Unit award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Phantom Share Unit award shall then be allotted as fully paid to the Participant. The additional terms and conditions of Phantom Share Unit Agreements may change from time to time, and the additional terms and conditions of separate Phantom Share Unit Agreements need not be identical. The following terms and conditions shall govern the grant and redeemability of Phantom Share Units:

            (i)  Phantom Share Unit awards shall be redeemable by the Participant to the Company upon such terms and conditions as the Board may establish. The value of a single Phantom Share Unit shall be equal to the Fair Market Value of a Share, unless the Board otherwise provides in the terms of the Phantom Share Unit Agreement.

           (ii)  The distribution with respect to any Phantom Share Unit award may be made in Shares valued at Fair Market Value on the redemption date, in cash, or partly in Shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

          (iii)  Dividend Equivalents may be credited in respect of Shares covered by Phantom Share Units, as determined by the Board and set forth in the Phantom Share Unit Agreement. At the sole discretion of the Board, such Dividend Equivalents may be paid in cash or converted into additional Shares covered by the Phantom Share Units in such manner as determined by the Board. Any cash payment or additional Shares covered by the Phantom Share Units credited by reason of such Dividend Equivalents will be subject to all the terms and conditions, including vesting, of the Phantom Share Units to which they relate.

        7.4    Restricted Share Units.    Each Restricted Share Unit shall be evidenced by a Restricted Share Unit Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. A Restricted Share Unit is the right to receive the value of one (1) Ordinary Share at the time the Restricted Share Unit vests. Should Shares be issued pursuant to a Restricted Share Unit award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Restricted Share Unit award shall then be allotted as fully paid to the Participant.

        To the extent permitted by the Board in the terms of his or her Restricted Share Unit agreement, a Participant may elect to defer receipt of the value of the Shares otherwise deliverable upon the vesting of Restricted Share Units, so long as such deferral election complies with applicable law, including Section 409A of the Code. Such deferred Restricted Share Units will be treated as Deferred Share Units hereunder. When the Participant vests in such Restricted Share Units, the Participant will be credited with a number of Deferred Share Units equal to the number of Shares for which delivery is deferred.

        Restricted Share Units and Deferred Share Units may be paid by the Company by delivery of Shares, in cash, or a combination thereof, as the Board shall in its sole discretion deem appropriate, in accordance with the timing and manner of payment elected by the Participant on his or her election form, or if no deferral election is made, as soon as administratively practicable following the vesting of the Restricted Share Units.

        The terms and conditions of Restricted Share Unit Agreements may change from time to time, and the terms and conditions of separate Restricted Share Unit Agreements need not be identical, but each Restricted Share Unit Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Vesting.    Restricted Share Units shall be subject to a vesting schedule and vesting shall generally be based on the Participant's Continuous Service.

          (ii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, any of the Restricted Share Units held by the Participant that have not vested as of the date of termination under the terms of the Restricted Share Unit agreement shall be forfeited.

          (iii)    Transferability.    Rights to acquire the value of Shares under the Restricted Share Unit Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Share Unit Agreement, as the Board shall determine in its discretion, so long as any Ordinary Shares awarded under the Restricted Share Unit Agreement remain subject to the terms of the Restricted Share Unit Agreement.

          (iv)    Dividend Equivalents.    Dividend Equivalents may be credited in respect of Shares covered by Restricted Share Units, as determined by the Board and set forth in the Restricted Share Unit Agreement. At the sole discretion of the Board, such Dividend Equivalents may be paid in cash or converted into additional Shares covered by the Restricted Share Units in such manner as determined by the Board. Any cash payment or additional Shares covered by the

  Restricted Share Units credited by reason of such Dividend Equivalents will be subject to all the terms and conditions, including vesting, of the Restricted Share Units to which they relate.

        7.5    Performance Share Bonus Awards.    Each Performance Share Bonus shall be evidenced by a Performance Share Bonus Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Performance Share Bonuses shall be paid by the Company in Ordinary Shares. Should Shares be issued pursuant to a Performance Share Bonus award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Performance Share Bonus award shall then be allotted as fully paid to the Participant. The terms and conditions of Performance Share Bonus Agreements may change from time to time, and the terms and conditions of separate Performance Share Bonus Agreements need not be identical, but each Performance Share Bonus Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Vesting.    Performance Share Bonus awards shall be subject to a vesting schedule and vesting shall be based on the achievement of certain Performance Goals or on a combination of the achievement of certain Performance Goals and the Participant's Continuous Service, as set forth in the Performance Share Bonus Agreement. Upon failure to meet Performance Goals or other vesting conditions, Shares awarded under the Performance Share Bonus Agreement shall be subject to a share reacquisition right in favor of the Company in accordance with the vesting schedule; provided, ~~however,~~ that any such Shares shall be reacquired without the payment of any consideration to the Participant.

          (ii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, the Company may reacquire (without the payment of any consideration) any of the Shares held by the Participant that have not vested as of the date of termination under the terms of the Performance Share Bonus Agreement.

          (iii)    Transferability.    Rights to acquire Shares under the Performance Share Bonus Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Performance Share Bonus Agreement, as the Board shall determine in its discretion, so long as Ordinary Shares awarded under the Performance Share Bonus Agreement remain subject to the terms of the Performance Share Bonus Agreement.

          (iv)    Dividends.    Any dividends payable with respect to the Ordinary Shares underlying a Performance Share Bonus award shall be subject to the same vesting conditions as such Shares; dividends, if any, that may become payable upon vesting of such Shares shall be distributed to the Participant, at the discretion of the Board, in cash or in Ordinary Shares having a Fair Market Value equal to the amount of such dividends; provided, ~~however~~that, if such Shares are forfeited, the Participant shall have no right to such dividends (except as otherwise set forth in the applicable Performance Share Bonus Agreement).

        7.6    Performance Share Units.    Each Performance Share Unit shall be evidenced by a Performance Share Unit Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. A Performance Share Unit is the right to receive the value of one (1) Ordinary Share at the time the Performance Share Unit vests. Should Shares be issued pursuant to a Performance Share Unit award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Performance Share Unit award shall then be allotted as fully paid to the Participant.

        To the extent permitted by the Board in the terms of his or her Performance Unit Share Agreement, a Participant may elect to defer receipt of the value of Shares otherwise deliverable upon the vesting of an award of Performance Share Units, so long as such deferral election complies with applicable law, including Section 409A of the Code. Such deferred Performance Share Units will be treated as Deferred Share Units hereunder. When the Participant vests in such Performance Share Units, the Participant will be credited with a number of Deferred Share Units equal to the number of Shares for which delivery is deferred. Performance Share Units and Deferred Share Units may be paid by the Company by delivery of Shares, in cash, or a combination thereof, as the Board shall in its sole discretion deem appropriate, in accordance with the timing and manner of payment elected by the Participant on his or her election form, or if no deferral election is made, as soon as administratively practicable following the vesting of the Performance Share Units.

        The terms and conditions of Performance Share Unit Agreements may change from time to time, and the terms and conditions of separate Performance Share Unit Agreements need not be identical, but each Performance Share Unit Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Vesting.    Performance Share Units shall be subject to a vesting schedule and vesting shall be based on the achievement of certain Performance Goals or on a combination of the achievement of certain Performance Goals and the Participant's Continuous Service, as set forth in the Performance Share Unit Agreement.

          (ii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, any of the Performance Share Units held by the Participant that have not vested as of the date of termination under the terms of the Performance Share Unit Agreement will be forfeited.

          (iii)    Transferability.    Rights to acquire the value of Shares under the Performance Share Unit Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Performance Share Unit Agreement, as the Board shall determine in its discretion, so long as Ordinary Shares awarded under the Performance Share Unit Agreement remain subject to the terms of the Performance Share Unit Agreement.

          (iv)    Dividend Equivalents.    Dividend Equivalents may be credited in respect of Shares covered by Performance Share Units, as determined by the Board and set forth in the Performance Share Unit Agreement. At the sole discretion of the Board, such Dividend Equivalents may be paid in cash or converted into additional Shares covered by the Performance Share Units in such manner as determined by the Board. Any cash payment or additional Shares covered by the Performance Share Units credited by reason of such Dividend Equivalents will be subject to all the terms and conditions, including vesting, of the Performance Share Units to which they relate.

        7.7    Other Share-Based Awards.    The Board is authorized under the Plan to grant Other Share-Based Awards to Participants subject to the terms and conditions set forth in the applicable Share Award Agreement and such other terms and conditions as may be specified by the Board that are not inconsistent with the provisions of the Plan, and that by their terms involve or might involve the issuance of, consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise relate to, Shares. The Board may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Other Share-Based Awards to one or more classes of Participants on such terms and conditions as determined by the Board from time to time.

VIII.    QUALIFYING PERFORMANCE-BASED COMPENSATION.

        8.1    General.    The Board may establish Performance Goals and the level of achievement versus such Performance Goals that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to a Share Award (including a Restricted Share Bonus, Restricted Share Unit, Performance Share Bonus or Performance

Share Unit), which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Board may specify that a Share Award or a portion of a Share Award is intended to satisfy the requirements for "performance-based compensation" under Section 162(m);~~,~~ provided, that the Performance Goals for such Award or portion of a Share Award that is intended by the Board to satisfy the requirements under Section 162(m) shall be a measure based only on one or more Qualifying Performance Criteria selected by the Board and specified at the time the Award is granted, or no later than the earlier of (i) the date that is ninety (90) days after the commencement of the applicable Performance Period or (ii) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Qualifying Performance Criteria remains substantially uncertain. The Board shall certify the extent to which any Qualifying Performance Criteria has been satisfied and the amount payable as a result thereof, prior to payment, settlement or vesting of any Share Award that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m).

        8.2    Adjustments.    To the extent consistent with Section 162(m), the Board may determine to adjust Qualifying Performance Criteria as follows:

            (i)  to exclude restructuring and/or other nonrecurring ~~changes~~charges;

           (ii)  to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings;

          (iii)  to exclude the effects of changes to generally accepted accounting principles required by the U.S. Financial Accounting Standards Board~~;~~, as well as changes in accounting standards promulgated by other accounting standards setters to the extent applicable (for example, resulting from future potential voluntary or mandatory adoption of International Financial Reporting Standards);

          (iv)  to exclude the effects of any statutory adjustments to corporate tax rates;

           (v)  to exclude the effects of any "extraordinary items" as determined under generally accepted accounting principles;

          (vi)  to exclude any other unusual, non-recurring gain or loss or other extraordinary item;

         (vii)  to respond to~~, or in anticipation of,~~ any unusual or extraordinary ~~corporate item,~~ transaction, event or development;

        (viii)  to respond to~~, or in anticipation of,~~ changes in applicable laws, regulations, and/or accounting principles;

          (ix)  to exclude the dilutive or accretive effects of dispositions, acquisitions or joint ventures;

           ~~(x)  to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture;~~

     ~~(xi)~~(x)  to exclude the effect of any change in the outstanding ~~Shares~~shares by reason of any ~~Share~~share dividend or split, share repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of ~~Shares~~shares or other similar corporate change, or any distributions to shareholders other than regular cash dividends;

         ~~(xii)~~  to reflect the effect of a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such terms of Section 368 of the Code); and

  ~~(xiii)~~(xi)  (l) to reflect the effect of any partial or completed corporate liquidation.

        8.3    Discretionary Adjustments and Limits.    Subject to the limits imposed under Section 162(m) for Share Awards that are intended to qualify as "performance-based compensation," notwithstanding the satisfaction of any Performance Goals, the number of Shares granted, issued, retainable and/or vested under a Performance Share Bonus award or Performance Share Unit may, to the extent specified in the Share Award Agreement, be reduced, but not increased, by the Board on the basis of such further considerations as the Board shall determine.

        8.4    Annual Section 162(m) Limitation.    Subject to the provisions of Article XII of the Plan relating to adjustments upon changes in Ordinary Shares, no Employee shall be eligible to be granted Share Awards covering more than ten million (10,000,000) Shares during any fiscal year or Options and/or SARs covering more than eight million (8,000,000) Shares during any fiscal year.

IX.    USE OF PROCEEDS FROM SHARES.

        Proceeds from the sale of Ordinary Shares pursuant to Share Awards shall constitute general funds of the Company.

X.    CANCELLATION AND RE-GRANT OF OPTIONS AND STOCK APPRECIATION RIGHTS.

        10.1  Subject to the provisions of the Plan ~~and any shareholder approval requirements~~, the Board shall have the authority to effect, at any time and from time to time, (i) the repricing of any outstanding Options and SARs under the Plan and/or (ii) with the consent of the affected Participants, the cancellation of any outstanding Options and SARs under the Plan in exchange for a cash payment and/or the grant in substitution therefor of new Options and SARs under the Plan covering the same or different number of Shares, but having an exercise or redemption price per Share not less than one hundred percent (100%) of the Fair Market Value (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, not less than one hundred ten percent (110%) of the Fair Market Value) per Share on the new grant date. Notwithstanding the foregoing, the Board may grant a Share Award with an exercise or redemption price lower than that set forth above if such Share Award is granted pursuant to an assumption or substitution for another award in a manner satisfying the provisions of Section 409A of the Code and/or Section 424(a) of the Code, as applicable.

        10.2  Prior to the implementation of any such repricing or cancellation of one or more outstanding Options or SARs, the Board shall obtain the approval of the shareholders of the Company.

        10.3  Shares subject to an Option or SAR canceled under this Article X shall continue to be counted against the Share Reserve described in Section 4.2 of the Plan. The repricing of an Option or SAR under this Article X, resulting in a reduction of the exercise or redemption price, as applicable, shall be deemed to be a cancellation of the original Option or SAR and the grant of a substitute Option or SAR; in the event of such repricing, both the original and the substituted Options or SARs shall be counted against the Share Reserve described in Section 4.2 of the Plan. The provisions of this Section 10.3 shall be applicable only to the extent required by Section 162(m).

XI.    MISCELLANEOUS.

        11.1    Shareholder Rights.    No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to a Share Award except to the extent that the Company has issued the Shares relating to such Share Award.

        11.2    No Employment or other Service Rights.    Nothing in the Plan or any instrument executed or Share Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Share Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause to the extent permitted under local law, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company, and any applicable provisions of the corporate law of the state or other jurisdiction in which the Company is domiciled, as the case may be.

        11.3    Investment Assurances.    The Company may require a Participant, as a condition of exercising or redeeming a Share Award or acquiring Shares under any Share Award, (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of acquiring the Shares; (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring the Shares subject to the Share Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Shares; and (iii) to give such other written assurances as the Company may determine are reasonable in order to comply with applicable law. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the Shares under the Share Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws, and in either case otherwise complies with applicable law. The Company may, upon advice of counsel to the Company, place legends on Share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable laws, including, but not limited to, legends restricting the transfer of the Shares.

        11.4    Withholding Obligations.    To the extent provided by the terms of a Share Award Agreement, the Participant may satisfy any federal, state, local, or foreign tax withholding obligation or employer tax liability assumed by the Participant in connection with a Share Award or the acquisition, vesting, distribution or transfer of Ordinary Shares under a Share Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company or an Affiliate) or by a combination of such means: (i) tendering a cash payment; (ii) subject to approval from the Board, authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant; or (iii) subject to approval from the Board, delivering to the Company owned and unencumbered Shares. The Participant may also satisfy such tax withholding obligation or employer tax liability assumed by the Participant by any other means set forth in the applicable Share Award Agreement.

        11.5    Forfeiture Provisions.    Pursuant to its general authority to determine terms and conditions of Share Awards under the Plan, the Board may specify in a Share Award Agreement that the Participant's rights, payments and/or benefits with respect to the Share Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to any otherwise applicable vesting or performance conditions of such Share Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of any applicable Company policy or code of conduct (including without limitation, engaging in "Fraud" or "Misconduct" within the meaning of the Company's Compensation Recovery for Fraud or Misconduct Policy), breach of any agreement between the Participant and the Company or any Affiliate, or any other conduct by the Participant that is detrimental to the business interests or reputation of the Company or any Affiliate.

        11.6    Compliance with Laws.    The Plan, the granting and vesting of Share Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Share Awards granted or awarded hereunder are subject to compliance with all applicable Irish ~~law~~, U.S. (federal, state and local) and foreign laws, rules and regulations and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The Company shall have no obligation to issue or deliver Shares prior to obtaining any approvals from listing, regulatory or governmental authority that the Company determines are necessary or advisable. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the Shares paid pursuant to the Plan. To the extent permitted by applicable law, the Plan and Share Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

XII.    ADJUSTMENTS UPON CHANGES IN SHARES.

        12.1    Capitalization Adjustments.    If any change is made in the Ordinary Shares subject to the Plan, or subject to any Share Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, spinoff, dividend in property other than cash, share split, liquidating dividend, extraordinary dividends or distributions, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan or the maximum number of securities subject to award to any person pursuant to Section 8.4 above, and the outstanding Share Awards shall be appropriately adjusted in the class(es) and number of securities and price per share of the securities subject to such outstanding Share Awards, and the Board's determination regarding such adjustments shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.)

An adjustment under this provision may have the effect of reducing the price at which Ordinary Shares may be acquired to less than their Nominal Value (the "Shortfall"), but only if and to the extent that the Board shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Ordinary Shares.

        12.2    Adjustments Upon a Change of Control.

            (i)  In the event of a Change of Control as defined in Sections 2.4(i) through 2.4(iv) hereof, then any surviving entity or acquiring entity shall assume or continue any Share Awards outstanding under the Plan or shall substitute similar share awards (including an award to acquire substantially the same consideration paid to the shareholders in the transaction by which the Change of Control occurs) for those outstanding under the Plan. In the event any surviving entity or acquiring entity refuses to assume or continue such Share Awards or to substitute similar share awards for those outstanding under the Plan, then with respect to any or all outstanding Share Awards held by Participants, the Board in its sole discretion and without liability to any person may (a) provide for the payment of a cash amount in exchange for the cancellation of a Share Award which, in the case of Options and SARs, may be equal to the product of (x) the excess, if any, of the Fair Market Value per Share at such time over the exercise or redemption price, if any, times (y) the total number of Shares then subject to such Share Award (and otherwise, the Board may cancel such Share Awards for no consideration if the aggregate Fair Market Value of the Shares subject to the Share Awards is less than or equal to the aggregate exercise or redemption price of such Share Awards), (b) continue the Share Awards, or (c) notify Participants holding an Option, Share Appreciation Right or Phantom Share Unit that they must exercise or redeem any portion of such Share Award (including, at the discretion of the Board, any unvested portion of such Share Award) at or prior to the closing of the transaction by which the Change of Control occurs, and that the Share Awards shall terminate if not so exercised or redeemed at or prior to the closing of the transaction by which the Change of Control occurs. With respect to any other Share Awards outstanding under the Plan, such Share Awards shall terminate if not exercised or redeemed prior to the closing of the transaction by which the Change of Control occurs. The

  Board shall not be obligated to treat all Share Awards, even those that are of the same type, in the same manner.

           (ii)  In the event of a Change of Control as defined in Section 2.4(v) hereof, all outstanding Share Awards shall terminate immediately prior to such event.

XIII.    AMENDMENT OF THE PLAN AND SHARE AWARDS.

        13.1    Amendment of Plan.    The Board at any time, and from time to time, may amend the Plan. However, except as provided in Article XII of the Plan relating to adjustments upon changes in the Ordinary Shares, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Section 422 of the Code, any New York Stock Exchange, NASDAQ Global Select Market or other securities exchange listing requirements, or other applicable law or regulation; provided, ~~further,~~ that rights under any Share Award granted before an amendment to the Plan shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

        13.2    Shareholder Approval.    The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

        13.3    Contemplated Amendments.    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

        13.4    Amendment of Share Awards.    The Board at any time, and from time to time, may amend the terms of any one or more Share Awards; provided, ~~however,~~ that the rights under any Share Award shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

XIV.    TERMINATION OR SUSPENSION OF THE PLAN.

        14.1    Termination or Suspension.    The Board may suspend or terminate the Plan at any time. No Share Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

        14.2    No Material Impairment of Rights.    Suspension or termination of the Plan shall not materially impair rights and obligations under any Share Award granted while the Plan is in effect except with the written consent of the Participant.

XV.    EFFECTIVE AND EXPIRATION DATE OF PLAN.

        15.1    Effective Date.    The Plan shall become effective on the date that it is approved by the shareholders of the Company (the "Effective Date"), which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board. No Share Awards may be granted under the Plan prior to the time that the shareholders have approved the Plan. The approval or disapproval of the Plan by the shareholders of the Company shall have no effect on any other equity compensation plan, program or arrangement sponsored by the Company or any of its Affiliates; provided, ~~however,~~ that upon shareholder approval of this Plan, no new awards may be granted under the Predecessor Plan. Awards granted under the Predecessor Plan shall continue to be governed by the terms of the Predecessor Plan in effect on the date of grant of such award.

        15.2    Expiration Date.    The Plan shall expire, and no Share Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date, except that no Incentive Stock Option shall be granted under the Plan after the earlier of the tenth (10th) anniversary of (i) the date the Plan is approved by the Board or (ii) the Effective Date. Any Shares Awards that are outstanding on the tenth (10th) anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Share Award Agreement.

XVI.    CHOICE OF LAW.

        The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of laws rules.

APPENDIX B

Seagate Technology plc
Directors' Report and Financial Statements For the Year Ended 27 June 2014

SEAGATE TECHNOLOGY PLC
DIRECTORS' REPORT AND FINANCIAL STATEMENTS
FOR THE YEAR ENDED 27 JUNE 2014

SEAGATE TECHNOLOGY PLC
COMPANY INFORMATION
FOR THE YEAR ENDED 27 JUNE 2014

DIRECTORS
Frank J. Biondi, Jr. (United States)
Michael R. Cannon (United States)
Mei-Wei Cheng (United States)
William Coleman (United States)
Jay L. Geldmacher (United States)
Seh-Woong Jeong (Korea)
Stephen J. Luczo (United States)
Lydia M. Marshall (United States)
Kristen M. Onken (United States)
C.S. Park (United States)
Gregorio Reyes (United States)
Edward J. Zander (United States)
SECRETARY	Kenneth M. Massaroni
REGISTERED OFFICE	38/39 Fitzwilliam Square, Dublin 2, Ireland.
REGISTERED NUMBER OF INCORPORATION	480010
SOLICITORS	Arthur Cox, Arthur Cox Building, Earlsfort Centre, Earlsfort Terrace, Dublin 2.
AUDITORS	Ernst & Young, Chartered Accountants, Ernst & Young Building, Harcourt Centre, Harcourt Street, Dublin 2.

 SEAGATE TECHNOLOGY PLC
DIRECTORS' REPORT
FOR THE YEAR ENDED 27 JUNE 2014

        The directors present herewith their report and audited consolidated financial statements for the year ended 27 June 2014.

        In this Directors' Report, unless the context indicates otherwise, as used herein, the terms "we," "us," "Seagate," the "Company" and "our" refer to the Seagate Group.

REVIEW OF THE DEVELOPMENT OF THE BUSINESS

        We are a leading provider of electronic data storage solutions. Our principal products are hard disk drives, commonly referred to as disk drives, hard drives or HDDs. Hard disk drives are devices that store digitally encoded data on rapidly rotating disks with magnetic surfaces. Disk drives continue to be the primary medium of mass data storage due to their performance attributes, high quality and cost effectiveness. In addition to HDDs, we produce a broad range of electronic data storage products including solid state hybrid drives ("SSHD") and solid state drives ("SSD").

        Our products are designed for enterprise servers and storage systems in mission critical and nearline applications; client compute applications, where our products are designed primarily for desktop and mobile computing; and client non-compute applications, where our products are designed for a wide variety of end user devices such as digital video recorders ("DVRs"), personal data backup systems, portable external storage systems and digital media systems.

        We continue to make strategic investments in order to expand our storage solutions, enter new market adjacencies, and expand our technical expertise. As a result of recent acquisitions, our product and solution portfolio for the enterprise data storage industry includes storage enclosures, integrated application platforms and high performance computing ("HPC") data storage solutions. Our storage subsystems support a range of high-speed interconnect technologies to meet demanding cost and performance specifications. Our modular subsystem architecture allows us to support many segments within the networked storage market by enabling different specifications of storage subsystem designs to be created from a standard set of interlocking technology modules.

        In addition to our data storage products and subsystems, we provide data storage services for small to medium-sized businesses, including online backup, data protection and recovery solutions.

Industry Overview

  Electronic Data Storage Industry

        The electronic data storage industry is comprised of companies that manufacture components or subcomponents designed for electronic data storage devices and companies that provide storage solutions, software and services for enterprise cloud, big data and computing platforms.

  Markets

        The principal markets served by the electronic data storage industry are:

        Enterprise Storage.    We define enterprise storage as those solutions which are designed for mission critical and nearline applications.

        Mission critical applications are defined as those that are vital to the operation of large-scale enterprise work loads, requiring high performance and high reliability storage solutions. We expect the market for mission critical enterprise storage solutions to continue to be driven by enterprises utilizing dedicated storage area networks in an effort to reduce network complexity and increase energy savings.

We believe that this will continue to drive demand for more energy efficient, smaller form factor solutions. These solutions are comprised principally of high performance enterprise class disk drives with sophisticated firmware and communications technologies.

        Nearline applications are defined as those which require high capacity and energy efficient storage solutions. We expect such applications, which include storage for cloud computing, content delivery and backup services, will continue to grow and drive demand for solutions designed with these attributes. With the increased requirements for storage driven by the creation and consumption of media-rich digital content, we expect the increased petabyte demand will require further build-out of datacenters by cloud service providers and other enterprises which utilize high capacity nearline devices.

        Client Compute.    We define client compute applications as solutions designed for desktop and mobile compute applications. We believe that the demand resulting from growing economies of certain countries and the continued proliferation of digital content will continue to drive demand for the client compute market. As the storage of digital content in the cloud becomes more prominent, some client compute applications require less built-in storage, and therefore alternative storage solutions are becoming more prevalent within the client compute market.

        Client Non-Compute.    We define client non-compute applications as solutions designed for consumer electronic devices and disk drives used for external storage and network-attached storage ("NAS"). Disk drives designed for consumer electronic devices are primarily used in applications such as DVRs and surveillance systems that require a higher capacity, low cost-per-gigabyte storage solution. Disk drives for external and NAS devices are designed for purposes such as personal data backup and portable external storage, and to augment storage capacity in the consumer's current desktop, notebook, tablet or DVR disk drive capacities. Client non-compute applications also include devices designed to display digital media in the home theater. We believe the proliferation and personal creation of media-rich digital content will continue to create increasing consumer demand for higher capacity storage solutions.

        Participants in the electronic data storage industry include:

        Major subcomponent manufacturers.    Companies that manufacture components or subcomponents used in electronic data storage devices or solutions include companies that supply spindle motors, heads and media, application specific integrated circuits ("ASICs") and glass substrates.

        Hardware storage solutions manufacturers.    Companies that transform components into storage products include disk drive manufacturers and semiconductor storage manufacturers which include integrating flash memory into storage products such as SSDs.

        System integrators.    Companies that bundle and package storage solutions into client compute, client non-compute or enterprise applications as well as enterprise storage solutions. Distributors that integrate storage hardware and software into end-user applications are also included in this category.

        Storage services.    Companies that provide services and solutions related to the backup, archiving, recovery and discovery of electronic data.

  Demand for Electronic Data Storage

        The continued advancement of cloud, mobile and open source computing are driving the growth of digital content. Factors contributing to this growth are the increased:

  •
  creation and sharing of all types of media-rich digital content, such as high-resolution photos, high definition video and movies, and music by consumers and large amounts of electronic data by enterprises;

  •
  aggregation and distribution of digital content through services and other offerings such as Amazon, Facebook, GoPro, Instagram, iTunes, LinkedIn, Netflix, Pandora and YouTube;

  •
  consumption of digital content through smart phones, tablets, DVRs, and gaming consoles; and

  •
  protection of digital content through storage on backup devices and externally provided storage services.

        As a result of these factors, the nature and amount of content being created requires increasingly higher capacity storage in order to store, manage, distribute, utilize and backup such content. This in turn has resulted in the rapid growth in demand for electronic data storage solutions which we believe will continue to grow in developed countries as well as in emerging economies.

        The amounts of data created as well as where and how data is stored continues to evolve with the proliferation of mobile devices, the growth of cloud computing, and the evolving Internet of Things. In addition, the economics of storage infrastructure is also evolving with the utilization of public and private hyper-scale storage and open-source solutions reducing the total cost of ownership of storage while increasing the speed and efficiency with which customers can leverage massive computing and storage power. Accordingly, we expect these trends will continue to create significant demand for electronic data storage solutions.

  Demand Trends for Disk Drives

        We believe that continued growth in digital content requires increasingly higher storage capacity in order to store, aggregate, host, distribute, manage, backup and use such content. We also believe that as architectures evolve to serve the growing commercial and consumer user base throughout the world, the manner which hard drives are delivered to market and utilized by our customers will evolve as well.

        We believe that in the foreseeable future the traditional enterprise and client compute markets that require high capacity storage solutions, as well as the data intensive client non-compute markets, will continue to be best served by hard disk drives due to the industry's ability to deliver cost effective, reliable and energy efficient mass storage devices. Furthermore, the increased use of client non-compute devices that consume media-rich digital content streamed from the cloud increases the demand for high capacity disk drives in nearline applications.

  Industry Supply Balance

        From time to time the industry has experienced periods of imbalance between supply and demand. To the extent that the disk drive industry builds capacity based on expectations of demand that do not materialize, price erosion may become more pronounced. Conversely, during periods where demand exceeds supply, price erosion is generally muted.

        In early October 2011, floodwaters north of Bangkok, Thailand inundated many manufacturing industrial parks that contained a number of the factories supporting the HDD industry's supply chain. The HDD industry had concentrated a large portion of its supply chain participants within these industrial parks in an effort to reduce cost and improve logistics. As a result, the inundation of floodwaters into these industrial parks had caused the closure or suspension of production by a number of participants within the HDD supply chain.

        During the supply chain disruption in fiscal year 2012, we believe demand exceeded supply due to the impact from the flooding in Thailand, resulting in an increase in the average selling price ("ASP").

        The industry's ability to manufacture and ship drives had substantially recovered as of the end of fiscal year 2012. In fiscal years 2013 and 2014, we believe the HDD industry's capacity to manufacture HDDs exceeded demand. However, following the impact of the flooding in Thailand and further industry consolidation in fiscal year 2012, the HDD industry has maintained improved pricing discipline resulting in benign price erosion in fiscal years 2013 and 2014.

Our Business

Disk Drive Technology

        The design and manufacturing of disk drives depends on highly advanced technology and manufacturing techniques and therefore requires high levels of research and development spending and capital equipment investments. Manufacturing our disk drives is a complex process that begins with the production of individual components and ends with a fully assembled disk drive. We design, fabricate and assemble a number of the most important components found in our disk drives, including read/write heads and recording media. Our design and manufacturing operations are based on technology platforms that are used to produce various disk drive products that serve multiple data storage applications and markets. Our core technology platforms are focused around the areal density of media and read/write head technologies. Using an integrated platform design and manufacturing leverage approach allows us to deliver a portfolio of disk drive products to service a wide range of electronic data storage applications and a wide range of industries.

        Disk drives that we manufacture are commonly differentiated by the following key characteristics:

  •
  storage capacity, commonly expressed in gigabytes (GB) or terabytes (TB), which is the amount of data that can be stored on the disk drive;

  •
  spindle rotation speed, commonly expressed in revolutions per minute (RPM), which has an effect on speed of access to data;

  •
  interface transfer rate, commonly expressed in megabytes per second, which is the rate at which data moves between the disk drive and the computer controller;

  •
  average seek time, commonly expressed in milliseconds, which is the time needed to position the heads over a selected track on the disk surface;

  •
  data transfer rate, commonly expressed in megabytes per second, which is the rate at which data is transferred to and from the disk drive;

  •
  input/output operations per second (IOPS), commonly expressed in megabytes per second, which is the maximum number of reads and writes to a storage location;

  •
  product quality and reliability, commonly expressed in annualized return rates; and

  •
  energy efficiency, commonly measured by the power output necessary to operate the disk drive.

        Areal density is a measure of storage capacity per square inch on the recording surface of a disk. The storage capacity of a disk drive is determined by the number of disks it contains as well as the areal density capability of these disks. We have been pursuing, and will continue to pursue, a number of technologies to increase areal densities across the entire range of our products for expanding disk drive capacities and reducing the number of disks and heads per drive to further reduce product costs.

Manufacturing

        Vertically integrated hard drive manufacturers design and produce their own read/write heads and recording media, which are critical technologies for disk drives. This integrated approach enables manufacturers to lower costs and to improve the functionality of components so that they work together efficiently.

        We believe that because of our vertical design and manufacturing strategy, we are well suited to meet the challenges posed by the close interdependence of components for disk drives. Our manufacturing efficiency and flexibility are critical elements of our integrated business strategy. We continuously seek to improve our manufacturing efficiency and cost by:

  •
  employing manufacturing automation to enhance our efficiency;

  •
  improving product quality and reliability and reducing costs;

  •
  integrating our supply chain with suppliers and customers to enhance our demand visibility and reduce our working capital requirements;

  •
  coordinating between our manufacturing group and our research and development organization to rapidly achieve volume manufacturing; and

  •
  leveraging the facilities we operate and the personnel we employ.

        A vertically integrated model, however, tends to have less flexibility when demand moderates as it exposes us to higher unit costs as capacity utilization is not optimized.

        Due to the significant challenges posed by the need to continually innovate and improve manufacturing efficiency and the continued demands on capital and research and development investments required to do so, the disk drive industry has undergone significant consolidation as disk drive manufacturers and component manufacturers merged with other companies or exited the industry.

Components and Raw Materials

        Disk drives incorporate certain components, including a head disk assembly and a printed circuit board mounted to the head disk assembly, which are sealed inside a rigid base and top cover containing the recording components in a contamination controlled environment. We maintain a highly integrated approach to our business by designing and manufacturing a significant portion of the components we view as critical to our products, such as recording heads and media.

        Read/Write Heads.    The function of the read/write head is to scan across the disk as it spins, magnetically recording or reading information. The tolerances of recording heads are extremely demanding and require state-of-the-art equipment and processes. Our read/write heads are manufactured with thin-film and photolithographic processes similar to those used to produce semiconductor integrated circuits, though challenges in magnetic film properties and topographical structures are unique to the disk drive industry. We perform all primary stages of design and manufacture of read/write heads at our facilities. We use a combination of internally manufactured and externally sourced read/write heads, the mix of which varies based on product mix, technology and our internal capacity levels.

        Media.    Information is written to the media, or disk, as it rotates at very high speeds past the read/write head. The media is made from non-magnetic material, usually aluminum alloy or glass, and is coated with a thin layer of magnetic material. We use a combination of internally manufactured and externally sourced finished media and aluminum substrates, the mix of which varies based on product mix, technology and our internal capacity levels. We purchase all of our glass substrates from third parties, which we use in the disk drives we make for mobile products.

        Printed Circuit Board Assemblies.    The printed circuit board assemblies (PCBAs) are comprised of standard and custom ASICs and ancillary electronic control chips. The ASICs control the movement of data to and from the read/write heads and through the internal controller and interface, which communicates with the host computer. The ASICs and control chips form electronic circuitry that delivers instructions to a head positioning mechanism called an actuator to guide the heads to the selected track of a disk where the data is recorded or retrieved. Disk drive manufacturers use one or more industry standard interfaces such as serial advanced technology architecture (SATA); small computer system interface (SCSI); serial attached SCSI (SAS); or Fibre Channel (FC) to communicate to the host systems. We outsource to third parties the manufacture and assembly of the PCBAs used in our disk drives. We do not manufacture any ASICs, but we participate in their proprietary design.

        Head Disk Assembly.    The head disk assembly consists of one or more disks attached to a spindle assembly powered by a spindle motor that rotates the disks at a high constant speed around a hub. Read/write heads, mounted on an arm assembly, similar in concept to that of a record player, fly extremely close to each disk surface and record data on and retrieve it from concentric tracks in the magnetic layers of the rotating disks. The read/write heads are mounted vertically on an E-shaped assembly (E-block) that is actuated by a voice-coil motor to allow the heads to move from track to track. The E-block and the recording media are mounted inside the head disk assembly. We purchase spindle motors from outside vendors and from time to time participate in the design of the motors that go into our products. We use a combination of internally manufactured and externally sourced head disk assemblies.

        Disk Drive Assembly.    Following the completion of the head disk assembly, it is mated to the PCBA, and the completed unit goes through extensive defect mapping and testing prior to packaging and shipment. Disk drive assembly and test operations occur primarily at facilities located in China and Thailand. We perform subassembly and component manufacturing operations at our facilities in China, Malaysia, Northern Ireland, Singapore, Thailand and in the United States in Minnesota. In addition, third parties manufacture and assemble components and disk drive assemblies for us in various countries worldwide.

        Suppliers of Components and Industry Constraints.    There are a limited number of independent suppliers of components, such as recording heads and media, available to disk drive manufacturers. Vertically integrated disk drive manufacturers, who manufacture their own components, are less dependent on external component suppliers than less vertically integrated disk drive manufacturers.

        Commodity and Other Manufacturing Costs.    The production of disk drives requires rare earth elements, precious metals, scarce alloys and industrial commodities, which are subject to fluctuations in prices and the supply of which has at times been constrained. In addition to increased costs of components and commodities, volatility in fuel costs may also increase our costs related to commodities, manufacturing and freight. As a result, we may increase our use of ocean shipments to help offset any increase in freight costs.

Products

        We offer a broad range of storage solutions for the enterprise, datacenter, client compute and client non-compute applications. We offer more than one product within each product category and differentiate products on the basis of price, performance, form factor, capacity, interface, power consumption efficiency, security features like full disk encryption and instant encryption key replacement through our Instant Erase technology, and other customer integration requirements. Our industry is characterized by continuous and significant advances in technology which contribute to rapid product life cycles. We list our main current product offerings below.

  Enterprise Storage

        Enterprise Performance Family.    Our 10,000 and 15,000 RPM Enterprise Performance Family disk drives feature increased throughput and improved energy efficiency, targeted at high random performance server application needs. Performance 10,000 RPM HDDs ship in storage capacities ranging from 300GB to 900GB, and our 15,000 RPM HDDs ship in storage capacities ranging from 146GB to 600GB.

        Enterprise Capacity HDD Family.    Our Enterprise Capacity disk drives ship in a 2.5-inch and 3.5-inch form factor and in storage capacities of up to 6TB that clock in at 7,200 RPM speeds. These products are designed for bulk data storage and server environments that require high capacity, enterprise reliability, energy efficiency and integrated security, SATA and SAS interfaces.

        Enterprise Value HDD Family.    Providing up to 3TB of SATA-based high capacity, 3.5-inch energy-efficient enterprise storage, the Enterprise Value hard disk drive offers low-cost bulk storage designed for vast amounts of unstructured data in the cloud. It features low power for energy efficient operations and ensures reliable operations in 24x7 multi-drive replicated environments.

        Seagate Terascale HDD Family.    Available in capacities up to 4TB in a 3.5-inch enterprise-class SATA hard drive, the Terascale HDD is designed to provide data centers with the storage scalability they need to meet demands in low workload, 24x7 replicated environments.

        Seagate 1200 SSD.    Available in capacities up to 800GB, the 1200 SSD features 12GB per second SAS, and delivers the speed and consistency needed for demanding enterprise storage and server applications.

  Client Compute

        Laptop and Mobile HDDs and SSHDs.    Our family of laptop drives ship in a variety of form factors (5mm to 9.5mm drive height), capacities (250GB to 2TB) and technologies (HDD and SSHD) to support mobile needs. Used in applications ranging from traditional laptops to tablets, our drives are built to address a range of performance needs and sizes for affordable, high capacity storage.

        Spinpoint SATA Mobile Family.    Our Spinpoint M8 2.5-inch 5,400 RPM mobile computing disk drives come in storage capacities of up to 2TB and are marketed and sold under the Samsung Spinpoint brand name.

        Desktop HDD and SSHDs.    Our 3.5-inch family of desktop drives ship in both traditional HDD and SSHD configurations and offer up to 4TB of capacity. Desktop drives are designed for applications such as personal computers, workstations and personal external storage devices.

  Client Non-Compute

        Video 3.5 and Video 2.5 HDDs.    We sell our 3.5-inch and 2.5-inch Video HDDs for use in video applications like DVR's, media centers. These disk drives are optimized for video streaming in always-on applications with capacities up to 4TB to support leading-edge digital entertainment.

        SV35 and Surveillance HDDs.    Our surveillance drives are built to support the high-write workload of an always-on, always-recording video surveillance system. These surveillance optimized drives are built to support the growing needs of the surveillance market with support for multiple HD streams and capacities up to 4TB.

        NAS HDDs.    Our NAS drives are built to support the performance and reliability demanded by NAS systems, and include NASWorks™ with custom-built error recovery controls, power settings, and vibration tolerance.

        We ship external backup storage solutions under our Backup Plus and Expansion product lines, as well as under the Samsung and LaCie brand names. These product lines utilize our 3.5-inch and 2.5-inch disk drives, which are available in capacities up to 5TB and 2TB, respectively. In addition, we ship the Wireless Plus wireless drive for use with secondary mobile devices utilizing 2.5-inch 500GB, 1TB and 2TB drives as well as Samsung Wireless utilizing a 2.5-inch 1.5TB drive. We also ship network attached storage (NAS) solutions under our Central, NAS, NAS Pro and Rackmount NAS product lines. These product lines utilize our 3.5-inch disk drives; our Central products are available in capacities up to 4TB, and our NAS products are available in capacities up to 40TB.

Customers

        We sell our products to major OEMs, distributors and retailers.

        The following table summarizes our revenue by channel and by geography:

	Fiscal Years Ended
	27 June 2014	28 June 2013
Revenues by Channel (%)
OEM	68%	68%
Distributors	20%	21%
Retail	12%	11%
Revenues by Geography (%)(1)
Americas	27%	27%
EMEA	19%	19%
Asia Pacific	54%	54%

(1)
Revenue is attributed to countries based on the shipping location.

        OEM customers typically enter into master purchase agreements with us. These agreements provide for pricing, volume discounts, order lead times, product support obligations and other terms and conditions including sales programs offered to promote selected products. Deliveries are scheduled only after receipt of purchase orders. In addition, with limited lead-time, customers may defer most purchase orders without significant penalty. Anticipated orders from many of our customers have in the past failed to materialize or OEM delivery schedules have been deferred or altered as a result of changes in their business needs.

        Our distributors generally enter into non-exclusive agreements for the resale of our products. They typically furnish us with a non-binding indication of their near-term requirements and product deliveries are generally scheduled accordingly. The agreements and related sales programs typically provide the distributors with limited right of return and price protection rights. In addition, we offer sales programs to distributors on a quarterly and periodic basis to promote the sale of selected products in the sales channel.

        Our retail channel consists of our branded storage products sold to retailers either by us directly or by our distributors. Retail sales made by us or our distributors typically require greater marketing support, sales incentives and price protection periods.

        In fiscal years 2014 and 2013, Dell Inc. accounted for approximately 13% and 13% of consolidated revenue, respectively, while Hewlett-Packard Company accounted for approximately 13% and 10% of consolidated revenue, respectively. See "Principal Risks and Uncertainties-We may be adversely affected by the loss of, or reduced, delayed or canceled purchases by, one or more of our larger customers."

Competition

        We compete primarily with manufacturers of hard drives used in the enterprise, client compute and client non-compute applications, but have in the past few years also competed with manufacturers of solid-state drives. The markets that we compete in are intensely competitive. Disk drive manufacturers not only compete for a limited number of major disk drive customers but also compete with other companies in the electronic data storage industry that provide alternative storage solutions, such as flash memory and SSDs. Some of the principal factors used by customers to differentiate among electronic data storage solutions manufacturers are storage capacity, product performance, product quality and reliability, price per unit and price per gigabyte, time-to-market and time-to-volume leadership, storage/retrieval access times, data transfer rates, form factor, product warranty and support capabilities, supply continuity and flexibility, power consumption, total cost of ownership, and brand. While different markets and customers place varying levels of emphasis on these factors, we believe that our products are competitive with respect to each of these factors in the markets that we currently address.

        Principal Disk Drive Competitors.    Following further industry consolidation during fiscal year 2012, three disk drive companies remain:

  •
  Seagate, selling the Seagate and Samsung brands;

  •
  Western Digital Corporation, operating the Western Digital and Hitachi Global Storage Technologies subsidiaries; and

  •
  Toshiba Corporation

        Other Competitors.    We also are experiencing competition from companies that provide alternative storage technologies such as flash memory and SSDs used in mobile applications such as tablets, notebooks and lower capacity hand held devices in addition to SSDs used in enterprise applications for rapid processing and high volume transactions. Additionally, we may in the future face indirect competition from customers who from time to time evaluate whether to offer electronic data storage products that may compete with our products.

        Price Erosion.    Historically, our industry has been characterized by price declines for disk drive products with comparable capacity, performance and feature sets ("like-for-like products"). Price declines for like-for-like products ("price erosion") have been more pronounced during periods of:

  •
  economic contraction in which competitors may use discounted pricing to attempt to maintain or gain market share;

  •
  few new product introductions when competitors have comparable or alternative product offerings; and

  •
  industry supply exceeding demand.

        In fiscal years 2013 and 2014, we believe the HDD industry's capacity to manufacture HDDs exceeded demand. However, following industry consolidation during fiscal year 2012, the HDD industry has maintained improved pricing discipline resulting in benign price erosion in fiscal years 2013 and 2014.

        Disk drive manufacturers typically attempt to offset price erosion with an improved mix of disk drive products characterized by higher capacity, better performance and additional feature sets and/or product cost reductions.

        Product Life Cycles and Changing Technology.    Success in our industry has been dependent to a large extent on the ability to balance the introduction and transition of new products with time-to-volume, performance, capacity and quality metrics at a competitive price, level of service and support that our customers expect. Generally those disk drive manufacturers that are able to introduce new products first benefit from improved product mix, favorable profit margins and less pricing pressure until comparable products are introduced. Changing technology also necessitates on-going investments in research and development, which may be difficult to recover due to rapid product life cycles and economic declines. Further, there is a continued need to successfully execute product transitions and new product introductions, as factors such as quality, reliability and manufacturing yields become of increasing competitive importance.

Seasonality

        The disk drive industry traditionally experiences seasonal variability in demand with higher levels of demand in the second half of the calendar year. This seasonality is driven by consumer spending in the back-to-school season from late summer to fall and the traditional holiday shopping season from fall to winter.

Research and Development

        We are committed to developing new component technologies, products and alternative storage technologies. Our research and development focus is designed to bring new products to market in high volume, with quality attributes that our customers expect, before our competitors. Part of our product development strategy is to leverage a design platform and/or subsystem within product families to serve different market needs. This platform strategy allows for more efficient resource utilization, leverages best design practices, reduces exposure to changes in demand, and allows for achievement of lower costs through purchasing economies. Our advanced technology integration effort focuses disk drive and component research on recording subsystems, including read/write heads and recording media, market-specific product technology and technology focused towards new business opportunities. The primary purpose of our advanced technology integration effort is to ensure timely availability of mature component technologies to our product development teams as well as allowing us to leverage and coordinate those technologies in the design centers across our products in order to take advantage of opportunities in the marketplace. During fiscal years 2014 and 2013, we had product development expenses of approximately $1,226 million and $1,133 million respectively, which represented 9% and 8% of our consolidated revenue, respectively.

Patents and Licenses

        As of 27 June 2014, we had 4,962 U.S. patents and 1,204 patents issued in various foreign jurisdictions as well as 1,236 U.S. and 1,112 foreign patent applications pending. The number of patents and patent applications will vary at any given time as part of our ongoing patent portfolio management activity. Due to the rapid technological change that characterizes the electronic data storage industry, we believe that, in addition to patent protection, the improvement of existing products, reliance upon trade secrets, protection of unpatented proprietary know-how and development of new products are also important to our business in establishing and maintaining a competitive advantage. Accordingly, we intend to continue our efforts to broadly protect our intellectual property, including obtaining patents, where available, in connection with our research and development program.

        We have patent licenses with a number of companies. Additionally, as part of our normal intellectual property practices, we may be engaged in negotiations with other major electronic data storage companies and component manufacturers with respect to patent licenses.

        The electronic data storage industry is characterized by significant litigation relating to patent and other intellectual property rights. Because of rapid technological development in the electronic data storage industry, some of our products have been, and in the future could be, alleged to infringe existing patents of third parties. From time to time, we receive claims that our products infringe patents of third parties. Although we have been able to resolve some of those claims or potential claims by obtaining licenses or rights under the patents in question without a material adverse affect on us, other claims have resulted in adverse decisions or settlements. In addition, other claims are pending, which if resolved unfavorably to us could have a material adverse effect on our business and results of operations. For more information on these claims, see Note 14, Legal, Environmental and Other Contingencies. The costs of engaging in intellectual property litigation in the past have been, and in the future may be, substantial, irrespective of the merits of the claim or the outcome.

Backlog

        In view of industry practice, whereby customers may cancel or defer orders with little or no penalty, we believe backlog in the disk drive industry is of limited indicative value in estimating future performance and results.

Environmental Matters

        Our operations are subject to U.S. and foreign laws and regulations relating to the protection of the environment, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities.

        We have established environmental management systems and continually update environmental policies and standard operating procedures for our operations worldwide. We believe that our operations are in material compliance with applicable environmental laws, regulations and permits. We budget for operating and capital costs on an ongoing basis to comply with environmental laws. If additional or more stringent requirements are imposed on us in the future, we could incur additional operating costs and capital expenditures.

        Some environmental laws, such as the Comprehensive Environmental Response Compensation and Liability Act of 1980 (as amended, the "Superfund" law) and its state equivalents, can impose liability for the cost of cleanup of contaminated sites upon any of the current or former site owners or operators or upon parties who sent waste to these sites, regardless of whether the owner or operator owned the site at the time of the release of hazardous substances or the lawfulness of the original disposal activity. We have been identified as a potentially responsible party at several sites. At each of these sites, we have an assigned portion of the financial liability based on the type and amount of hazardous substances disposed of by each party at the site and the number of financially viable parties. We have fulfilled our responsibilities at some of these sites and remain involved in only a few at this time.

        While our ultimate costs in connection with these sites is difficult to predict with complete accuracy, based on current estimates of cleanup costs and our expected allocation of these costs, we do not expect costs in connection with these sites to be material.

        We may be subject to various state, federal and international laws and regulations governing the environment, including those restricting the presence of certain substances in electronic products. For example, the European Union ("EU") enacted the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, which prohibits the use of certain substances, including lead, in certain products, including disk drives, put on the market after 1 July 2006. Similar legislation has been or may be enacted in other jurisdictions, including in the United States, Canada, Mexico, Taiwan, China, Japan and others. The European Union REACH Directive (Registration, Evaluation, Authorization, and Restriction of Chemicals, EC 1907/2006) also restricts substances of very high concern ("SVHCs") in products. If we or our suppliers fail to comply with the substance restrictions, recycle requirements or other environmental requirements as they are enacted worldwide, it could have a materially adverse effect on our business.

Employees

        We employed approximately 52,100 employees and temporary employees worldwide, of which approximately 41,400 employees were located in our Asian operations. We believe that our future success will depend in part on our ability to attract and retain qualified employees at all levels. We believe that our employee relations are good.

REVIEW OF THE PERFORMANCE OF THE BUSINESS

Fiscal Year 2014 Summary

        During the fiscal year 2014, we shipped 220 million units totaling 202 exabytes, generating revenue of $13.7 billion and gross profits of 28% of revenue. Our operating cash flow was $2.6 billion. We issued $1 billion of 4.75% Senior Notes due 2025 and $800 million of 3.75% Senior Notes due 2018 during the June 2014 and December 2013 quarters, respectively. We repurchased approximately 41 million of our ordinary shares during the year for approximately $1.9 billion, paid dividends of $0.6 billion, and paid $0.7 billion for the early redemption and repurchase of debt with a principal value of $0.7 billion. Additionally, we acquired all of the outstanding shares of Xyratex Ltd ("Xyratex"), a leading provider of data storage technology, for approximately $0.4 billion. During the June 2014 quarter, we entered into an agreement to acquire LSI's Accelerated Solutions Division and Flash Components Division from Avago for approximately $0.5 billion. The LSI acquisition is expected to close in the first quarter of the fiscal year 2015.

Results of Operations

        We list in the table below summarized information from our Consolidated Profit and Loss Account by dollars and as a percentage of revenue:

	Fiscal Years Ended
(US dollars in millions)	27 June 2014	28 June 2013
Revenue	$13,724	$14,351
Cost of revenue	9,878	10,411

Gross profit	3,846	3,940
Product development	1,226	1,133
Marketing and administrative	722	635
Amortization of intangibles	98	79
Restructuring and other, net	24	2

Operating earnings	1,776	2,091
Other expense, net	(220)	(260)

Income before taxes	1,556	1,831
Income tax benefit	(14)	(7)

Net income	$1,570	$1,838

	Fiscal Years Ended
(as a percentage of Revenue)	27 June 2014	28 June 2013
Revenue	100%	100%
Cost of revenue	72	73

Gross profit	28	27
Product development	9	8
Marketing and administrative	5	4
Amortization of intangibles	1	1
Restructuring and other, net	—	—

Operating earnings	13	14
Other expense, net	(2)	(2)

Income before taxes	11	12
Income tax benefit	—	—

Net income	11%	12%

        The following table summarizes information regarding volume shipments, average selling prices (ASPs) and revenues by channel and geography:

	Fiscal Years Ended
(US dollars in millions, except percentages and ASPs)	27 June 2014	28 June 2013
Net Revenue	$13,724	$14,351
Unit Shipments:
Enterprise	31	30
Client Compute	144	151
Client Non-Compute	45	45

Total Units Shipped	220	226
ASP (per unit)	$61	$63
Exabytes Shipped	202	185
Revenues by Channel (%)
OEM	68%	68%
Distributors	20%	21%
Retail	12%	11%
Revenues by Geography (%)
Americas	27%	27%
EMEA	19%	19%
Asia Pacific	54%	54%

  Revenue

	Fiscal Years Ended
(US Dollars in millions)	27 June 2014	28 June 2013	Change	% Change
Revenue	$13,724	$14,351	$(627)	(4)%

        Revenue in fiscal year 2014 decreased approximately 4%, or $0.6 billion, from fiscal year 2013 as a result of a 3% decrease in units shipped and a $2 decrease in the ASP due to price erosion, partially offset by a more favorable product mix.

  Gross Profit

	Fiscal Years Ended
(US Dollars in millions)	27 June 2014	28 June 2013	Change	% Change
Cost of revenue	$9,878	$10,411	$(533)	(5)%
Gross profit	$3,846	$3,940	$(94)	(2)%
Gross profit percentage	28%	27%

        For fiscal year 2014, gross profit as a percentage of revenue increased to 28% from 27% in the prior fiscal year, as a result of improved product mix and cost savings due to increases in operational efficiencies, offset by modest price erosion.

  Operating Expenses

	Fiscal Years Ended
(US Dollars in millions)	27 June 2014	28 June 2013	Change	% Change
Product development	$1,226	$1,133	$93	8%
Marketing and administrative	722	635	87	14%
Amortization of intangibles	98	79	19	24%
Restructuring and other, net	24	2	22	1,100%

Operating expenses	$2,070	$1,849	$221

        Product Development Expense.    Product development expenses for fiscal year 2014 increased from fiscal year 2013 due to increased investments in HDD and alternative storage technologies of approximately $35 million and headcount related costs of approximately $36 million, net of a decrease in variable performance based compensation expenses of $26 million. In addition, the consolidation of Xyratex, acquired on 31 March 2014 contributed approximately $23 million to Product development expense.

        Marketing and Administrative Expense.    Marketing and administrative expenses for fiscal year 2014 increased from fiscal year 2013 due to a $40 million increase in headcount related expenses due to annual focal increases and increased investments in certain strategic initiatives as well as enhancement of core businesses of $25 million. In addition, the consolidation of Xyratex contributed approximately $15 million to Marketing and administrative expense.

        Amortization of Intangibles.    Amortization of intangibles for fiscal year 2014 increased from fiscal year 2013 due to the commencement of amortization of certain in-process research and development assets acquired from Samsung's HDD business in December of 2011 and LaCie in August of 2012.

        Restructuring and Other, net.    Restructuring and other, net for fiscal years 2014 increased from fiscal year 2013 primarily due to a restructuring charge recorded during the December 2013 quarter associated with a reduction in work force.

  Other Expense, net

	Fiscal Years Ended
(US Dollars in millions)	27 June 2014	28 June 2013	Change	% Change
Other expense, net	$(220)	$(260)	$40	(15)%

        Other expense, net.    Other expense, net for fiscal year 2014 decreased by $40 million from fiscal year 2013 due to a $60 million decrease in losses from the early redemption and repurchase of debt and a decrease of $18 million in interest expense due to a reduction in the average interest rate on our outstanding debt. These decreases were partially offset by insurance proceeds of $25 million received during fiscal year 2013 for equipment damaged during the severe flooding in Thailand in October of 2011 and $17 million lower in gains on sales of our available for sale securities and strategic investments.

  Income Taxes

	Fiscal Years Ended
(US Dollars in millions)	27 June 2014	28 June 2013	Change	% Change
Income tax benefit	$(14)	$(7)	$(7)	100%

        We recorded an income tax benefit of $14 million for fiscal year 2014 compared to an income tax benefit of $7 million for fiscal year 2013. Our fiscal year 2014 benefit from income taxes included $58 million of income tax benefits related to the reversal of a portion of the valuation allowances recorded in prior periods and a net decrease in tax reserves related to audit settlements offset by tax reserves on non-U.S. tax positions taken in prior fiscal years. Our fiscal year 2013 benefit for income taxes included $52 million of income tax benefit from the reversal of a portion of the U.S. valuation allowance recorded in prior periods.

        Our Irish tax resident parent holding company owns various U.S. and non-U.S. subsidiaries that operate in multiple non-Irish tax jurisdictions. Our worldwide operating income is either subject to varying rates of tax or is exempt from tax due to tax holidays or tax incentive programs we operate under in Malaysia, Singapore and Thailand. These tax holidays or incentives are scheduled to expire in whole or in part at various dates through 2020.

        Our income tax benefit recorded for fiscal year 2014 differed from the provision for income taxes that would be derived by applying the rate applicable to the Company in Ireland of 25% to income before income taxes, primarily due to the net effect of (i) tax benefits related to non-U.S. earnings generated in jurisdictions that are subject to tax holidays or tax incentive programs and are considered indefinitely reinvested outside of Ireland and (ii) a decrease in valuation allowance for certain deferred tax assets. The acquisition of Xyratex is not expected to have a material impact on our effective tax rate in future periods. Fiscal year 2014 included a valuation allowance release associated with post-acquisitions restructuring. Our income tax benefit recorded for fiscal year 2013 differed from the provision for income taxes that would be derived by applying the Irish statutory rate of 25% to income before income taxes, primarily due to the net effect of (i) tax benefits related to non-U.S. earnings generated in jurisdictions that are subject to tax holidays or tax incentive programs and are considered indefinitely reinvested outside of Ireland, and (ii) a decrease in valuation allowance for certain U.S. deferred tax assets. The acquisition of a majority interest in the outstanding shares of LaCie did not have a material impact on our effective tax rate in fiscal year 2013.

        Based on our non-U.S. ownership structure and subject to (i) potential future increases in our valuation allowance for deferred tax assets; and (ii) a future change in our intention to indefinitely reinvest earnings from our subsidiaries outside of Ireland, we anticipate that our effective tax rate in future periods will generally be less than the Irish statutory rate.

        At 27 June 2014, our deferred tax asset valuation allowance was approximately $888 million.

        At 27 June 2014, we had net deferred tax assets of $615 million. The realization of these deferred tax assets is primarily dependent on our ability to generate sufficient U.S. and certain non-U.S. taxable income in future periods. Although realization is not assured, we believe that it is more likely than not that these deferred tax assets will be realized. The amount of deferred tax assets considered realizable, however, may increase or decrease in subsequent periods when we re-evaluate the underlying basis for our estimates of future U.S. and certain non-U.S. taxable income.

        As of 27 June 2014, the use of approximately $376 million and $90 million of our total U.S. net operating loss and tax credit carry forwards, respectively, is subject to an aggregate annual limitation of $46 million pursuant to U.S. tax law. If certain ownership changes occur in the foreseeable future, there may be an additional annual limitation on our ability to use our total U.S. federal and state net operating loss and credit carryforwards of $2.9 billion, $1.8 billion and $429 million, respectively. It is reasonably possible that such a change could occur. If these ownership changes were to occur, we estimate a one-time charge for additional U.S. income tax expense of approximately $400 million to $500 million may be recorded in the period such change occurs. This additional income tax expense results from a decrease in our net U.S. deferred tax assets recorded through a combination of the write off of deferred tax assets and associated changes to our valuation allowance. We also estimate that the ensuing additional annual limitation on our ability to use our tax attribute carryovers may result in increased U.S. income tax expense associated with such change of approximately $70 million to $85 million each year.

        As of 27 June 2014 and 28 June 2013, we had approximately $115 million and $157 million, respectively, of unrecognized tax benefits excluding interest and penalties. The unrecognized tax benefits that, if recognized, would impact the effective tax rate is $115 million and $157 million as of 27 June 2014 and 28 June 2013, respectively, subject to certain future valuation allowance reversals.

        It is our policy to include interest and penalties related to unrecognized tax benefits in the provision for taxes on the Consolidated Profit and Loss Account. During fiscal year 2014, we recognized a net tax expense for interest and penalties of $8 million as compared to a net tax expense for interest and penalties of $2 million during fiscal year 2013. As of 27 June 2014, we had $27 million of accrued interest and penalties related to unrecognized tax benefits compared to $19 million in fiscal year 2013.

        During the fiscal year ended 27 June 2014, our unrecognized tax benefits excluding interest and penalties decreased by approximately $42 million primarily due to (i) net decreases in prior years unrecognized tax benefits of $54 million, (ii) increases in current year unrecognized tax benefits of $13 million, (iii) decreases associated with the expiration of certain statutes of limitation of $3 million, (iv) increases from other activity, including non-U.S. exchange gains, of $2 million.

        During the 12 months beginning 28 June 2014, we expect that our unrecognized tax benefits could be reduced anywhere from $3 million to $50 million as a result of audit settlements and the expiration of certain statutes of limitation.

        We are subject to taxation in many jurisdictions globally and are required to file U.S. federal, U.S. state, and non-U.S income tax returns. In June 2014, we received the Revenue Agent's Report and Notices of Proposed Adjustments for our U.S. federal income tax returns for fiscal years 2008, 2009 and 2010. Our China subsidiaries are under examination by the Chinese tax administration for years 2004 through 2012. These examinations may result in proposed adjustments to our income taxes as filed during these periods. We believe that we have adequately provided for these matters, but there is a reasonable possibility that an adverse outcome of these examinations could have a material effect on our financial results. In this case, we would consider pursuing all possible remedies available to us, including appeals, judicial review and competent authority.

        We are no longer subject to tax examination of U.S. federal income tax returns for years prior to fiscal year 2008. With respect to U.S. state and non-U.S. income tax returns, we are generally no longer subject to tax examination for years ending prior to fiscal year 2004. We believe we have provided adequately for all reasonable outcomes.

        The Company generated a profit of $1,570 million and $1,838 million for the fiscal years ended 27 June 2014 and 28 June 2013, respectively. These amounts have been transferred to reserves.

PRINCIPAL RISKS AND UNCERTAINTIES

        The Company's operations expose it to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the following:

Risks Related to our Business

Changes in the macroeconomic environment have negatively impacted, and may continue to, negatively impact our results of operations.

        Due to the continuing uncertainty about current macroeconomic conditions affecting consumer and enterprise spending, we believe our customers may postpone spending in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values, which could have a material adverse effect on the demand for our products. Continuing high unemployment rates, low levels of consumer liquidity, risk of default on sovereign debt and volatility in credit and equity markets have weakened consumer confidence and decreased consumer and enterprise spending in many regions around the world. Other factors that could influence demand include conditions in the residential real estate and mortgage markets, labor and healthcare costs, access to credit, consumer confidence and other macroeconomic factors affecting consumer spending behavior. These and other economic factors could have a material adverse effect on demand for our products and on our financial condition and operating results.

Our industries are highly competitive and our failure to anticipate and respond to technological and market developments could harm our ability to compete.

        We operate in markets that are highly competitive and subject to rapid change and that are significantly affected by new product introductions, substantial price erosion and lower prices as part of a strategy to gain or retain market share and customers. Should these practices continue, we may need to continually reduce our prices for existing products to retain our market share, which could adversely affect our results of operations.

        Our ability to offset the effect of price erosion through new product introductions at higher average prices is diminished to the extent competitors introduce products into particular markets ahead of our similar, competing products. Our ability to offset the effect of price erosion is also diminished during times when supply exceeds demand for a particular product.

        Market share for our products can be negatively affected by our customers' diversifying their sources of supply as our competitors enter the market for particular products, as well as by our ability to ramp volume production of new product offerings. When our competitors successfully introduce product offerings that are competitive with our recently introduced products, our customers may quickly diversify their sources of supply. Any significant decline in our market share in any of our principal market applications would adversely affect our results of operations.

        Our principal sources of competition include:

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  disk drive manufacturers, such as Western Digital Corporation and Toshiba;

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  companies providing storage subsystems and components to OEMs;

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  electronic manufacturing services ("EMS") companies acquiring the necessary skills and intellectual property to enter the enterprise data storage marketplace;

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  other high performance computing ("HPC") data storage providers;

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  collaborations between in-house development teams of existing and potential customers and a combination of EMS, contract electronic manufacturing ("CEM") or emerging technology companies.

        We also experience competition from other companies that produce alternative storage technologies like flash memory, where increasing capacity, decreasing cost, energy efficiency and improvements in performance ruggedness have resulted in competition with our lower capacity, smaller form factor disk drives. While this competition has traditionally been in the markets for handheld consumer electronics applications, these competitors have announced solid state drives (SSDs) for tablet, notebook and enterprise compute applications. Certain customers for both notebook and enterprise compute applications are adopting SSDs as alternatives to hard drives in certain applications. Further adoption of these alternative storage technologies may impact the competitiveness of our product portfolio and reduce our market share and adversely affect our results of operation.

        The markets for our data storage system products are also characterized by technological change driven in part by the adoption of new industry standards. These standards provide mechanisms to ensure technology component interoperability can occur and may reduce our capability for differentiation or innovation and our affected products would revert to commodity status. This could lower the barriers to entry to our market away from our specialist research and development skills and enable entry for the general-purpose design skills found in some large EMS and CEM companies. Commodity markets are driven by extremely low margins and very aggressive competitive pricing. If our market becomes more commoditized and we fail to deliver innovative value-added alternatives to our customers, we will have difficulty competing against the larger EMS and CEM companies. If we are unable to compete successfully against our current and future competitors, we could experience profit margin reductions or loss of market share, which could significantly harm our financial condition.

Our quarterly results of operations fluctuate, sometimes significantly, from period to period, and may cause our share price to decline.

        In the past, our quarterly revenue and results of operations have fluctuated, sometimes significantly, from period to period. These fluctuations, which we expect to continue, may be occasioned by a variety of factors, including:

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  current uncertainty in global economic conditions may pose a risk to the overall economy;

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  adverse changes in the level of economic activity in the major regions in which we do business;

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  competitive pressures resulting in lower selling prices by our competitors targeted to encourage shifting of customer demand;

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  delays or problems in our introduction of new products, particularly new disk drives with lower cost structures, the inability to achieve high production yields or delays in customer qualification or initial product quality issues;

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  changes in purchasing patterns by our distributor customers;

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  application of new or revised industry standards;

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  disruptions in our supply chain;

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  increased costs or adverse changes in availability of supplies of raw materials or components;

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  the impact of corporate restructuring activities that we have and may continue to engage in;

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  changes in the demand for the computer systems and data storage products that contain our products due to seasonality, economic conditions and other factors;

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  changes in purchases from period to period by our primary customers;

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  shifting trends in customer demand which, when combined with overproduction of particular products, particularly when the industry is served by multiple suppliers, results in unfavorable supply/demand imbalances;

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  our high proportion of fixed costs, including research and development expenses;

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  any impairments in goodwill or other long-lived assets;

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  announcements of new products, services or technological innovations by us or our competitors; and

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  adverse changes in the performance of our products.

        As a result, we believe that quarter-to-quarter comparisons of our revenue and results of operations may not be meaningful, and that these comparisons may not be an accurate indicator of our future performance. Our results of operations in one or more future quarters may fail to meet the expectations of investment research analysts or investors, which could cause an immediate and significant decline in the trading price of our ordinary shares.

If we fail to predict demand accurately for our products in any quarter, we may not be able to recapture the cost of our investments.

        Our industry operates primarily on quarterly purchasing cycles, with much of the order flow in any given quarter typically coming at the end of that quarter. Our manufacturing process requires us to make significant product-specific investments in inventory in each quarter for that quarter's production. Since we typically receive the bulk of our orders late in a quarter after we have made our investments, there is a risk that our orders will not be sufficient to allow us to recapture the costs of our investment before the products resulting from that investment have become obsolete. We cannot assure you that we will be able to accurately predict demand in the future.

        Our revenues in any quarter are substantially dependent upon customer orders in that quarter. We attempt to project future orders based in part on estimates from our major customers. Our customers' estimated requirements are not always accurate and we therefore cannot predict our quarterly revenues with any degree of certainty. In addition, we derive a portion of our revenues in each quarter from a number of relatively large orders. If one or more of our major customers decide to defer a purchase order or delays product acceptance in any given quarter, this is likely to result in reduced total revenues for that quarter.

        The difficulty in forecasting demand also increases the difficulty in anticipating our inventory requirements, which may cause us to over-produce finished goods, resulting in inventory write-offs, or under-produce finished goods, adversely affecting our ability to meet customer requirements and our market share. Additionally, the risk of inventory write-offs could increase if we were to continue to hold higher inventory levels. We cannot be certain that we will be able to recover the costs associated with increased inventory.

        Other factors that may negatively impact our ability to recapture the cost of investments in any given quarter include:

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  the impact of variable demand and an aggressive pricing environment for disk drives;

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  the impact of competitive product announcements and possible excess industry supply both with respect to particular disk drive products and with respect to competing alternative storage technology solutions such as SSDs in tablet, notebook and enterprise compute applications;

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  our inability to reduce our fixed costs to match sales in any quarter because of our vertical manufacturing strategy, which means that we make more capital investments than we would if we were not vertically integrated;

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  dependence on our ability to successfully qualify, manufacture and sell in increasing volumes on a cost-effective basis and with acceptable quality our disk drive products, particularly the new disk drive products with lower cost structures;

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  uncertainty in the amount of purchases from our distributor customers who from time to time constitute a large portion of our total sales;

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  our product mix and the related margins of the various products;

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  accelerated reduction in the price of our disk drives due to technological advances and/or an oversupply of disk drives in the market and shifting trends in demand which can create supply and demand imbalances;

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  manufacturing delays or interruptions, particularly at our manufacturing facilities in China, Malaysia, Northern Ireland, Singapore, Thailand, the United Kingdom, or the United States;

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  limited access to components that we obtain from a single or a limited number of suppliers;

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  the impact of changes in foreign currency exchange rates on the cost of producing our products and the effective price of our products to foreign consumers; and

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  operational issues arising out of the increasingly automated nature of our manufacturing processes.

        In addition, the demand for client non-compute products can be even more volatile and unpredictable than the demand for client compute products. In some cases, our products manufactured for client non-compute applications are uniquely configured for a single customer's application, which creates a risk of unwanted and unsellable inventory if the anticipated volumes are not realized. This potential for unpredictable volatility is increased by the possibility of competing alternative storage technologies like flash memory meeting the customers' cost and capacity metrics, resulting in a rapid shift in demand from our products and disk drive technology, generally, to alternative storage technologies. Unpredictable fluctuations in demand for our products or rapid shifts in demand from our products to alternative storage technologies in new client non-compute applications could materially adversely impact our future results of operations.

Market acceptance of new product introductions cannot be accurately predicted, and our results of operations will suffer if there is less demand for our new products than is anticipated.

        The markets for our products are characterized by rapid technological change, frequent new product introductions and technology enhancements, uncertain product life cycles and changes in customer demand. The success of our new product introductions is dependent on a number of factors, including market acceptance, our ability to manage the risks associated with product transitions, the effective management of inventory levels in line with anticipated product demand and the risk that our new products will have quality problems or other defects in the early stages of introduction that were not anticipated in the design of those products. Accordingly, we cannot accurately determine the ultimate effect that our new products will have on our results of operations.

        Historically, our results of operations have substantially depended upon our ability to be among the first-to-maturity with new product offerings. Our market share and results of operations in the future may be adversely affected if we fail to:

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  consistently maintain our time-to-maturity performance with our new products;

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  produce these products in sufficient volume;

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  qualify these products with key customers on a timely basis by meeting our customers' performance and quality specifications; or

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  achieve acceptable manufacturing yields, quality and costs with these products.

        In addition, the success of our new product introductions is dependent upon our ability to qualify as a primary source of supply with our OEM customers. In order for our products to be considered by our customers for qualification, we must be among the leaders in time-to-market with those new products. Once a product is accepted, any failure or delay in the qualification process or a requirement that we requalify can result in our losing sales to that customer until new products are introduced. The limited number of high-volume OEMs magnifies the effect of missing a product qualification opportunity. These risks are further magnified because we expect competitive pressures to result in declining sales, eroding prices, and declining gross profits on our current generation products. If the delivery of our products is delayed, our OEM customers may use our competitors' products to meet their production requirements. We cannot assure that we will be among the leaders in time-to-market with new products or that we will be able to successfully qualify new products with our customers in the future.

        We face the related risk that consumers and businesses may wait to make their purchases if they want to buy a new product that has been shipped or announced but not yet released. If this were to occur, we may be unable to sell our existing inventory of products that may be less efficient and cost effective compared to new products. As a result, even if we are among the first-to-maturity with a given product, subsequent introductions or announcements by our competitors of new products could cause us to lose revenue and not achieve a positive return on our investment in existing products and inventory.

        If we cannot successfully deliver competitive products, our future results of operations may be adversely affected.

If we experience shortages or delays in the receipt of, or cost increases in, critical components, equipment or raw materials necessary to manufacture our products, we may suffer lower operating margins, production delays and other material adverse effects.

        The cost, quality and supply of components, subassemblies, certain equipment and raw materials used to manufacture our products and key components like recording media and heads are critical to our success. The equipment we use to manufacture our products and components is frequently custom made and comes from a few suppliers and the lead times required to obtain manufacturing equipment can be significant. Particularly important for our products include read/write heads, aluminum or glass substrates for recording media, ASICs, spindle motors, printed circuit boards, and suspension assemblies.

        We rely on sole suppliers or a limited number of suppliers for some of these components that we do not manufacture, including aluminum and glass substrates, read/write heads, ASICs, spindle motors, printed circuit boards, and suspension assemblies. Many of such component suppliers are geographically concentrated, in particular, in Thailand, which makes our supply chain more vulnerable to regional disruptions such as the severe flooding in Thailand in October 2011, which had a material impact on the production and availability of many components. If our vendors for these components are unable to meet our cost, quality, and supply requirements, we could experience a shortage in supply or an increase in production costs, which would adversely affect our results of operations.

        Certain rare earth elements are critical in the manufacture of our products. We purchase components that contain rare earth elements from a number of countries, including the People's Republic of China. We cannot predict whether any nation will impose regulations, quotas or embargoes upon the rare earth elements incorporated into our products that would restrict the worldwide supply of such metals or increase their cost. We have experienced increased costs and production delays when we were unable to obtain the necessary equipment or sufficient quantities of some components, and/or have been forced to pay higher prices or make volume purchase commitments or advance deposits for some components, equipment or raw materials that were in short supply in the industry in general. If any major supplier were to restrict the supply available to us or increase the cost of the rare earth elements used in our products, we could experience a shortage in supply or an increase in production costs, which would adversely affect our results of operations.

        Consolidation among component manufacturers has resulted and may continue to result in some component manufacturers exiting the industry or not making sufficient investments in research to develop new components.

        If there is a shortage of, or delay in supplying us with, critical components, equipment or raw materials, then:

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  it is likely that our suppliers would raise their prices and, if we could not pass these price increases to our customers, our operating margin would decline;

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  we might have to reengineer some products, which would likely cause production and shipment delays, make the reengineered products more costly and provide us with a lower rate of return on these products;

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  we would likely have to allocate the components we receive to certain of our products and ship less of others, which could reduce our revenues and could cause us to lose sales to customers who could purchase more of their required products from manufacturers that either did not experience these shortages or delays or that made different allocations; and

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  we might be late in shipping products, causing potential customers to make purchases from our competitors, thus causing our revenue and operating margin to decline.

        We cannot assure you that we will be able to obtain critical components in a timely and economic manner.

        We often aim to lead the market in new technology deployments and leverage unique and customized technology from single source suppliers who are early adopters in the emerging market. Our options in supplier selection in these cases are limited and the supplier based technology may consequently be single sourced until wider adoption of the technology occurs and any necessary licenses become available. In such cases any technical issues in the supplier's technology may cause us to delay shipments of our new technology deployments and therefore harm our financial position.

Changes in demand for computer systems and storage subsystems may in the future cause a decline in demand for our products.

        Our products are components in computers, data storage systems, and consumer electronics devices. The demand for these products has been volatile. Unexpected slowdowns in demand for computer systems, storage subsystems or consumer electronics devices generally cause sharp declines in demand for our products. Declines in consumer spending could have a material adverse effect on demand for our products and services and on our financial condition and results of operations.

        Causes of declines in demand for our products in the past have included weakness in macroeconomic environments, announcements or introductions of major new operating systems or semiconductor improvements or changes in consumer preferences, such as the shift to mobile devices. We believe these announcements and introductions have from time to time caused consumers to defer their purchases and made inventory obsolete. Whenever an oversupply of our products causes participants in our industry to have higher than anticipated inventory levels, we experience even more intense price competition from other manufacturers than usual.

We are dependent on sales to distributors and retailers, which may increase price erosion and the volatility of our sales.

        A substantial portion of our sales has been to distributors of disk drive products. Certain of our distributors may also market other products that compete with our products. Product qualification programs in this distribution channel are limited, which increases the number of competing products that are available to satisfy demand, particularly in times of lengthening product cycles. As a result, purchasing decisions in this channel are based largely on price, terms and product availability. Sales volumes through this channel are also less predictable and subject to greater volatility than sales to our OEM customers. In addition, deterioration in business and economic conditions could exacerbate price erosion and volatility as distributors lower prices to compensate for lower demand and higher inventory levels. Our distributors' ability to access credit for purposes of funding their operations may also affect purchases of our products by these customers.

        If distributors reduce their purchases of our products or prices decline significantly in the distribution channel or if distributors experience financial difficulties or terminate their relationships with us, our revenues and results of operations would be adversely affected.

        We believe that industry demand for storage products in the long-term is increasing due to the proliferation of media-rich digital content in consumer applications and is fueling increased consumer demand for storage. This has led to the expansion of our branded solutions such as external storage products to provide additional storage capacity and to secure data in case of disaster or system failure, or to provide independent storage solutions for multiple users in home or small business environments. Consumer spending on retail sales of our branded solutions has deteriorated in some markets and may continue to do so if poor global economic conditions continue and higher levels of unemployment persist. This could have a material adverse effect on demand for our products and services and on our financial condition and results of operations.

        In addition, such retail sales of our branded solutions traditionally experience seasonal variability in demand with higher levels of demand in the first half of our fiscal year driven by consumer spending in the back-to-school season from late summer to fall and the traditional holiday shopping season from fall to winter. Additionally, our ability to reach such consumers depends on our maintaining effective working relationships with major retailers and distributors. Failure to anticipate consumer demand for our branded solutions as well as an inability to maintain effective working relationships with retail and online distributors may adversely impact our future results of operations.

We may be adversely affected by the loss of, or reduced, delayed or canceled purchases by, one or more of our larger customers.

        Some of our key customers account for a large portion of our disk drive revenue. While we have longstanding relationships with many of our customers, if any of our key customers were to significantly reduce their purchases from us, our results of operations would be adversely affected. While sales to major customers may vary from period to period, a major customer that permanently discontinues or significantly reduces its relationship with us could be difficult to replace. In line with industry practice, new customers usually require that we pass a lengthy and rigorous qualification process at the customer's cost. Accordingly, it may be difficult or costly for us to attract new major customers. Additionally, mergers, acquisitions, consolidations or other significant transactions involving our customers generally entail risks to our business. If a significant transaction involving any of our key customers results in the loss of or reduction in purchases by these key customers, it could have a materially adverse effect on our business, results of operations, financial condition and prospects.

We have a long and unpredictable sales cycle for enterprise data storage solutions.

        Our enterprise data storage solutions are technically complex and we typically supply them in high quantities to a small number of customers. Many of our products are also tailored to meet the specific requirements of individual customers, and are often integrated by our customers into the systems and products that they sell. Factors that affect the length of our sales cycle include:

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  the time required for testing and evaluating our products before they are deployed;

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  the size of the deployment; and

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  the degree of system configuration necessary to deploy our products.

        As a result, our sales cycle for enterprise data storage solutions is often in excess of one year, and the length of our sales cycle is frequently unpredictable. In addition, the emerging and evolving nature of the market for the products that we sell may lead prospective customers to postpone their purchasing decisions. We invest resources and incur costs during this cycle that may not be recovered if we do not successfully conclude sales. These factors lead to difficulty in matching revenues with expenses, and to increased expenditures which together may adversely impact our results of operations.

If we do not control our operating expenses, we will not be able to compete effectively in our industry.

        We continually seek to make our cost structure and business processes more efficient. We are focused on increasing workforce flexibility and scalability, and improving overall competitiveness by leveraging our global capabilities, as well as external talent and skills, worldwide. Our strategy involves, to a substantial degree, increasing revenue and product volume while at the same time controlling operating expenses. If we do not control our operating expenses, our ability to compete in the marketplace may be impaired. In the past, activities to reduce operating costs have included closures and transfers of facilities, significant personnel reductions and efforts to increase automation. The reduction of personnel and closure of facilities may adversely affect our ability to manufacture our products in required volumes to meet customer demand and may result in other disruptions that affect our products and customer service. Our efforts to make our operations more efficient may result in restructuring and other charges.

Increases in the areal density of disk drives may outpace customers' demand for storage capacity.

        The rate of increase in areal density, or storage capacity per square inch on a disk, may be greater than the increase in our customers' demand for aggregate storage capacity, particularly in certain market applications like client compute. As a result, our customers' storage capacity needs may be satisfied with lower priced, low capacity disk drives. These factors could decrease our sales, especially when combined with continued price erosion, which could adversely affect our results of operations.

If we do not develop products in time to keep pace with technological changes, our results of operations will be adversely affected.

        Our customers have demanded new generations of disk drive products as advances in computer hardware and software have created the need for improved storage products, with features such as increased storage capacity, improved performance and reliability and lower cost. We, and our competitors, have developed improved products, and we will need to continue to do so in the future.

Such product development requires significant investments in research and development. We cannot assure you that we will be able to successfully complete the design or introduction of new products in a timely manner, that we will be able to manufacture new products in sufficient volumes with acceptable manufacturing yields, that we will be able to successfully market these new products or that these products will perform to specifications on a long-term basis. In addition, the impact of slowing areal density growth may adversely impact our ability to be successful.

        When we develop new products with higher capacity and more advanced technology, our results of operations may decline because the increased difficulty and complexity associated with producing these products increases the likelihood of reliability, quality or operability problems. If our products suffer increases in failures, are of low quality or are not reliable, customers may reduce their purchases of our products and our manufacturing rework and scrap costs and service and warranty costs may increase. In addition, a decline in the reliability of our products may make us less competitive as compared with other disk drive manufacturers or competing technologies.

Due to the complexity of our products, some defects may only become detectable after deployment.

        Our products are highly complex and are designed to operate in and form part of larger complex networks and storage systems. Defects in our products, or in the networks and systems of which they form a part, directly or indirectly, have resulted in and may in the future result in:

  •
  increased costs and product delays until complex solution level interoperability issues are resolved;

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  costs associated with the remediation of any problems attributable to our products;

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  loss of or delays in revenues;

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  loss of customers;

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  failure to achieve market acceptance and loss of market share;

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  increased service and warranty costs; and

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  increased insurance costs.

        Defects in our products could also result in legal actions by our customers for property damage, injury or death. Product liability claims could exceed the level of insurance coverage that we have obtained to cover defects in our products. Any significant uninsured claims could significantly harm our financial condition.

Our substantial leverage may place us at a competitive disadvantage in our industry.

        We are leveraged and have significant debt service obligations. Our significant debt and debt service requirements could adversely affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities. For example, our high level of debt presents the following risks:

  •
  we are required to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements;

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  our substantial leverage increases our vulnerability to economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

  •
  our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and our industry and could limit our ability to pursue other business opportunities, borrow more money for operations or capital in the future and implement our business strategies;

  •
  our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements; and

  •
  covenants in our debt instruments limit our ability to pay future dividends or make other restricted payments and investments.

        In the event that we need to refinance all or a portion of our outstanding debt as it matures, we may not be able to obtain terms as favorable as the terms of our existing debt or refinance our existing debt at all. If prevailing interest rates or other factors existing at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to the refinanced debt would increase. Furthermore, if any rating agency changes our credit rating or outlook, our debt and equity securities could be negatively affected, which could adversely affect our ability to refinance existing debt or raise additional capital.

Servicing our debt requires a significant amount of cash and our ability to generate cash may be affected by factors beyond our control.

        Our business may not generate cash flow in an amount sufficient to enable us to pay the principal of, or interest on, our indebtedness or to fund our other liquidity needs, including working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances and other general corporate requirements.

        Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that:

  •
  our business will generate sufficient cash flow from operations;

  •
  we will continue to realize the cost savings, revenue growth and operating improvements that result from the execution of our long-term strategic plan; or

  •
  future sources of funding will be available to us in amounts sufficient to enable us to fund our liquidity needs.

        If we cannot fund our liquidity needs, we will have to take actions such as reducing or delaying capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all, or that they would permit us to meet our scheduled debt service obligations. In addition if we incur additional debt, the risks associated with our substantial leverage, including the risk that we will be unable to service our debt or generate enough cash flow to fund our liquidity needs, could intensify.

Our failure to pay quarterly dividends to our shareholders could cause the market price of our ordinary shares to decline significantly.

        Our ability to pay quarterly dividends will be subject to, among other things, our financial position and results of operations, available cash and cash flow, capital requirements, and other factors. Any reduction or discontinuation of quarterly dividends could cause the market price of our ordinary shares to decline significantly. Moreover, in the event our payment of quarterly dividends is reduced or discontinued, our failure or inability to resume paying dividends at historical levels could result in a persistently low market valuation of our ordinary shares.

If revenues fall or customer demand decreases significantly, we may not meet all of our purchase commitments to certain suppliers.

        From time to time, we enter into long-term, non-cancelable purchase commitments or make large up-front investments with certain suppliers in order to secure certain components or technologies for the production of our products or to supplement our internal manufacturing capacity for certain components. If our actual revenues in the future are lower than our projections or if customer demand decreases significantly below our projections, we may not meet all of our purchase commitments with these suppliers. As a result, it is possible that our revenues will not be sufficient to recoup our up-front investments, in which case we will have to shift output from our internal manufacturing facilities to these suppliers or make penalty-type payments under these contracts.

We may not be able to identify suitable strategic alliances, acquisitions, joint ventures or investment opportunities, or successfully acquire and integrate companies that provide complementary products or technologies.

        Our growth strategy involves pursuing strategic alliances with, making acquisitions of, forming joint ventures with or making investments in other companies that are complementary to our business. There is substantial competition for attractive strategic alliance, acquisition, joint venture and investment candidates. Accordingly, we may not be able to identify suitable strategic alliances, acquisition, joint venture, or investment candidates. Even if we can identify them, we cannot assure you that we will be able to partner with, acquire or invest in suitable candidates, or integrate acquired technologies or operations successfully into our existing technologies and operations. Moreover, our ability to finance potential strategic alliances, acquisitions, joint ventures or investments will be limited by our high degree of leverage, the covenants contained in the instruments that govern our outstanding indebtedness, and any agreements governing any other debt we may incur.

        If we are successful in forming strategic alliances or acquiring, forming joint ventures or making investments in other companies, any of these transactions may have an adverse effect on our results of operations, particularly while the operations of an acquired business are being integrated. It is also likely that integration of acquired companies would lead to the loss of key employees from those companies or the loss of customers of those companies. In addition, the integration of any acquired companies would require substantial attention from our senior management, which may limit the amount of time available to be devoted to our day-to-day operations or to the execution of our strategy. Growth by strategic alliance, acquisition, joint venture or investment involves an even higher degree of risk to the extent we combine new product offerings and enter new markets in which we have limited experience, and no assurance can be given that acquisitions of entities with new or alternative business models will be successfully integrated or achieve their stated objectives.

        Furthermore, the expansion of our business involves the risk that we might not manage our growth effectively, that we would incur additional debt to finance these acquisitions or investments, that we may have impairment of goodwill or acquired intangible assets associated with these acquisitions and that we would incur substantial charges relating to the write-off of in-process research and development, similar to that which we incurred in connection with several of our prior acquisitions. Each of these items could have a material adverse effect on our financial condition and results of operations.

        In addition, we could issue additional ordinary shares in connection with future strategic alliances, acquisitions, joint ventures or investments. Issuing shares in connection with such transactions would have the effect of diluting your ownership percentage of the ordinary shares and could cause the price of our ordinary shares to decline.

We may not be successful in our efforts to grow our cloud systems and solutions business.

        We have made and are continuing to make investments to expand and develop our cloud systems and solutions business, including our recent acquisition of Xyratex Ltd ("Xyratex"), a data storage technology company. Our cloud systems and solutions business is subject to the following risks:

  •
  the cloud systems and solutions market may develop more slowly than we expect;

  •
  we may not be able to offer compelling solutions to enterprises and consumers;

  •
  our cloud systems and solutions business generally has a long and unpredictable sales cycle, and growth in this business is likely to depend on relatively large customer orders, which may increase the variability of our results of operations and the difficulty of matching revenues with expenses.

        Our results of operations and share price may be adversely affected if we are not successful in our efforts to grow our cloud computing business as anticipated. In addition, our growth in this sector may bring us into closer competition with some of our customers or potential customers, which may decrease their willingness to do business with us.

We are at times subject to intellectual property legal proceedings and claims which could cause us to incur significant additional costs or prevent us from selling our products, and which could adversely affect our results of operations and financial condition.

        We are subject from time-to-time to legal proceedings and claims, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by us, or our customers, in connection with their use of our products. Intellectual property litigation can be expensive and time-consuming, regardless of the merits of any claim, and could divert our management's attention from operating our business. In addition, intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, which may cause actual results to differ materially from our expectations. Patent litigation has increased due to the current uncertainty of the law and the increasing competition and overlap of product functionality in the field. Some of the actions that we face from time-to-time seek injunctions against the sale of our products and/or substantial monetary damages, which if granted or awarded, could materially harm our business, financial condition and operating results.

        We cannot be certain that our products do not and will not infringe issued patents or other intellectual property rights of others. We may not be aware of currently filed patent applications that relate to our products or technology. If patents are later issued on these applications, we may be liable for infringement. If our products were found to infringe the intellectual property rights of others, we could be required to pay substantial damages, cease the manufacture, use and sale of infringing products in one or more geographic locations, expend significant resources to develop non-infringing technology, discontinue the use of specific processes or obtain licenses to the technology infringed. We might not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to reengineer our products successfully to avoid infringement. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products, which could adversely affect our results of operations and financial condition. See "Note 14. Legal, Environmental and Other Contingencies" for a description of pending intellectual property proceedings.

We may be unable to protect our intellectual property rights, which could adversely affect our business, financial condition and results of operations.

        We rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect our IP rights. In the past, we have been involved in significant and expensive disputes regarding our IP rights and those of others, including claims that we may be infringing patents, trademarks and other IP rights of third-parties. We expect that we will be involved in similar disputes in the future.

        There can be no assurance that:

  •
  any of our existing patents will continue to be held valid, if challenged;

  •
  patents will be issued for any of our pending applications;

  •
  any claims allowed from existing or pending patents will have sufficient scope or strength to protect us; or

  •
  our patents will be issued in the primary countries where our products are sold in order to protect our rights and potential commercial advantage.

        In addition, our competitors may be able to design their products around our patents and other proprietary rights. Enforcement of our rights often requires litigation. If we bring a patent infringement action and are not successful, our competitors would be able to use similar technology to compete with us. Moreover, the defendant in such an action may successfully countersue us for infringement of their patents or assert a counterclaim that our patents are invalid or unenforceable.

        Furthermore, we have significant operations and sales in foreign countries where intellectual property laws and enforcement policies are often less developed, less stringent or more difficult to enforce than in the United States.

We are heavily dependent on our proprietary technology and our competitors may gain access to this technology.

        We depend heavily on our proprietary technology and rely on a combination of patent, copyright and trade secret laws to protect our intellectual property and expertise. We also attempt to protect our trade secrets and other proprietary information through confidentiality agreements with our customers, suppliers and employees and through other security measures. Despite these efforts, we cannot give assurances that others will not gain access to our trade secrets or that we can fully protect our intellectual property. In addition, effective trade secret protection may be unavailable or limited in certain countries in which we operate. Nor can we guarantee that our competitors will not independently develop comparable technologies. We cannot rely on our patents to provide us with any significant competitive advantage. Failure to protect our proprietary rights could significantly harm our financial condition.

We could suffer a loss of revenue and increased costs, exposure to significant liability, reputational harm, and other serious negative consequences if we sustain cyber-attacks or other data security breaches that disrupt our operations or result in the dissemination of proprietary or confidential information about us or our customers or other third-parties.

        Our operations are dependent upon our ability to protect our computer equipment and the electronic data stored in our databases from damage by, among other things, earthquake, fire, natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, employee misconduct, physical or electronic break-ins, cyber-attacks, or similar events or disruptions. We manage and store various proprietary information and sensitive or confidential data relating to our operations. In addition, our outsourcing services and cloud computing businesses routinely process, store, and transmit large amounts of data for our customers and vendors, including sensitive and personally identifiable information. As our operations become more automated and increasingly interdependent, our exposure to the risks posed by these types of events will increase. We have been, and will likely continue to be, subject to computer viruses or other malicious codes, cyber-attacks, or other computer-related attempts to breach the information technology systems we use for these purposes. We may also be subject to information technology system failures and network disruptions due to these factors. Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate or compromise our confidential information or that of third-parties, create system disruptions, or cause shutdowns. Computer programmers and hackers also may be able to develop and deploy viruses, worms, and other malicious software programs that attack our products or otherwise exploit any security vulnerabilities of our products. In addition, sophisticated hardware and operating system software and applications that we produce or procure from third-parties may contain defects in design or manufacture, including "bugs" and other problems that could unexpectedly interfere with the operation of the system.

        The costs to us to eliminate or address the foregoing security problems and security vulnerabilities before or after a cyber-incident could be significant. System redundancy may be ineffective or inadequate, and our disaster recovery planning may not be sufficient for all eventualities. Our remediation efforts may not be successful and could result in interruptions, delays, or cessation of service, and loss of existing or potential customers that may impede our sales, manufacturing, distribution, or other critical functions. We could lose existing or potential customers for outsourcing services or other information technology solutions in connection with any actual or perceived security vulnerabilities in our products. In addition, breaches of our security measures and the unapproved dissemination of proprietary information or sensitive or confidential data about us or our customers or other third-parties, could expose us, our vendors and customers, or other third-parties affected to a risk of loss or misuse of this information, result in litigation and potential liability for us, damage our brand and reputation, or otherwise harm our business. In addition, we rely in certain limited capacities on third-party data management providers whose possible security problems and security vulnerabilities may have similar effects on us.

        We are subject to laws, rules, and regulations in the U.S. and other countries relating to the collection, use, and security of user data. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, and among us, our subsidiaries and other parties with which we have commercial relations. Our ability to execute transactions and to possess and use personal information and data in conducting our business subjects us to legislative and regulatory burdens that may require us to notify vendors, customers or employees of a data security breach. We have incurred, and will continue to incur, significant expenses to comply with mandatory privacy and security standards and protocols imposed by law, regulation, industry standards, or contractual obligations. These laws, protocols and standards continue to develop and may be inconsistent from jurisdiction to jurisdiction. Complying with emerging and changing international requirements may cause us to incur substantial costs or require us to change our business practices. If we fail to comply with applicable federal, state or international privacy-related or data protection laws we may be subject to proceedings by governmental entities and incur penalties or significant legal liability.

Our international operations subject us to risks related to disruptions in foreign markets, currency exchange fluctuations, longer payment cycles, seasonality, limitations imposed by a variety of legal and regulatory regimes, potential adverse tax consequences, increased costs, our customers' credit and access to capital, health-related risks, and access to personnel.

        We have significant operations in foreign countries, including manufacturing facilities, sales personnel and customer support operations. We have manufacturing facilities in China, Malaysia, Northern Ireland, Singapore and Thailand, in addition to those in the United States. A substantial portion of our client compute disk drive assembly occurs in our facility in China.

        Our international operations are subject to economic risks inherent in doing business in foreign countries, including the following:

  •
  Disruptions in Foreign Markets.  Disruptions in financial markets and the deterioration of the underlying economic conditions in the past in some countries, including those in Asia, have had an impact on our sales to customers located in, or whose end-user customers are located in, these countries.

  •
  Fluctuations in Currency Exchange Rates.  Prices for our products are denominated predominately in U.S. dollars, even when sold to customers that are located outside the United States. Currency instability in Asia and other geographic markets may make our products more expensive than products sold by other manufacturers that are priced in the local currency. Moreover, many of the costs associated with our operations located outside the United States are denominated in local currencies. As a consequence, the increased strength of local currencies against the U.S. dollar in countries where we have foreign operations would result in higher effective operating costs and, potentially, reduced earnings. From time to time, fluctuations in foreign exchange rates have negatively affected our operations and profitability and there can be no assurance that these fluctuations will not adversely affect our operations and profitability in the future. We may attempt to manage the impact of foreign currency exchange rate changes by, among other things, entering into foreign currency forward exchange contracts. However, these contracts may not cover our full exposure and subject us to certain counterparty credit risks. See "Note 8. Derivative Financial Instruments" for additional information about our foreign currency exchange risk.

  •
  Longer Payment Cycles.  Our customers outside of the United States are often allowed longer time periods for payment than our U.S. customers. This increases the risk of nonpayment due to the possibility that the financial condition of particular customers may worsen during the course of the payment period.

  •
  Seasonality.  Seasonal reductions in the business activities of our customers during the summer months, particularly in Europe, typically result in lower earnings during those periods.

  •
  Legal and Regulatory Limitations.  Our international operations are affected by limitations on imports, tariffs, duties, currency exchange control regulations, price controls, export control laws, including the trade and economic sanctions administered by the Office of Foreign Assets Control, and other restraints on trade. In addition, the governments of many countries, including China, Malaysia, Northern Ireland, Singapore and Thailand, in which we have significant operating assets, have exercised and continue to exercise significant influence over many aspects of their domestic economies and international trade. Although we have implemented policies and procedures designed to ensure compliance, there can be no assurance that our employees, contractors, or agents will not violate these or other applicable laws and regulations to which we may be subject. Violations of these laws and regulations could lead to significant penalties, including restraints on our export or import privileges, monetary fines, criminal proceedings and regulatory or other actions that could materially adversely affect our results of operations.

  •
  Potential Adverse Tax Consequences.  Our international operations create a risk of potential adverse tax consequences, including imposition of withholding or other taxes on payments by our subsidiaries. In addition, our taxable income in any jurisdiction is dependent upon acceptance of our operational practices and intercompany transfer pricing by local tax authorities as being on an arm's length basis. Due to inconsistencies in application of the arm's length standard among taxing authorities, as well as a lack of adequate treaty-based protection, transfer pricing challenges by tax authorities could, if successful, substantially increase our income tax expense. We are subject to tax audits around the world, and are under audit in various jurisdictions, and such jurisdictions may assess additional income tax against us. Although we believe our tax positions are reasonable, the final determination of tax audits could be materially different from our recorded income tax provisions and accruals. The ultimate results of an audit could have a material adverse effect on our operating results or cash flows in the period or periods for which that determination is made and could result in increases to our overall tax expense in subsequent periods.

  •
  Increased Costs.  The shipping and transportation costs associated with our international operations are typically higher than those associated with our U.S. operations, resulting in decreased operating margins in some foreign countries.

  •
  Credit and Access to Capital Risks.  Our international customers could have reduced access to working capital due to higher interest rates, reduced bank lending resulting from contractions in the money supply or the deterioration in the customer's or its bank's financial condition, or the inability to access other financing.

  •
  Global Health Outbreaks.  The occurrence of a pandemic disease may adversely impact our operations, and some of our key customers. Such diseases could also potentially disrupt the timeliness and reliability of the distribution network we rely on.

  •
  Access to Personnel.  There is substantial competition for qualified and capable personnel in certain jurisdictions in which we operate, including China, which may make it difficult for us to recruit and retain qualified employees in sufficient numbers. Increased difficulty in recruiting or retaining sufficient and adequate personnel in our international operations may lead to increased manufacturing and employment compensation costs, which could adversely affect our results of operations.

Our international operations subject us to risks related to economic conditions, political unrest and terrorism.

        We have manufacturing facilities in parts of the world that periodically experience political unrest. This could disrupt our ability to manufacture important components as well as cause interruptions and/or delays in our ability to ship components to other locations for continued manufacture and assembly. Any such delays or interruptions could result in delays in our ability to fill orders and have an adverse effect on our results of operations and financial condition. U.S. and international responses to the ongoing hostilities in various regions and the risk of terrorist attacks or hostilities elsewhere in the world could exacerbate these risks.

        Macroeconomic developments like the debt crisis in certain countries in the European Union and slowing economies in parts of Asia and South America could negatively affect our business, operating results or financial condition which, in turn, could adversely affect our stock price. A general weakening of, and related declining corporate confidence in, the global economy or the curtailment in government or corporate spending could cause current or potential customers to reduce their information technology (IT) budgets or be unable to fund hardware systems, which could cause customers to delay, decrease or cancel purchases of our products or cause customers not to pay us or to delay paying us for previously purchased products and services.

        In addition, political unrest in regions like the Middle East, terrorist attacks around the globe and the potential for other hostilities in various parts of the world, potential public health crises and natural disasters continue to contribute to a climate of economic and political uncertainty that could adversely affect our results of operations and financial condition, including our revenue growth and profitability. These factors generally have the strongest effect on our sales.

The loss of key executive officers and employees could negatively impact our business prospects.

        Our future performance depends to a significant degree upon the continued service of key members of management as well as marketing, sales and product development personnel. The loss of one or more of our key personnel may have a material adverse effect on our business, results of operations and financial condition. We believe our future success will also depend in large part upon our ability to attract, retain and further motivate highly skilled management, marketing, sales and product development personnel. We have experienced intense competition for personnel, and we cannot assure you that we will be able to retain our key employees or that we will be successful in attracting, assimilating and retaining personnel in the future.

Significant fluctuations in the market price of our ordinary shares could result in securities class action claims against us.

        Significant price and value fluctuations have occurred with respect to the publicly traded securities of technology companies. The price of our ordinary shares is likely to be volatile in the future. In the past, following periods of decline in the market price of a company's securities, class action lawsuits have often been pursued against that company. If similar litigation were pursued against us, it could result in substantial costs and a diversion of management's attention and resources, which could materially adversely affect our results of operations, financial condition and liquidity.

Deterioration in global credit and financial market conditions could negatively impact the value of our current portfolio of cash equivalents or short-term investments and our ability to meet our financing objectives.

        Our cash and cash equivalents are maintained in highly liquid investments with remaining maturities of 90 days or less at the time of purchase. Our short-term investments consist primarily of readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase. Our investment policy has as its principal objectives the preservation of principal and maintenance of liquidity. We mitigate default risk by investing in high-quality investment grade securities, limiting the time to maturity and by monitoring the counter-parties and underlying obligors closely.

        While as of the date of this filing, we are not aware of any material downgrades, losses, or other significant deterioration in the fair value of our cash equivalents or short-term investments, no assurance can be given that future deterioration in conditions of the global credit and financial markets would not negatively impact our current portfolio of cash equivalents or short-term investments or our ability to meet our financing objectives.

Failure to comply with applicable environmental laws and regulations could have a material adverse effect on our business, results of operations and financial condition.

        The sale and manufacturing of products in certain states and countries may subject us and our suppliers to state, federal and international laws and regulations governing protection of the environment, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, restrictions on the presence of certain substances in electronic products and the responsibility for environmentally safe disposal or recycling. We endeavor to ensure that we and our suppliers comply with all applicable environmental laws and regulations, however, compliance may increase our operating costs and otherwise impact future financial results. If additional or more stringent requirements are imposed on us in the future, we could incur additional operating costs and capital expenditures. If we fail to comply with applicable environmental laws, regulations, initiatives, or standards of conduct, our customers may refuse to purchase our products and we could be subject to fines, penalties and possible prohibition of sales of our products into one or more states or countries, liability to our customers and damage to our reputation, which could result in a material adverse effect on the financial condition or results of operations.

New conflict minerals regulations may cause us to incur additional expenses and could limit the supply and increase the cost of certain metals used in manufacturing our products.

        In August 2012, the SEC adopted new rules establishing additional disclosure and reporting requirements regarding the use of specified minerals, or conflict minerals, that are necessary to the functionality or production of products manufactured or contracted to be manufactured. These new rules will require us to determine, disclose and report whether or not such conflict minerals originate from the Democratic Republic of the Congo or an adjoining country, the first such report of which was filed on 30 May 2014. These new rules could affect our ability to source certain materials used in our products at competitive prices and could impact the availability of certain minerals used in the manufacture of our products, including gold, tantalum, tin and tungsten. As there may be only a limited number of suppliers of "conflict free" minerals, we cannot be sure that we will be able to obtain necessary conflict free minerals in sufficient quantities or at competitive prices. Our customers, including our OEM customers, may require that our products be free of conflict minerals, and our revenues and margins may be harmed if we are unable to procure conflict free minerals at a reasonable price, or at all, or are unable to pass through any increased costs associated with meeting these demands. Additionally, we may face reputational challenges with our customers and other stakeholders if we are unable to sufficiently verify the origins of all minerals used in our products through the due diligence procedures that we implement. We may also face challenges with government regulators and our customers and suppliers if we are unable to sufficiently verify that the metals used in our products are conflict free. We expect that there may be material costs associated with complying with the disclosure requirements, such as costs related to determining the source of certain minerals used in our products, as well as costs related to possible changes to products, processes, or sources of supply as a consequence of such verification and disclosure requirements.

Because we experience seasonality in the sales of our products, our results of operations will generally be adversely impacted during the second half of our fiscal year.

        Sales of computer systems, storage subsystems and consumer electronics tend to be seasonal, and therefore we expect to continue to experience seasonality in our business as we respond to variations in our customers' demand for our products. In particular, we anticipate that sales of our products will continue to be lower during the second half of our fiscal year. In the client compute and client non-compute market applications of our disk drive business, this seasonality is partially attributable to the historical trend in our results derived from our customers' increased sales of desktop computers, notebook computers, and consumer electronics during the back-to-school and winter holiday season. In the enterprise market our sales are seasonal because of the capital budgeting and purchasing cycles of our end users. Since our working capital needs peak during periods in which we are increasing production in anticipation of orders that have not yet been received, our results of operations will fluctuate seasonally even if the forecasted demand for our products proves accurate. Furthermore, it is difficult for us to evaluate the degree to which this seasonality may affect our business in future periods because of the rate and unpredictability of product transitions and new product introductions, particularly in the client non-compute market, as well as macroeconomic conditions.

The price of our ordinary shares may be volatile and could decline significantly.

        The stock market, in general, and the market for technology stocks in particular, has recently experienced volatility that has often been unrelated to the operating performance of companies. If these market or industry-based fluctuations continue, the trading price of our ordinary shares could decline significantly independent of our actual operating performance, and you could lose all or a substantial part of your investment. The market price of our ordinary shares could fluctuate significantly in response to several factors, including among others:

  •
  general uncertainty in stock market conditions occasioned by global economic conditions, negative financial news and the continued instability of several large financial institutions;

  •
  actual or anticipated variations in our results of operations;

  •
  announcements of innovations, new products or significant price reductions by us or our competitors, including those competitors who offer alternative storage technology solutions;

  •
  our failure to meet the performance estimates of investment research analysts;

  •
  the timing of announcements by us or our competitors of significant contracts or acquisitions;

  •
  general stock market conditions;

  •
  the occurrence of major catastrophic events;

  •
  changes in financial estimates by investment research analysts;

  •
  changes in the credit ratings of our indebtedness by rating agencies; and

  •
  the sale of our ordinary shares held by certain equity investors or members of management.

Political events, war, terrorism, natural disasters, public health issues and other circumstances could materially adversely affect our results of operations and financial condition.

        War, terrorism, geopolitical uncertainties, natural disasters, public health issues, and other business interruptions have caused and could cause damage or disruption to international commerce and the global economy, and thus could have a strong negative effect on our business, our suppliers, logistics providers, manufacturing vendors and customers. Our business operations are subject to interruption by natural disasters such as floods and earthquakes, fire, power shortages, terrorist attacks, other hostile acts, labor disputes, public health issues, and other events beyond our control. Such events could decrease demand for our products, make it difficult or impossible for us to make and deliver products to our customers, or to receive components from our suppliers, and create delays and inefficiencies in our supply chain. In the event of a natural disaster, losses and significant recovery time could be required to resume operations and our financial condition and operating results could be materially adversely affected. Should major public health issues, including pandemics, arise, we could be negatively affected by stringent employee travel restrictions, additional limitations in freight services, governmental actions limiting the movement of products between regions, delays in production ramps of new products, and disruptions in our operations and some of our key customers.

If we do not realize the expected benefits of our strategic alignment with Samsung, our business and financial condition may be materially impaired.

        We may not achieve the desired benefits from our strategic alignment with Samsung. Even if we are able to successfully integrate the business that we acquired from Samsung into our business, we may not be able to realize the cost savings, synergies and growth that we anticipate from this transaction in the timeframe we currently expect, and the costs of achieving these benefits may be higher than we currently expect, because of a number of risks, including but not limited to:

  •
  The possibility that the transaction may not further our business strategy as we expected;

  •
  Our operating results or financial condition may be adversely impacted by liabilities that we assume in the transaction; and

  •
  The risk of intellectual property disputes with respect to the acquired assets.

        In addition, the Chinese Ministry of Commerce conditioned its approval of the Samsung acquisition on our compliance with several on-going requirements, including: adopting measures to keep the Samsung HDD brand as a separate competitor to the Seagate HDD brand, expanding the Samsung HDD production capacity within six months of the decision, and investing at least $800 million per year for three years in R&D in our combined Samsung and Seagate HDD businesses. Compliance with these obligations may involve significant costs or require changes in business practices that result in reduced revenue. Noncompliance could result in extending the time under which we would be compelled to operate under these conditions.

        As a result of these risks, the transaction may not contribute to our earnings as we expected, we may not achieve expected cost synergies when expected, or at all, and we may not achieve the other anticipated strategic and financial benefits of this transaction.

Our ability to use our net operating loss and tax credit carryforwards might be limited.

        At 27 June 2014, the use of approximately $376 million and $90 million of our U.S. net operating loss and tax credit carryforwards, respectively, is subject to an aggregate annual limitation of $46 million pursuant to U.S. tax law. To the extent these net operating loss and tax credit carryforwards are available, we intend to use them to reduce the corporate income tax liability associated with our operations in the U.S. Section 382 of the U.S. Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss or tax credit carryforwards that might be used to offset taxable income when a corporation has undergone significant changes in ownership. As a result, future changes in ownership, such as changes in ownership resulting from future repurchases of our ordinary shares, could put limitations on the availability of our net operating loss or tax credit carryforwards. If certain ownership changes occur in the foreseeable future, there may be an additional annual limitation on our ability to use our total U.S. federal and state net operating loss and credit carryforwards of $2.9 billion, $1.8 billion, and $429 million, respectively. If these ownership changes were to occur, we estimate a one-time charge for additional U.S. income tax expense of approximately $400 million to $500 million may be recorded in the period such change occurs. This additional income tax expense results from a decrease in our net U.S. deferred tax assets recorded through a combination of the write off of deferred tax assets and associated changes to our valuation allowance. We also estimate that the ensuing additional annual limitation on our ability to use tax attribute carryovers may result in increased U.S. income tax expense associated with such change of approximately $70 million to $85 million each year.

LIQUIDITY AND CAPITAL RESOURCES

        The following sections discuss the effects of changes in our balance sheet and cash flows, contractual obligations, and other commitments on our liquidity and capital resources.

  Cash and cash equivalents, short-term investments, and restricted cash and investments

	As of
(US Dollars in millions)	27 June 2014	28 June 2013	Change
Cash and cash equivalents	$2,634	$1,708	$926
Short-term investments	20	480	(460)
Restricted cash and investments	4	101	(97)

Total	$2,658	$2,289	$369

        Our cash and cash equivalents, short-term investments and restricted cash and investments increased from 28 June 2013 as a result of net cash provided by operating activities and the proceeds from the issuance of $800 million of our 3.75% Senior Notes due 2018 and $1 billion of our 4.75% Senior Notes due 2025. These cash inflows were partially offset by repurchases of our ordinary shares, redemption and repurchase of certain of our long-term debt, capital expenditures, dividends paid to our shareholders and the acquisition of Xyratex.

        The following table summarizes results from the statement of cash flows for the periods indicated:

	Fiscal Years Ended
(US Dollars in millions)	27 June 2014	28 June 2013
Net cash flow provided by (used in):
Operating activities	$2,558	$3,047
Investing activities	(322)	(825)
Financing activities	(1,311)	(2,222)
Effect of foreign currency exchange rates	1	1

Net increase in cash and cash equivalents	$926	$1

  Cash Provided by Operating Activities

        Cash provided by operating activities for fiscal year 2014 was approximately $2.6 billion and includes the effects of net income adjusted for non-cash items including depreciation, amortization, stock-based compensation, and:

  •
  a decrease of $217 million in vendor non-trade receivables primarily related to a change in the contractual relationship with some of our contract manufacturers which reduced the volume of components we sold to them;

  •
  a decrease of $190 million in accounts payable due to a change in the contractual relationship with some of our contract manufacturers which resulted in a reduction in direct materials purchased and subsequently sold to our contract manufacturers; and

  •
  a decrease of $104 million in restricted cash and investments primarily due to the restricted cash and investments held in a rabbi trust being replaced with a standby letter of credit.

        Cash provided by operating activities for fiscal year 2013 was approximately $3.0 billion and includes the effects of net income adjusted for non-cash items including depreciation, amortization, stock-based compensation, and:

  •
  a decrease of $661 million in trade debtors, net, primarily due to a decrease in revenue in the fourth quarter of fiscal year 2013 compared to the prior year period;

  •
  a decrease of $538 million in accounts payable, primarily due to a reduction in direct materials purchases due to a decrease in build volume in the fourth quarter of fiscal year 2013 compared to the prior year period;

  •
  a decrease of $272 million in vendor non-trade receivables primarily due to a decrease in build volumes in the fourth quarter of fiscal year 2013 compared to the prior year period;

  •
  a decrease of $170 million in accrued expenses, income taxes and warranty, primarily due to decreases in costs related to sales activities resulting from lower sales volumes; and

  •
  a decrease of $102 million in inventory, due to lower volumes in the fourth quarter of fiscal year 2013 compared to the prior year period.

  Cash Used in Investing Activities

        In fiscal year 2014, we used $0.3 billion for net cash investing activities, which was primarily due to payments for property, equipment and leasehold improvements of approximately $559 million and the acquisition of Xyratex, of $285 million, partially offset by $508 million of proceeds from sales of short-term investments.

        In fiscal year 2013, we used $0.8 billion for net cash investing activities, which was primarily due to payments for property, equipment and leasehold improvements.

  Cash Used in Financing Activities

        Net cash used in financing activities of $1.3 billion for fiscal year 2014 was primarily attributable to $1.9 billion paid to repurchase 41 million of our ordinary shares, $0.7 billion for the repurchase and redemption of long term debt and $0.6 billion in dividends paid to our shareholders. This use of cash was partially offset by $1.8 billion from aggregate cash generated from the issuance of our 3.75% Senior Notes due in 2018 and 4.75% Senior Notes due in 2025.

        Net cash used in financing activities of $2.2 billion for fiscal year 2013 was attributable to $1.7 billion paid to repurchase 54 million of our ordinary shares, $1.2 billion for the repurchase and redemption of long term debt and $0.5 billion in dividends paid to our shareholders. This use of cash was partially offset by the proceeds from the issuance of $1 billion of our 4.75% notes due 2023 and $0.3 billion in proceeds from the issuance of ordinary shares under employee stock plans.

  Dividends

        From the closing of our initial public offering in December 2002 through 2014, we have paid dividends, pursuant to our dividend policy then in effect, totaling approximately $2.5 billion in the aggregate.

  Liquidity Sources

        Our primary sources of liquidity as of 27 June 2014, consisted of: (1) approximately $2.7 billion in cash and cash equivalents, and short-term investments, (2) cash we expect to generate from operations and (3) a $500 million revolving credit facility with an interest at a rate of LIBOR plus a variable margin to be determined based on the corporate credit rating of the Company at the time a loan is made.

        As of 27 June 2014, no borrowings have been drawn under the revolving credit facility or had been utilized for letters of credit. The line of credit is available for borrowings, subject to compliance with financial covenants and other customary conditions to borrowing.

        The credit agreement that governs our revolving credit facility, as amended, contains certain covenants that we must satisfy in order to remain in compliance with the credit agreement, as amended. The agreement includes three financial covenants: (1) minimum cash, cash equivalents and marketable securities; (2) a fixed charge coverage ratio; and (3) a net leverage ratio. As of 27 June 2014, we were in compliance with all of the covenants under our Revolving Credit Facility and debt agreements.

        As of 27 June 2014, cash and cash equivalents held by non-Irish subsidiaries was $2.6 billion. This amount is potentially subject to taxation in Ireland upon repatriation by means of a dividend into our Irish parent. However, it is our intent to indefinitely reinvest earnings of non-Irish subsidiaries outside of Ireland and our current plans do not demonstrate a need to repatriate such earnings by means of a taxable Irish dividend. Should funds be needed in the Irish parent company and should we be unable to fund parent company activities through means other than a taxable Irish dividend, we would be required to accrue and pay Irish taxes on such dividend.

        We believe that our sources of cash will be sufficient to fund our operations and meet our cash requirements for at least the next 12 months.

  Cash Requirements and Commitments

        Our liquidity requirements are primarily to meet our working capital, research and development and capital expenditure needs, to fund scheduled payments of principal and interest on our indebtedness, and to fund our dividend. Our ability to fund these requirements will depend on our future cash flows, which are determined by future operating performance, and therefore, subject to prevailing global macroeconomic conditions and financial, business and other factors, some of which are beyond our control.

        On 17 July 2014, our Board of Directors approved a cash dividend of $0.43 per share, which was paid on 22 August 2014 to shareholders of record as of the close of business on 8 August 2014.

        As of 27 June 2014, we were in compliance with all of the covenants under our debt agreements. Based on our current outlook, we expect to be in compliance with the covenants of our debt agreements over the next 12 months.

        The carrying value of our long-term debt as of 27 June 2014 and 28 June 2013 was $3.9 billion and $2.8 billion, respectively. The table below presents the principal amounts of our outstanding long-term debt:

	As of
(US Dollars in millions)	27 June 2014	28 June 2013	Change
6.8% Senior Notes due October 2016	$335	$335	$—
3.75% Senior Notes due November 2018	800	—	800
7.75% Senior Notes due December 2018	—	238	(238)
6.875% Senior Notes due May 2020	534	600	(66)
7.00% Senior Notes due November 2021	251	600	(349)
4.75% Senior Notes due June 2023	1,000	1,000	—
4.75% Senior Notes due January 2025	1,000	—	1,000
Other	—	4	(4)

Total	$3,920	$2,777	$1,143

        On 29 May 2014, we entered into a definitive asset purchase agreement under which we will acquire the assets of LSI's Accelerated Solutions Division ("ASD") and Flash Components Division ("FCD") from Avago for $450 million in cash. The transaction is expected to close in the first quarter of fiscal year 2015, subject to the satisfaction of customary closing conditions and the receipt of certain regulatory approvals, including those required by the Hart-Scott-Rodino Antitrust Improvements Act.

        For fiscal year 2015, we expect capital expenditures to be at or below our long-term targeted range of 6-8% of revenue. We require substantial amounts of cash to fund scheduled payments of principal and interest on our indebtedness, future capital expenditures and any increased working capital requirements. We will continue to evaluate and manage the retirement and replacement of existing debt and associated obligations, including evaluating the issuance of new debt securities, exchanging existing debt securities for other debt securities and retiring debt pursuant to privately negotiated transactions, open market purchases or otherwise. In addition, we may selectively pursue strategic alliances, acquisitions and investments, which may require additional capital.

Contractual Obligations and Commitments

        Our contractual cash obligations and commitments as of 27 June 2014, have been summarized in the table below:

		Fiscal Year(s)
(US Dollars in millions)	Total	2015	2016- 2017	2018- 2019	Thereafter
Contractual Cash Obligations:
Long-term debt	$3,920	$—	$335	$800	$2,785
Interest payments on debt	1,482	216	360	344	562
Capital expenditures	189	109	80	—	—
Operating leases(1)	200	42	52	37	69
Purchase obligations(2)	772	772	—	—	—

Subtotal	6,563	1,139	827	1,181	3,416
Commitments:
Letters of credit or bank guarantees	104	104	—	—	—

Total	$6,667	$1,243	$827	$1,181	$3,416

(1)
Includes total future minimum rent expense under non-cancelable leases for both occupied and vacated facilities (rent expense is shown net of sublease income).

(2)
Purchase obligations are defined as contractual obligations for the purchase of goods or services, which are enforceable and legally binding on us, and that specify all significant terms.

        As of 27 June 2014, we had a liability for unrecognized tax benefits and an accrual for the payment of related interest totaling $90 million, none of which is expected to be settled within one year. Outside of one year, we are unable to make a reasonably reliable estimate of when cash settlement with a taxing authority will occur.

        On 29 May 2014, we entered into a definitive asset purchase agreement under which we will acquire the assets of LSI's Accelerated Solutions Division ("ASD") and Flash Components Division ("FCD") from Avago for $450 million in cash. The transaction is expected to close in the first quarter of fiscal year 2015, subject to the satisfaction of customary closing conditions and the receipt of certain regulatory approvals, including those required by the Hart-Scott-Rodino Antitrust Improvements Act.

Off-Balance Sheet Arrangements

        As of 27 June 2014, we did not have any material off-balance sheet arrangements.

Financial Risk Management

        We have exposure to market risks due to the volatility of interest rates, foreign currency exchange rates, equity and bond markets. A portion of these risks are hedged, but fluctuations could impact our results of operations, financial position and cash flows. Additionally, we have exposure to downgrades in the credit ratings of our counterparties as well as exposure related to our credit rating changes.

        Interest Rate Risk.    Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. As of 27 June 2014, the Company had no available-for-sale securities that had been in a continuous unrealized loss position for a period greater than 12 months. The Company determined no available-for-sale securities were other-than-temporarily impaired as of 27 June 2014. We currently do not use derivative financial instruments in our investment portfolio.

        We have fixed rate debt obligations. We enter into debt obligations for general corporate purposes including capital expenditures and working capital needs. We currently do not use interest rate derivatives to hedge interest rate exposure on our outstanding debt.

        Foreign Currency Exchange Risk.    We may enter into foreign currency forward exchange contracts to manage exposure related to certain foreign currency commitments and anticipated foreign currency denominated expenditures. Our policy prohibits us from entering into derivative financial instruments for speculative or trading purposes. During fiscal years 2014 and 2013, we did not enter into any hedges of net investments in foreign operations.

        We also hedge a portion of our foreign currency denominated balance sheet positions with foreign currency forward exchange contracts to reduce the risk that our earnings will be adversely affected by changes in currency exchange rates. The changes in fair value of these hedges are recognized in earnings in the same period as the gains and losses from the remeasurement of the assets and liabilities. These foreign currency forward exchange contracts are not designated as hedging instruments under ASC 815, Derivatives and Hedging. All these forward contracts mature within 12 months.

        We evaluate hedging effectiveness prospectively and retrospectively and record any ineffective portion of the hedging instruments in Costs of revenue on the Consolidated Profit and Loss Account. We did not have any material net gains (losses) recognized in Costs of revenue for cash flow hedges due to hedge ineffectiveness or discontinued cash flow hedges during fiscal years 2014 and 2013.

        Other Market Risks.    We have exposure to counterparty credit downgrades in the form of credit risk related to our foreign currency forward exchange contracts and our fixed income portfolio. We monitor and limit our credit exposure for our foreign currency forward exchange contracts by performing ongoing credit evaluations. We also manage the notional amount of contracts entered into with any one counterparty, and we maintain limits on maximum tenor of contracts based on the credit rating of the financial institutions. Additionally, the investment portfolio is diversified and structured to minimize credit risk. As of 27 June 2014, we had no material credit exposure related to our foreign currency forward exchange contracts. Changes in our corporate issuer credit ratings have minimal impact on our financial results, but downgrades may negatively impact our future transaction costs and our ability to execute transactions with various counterparties.

        We are subject to equity market risks due to changes in the fair value of the notional investments selected by our employees as part of our Seagate Deferred Compensation Plan (the "SDCP"). During the fiscal year 2014, the Company entered into a Total Return Swap ("TRS") in order to manage the equity market risks associated with the SDCP liabilities. The Company pays a floating rate, based on LIBOR plus an interest rate spread, on the notional amount of the TRS. The TRS is designed to substantially offset changes in the SDCP liability due to changes in the value of the investment options made by employees.

LIKELY FUTURE DEVELOPMENT

        We are committed to developing new component technologies, products and alternative storage technologies. Our research and development focus is designed to bring new products to market in high volume, with quality attributes that our customers expect, before our competitors. Part of our product development strategy is to leverage a design platform and/or subsystem within product families to serve different market needs. This platform strategy allows for more efficient resource utilization, leverages best design practices, reduces exposure to changes in demand, and allows for achievement of lower costs through purchasing economies. Our advanced technology integration effort focuses disk drive and component research on recording subsystems, including read/write heads and recording media, market-specific product technology and technology focused towards new business opportunities. The primary purpose of our advanced technology integration effort is to ensure timely availability of mature component technologies to our product development teams as well as allowing us to leverage and coordinate those technologies in the design centers across our products in order to take advantage of opportunities in the marketplace. During fiscal years 2014 and 2013, we had product development expenses of approximately $1,226 million and $1,133 million, respectively, which represented 9% and 8% of our consolidated revenue, respectively.

DIRECTORS

        The directors are as listed on page B-3.

DIRECTORS' AND SECRETARY'S INTERESTS IN SHARES

        Details of directors' and secretary's interests in the ordinary shares of Seagate Technology plc as at 27 June 2014 were as follows:

	Interests held as at 27 June 2014(1)
Director	Shares	Vested options	Unvested options	Restricted share units	Restricted shares
Stephen J. Luczo(2)	1,627,395	12,590	129,707	—	—
Frank J. Biondi	46,298	11,251	—	5,952	—
Michael R. Cannon	12,837	—	—	5,952	—
Mei Wei Cheng	10,858	—	—	5,952	—
William Coleman	21,618	—	—	5,952	—
Jay L. Geldmacher	9,798	—	—	5,952	—
Seh-Woong Jeong	6,060	—	—	5,952	—
Lydia M. Marshall	26,678	—	—	5,952	—
Kristen M. Onken	19,846	—	—	5,952	—
C.S. Park	38,518	1,251	—	5,952	—
Gregorio Reyes	7,696	1,459	—	5,952	—
Edward J. Zander	56,938	65,000	—	5,952	—
Secretary
Kenneth M. Massaroni(3)	45,455	31,592	60,158	2,550	—

(1)
All interests declared are in the ordinary shares of $0.00001 par value of Seagate Technology plc.

(2)
Excludes 1,041,675 unvested options and awards that contain certain performance and market conditions.

(3)
Excludes 211,000 unvested share awards that contain certain performance and market conditions.

        Details of directors' and secretary's interests in the ordinary shares of Seagate Technology plc as at 28 June 2013 were as follows:

	Interests held as at 28 June 2013(1)
Director	Shares	Vested options	Unvested options	Restricted share units	Restricted shares
Stephen J. Luczo(2)	1,794,425	450,938	320,767	—	—
Frank J. Biondi, Jr.	33,946	10,417	834	8,235	1,250
Michael R. Cannon	26,843	—	—	8,235	—
Mei-Wei Cheng	954	—	—	8,235	—
William Coleman	10,329	—	—	8,235	—
Jay L. Geldmacher	2,576	—	—	8,235	—
Seh-Woong Jeong	—	—	—	—	—
Lydia M. Marshall	27,196	9,792	834	8,235	1,250
Kristen M. Onken	8,624	—	—	8,235	—
C.S. Park	31,316	417	834	8,235	1,250
Gregorio Reyes	—	625	834	8,235	1,250
Edward J. Zander	44,586	64,166	834	8,235	1,250
Secretary
Kenneth M. Massaroni(3)	23,260	34,342	68,908	5,100	—

(1)
All interests declared are in the ordinary shares of $0.00001 par value of Seagate Technology plc.

(2)
Excludes 1,281,040 unvested share awards that contain certain performance and market conditions.

(3)
Excludes 184,300 unvested share awards that contain certain performance and market conditions.

        The directors and the company secretary had no interests in any other group company as required to be disclosed in accordance with Section 53 of the Companies Act, 1990.

IMPORTANT EVENTS SINCE THE PERIOD END

  Dividends

        On 17 July 2014, our Board of Directors approved a cash dividend of $0.43 per share, which was paid on 22 August 2014 to shareholders of record as of the close of business on 8 August 2014.

POLITICAL DONATIONS

        During the year ended 27 June 2014, the Company made no political donations.

BRANCHES OUTSIDE THE STATE

        The Company has established branches, within the meaning of EU Council Directive 89/666/EEC (implemented in Ireland by the European Communities (Branch Disclosures) Regulations 1993), in Brazil, China, Russia, the Netherlands, Singapore and Northern Ireland.

BOOKS AND RECORDS

        The directors are responsible for ensuring that proper books and accounting records, as outlined in Section 202 of the Companies Act 1990, are kept by the Company. To achieve this, the directors have appointed experienced bookkeepers who are professionally qualified, who report to the Chief Financial Officer and ensure that the requirements of Section 202 of the Companies Act 1990 are complied with.

        The books and accounting records are maintained at the Company's principal accounting offices at 10200 South De Anza Boulevard, Cupertino, California, United States of America, and are open at all reasonable times to inspection by the directors. Accounts and returns relating to the business dealt with in the books of account are kept in order to disclose the Company's financial position and are returned to the Company's registered office at intervals not exceeding six months to enable the preparation with reasonable accuracy of its balance sheet, profit and loss account, and notes to the financial statements in accordance with the Companies Acts.

STATEMENT OF DIRECTORS' RESPONSIBILITIES

        Company law in the Republic of Ireland requires the Directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the Parent Company and of the Group and of the profit or loss of the Group for that period.

        In preparing the financial statements of the Group, the Directors are required to:

  •
  select suitable accounting policies and then apply them consistently;

  •
  make judgments and estimates that are reasonable and prudent;

  •
  comply with applicable US generally accepted accounting principles to the extent that the use of US generally accepted accounting principles does not contravene any provision of the Companies Acts or of any regulations made there under, subject to any material departures disclosed and explained in the financial statements; and

  •
  prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Group will continue in business.

        The considerations set out above for the Group are also required to be addressed by the Directors in preparing the financial statements of the Parent Company (which are set out on pages B-105 to B-109), in respect of which the applicable accounting standards are those which are generally accepted in the Republic of Ireland.

        The Directors have elected to prepare the Parent Company's financial statements in accordance with generally accepted accounting practice in Ireland (Irish GAAP) comprising the financial reporting standards issued by the Financial Reporting Council and promulgated by the Institute of Chartered Accountants in Ireland, together with the Companies Acts, 1963 to 2013.

        The Directors are responsible for keeping proper books of account which disclose with reasonable accuracy at any time the financial position of the Parent Company and which enable them to ensure that the financial statements of the Group are prepared in accordance with applicable US generally accepted accounting principles and comply with the provisions of the Companies Acts, 1963 to 2013. They are also responsible for safeguarding the assets of the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

AUDITORS

        The auditors, Ernst & Young, Chartered Accountants, will continue in office in accordance with Section 160(2) of the Companies Act, 1963.

        Approved by the Board of Directors and signed on its behalf on 29 August 2014.

/s/ STEPHEN J. LUCZO Stephen J. Luczo	/s/ KRISTEN M. ONKEN Kristen M. Onken

INDEPENDENT AUDITOR'S REPORT TO THE MEMBERS OF SEAGATE TECHNOLOGY PLC

We have audited the financial statements of Seagate Technology plc for the year ended 27 June 2014 which comprise the Consolidated Profit and Loss Account, the Consolidated Statement of Comprehensive Income, the Consolidated Balance Sheet, the Consolidated Statement of Cash Flows, the Parent Company Balance Sheet, the related notes 1 to 21 in respect of the group financial statements and the related notes 1 to 11 in respect to the parent company financial statements. The financial reporting framework that has been applied in the preparation of the group financial statements is Irish law and U.S. Generally Accepted Accounting Principles (U.S. GAAP), as defined in section 1 (1) of the Companies (Miscellaneous Provisions) Act, 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulation made there under, and for the preparation of the parent company financial statements in accordance with Irish law and accounting standards issued by the Financial Reporting Council and promulgated by the Institute of Chartered Accountants in Ireland (Generally Accepted Accounting Practice in Ireland).

        This report is made solely to the company's members, as a body, in accordance with section 193 of the Companies Act, 1990. Our audit work has been undertaken so that we might state to the company's members those matters we are required to state to them in an auditor's report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company's members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditors

        As explained more fully in the Statement of Directors' Responsibilities set out on page B-47, the directors are responsible for the preparation of the financial statements giving a true and fair view. Our responsibility is to audit and express an opinion on the financial statements in accordance with Irish law and International Standards on Auditing (UK and Ireland). Those standards require us to comply with the Auditing Practices Board's Ethical Standards for Auditors.

Scope of the audit of the financial statements

        An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the group's and parent company's circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the directors; and the overall presentation of the financial statements. In addition, we read all the financial and non-financial information in the directors' report to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect or materially inconsistent with the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.

Opinion on financial statements

        In our opinion:

  •
  the group financial statements give a true and fair view in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), as defined in section 1 (1) of the Companies (Miscellaneous Provisions) Act, 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts

INDEPENDENT AUDITOR'S REPORT TO THE MEMBERS OF SEAGATE TECHNOLOGY PLC (Continued)

    or of any regulation made there under, of the state of the group's affairs as at 27 June 2014 and of its profit for the year then ended;

  •
  the parent company balance sheet gives a true and fair view in accordance with Generally Accepted Accounting Practice in Ireland of the state of the parent company's affairs as at 27 June 2014; and

  •
  the financial statements have been properly prepared in accordance with the requirements of the Companies Acts 1963 to 2013.

Matters on which we are required to report by the Companies Acts 1963 to 2013

  •
  We have obtained all the information and explanations which we consider necessary for the purposes of our audit.

  •
  In our opinion proper books of account have been kept by the parent company.

  •
  The parent company balance sheet is in agreement with the books of account.

  •
  In our opinion the information given in the directors' report is consistent with the financial statements.

  •
  The net assets of the parent company, as stated in the parent company balance sheet, are more than half of the amount of its called-up share capital and, in our opinion, on that basis there did not exist at 27 June 2014 a financial situation which under Section 40 (1) of the Companies (Amendment) Act, 1983 would require the convening of an extraordinary general meeting of the parent company.

Matters on which we are required to report by exception

        We have nothing to report in respect of the provisions in the Companies Acts 1963 to 2013 which require us to report to you if, in our opinion, the disclosures of directors' remuneration and transactions specified by law are not made.

/s/ BREFFNI MAGUIRE

Breffni Maguire
For and on behalf of Ernst & Young
Dublin

29 August 2014

SEAGATE TECHNOLOGY PLC

CONSOLIDATED PROFIT AND LOSS ACCOUNT

		Fiscal Years Ended
(US Dollars in millions)	Note	27 June 2014	28 June 2013
Revenue		$13,724	$14,351
Cost of revenue		9,878	10,411

Gross profit		3,846	3,940
Product development		1,226	1,133
Marketing and administrative		722	635
Amortization of intangibles	4	98	79
Restructuring and other, net	5	24	2

		2,070	1,849

Operating earnings		1,776	2,091
Interest income		8	8
Interest expense		(195)	(214)
Other income and charges, net		(33)	(54)

Income before taxes		1,556	1,831
Income tax benefit	7	(14)	(7)

Net income		$1,570	$1,838

        Approved by the Board of Directors and signed on its behalf on 29 August 2014.

/s/ STEPHEN J. LUCZO Stephen J. Luczo	/s/ KRISTEN M. ONKEN Kristen M. Onken

SEAGATE TECHNOLOGY PLC

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In millions)

	Fiscal Years Ended
(US Dollars in millions)	27 June 2014	28 June 2013
Net Income	$1,570	$1,838
Other comprehensive income (loss), net of tax:
Cash flow hedges
Change in net unrealized loss on cash flow hedges	(1)	—
Less: reclassification for amounts included in net income	—	—

Net change	(1)	—

Marketable securities
Change in net unrealized gain on available-for-sale securities	1	21
Less: reclassification for amounts included in net income	2	(23)

Net change	3	(2)

Post-retirement plans
Change in unrealized gain (loss) on post-retirement plans	1	(3)
Less: reclassification for amounts included in net income	—	—

Net change	1	(3)

Foreign currency translation adjustments	8	1

Total other comprehensive income (loss), net of tax	11	(4)

Comprehensive income	1,581	1,834
Less: Comprehensive income attributable to noncontrolling interest	—	1

Comprehensive income attributable to Seagate Technology plc	$1,581	$1,833

SEAGATE TECHNOLOGY PLC

CONSOLIDATED BALANCE SHEET

(US Dollars in millions)	Note	27 June 2014	28 June 2013
ASSETS
Fixed assets:
Goodwill	4	$537	$476
Intangible assets	4	359	405
Tangible assets	2	2,136	2,269
Financial assets	9	46	81

		3,078	3,231
Current assets:
Inventories	2	985	854
Trade debtors	2	1,729	1,670
Other debtors—amounts falling due within one year	2	405	599
Investments	2	20	480
Restricted cash and investments	2	4	101
Cash and cash equivalents	2	2,634	1,708

		5,777	5,412
Other debtors—amounts falling due after one year	2	637	600

Total Assets		$9,492	$9,243

LIABILITIES
Capital and reserves:
Share capital	10	$—	$—
Share premium	10	5,332	5,225
Other reserves	10	177	48
Profit and loss account	10	(2,677)	(1,778)
Noncontrolling interest		—	11

		2,832	3,506
Provisions for liabilities:
Taxation	7	117	126
Other provisions	2	287	337

		404	463
Creditors—amounts falling due within one year:
Debt	9	—	3
Trade creditors		1,549	1,690
Other creditors	2	677	714

		2,226	2,407
Creditors—amounts falling due after one year:
Debt	9	3,920	2,774
Other creditors		110	93

Total Liabilities		$9,492	$9,243

        Approved by the Board of Directors and signed on its behalf on 29 August 2014.

/s/ STEPHEN J. LUCZO Stephen J. Luczo	/s/ KRISTEN M. ONKEN Kristen M. Onken

SEAGATE TECHNOLOGY PLC

CONSOLIDATED STATEMENT OF CASH FLOWS

	Fiscal Years Ended
	27 June 2014	28 June 2013
OPERATING ACTIVITIES
Net income	$1,570	$1,838
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	879	873
Share-based compensation	118	76
Loss on redemption and repurchase of debt	81	141
Gain on sale of investments	(32)	(61)
Gain on sale of tangible assets	(4)	(36)
Deferred income taxes	(67)	(70)
Other non-cash operating activities, net	14	12
Changes in operating assets and liabilities:
Restricted cash and investments	104	—
Trade debtors	4	661
Inventories	(20)	102
Trade creditors	(190)	(538)
Accrued employee compensation	(55)	(14)
Accrued expenses, income taxes and warranty	(80)	(170)
Vendor non-trade debtors	217	272
Other assets and liabilities	19	(39)

Net cash provided by operating activities	2,558	3,047

INVESTING ACTIVITIES
Acquisition of tangible assets	(559)	(786)
Proceeds from the sale of tangible assets	3	29
Proceeds from the sale of financial assets	72	—
Purchases of short-term investments	(88)	(351)
Sales of short-term investments	508	296
Maturities of short-term investments	61	38
Cash used in acquisition of businesses, net of cash acquired	(285)	(36)
Other investing activities, net	(34)	(15)

Net cash used in investing activities	(322)	(825)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	1,781	986
Repayments of long-term debt	(725)	(1,224)
Repurchases of ordinary shares	(1,912)	(1,654)
Dividends to shareholders	(557)	(518)
Proceeds from issuance of ordinary shares under employee stock plans	107	259
Other financing activities, net	(5)	(71)

Net cash used in financing activities	(1,311)	(2,222)

Effect of foreign currency exchange rate changes on cash and cash equivalents	1	1

Increase in cash and cash equivalents	926	1
Cash and cash equivalents at the beginning of the year	1,708	1,707

Cash and cash equivalents at the end of the year	$2,634	$1,708

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$198	$219
Cash paid for income taxes, net of refunds	$50	$48

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.     Basis of Presentation and Summary of Significant Accounting Policies

  Organization

        Seagate Technology plc became the parent company in the Seagate group following a reorganization that took place in 2010.

        This transaction was accounted for in these consolidated financial statements as a merger between entities under common control; accordingly, the historical consolidated financial statements of Seagate Technology for periods prior to this transaction are considered to be the historical consolidated financial statements of Seagate Technology plc. No changes in consolidated assets or liabilities resulted from this transaction, other than Seagate Technology plc has provided a guarantee of amounts due under certain borrowing arrangements as described in Note 6. See Note 10 for a discussion of the capital structure of Seagate Technology plc.

  Accounting convention and basis of preparation of financial statements

        The directors have elected to prepare the consolidated financial statements of Seagate Technology plc (the "Company") in accordance with Section 1 of the Companies (Miscellaneous Provisions) Act, 2009, which provides that a true and fair view of the state of affairs and profit or loss may be given by preparing the financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act, 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder.

        These financial statements therefore were prepared in accordance with Irish Company Law, to present to the shareholders of the Company and file with the Companies Registration Office in Ireland. Accordingly, these consolidated financial statements include presentation and additional disclosures required by the Republic of Ireland's Companies Acts, 1963 to 2013 (Companies Acts) in addition to those disclosures required under U.S. GAAP.

        In addition, in these financial statements, terminology typically utilized in a set of U.S. GAAP financial statements has been retained for the benefit of those users of these financial statements who also access our 10-K U.S. GAAP financial statements, rather than utilizing the terminology set out under Irish Company Law. Accordingly, references to revenue, cost of revenue, interest income, interest expense, income tax expense and net income having the same meaning as references to turnover, cost of sales, other interest receivable and similar income, interest payable and similar charges, tax on profit on ordinary activities and profit on ordinary activities after taxation under Irish Company Law.

  Basis of Presentation and Consolidation

        The consolidated financial statements include the accounts of the Company and all its wholly-owned and majority-owned subsidiaries, after elimination of intercompany transactions and balances.

        The preparation of financial statements in accordance with U.S. generally accepted accounting principles also requires management to make estimates and assumptions that affect the amounts reported in the Company's condensed consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates. The methods, estimates and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results the Company reports in its condensed consolidated financial statements. The consolidated financial statements reflect, in the opinion of management, all material adjustments necessary to present fairly

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the consolidated financial position, results of operations, comprehensive income, cash flows and shareholders' equity for the periods presented. Such adjustments are of a normal and recurring nature.

        The Company operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Accordingly, fiscal years 2014 and 2013 were comprised of 52 weeks and ended on 27 June 2014 and 28 June 2013, respectively. All references to years in the Notes to Consolidated Financial Statements represent fiscal years unless otherwise noted.

        In these Notes to the Consolidated Financial Statements, unless the context indicates otherwise, as used herein, the terms "we," "us," "Seagate," the "Company" and "our" refer to the Seagate Group. In these Notes to the Consolidated Financial Statements, references to Other comprehensive income (loss) (OCI) refer to a component of Other Reserves.

  Summary of Significant Accounting Policies

        Cash, Cash Equivalents and Short-Term Investments.    The Company considers all highly liquid investments with a remaining maturity of 90 days or less at the time of purchase to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. The Company's short-term investments are primarily comprised of readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase. The Company has classified its entire investment portfolio as available-for-sale and it is stated at fair value with unrealized gains and losses included in Accumulated other comprehensive income (loss), which is a component of Shareholders' Equity. The Company evaluates the available-for sale securities in an unrealized loss position for other-than-temporary impairment. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest income. Realized gains and losses are included in Other income and charges, net. The cost of securities sold is based on the specific identification method.

        Restricted Cash and Investments.    Restricted cash and investments represents cash and cash equivalents and investments that are restricted as to withdrawal or use for other than current operations.

        Allowances for Doubtful Accounts.    The Company maintains an allowance for uncollectible trade debtors based upon expected collectability. This reserve is established based upon historical trends, global macroeconomic conditions and an analysis of specific exposures. The provision for doubtful accounts is recorded as a charge to Marketing and administrative expense.

        Inventory.    Inventories are valued at the lower of cost (using the first-in, first-out method) or market. Market value is based upon an estimated average selling price reduced by estimated cost of completion and disposal.

        Tangible assets.    Tangible assets are stated at cost. Equipment and buildings are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease. The costs of additions and substantial improvements to tangible assets, which extend the economic life of the underlying assets, are capitalized. The cost of maintenance and repairs to tangible assets are expensed as incurred.

        Accounting for Goodwill and Other Long-lived Assets.    Irish Company law requires that goodwill is written off over a period of time which does not exceed its useful economic life. However, the Company does not believe this gives a true and fair view because not all goodwill declines in value. In addition, since goodwill that does decline in value rarely does so on a straight-line basis, straight-line

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

amortization of goodwill over an arbitrary period does not reflect the economic reality. Consistent with U.S. GAAP, Seagate considers goodwill an indefinite-lived intangible asset that is not amortized over an arbitrary period. Rather, the Company accounts for goodwill in accordance with Accounting Standards Codification (ASC) Topic 350 (ASC 350), Intangibles—Goodwill and Other. Therefore in order to present a true and fair view of the economic reality under US GAAP, goodwill is considered indefinite-lived and is not amortized. The Company is not able to reliably estimate the impact on the financial statements of the true and fair override on the basis that the useful economic of goodwill cannot be predicted with a satisfactory level of reliability nor can the pattern in which goodwill diminishes be known. During fiscal year 2012, the Company adopted ASU No. 2011-08, Intangibles—Goodwill and Other (ASC Topic 350)—Testing Goodwill for Impairment. The Company performs a qualitative assessment at the end of each reporting period to determine if any events or circumstances exist, such as an adverse change in business climate or a decline in the overall industry that would indicate that it would more likely than not reduce the fair value of a reporting unit below its carrying amount, including goodwill.

        The Company tests other long-lived assets, including tangible assets and other intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying value of those assets may not be recoverable. The Company performs a recoverability test to assess the recoverability of an asset group. If the recoverability test indicates that the carrying value of the asset group is not recoverable, the Company will estimate the fair value of the asset group and the excess of the carrying value over the fair value is allocated pro rata to derive the adjusted carrying value of assets in the asset group. The adjusted carrying value of each asset in the asset group is not reduced below its fair value.

        The Company tests other intangible assets not subject to amortization whenever events occur or circumstances change, such as declining financial performance, deterioration in the environment in which the entity operates or deteriorating macroeconomic conditions that have a negative effect on future expected earnings and cash flows that could affect significant inputs used to determine the fair value of the indefinite-lived intangible asset.

        Derivative Financial Instruments.    The Company applies the requirements of ASC Topic 815 (ASC 815), Derivatives and Hedging. ASC 815 requires that all derivatives be recorded on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships (see note 8).

        Establishment of Warranty Accruals.    The Company estimates probable product warranty costs at the time revenue is recognized. The Company generally warrants its products for a period of 1 to 5 years. The Company's warranty provision considers estimated product failure rates and trends (including the timing of product returns during the warranty periods), and estimated repair or replacement costs related to product quality issues, if any. The Company also exercises judgment in estimating its ability to sell certain repaired disk drives. Should actual experience in any future period differ significantly from its estimates, the Company's future results of operations could be materially affected.

        Revenue Recognition, Sales Returns and Allowances, and Sales Incentive Programs.    The Company's revenue recognition policy complies with ASC Topic 605 (ASC 605), Revenue Recognition. Revenue from sales of products, including sales to distribution customers, is generally recognized when title and risk of loss has passed to the buyer, which typically occurs upon shipment from the Company or third party warehouse facilities, persuasive evidence of an arrangement exists, including a fixed or determinable price to the buyer, and when collectability is reasonably assured. Revenue from sales of

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

products to certain direct retail customers and to customers in certain indirect retail channels is recognized on a sell-through basis.

        The Company records estimated product returns at the time of shipment. The Company also estimates reductions to revenue for sales incentive programs, such as price protection, and volume incentives, and records such reductions when revenue is recorded. The Company establishes certain distributor and OEM sales programs aimed at increasing customer demand. For OEM sales, rebates are typically based on an OEM customer's volume of purchases from Seagate or other agreed upon rebate programs. For the distribution channel, these programs typically involve rebates related to a distributor's level of sales, order size, advertising or point of sale activity and price protection adjustments. The Company provides for these obligations at the time that revenue is recorded based on estimated requirements. Marketing development programs are recorded as a reduction to revenue.

        Product Development Costs.    Product development costs, which includes both research and development costs, are recognized as expense.

        Distribution Costs.    The Company includes distribution costs, which includes shipping and handling, in Cost of revenue for all periods presented. These costs amount to $166 million and $206 million in fiscal years 2014 and 2013.

        Restructuring Costs.    The Company records restructuring activities including costs for one-time termination benefits in accordance with ASC Topic 420 (ASC 420), Exit or Disposal Cost Obligations. The timing of recognition for severance costs accounted for under ASC 420 depends on whether employees are required to render service until they are terminated in order to receive the termination benefits. If employees are required to render service until they are terminated in order to receive the termination benefits, a liability is recognized ratably over the future service period. Otherwise, a liability is recognized when management has committed to a restructuring plan and has communicated those actions to employees. Employee termination benefits covered by existing benefit arrangements are recorded in accordance with ASC Topic 712, Non-retirement Postemployment Benefits. These costs are recognized when management has committed to a restructuring plan and the severance costs are probable and estimable.

        Advertising Expense.    The cost of advertising is expensed as incurred. Advertising costs were approximately $52 million and $51 million in fiscal years 2014 and 2013, respectively.

        Stock-Based Compensation.    The Company accounts for stock-based compensation under the provisions of ASC Topic 718 (ASC 718), Compensation-Stock Compensation. The Company has elected to apply the with-and-without method to assess the realization of excess tax benefits.

        Accounting for Income Taxes.    The Company accounts for income taxes pursuant to ASC Topic 740 (ASC 740), Incomes Taxes. In applying ASC 740, the Company makes certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, recognition of income and deductions and calculation of specific tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes, as well as tax liabilities associated with uncertain tax positions. The calculation of tax liabilities involves uncertainties in the application of complex tax rules and the potential for future adjustment of the Company's uncertain tax positions by the Internal Revenue Service or other tax jurisdictions. If estimates of these tax liabilities are greater or less than actual results, an additional tax benefit or provision will result. The deferred tax assets the Company records each period depend primarily on the Company's ability to generate future taxable income in the United States and certain non-U.S. jurisdictions. Each period, the Company evaluates the need for

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

a valuation allowance for its deferred tax assets and, if necessary, adjusts the valuation allowance so that net deferred tax assets are recorded only to the extent the Company concludes it is more likely than not that these deferred tax assets will be realized. If the Company's outlook for future taxable income changes significantly, the Company's assessment of the need for a valuation allowance may also change.

        Comprehensive Income.    In the first quarter of fiscal 2013, the Company adopted the revised requirements of ASU No. 2011-05, Comprehensive Income (Topic 220)-Presentation of Comprehensive Income to present comprehensive income in a separate statement. Comprehensive income is comprised of net income and other gains and losses affecting equity that are excluded from net income.

        Foreign Currency Remeasurement and Translation.    The U.S. dollar is the functional currency for the majority of the Company's foreign operations. Monetary assets and liabilities denominated in foreign currencies are remeasured into the functional currency of the subsidiary at the balance sheet date. The gains and losses from the remeasurement of foreign currency denominated balances into the functional currency of the subsidiary are included in Other income and charges, net on the Company's Consolidated Profit and Loss Account.

        The Company translates the assets and liabilities of its non-U.S. dollar functional currency subsidiaries into U.S. dollars using exchange rates in effect at the end of each period. Revenue and expenses for these subsidiaries are translated using rates that approximate those in effect during the period. Gains and losses from these translations are recognized in foreign currency translation included in Accumulated other comprehensive loss, which is a component of shareholder's equity. The Company's subsidiaries that use the U.S. dollar as their functional currency remeasure monetary assets and liabilities at exchange rates in effect at the end of each period, and inventories, property, and nonmonetary assets and liabilities at historical rates. Gains and losses from these remeasurements were not significant and have been included in the Company's Consolidated Profit and Loss Account.

Concentrations

        Concentration of Credit Risk.    The Company's customer base for disk drive products is concentrated with a small number of OEMs and distributors. The Company does not generally require collateral or other security to support trade debtors. To reduce credit risk, the Company performs ongoing credit evaluations on its customers' financial condition. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. Hewlett-Packard Company and Dell Inc. each accounted for more than 10% of the Company's trade debtors as of 27 June 2014.

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and foreign currency forward exchange contracts. The Company further mitigates concentrations of credit risk in its investments through diversification, by limiting its investments in the debt securities of a single issuer, and investing in highly rated securities.

        In entering into foreign currency forward exchange contracts, the Company assumes the risk that might arise from the possible inability of counterparties to meet the terms of their contracts. The counterparties to these contracts are major multinational commercial banks, and the Company has not incurred and does not expect any losses as a result of counterparty defaults.

        Supplier Concentration.    Certain of the raw materials, components and equipment used by the Company in the manufacture of its products are available from a sole supplier or a limited number of suppliers. Shortages could occur in these essential materials and components due to an interruption of

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

supply or increased demand in the industry. If the Company were unable to procure certain materials, components or equipment at acceptable prices, it would be required to reduce its manufacturing operations, which could have a material adverse effect on its results of operations. In addition, the Company has made prepayments to certain suppliers. Should these suppliers be unable to deliver on their obligations or experience financial difficulty, the Company may not be able to recover these prepayments.

Recent Accounting Pronouncements

        In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (ASC Topic 740)—Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The amendments in this ASU provide explicit guidance that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, with limited exceptions. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after 15 December 2013 and do not require new recurring disclosures. The adoption of this new guidance will not have a material impact on the Company's consolidated financial statements.

        In May 2014, The FASB issued ASU 2014-09 (ASC Topic 606), Revenue from Contracts with Customers. The ASU outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. It also requires entities to disclose both quantitative and qualitative information that enable financial statements users to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The ASU will be effective for the Company's first quarter of fiscal year 2018. The Company is in the process of assessing the impact, if any, of ASU 2014-09 on its consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.     Balance Sheet Information

  Investments

        The following table summarizes, by major type, the fair value and amortized cost of the Company's investments as of 27 June 2014:

(US Dollars in millions)	Amortized Cost	Unrealized Gain/(Loss)	Fair Value(2)
Available-for-sale securities:
Money market funds	$793	$—	$793
Commercial paper	1,261	—	1,261
Corporate bonds	6	—	6
U.S. treasuries and agency bonds	—	—	—
Certificates of deposit	273	—	273
Auction rate securities	—	—	—
Equity securities	—	—	—
Other debt securities	—	—	—

	2,333	—	2,333
Trading securities	—	—	—

Total	$2,333	$—	$2,333

Included in Cash and cash equivalents(1)			$2,309
Included in Investments			20
Included in Restricted cash and investments			4
Included in Financial assets			—

Total			$2,333

(1)
Amount does not include $325 million of cash held in banks.

(2)
Represents the Company's investments that are listed with the exception of Certificates of deposit.

        As of 27 June 2014, the Company's Restricted cash and investments consisted of $4 million in cash and investments held as collateral at banks for various performance obligations.

        During the fourth quarter of 2014, the Company sold all of its auction rate securities and recognized an immaterial loss on the sale which is included in Other income and charges, net in the Company's Consolidated Profit and Loss Account.

        As of 27 June 2014, the Company had no available-for-sale securities that had been in a continuous unrealized loss position for a period greater than 12 months. The Company determined no available-for-sale securities were other-than-temporarily impaired as of 27 June 2014.

        The fair value and amortized cost of the Company's investments classified as available-for-sale at 27 June 2014 by remaining contractual maturity was as follows:

(US Dollars in millions)	Amortized Cost	Fair Value
Due in less than 1 year	$2,332	$2,332
Due in 1 to 5 years	1	1
Due in 5 to 10 years	—	—
Thereafter	—	—

Total	$2,333	$2,333

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following table summarizes, by major type, the fair value and amortized cost of the Company's investments as of 28 June 2013:

(US Dollars in millions)	Amortized Cost	Unrealized Gain/(Loss)	Fair Value(2)
Available-for-sale securities:
Commercial paper	$655	$—	$655
Money market funds	804	—	804
U.S. treasuries and agency bonds	96	—	96
Certificates of deposit	154	—	154
Corporate bonds	211	—	211
Auction rate securities	17	(2)	15
Equity securities	4	—	4
Other debt securities	107	(1)	106

	2,048	(3)	2,045
Trading securities	74	5	79

Total	2,122	2	2,124

Included in Cash and cash equivalents(1)			$1,528
Included in Investments			480
Included in Restricted cash and investments			101
Included in Financial assets			15

Total			$2,124

(1)
Amount does not include $180 million of cash held in banks.

(2)
Represents the Company's investments that are listed with the exception of Certificates of deposit.

        As of 28 June 2013, with the exception of the Company's auction rate securities, the Company had no available-for-sale securities that had been in a continuous unrealized loss position for a period greater than 12 months. The Company determined no available-for-sale securities were other-than-temporarily impaired as of 28 June 2013.

  Trade Debtors

        The following table provides details of the trade debtors balance sheet item:

(US Dollars in millions)	27 June 2014	28 June 2013
Trade Debtors	$1,741	$1,678
Allowance for doubtful accounts	(12)	(8)

	$1,729	$1,670

        Activity in the allowance for doubtful accounts is as follows:

(US Dollars in millions)	Balance at Beginning of Period	Charges to Profit and Loss	Deductions(1)	Assumed from LaCie S.A.	Balance at End of Period
Fiscal year ended 28 June 2013	$10	$(2)	$(1)	$1	$8
Fiscal year ended 27 June 2014	$8	$4	$—	$—	$12

(1)
Uncollectible accounts written off, net of recoveries.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Inventories

        The following table provides details of the inventory balance sheet item:

(US Dollars in millions)	27 June 2014	28 June 2013
Raw materials and components	$324	$213
Work-in-process	267	231
Finished goods	394	410

	$985	$854

  Other Debtors—amounts falling due within one year

        The following table provides details of the other debtors—amounts falling due within one year balance sheet item:

(US Dollars in millions)	27 June 2014	28 June 2013
Vendor non-trade debtors	$112	$329
Deferred income taxes	126	115
Other	167	155

	$405	$599

        Other debtors include non-trade debtors from certain manufacturing vendors resulting from the sale of components to these vendors who manufacture completed sub-assemblies or finished goods for the Company. The Company does not reflect the sale of these components in revenue and does not recognize any profits on these sales. The costs of the completed sub-assemblies are included in inventory upon purchase from the vendors.

  Other Debtors—amounts falling due after one year

        The following table provides details of the other debtors—amounts falling due after one year balance sheet item:

(US Dollars in millions)	27 June 2014	28 June 2013
Deferred income taxes	$499	$456
Other	138	144

	$637	$600

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Tangible Assets

        The following table provides details of the tangible assets balance sheet item:

(US Dollars in millions)	Land	Equipment	Buildings and Leasehold Improvements	Construction in Progress	Total
Useful lives (years)		3 - 5	Up to 48
Cost:
At 28 June 2013	$44	$6,838	$1,401	$261	$8,544
Additions	1	278	33	305	617
Disposals	—	(188)	(2)	—	(190)
Reclassifications	—	8	1		9
CIP Reclassifications	—	223	19	(242)	—
Impairments	—	—	—	(1)	(1)

At 27 June 2014	$45	$7,159	$1,452	$323	$8,979

Accumulated Depreciation:
At 28 June 2013	$(5)	$(5,600)	$(670)	$—	$(6,275)
Additions	—	(643)	(105)	—	(748)
Disposals	—	187	2	—	189
Reclassifications	—	(8)	(1)	—	(9)
Impairments	—	—	—	—	—

At 27 June 2014	$(5)	$(6,064)	$(774)	$—	$(6,843)

Net Book Value:
At 28 June 2013	$39	$1,238	$731	$261	$2,269

At 27 June 2014	$40	$1,095	$678	$323	$2,136

        Interest on borrowings related to eligible capital expenditures is capitalized as part of the cost of the qualified assets and amortized over the estimated useful lives of the assets. During fiscal years 2014 and 2013, the Company capitalized interest of $7 million and $10 million, respectively.

  Other Provisions

        The following table provides details of the other provisions balance sheet item:

(US Dollars in millions)	Note	27 June 2014	28 June 2013
Accrued warranty	16	$273	$320
Accrued restructuring	5	14	17

		$287	$337

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Other Creditors—amounts due within one year

        The following table provides details of the other creditors—amounts falling due within one year balance sheet item:

(US Dollars in millions)	27 June 2014	28 June 2013
Accrued expenses	$381	$379
Accrued employee compensation	296	335

	$677	$714

  Accumulated Other Comprehensive Income (Loss) ("AOCI")

        The components of AOCI, net of tax, were as follows:

(US Dollars in millions)	Unrealized Gains (Losses) on Cash Flow Hedges	Unrealized Gains (Losses) on Marketable Securities(1)	Unrealized Gains (Losses) on post- retirement plans	Foreign Currency Translation Adjustments	Total
Balance at 29 June 2012	$—	$(1)	$(8)	$—	$(9)
Other comprehensive income (loss) before reclassifications	—	21	(3)	1	19
Amounts reclassified from AOCI	—	(23)	—	—	(23)

Other comprehensive income (loss)	—	(2)	(3)	1	(4)

Balance at 28 June 2013	—	(3)	(11)	1	(13)
Other comprehensive income (loss) before reclassifications	(1)	1	1	8	9
Amounts reclassified from AOCI	—	2	—	—	2

Other comprehensive income (loss)	(1)	3	1	8	11

Balance at 27 June 2014	$(1)	$—	$(10)	$9	$(2)

(1)
The cost of a security sold or the amount reclassified out of AOCI into earnings was determined using the specific identification method.

3.     Acquisitions

  Xyratex Ltd

        On 31 March 2014, the Company acquired all of the outstanding shares of Xyratex Ltd ("Xyratex"), a leading provider of data storage technology. The Company paid $13.25 per share, or approximately $376 million in cash for the acquisition. The acquisition of Xyratex further strengthens the Company's vertically integrated supply and manufacturing chain for disk drives and provides access to important capital requirements, as well as expands the Company's storage solutions portfolio.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date:

(US Dollars in millions)	Amount
Cash and cash equivalents	$91
Debtors	67
Inventories	111
Other Debtors	28
Tangible assets	55
Intangible assets	80
Goodwill	60

Total assets	492

Creditors and accrued expenses	(116)

Total liabilities	(116)

Total	$376

        The debtors of $67 million are net of an immaterial allowance at 31 March 2014.

        The following table shows the fair value of the separately identifiable intangible assets at the time of acquisition and the period over which each intangible asset will be amortized:

(US Dollars in millions)	Fair Value	Weighted- Average Amortization Period
Existing technology	$23	5.5 years
Customer relationships	18	3.9 years

Total amortizable intangible assets acquired	41	4.8 years
In-process research and development	39

Total acquired identifiable intangible assets	$80

        The goodwill recognized is primarily attributable to the synergies expected to arise after the acquisition, and is not deductible for income tax purposes.

        The Company incurred a total of $10 million of expenses related to the acquisition of Xyratex in fiscal year 2014, which are included within Marketing and administrative expense on the Consolidated Profit and Loss Account.

        The amounts of revenue and earnings of Xyratex included in the Company's Consolidated Profit and Loss Account from the acquisition date are not significant.

  LaCie S.A.

        On 3 August 2012 the Company acquired 23,382,904 (or approximately 64.5%) of the outstanding shares of LaCie S.A. ("LaCie") for a price of €4.05 per share with a price supplement of €0.12 per share, which would have been payable if the Company had successfully acquired at least 95% of the outstanding shares of LaCie within 6 months of the acquisition. Of the amount paid at the acquisition date, €9 million is treated as compensation cost to one of the selling shareholders, who is now an employee of the Company, to be recognized over a period of 36 months from the acquisition date, and may be refunded to the Company if the selling shareholder is no longer employed at the end of that

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

period. The transaction and related agreements are expected to accelerate the Company's growth strategy in the expanding consumer storage market, particularly in Europe, Japan and in premium distribution channels.

        The acquisition-date fair value of the consideration transferred for the business combination totaled $111 million, including cash paid of $107 million, and contingent consideration of $4 million.

        The following table summarizes the estimated fair values of the assets acquired, liabilities assumed, and noncontrolling interest at the acquisition date:

(US Dollars in millions)	Amount
Cash and cash equivalents	$71
Debtors	29
Marketable securities	27
Inventories	46
Other debtors	19
Tangible assets	12
Intangible assets	45
Goodwill	13

Total assets	262

Creditors and accrued expenses	(73)
Current and non-current portion of long-term debt	(6)

Total liabilities	(79)

Noncontrolling interest	(72)

Total	$111

        The following table shows the fair value of the separately identifiable intangible assets at the time of acquisition and the period over which each intangible asset will be amortized:

(US Dollars in millions)	Fair Value	Weighted- Average Amortization Period
Customer relationships	$31	5.0 years
Existing technology	1	5.0 years
Trade name	13	5.0 years

Total acquired identifiable intangible assets	$45

        In fiscal 2013, the Company recorded adjustments to the fair value of certain assets acquired and liabilities assumed with LaCie S.A. that resulted in a net increase of $1 million to Goodwill, and a corresponding decrease in Intangible assets.

        The goodwill recognized is attributable primarily to the benefits the Company expects to derive from LaCie's brand recognition and the acquired workforce, and is not deductible for income tax purposes. The acquisition date fair value of the noncontrolling interest is based on the market price of their publicly traded shares as of the first trading date subsequent to the acquisition, as the shares did not trade on the acquisition date.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The €0.12 supplement was not paid as only 94.5% of the LaCie business was acquired within six months of the acquisition date, resulting in a reversal of the contingent consideration liability which was recorded in fiscal year 2013 as a reduction of Marketing and administrative expenses of $4 million.

        The amounts of revenue and earnings of LaCie included in the Company's Consolidated Profit and Loss Account from the acquisition date are not significant.

        The Company deposited $72 million into an escrow account in fiscal year 2013 with the intention of acquiring the remaining publicly held shares of LaCie through public and private transactions. As of 27 December 2013, the Company had completed the acquisition of all outstanding shares. The use of this deposit in fiscal year 2013 is treated as a non-cash financing activity and excluded from the Consolidated Statement of Cash Flows.

4.     Goodwill and Other Long-lived Assets

  Goodwill

        The changes in the carrying amount of goodwill are as follows:

(US dollars in millions)	Amount
Balance as of 28 June 2013	$476
Goodwill acquired	60
Foreign currency translation effect	1

Balance as of 27 June 2014	$537

  Other Intangible Assets

        Other intangible assets consist primarily of existing technology, customer relationships and in-process research and development acquired in business combinations. With the exception of in-process research and development, acquired intangibles are amortized on a straight-line basis over the respective estimated useful lives of the assets. Amortization of the existing technology intangible asset is charged to Cost of revenue while the amortization of the other intangible assets is included in Operating expenses in the Consolidated Profit and Loss Account. In-process research and development has been determined to have an indefinite useful life and is not amortized, but instead tested for impairment annually or more frequently if events or changes in circumstance indicate that the asset might be impaired. If the carrying amount of in-process research and development exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. There were no impairment charges recognized for in-process research and development. Upon completion of the in-process research and development, the related assets will be accounted for as a finite-lived intangible asset, and will be amortized over its useful life.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The carrying value of other intangible assets subject to amortization as of 27 June 2014, is set forth in the following table:

(US Dollars in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Useful Life
Existing technology	$24	$(1)	$23	5.2 years
Customer relationships	450	(192)	258	3.3 years
Trade name	10	(1)	9	3.1 years
In-process research and development(1)	44	(17)	27	1.0 year
Other intangible assets	4	(1)	3	4.4 years

Total amortizable other intangible assets	$532	$(212)	$320	3.2 years

(1)
During the fiscal year 2014 quarter ended December 2013, the In-process research and development was completed, and the related asset was accounted for as a finite-lived intangible asset.

        The carrying value of In-process research and development not subject to amortization was $39 million on 27 June 2014.

        The carrying value of other intangible assets subject to amortization as of 28 June 2013 is set forth in the following table:

(US Dollars in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Useful Life
Existing technology	$138	$(105)	$33	0.5 years
Customer relationships	431	(114)	317	4.3 years
Trade name	14	(3)	11	4.1 years

Total amortizable other intangible assets	$583	$(222)	$361	3.9 years

        The carrying value of In-process research and development not subject to amortization was $44 million on 28 June 2013.

        As of 27 June 2014, expected amortization expense for other intangible assets for each of the next five years and thereafter is as follows:

(US Dollars in millions)	Amount
2015	$112
2016	89
2017	78
2018	36
2019	3
Thereafter	2

$320

        The carrying values of intangible assets were $359 million and $405 million as of 27 June 2014 and 28 June 2013, respectively. In fiscal year 2014 amortization expense for other intangible assets was $131 million, of which $33 million was included in Cost of revenue and $98 million was included in Amortization of intangibles in the Consolidated Profit and Loss account. In fiscal year 2013, amortization expense for other intangible assets was $147 million, of which $68 million was included in Cost of revenue and $79 million was included in Amortization of intangibles in the Consolidated Profit and Loss account.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(US dollars in millions)	Existing Technology	Customer Relationships	Trade Names	In-process Research and Development	Other Intangible Assets	Total
Cost:
At 28 June 2013	$319	$588	$51	$44	$8	$1,010
Additions	23	18	—	39	4	84
Disposals/Retirements	(155)	(145)	(39)	—	(1)	(340)
Reclassifications	—	—	—	—	—	—
Impairments	—	—	—	—	—	—
Foreign currency translation adjustment	—	1	1	—	—	2

At 27 June 2014	$187	$462	$13	$83	$11	$756

Accumulated Amortization:
At 28 June 2013	$(286)	$(271)	$(40)	$—	$(8)	$(605)
Additions	(33)	(77)	(3)	(17)	(1)	(131)
Disposals/Retirements	155	145	39	—	1	340
Reclassifications	—	—	—	—	—	—
Impairments	—	—	—	—	—	—
Foreign currency translation adjustment	—	(1)	—	—	—	(1)

At 27 June 2014	$(164)	$(204)	$(4)	$(17)	$(8)	$(397)

Net Book Value:
At 28 June 2013	$33	$317	$11	$44	$—	$405

At 27 June 2014	$23	$258	$9	$66	$3	$359

5.     Restructuring and Exit Costs

        During fiscal year 2014, the Company recorded restructuring charges of $24 million comprised primarily of charges related to employee termination costs associated with a reduction in force during fiscal year 2014. During fiscal years 2013, the Company recorded restructuring and other charges of $2 million, respectively, mainly comprised of post-employment costs associated with a number of small restructuring plans. The Company's significant restructuring plans are described below. All restructuring charges are reported in Restructuring and other, net on the Consolidated Profit and Loss Account.

        Ang Mo Kio (AMK) Plan.    In August 2009, the Company announced that it will close its AMK manufacturing operations in Singapore. Operations at this facility had ceased as of the third quarter of fiscal year 2011. The hard drive manufacturing operations have been relocated to other existing Seagate facilities and the Company's Asia International Headquarters remains in Singapore. This closure and relocation is part of the Company's ongoing focus on cost efficiencies in all areas of its business and is intended to facilitate leveraging manufacturing investments across fewer sites. The Company currently estimates total restructuring charges of approximately $50 million, all in cash, including approximately $42 million for post-employment benefits, approximately $6 million for the relocation of manufacturing equipment, and approximately $2 million for other plant closure and relocation costs. From the inception of the plan the Company has recorded $48 million in restructuring charges. During fiscal year 2014, there were no cash payments or other settlements under the AMK Plan and no restructuring charges related to the plan during fiscal year 2014. Payments under the AMK plan are expected to continue through fiscal year 2016.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        2014 Plan.    During fiscal year 2014, the Company recorded employee termination costs of $16 million and made cash payments of $16 million associated with a reduction in the work force. The 2014 Plan was substantially completed during the fiscal year ended 27 June 2014.

        Other Restructuring and Exit Costs.    Through 27 June 2014, the Company has recorded other restructuring charges of approximately $124 million, net of adjustments, related to the previously announced closures of its Pittsburgh, Pennsylvania and Milpitas, California facilities, and also has recorded certain exit costs aggregating to $269 million related to its acquisition of Maxtor. These plans are currently expected to result in total charges of approximately $400 million. During fiscal year 2014, the Company incurred restructuring charges of $4 million in post-employment benefits, $2 million in facility lease obligations and $2 million in other exit costs primarily related to the closures of its Pittsburgh, Pennsylvania and Milpitas, California facilities and to other smaller restructuring plans. In addition, recorded cash payments and other settlements of $11 million related to these plans during fiscal year 2014. Restructuring activity relating to the Milpitas, California facility was completed during the fiscal year ended 28 June 2013. Payment of these exit costs relating to the Pittsburgh, Pennsylvania facility and other smaller restructuring plans are expected to continue through the end of fiscal year 2023.

        The following table summarizes the Company's restructuring activities for fiscal years 2014 and 2013:

(US Dollars in millions)	Post- Employment Benefits	Operating Leases	Other Exit Costs	Total
All Restructuring Activities
Accrual balances at 29 June 2012	$3	$22	$—	$25
Restructuring charges	1	1	1	3
Cash payments	(2)	(7)	(1)	(10)
Adjustments	—	(1)	—	(1)

Accrual balances at 28 June 2013	2	15	—	17
Restructuring charges	18	3	2	23
Cash payments	(20)	(5)	(2)	(27)
Adjustments	2	(1)	—	1

Accrual balances at 27 June 2014	$2	$12	$—	$14

        The accrued restructuring balance is included in Other provisions in the Company's Consolidated Balance Sheet.

6.     Debentures and Bank Loans

  Short-Term Borrowings

        On 18 January 2011, the Company, and its subsidiary Seagate HDD Cayman entered into a Credit Agreement which provided for a $350 million senior secured revolving credit facility (the "Revolving Credit Facility"). On 30 April 2013, the Company and Seagate HDD Cayman entered into the Second Amendment to the Credit Agreement which increased the commitments available under the Revolving Credit Facility from $350 million to $500 million. The loans made under the Credit Agreement will bear interest at a rate of LIBOR plus a variable margin that will be determined based on the corporate credit rating of the Company. The Company and certain of its material subsidiaries fully and unconditionally guarantee the Revolving Credit Facility. The Revolving Credit Facility matures in April 2018, and is available for cash borrowings and for the issuance of letters of credit up to a sub-limit of

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

$75 million. As of 27 June 2014, no borrowings have been drawn under the Revolving Credit Facility, or were utilized for letters of credit.

  Long-Term Debt

        $600 million Aggregate Principal Amount of 6.8% Senior Notes due October 2016 (the "2016 Notes").    On 20 September 2006, the Company's subsidiary, Seagate Technology HDD Holdings, completed the sale of $600 million aggregate principal amount of the 2016 Notes, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The interest on the 2016 Notes is payable semi-annually on 1 April and 1 October of each year. The issuer under the 2016 Notes is Seagate HDD Cayman, and the obligations under the 2016 Notes are unconditionally guaranteed by certain of the Company's significant subsidiaries. The 2016 Notes are redeemable at the option of the Company in whole or in part, on not less than 30, nor more than 60 days notice, at a "make-whole" premium redemption price. The "make-whole" redemption price will be equal to the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2016 Notes being redeemed, discounted at the redemption date on a semi-annual basis at a rate equal to the sum of the applicable Treasury rate plus 50 basis points. During fiscal year 2013, the Company repurchased $265 million aggregate principal amount of its 2016 Notes for cash at a premium to their principal amount, plus accrued and unpaid interest, and recorded a loss on the repurchase of approximately $44 million, which is included in Other income and charges, net in the Company's Consolidated Profit and Loss Account.

        $800 million Aggregate Principal Amount of 3.75% Senior Notes due November 2018 (the "Notes").    On 5 November 2013, Seagate HDD Cayman, issued $800 million in aggregate principal amount of 3.75% Senior Notes, which mature on 15 November 2018, in a private placement. The interest on the Notes is payable semi-annually on 15 May and 15 November of each year. The Notes are redeemable at the option of Seagate HDD Cayman in whole or in part, on not less than 30, nor more than 60 days' notice, at a "make-whole" premium redemption price. The "make-whole" premium redemption price will be equal to the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining schedule payments of principal and interest on the Notes being redeemed, discounted at the redemption date on a semi-annual basis at a rate equal to the sum of the applicable Treasury rate plus 50 basis points. Accrued and unpaid interest, if any will be paid to, but excluding, the redemption date. The Notes are fully and unconditionally guaranteed by the Company on a senior unsecured basis. Seagate HDD Cayman and the Company are required to exchange the Notes for notes registered under the Securities Act of 1933, as amended, by 30 January 2015 if the Notes have not otherwise become freely transferable by that time.

        $750 million Aggregate Principal Amount of 7.75% Senior Notes due December 2018 (the "2018 Notes").    On 14 December 2010, the Company's subsidiary, Seagate HDD Cayman, completed the sale of $750 million aggregate principal amount of the 2018 Notes in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. During fiscal years 2014 and 2013, the Company repurchased $193 million and $513 million in aggregate principal amounts of its 2018 Notes, respectively, for cash at a premium to their principal amount, plus accrued and unpaid interest. During fiscal year 2014, the Company redeemed $44 million in aggregate principal amount of its 2018 Notes, for cash at a premium of its principal amount, plus accrued and unpaid interest. During fiscal years 2014 and 2013, the Company recorded losses on the repurchase of approximately $20 million and $75 million, respectively, which are included in Other income and charges, net in the Company's Consolidated Profit and Loss Account. As of 27 June 2014, the 2018 Notes were fully extinguished.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        $600 million Aggregate Principal Amount of 6.875% Senior Notes due May 2020 (the "2020 Notes").    On 13 May 2010, the Company's subsidiary, Seagate HDD Cayman, completed the sale of $600 million aggregate principal amount of the 2020 Notes, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The obligations under the 2020 Notes are fully and unconditionally guaranteed, on a senior unsecured basis, by the Company. The interest on the 2020 Notes is payable semi-annually on 1 May and 1 November of each year. The 2020 Notes are redeemable any time prior to 1 May 2015 at the option of the Company, in whole or in part, at a redemption price of 100% of the principal amount plus an "applicable premium" and accrued and unpaid interest, if any, to the redemption date. The "applicable premium" will be equal to the greater of (1) 1% of the principal amount of the 2020 Notes, or (2) the excess, if any, of (a) the present value of the redemption price on 1 May 2015 plus interest payments due through 1 May 2015, discounted at the applicable Treasury rate as of the redemption date plus 50 basis points; over (b) the principal amount of such note. The 2020 Notes are redeemable at any time on or after 1 May 2015 at various prices expressed as a percentage of principal amount, as set forth in the indentures, plus accrued and unpaid interest, if any, to the redemption date. The issuer under the 2020 Notes is Seagate HDD Cayman, and the obligations under the 2020 Notes are fully and unconditionally guaranteed, on a senior unsecured basis, by the Company. During fiscal year 2014, the Company repurchased $66 million aggregate principal amount of its 2020 Notes for cash at a premium to their principal amount, plus accrued and unpaid interest. The Company recorded a loss on the repurchase of approximately $7 million, which is included in Other income and charges, net in the Company's Consolidated Profit and Loss Account.

        $600 million Aggregate Principal Amount of 7.00% Senior Notes due November 2021 (the "2021 Notes").    On 18 May 2011, the Company's subsidiary, Seagate HDD Cayman, completed the sale of $600 million aggregate principal amount of the 2021 Notes, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The obligations under the 2021 Notes are fully and unconditionally guaranteed, on a senior unsecured basis, by the Company. The interest on the 2021 Notes is payable semi-annually on 1 January and 1 July of each year. The 2021 Notes are redeemable any time prior to 1 May 2016 at the option of the Company, in whole or in part, at a redemption price of 100% of the principal amount plus an "applicable premium" and accrued and unpaid interest, if any, to the redemption date. The "applicable premium" will be equal to the greater of (1) 1% of the principal amount of the 2021 Notes, or (2) the excess, if any, of (a) the present value of the redemption price on 1 May 2016 plus interest payments due through 1 May 2016, discounted at the applicable Treasury rate as of the redemption date plus 50 basis points; over (b) the principal amount of such note. The 2021 Notes are redeemable at any time on or after 1 May 2016 at various prices expressed as a percentage of principal amount, as set forth in the indentures, plus accrued and unpaid interest, if any, to the redemption date. In addition, any time before 1 May 2014, the Company may redeem up to 35% of the principal amount with the net cash proceeds from permitted sales of the Company's stock at a redemption price of 107% of the principal amount plus accrued interest to the redemption date. The issuer under the 2021 Notes is Seagate HDD Cayman and the obligations under the 2021 Notes are fully and unconditionally guaranteed, on a senior unsecured basis, by the Company. During fiscal year 2014, the Company repurchased $349 million aggregate principal amount of its 2021 Notes for cash at a premium to their principal amount, plus accrued and unpaid interest. The Company recorded a loss on the repurchase of approximately $54 million, which is included in Other income and charges, net in the Company's Consolidated Profit and Loss Account.

        $1 billion Aggregate Principal Amount of 4.75% Senior Notes due June 1, 2023 (the "2023 Notes").    On 22 May 2013, Seagate HDD Cayman, issued $1 billion in aggregate principal amount of 4.75% Senior Notes, which mature on 1 June 2023, in a private placement with a requirement that if, under certain circumstances, the 2023 Notes have not otherwise become freely transferable by 26 May 2014,

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

then the Company is required to register the 2023 Notes under the Securities Act of 1933, as amended. The obligations under the 2023 Notes are fully and unconditionally guaranteed, on a senior unsecured basis, by the Company. The interest on the 2023 Notes is payable semi-annually on 1 June and 1 December of each year. The 2023 Notes are redeemable at the option of the Company in whole or in part, on not less than 30, nor more than 60 days notice, at a "make-whole" premium redemption price. The "make-whole" redemption price will be equal to the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2023 Notes being redeemed, discounted at the redemption date on a semi-annual basis at a rate equal to the sum of the applicable Treasury rate plus 50 basis points. Accrued and unpaid interest, if any, will be paid to, but excluding, the redemption date.

        $1 billion in aggregate principal amount of 4.75% Senior Notes due 2025 (the "Notes").    On 28 May 2014, Seagate HDD Cayman issued $1 billion in aggregate principal amount of 4.75% Senior Notes due 2025 (the "Notes"), which mature on 1 January 2025. The interest on the Notes will be payable in cash semiannually on 1 January and 1 July of each year, commencing on 1 January 2015. The Notes are redeemable at any time, upon not less than 30 nor more than 60 days' notice, Seagate HDD may redeem some or all of the Notes at a "make-whole" redemption price. The "make-whole" redemption price will be equal to the greater of (1) 100% of the principal amount of the Notes redeemed, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed, discounted to the redemption date on a semi-annual basis at a rate equal to the sum of the Treasury Rate plus 50 basis points. Accrued and unpaid interest, if any, will be paid to, but excluding, the redemption date. The Notes are fully and unconditionally guaranteed by the Company on a senior unsecured basis. Seagate HDD Cayman and the Company are required to exchange the Notes for notes registered under the Securities Act of 1933.

        Other As part of our acquisition of LaCie S.A. during fiscal year 2013, long-term debt of $6 million was assumed. During fiscal year 2014, the long-term debt was fully repaid.

        At 27 June 2014, future principal payments on long-term debt were as follows (in millions):

Fiscal Year
2015	$—
2016	—
2017	335
2018	—
2019	800
Thereafter	2,785

$3,920

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.     Income Taxes

        The provision for liabilities and charges related to taxation as reported in the Balance Sheet consisted of the following:

	Fiscal Years Ended
(US Dollars in millions)	27 June 2014	28 June 2013
Accrued income taxes falling due within one year	$17	$22
Deferred income tax liabilities due within one year	—	2
Accrued income taxes falling due after one year	90	87
Deferred income tax liabilities due after one year	10	15

Total	$117	$126

        The benefit from income taxes consisted of the following:

	Fiscal Years Ended
(US Dollars in millions)	27 June 2014	28 June 2013
Current tax expense (benefit):
U.S. Federal	$(12)	$3
U.S. State	3	10
Non-U.S.	62	50

Total Current	53	63

Deferred tax expense (benefit):
U.S. Federal	(43)	(49)
U.S. State	2	(1)
Non-U.S.	(26)	(20)

Total Deferred	(67)	(70)

Benefit from income taxes	$(14)	$(7)

        Income before income taxes consisted of the following:

	Fiscal Years Ended
(US Dollars in millions)	27 June 2014	28 June 2013
U.S.	$149	$175
Non-U.S	1,407	1,656

	$1,556	$1,831

        The Company recorded $0.3 million and $1 million of excess tax benefits associated with stock option deductions in fiscal years 2014 and 2013, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities were as follows:

	Fiscal Years Ended
(US Dollars in millions)	27 June 2014	28 June 2013
Deferred tax assets
Accrued warranty	$99	$112
Inventory valuation accounts	49	55
Debtor reserve	15	13
Accrued compensation and benefits	103	107
Depreciation	140	125
Restructuring accruals	4	5
Other accruals and deferred items	39	44
Net operating losses and tax credit carry-forwards	1,081	1,103
Other assets	8	6

Total deferred tax assets	1,538	1,570
Valuation allowance	(888)	(989)

Net deferred tax assets	650	581

Deferred tax liabilities
Unremitted earnings of certain non-U.S. entities	(14)	(14)
Acquisition-related items (DTL)	(19)	(9)
Other liabilities	(2)	(4)

Total Deferred tax liabilities	(35)	(27)

Total Deferred tax assets	$615	$554

As Reported on the Balance Sheet
Deferred income taxes—included in Other debtors falling due within one year	$126	$115
Deferred income taxes—included in Other debtors falling due within after one year	499	456
Current liabilities—Accrued expenses	—	(2)
Deferred income taxes liabilities—included in Provision for taxation	(10)	(15)

Total Deferred income taxes	$615	$554

        The deferred tax asset valuation allowance decreased by approximately $101 million and $75 million, in fiscal years 2014 and 2013, respectively. The valuation allowance decrease in fiscal year 2014 was primarily due to incremental future taxable income that resulted from acquisition activity.

        At 27 June 2014, the Company recorded $615 million of net deferred tax assets. The realization of these deferred tax assets is primarily dependent on the Company's ability to generate sufficient U.S. and certain non-U.S. taxable income in future periods. Although realization is not assured, the Company's management believes that it is more likely than not that these deferred tax assets will be realized. The amount of deferred tax assets considered realizable, however, may increase or decrease in subsequent periods when the Company reevaluates the underlying basis for its estimates of future U.S. and certain non-U.S. taxable income.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        At 27 June 2014, the Company had U.S. federal, state and non-U.S. tax net operating loss carryforwards of approximately $2.9 billion, $1.8 billion and $112 million, respectively, which will expire at various dates beginning in fiscal year 2016, if not utilized. At 27 June 2014, the Company had U.S. federal and state tax credit carryforwards of $348 million and $81 million, respectively, which will expire at various dates beginning in fiscal year 2016 if not utilized.

        As of 27 June 2014, the use of approximately $376 million and $90 million of the Company's total U.S. net operating loss and tax credit carryforwards, respectively, is subject to an aggregate annual limitation of $46 million pursuant to U.S. tax law.

        For purposes of the tax reconciliation between the provision for income taxes at the rate applicable to the Company in Ireland and the effective tax rate, the rate applicable to the Company of 25% was applied as follows:

	Fiscal Years Ended
(US Dollars in millions)	27 June 2014	28 June 2013
Provision (benefit) at rate applicable to the Company in Ireland	$389	$458
Net U.S. state income tax provision	3	12
Permanent differences	3	3
Valuation allowance	(100)	(97)
Non-U.S. losses with no tax benefits	8	27
Non-U.S. earnings taxed at less than rate applicable to the Company in Ireland	(313)	(414)
Other individually immaterial items	(4)	4

Benefit from income taxes	$(14)	$(7)

        A substantial portion of the Company's operations in Malaysia, Singapore, and Thailand operate under various tax holidays and tax incentive programs, which expire in whole or in part at various dates through 2020. Certain of the tax holidays may be extended if specific conditions are met. The net impact of these tax holidays and tax incentive programs was to increase the Company's net income by approximately $289 million in fiscal year 2014 ($0.83 per share, diluted) and to increase the Company's net income by approximately $338 million in fiscal year 2013 ($0.89 per share, diluted).

        Since establishing Irish tax residency in fiscal year 2010, the Company consists of an Irish tax resident parent holding company with various U.S. and non-U.S. subsidiaries that operate in multiple non-Irish taxing jurisdictions. The amount of temporary differences (including undistributed earnings) related to outside basis differences in the stock of non-Irish resident subsidiaries considered indefinitely reinvested outside of Ireland for which Irish income taxes have not been provided as of 27 June 2014 was approximately $2.8 billion. If such amount were remitted to Ireland as a dividend, it is likely that tax at 25% or approximately $700 million would result.

        As of 27 June 2014 and 28 June 2013, the Company had approximately $115 million and $157 million, respectively, of unrecognized tax benefits excluding interest and penalties. The amount of unrecognized tax benefits, if recognized, that would impact the effective tax rate is $115 million and $157 million as of 27 June 2014 and 28 June 2013, respectively, subject to certain future valuation allowance reversals.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following table summarizes the activity related to the Company's gross unrecognized tax benefits:

	Fiscal Years Ended
(US Dollars in millions)	27 June 2014	28 June 2013
Balance of unrecognized tax benefits at the beginning of the year	$157	$135
Gross increase for tax positions of prior years	10	14
Gross decrease for tax positions of prior years	(64)	(4)
Gross increase for tax positions of current year	13	16
Gross decrease for tax positions of current year	—	—
Settlements	—	—
Lapse of statutes of limitation	(3)	(5)
Non-U.S. exchange loss	2	1

Balance of unrecognized tax benefits at the end of the year	$115	$157

        It is the Company's policy to include interest and penalties related to unrecognized tax benefits in the provision for taxes on the Consolidated Profit and Loss Account. During fiscal year 2014, the Company recognized net tax expense for interest and penalties of $8 million as compared to net tax expense for interest and penalties of $2 million during fiscal year 2013. As of 27 June 2014, the Company had $27 million of accrued interest and penalties related to unrecognized tax benefits compared to $19 million in fiscal year 2013.

        During the 12 months beginning 28 June 2014, the Company expects that its unrecognized tax benefits could be reduced anywhere from $3 million to $50 million as a result of audit settlements and the expiration of certain statutes of limitation.

        The Company is subject to taxation in many jurisdictions globally and is required to file U.S. federal, U.S. state and non-U.S. income tax returns. In June 2014, the Company received the Revenue Agent's Report and Notices of Proposed Adjustments for its U.S. federal income tax returns for fiscal years 2008, 2009 and 2010. The Company's China subsidiaries are under examination by the Chinese tax administration for years 2004 through 2012. These examinations may result in proposed adjustments to the income taxes as filed during these periods. The Company believes that it has adequately provided for these matters, but there is a reasonable possibility that an adverse outcome of these examinations could have a material effect on the Company's financial results. In this case, the Company would consider pursuing all possible remedies available, including appeals, judicial review and competent authority.

        The Company is no longer subject to tax examination of U.S. federal income tax returns for years prior to fiscal year 2008. With respect to U.S. state and non-U.S. income tax returns, the Company is generally no longer subject to tax examination for years ending prior to fiscal year 2004. The Company believes it has provided adequately for all reasonable outcomes.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following table shows the activity in the deferred tax liability balance for fiscal year 2014:

(US Dollars in millions)
Balance at 28 June 2013	$17
Unremitted earnings of certain non-U.S. entities	(1)
Acquisition-Related Items	(6)

Balance at 27 June 2014	$10

8.     Derivative Financial Instruments

        The Company is exposed to foreign currency exchange rate, interest rate, and to a lesser extent, equity price risks relating to its ongoing business operations. The Company enters into foreign currency forward exchange contracts in order to manage the foreign currency exchange rate risk on forecasted expenses denominated in foreign currencies and to mitigate the remeasurement risk of certain foreign currency denominated liabilities. The Company's accounting policies for these instruments are based on whether the instruments are classified as designated or non-designated hedging instruments. The Company records all derivatives in the Consolidated Balance Sheets at fair value. The changes in the fair value of the effective portions of designated cash flow hedges are recorded in Accumulated other comprehensive income / (loss) until the hedged item is recognized in earnings. Derivatives that are not designated as hedging instruments and the ineffective portions of cash flow hedges are adjusted to fair value through earnings. The amount of net unrealized losses on cash flow hedges was $1 million as of 27 June 2014 and nil as of 28 June 2013.

        The Company dedesignates its cash flow hedges when the forecasted hedged transactions are realized or it is probable the forecasted hedged transactions will not occur in the initially identified time period. At such time, the associated gains and losses deferred in Accumulated other comprehensive income / (loss) are reclassified immediately into earnings and any subsequent changes in the fair value of such derivative instruments are immediately reflected in earnings. The Company did not recognize any material net gains or losses related to the loss of hedge designation on discontinued cash flow hedges during fiscal years 2014 and 2013. As of 27 June 2014, the Company's existing foreign currency forward exchange contracts mature within 12 months. The deferred amount currently recorded in Accumulated other comprehensive income / (loss) expected to be recognized into earnings over the next 12 months is immaterial.

        As of 27 June 2014, the total notional value of the Company's outstanding foreign currency forward exchange contracts was:

	As of 27 June 2014
(US Dollars in millions)	Contracts Designated as Hedges	Contracts Not Designated as Hedges
Thai baht	$—	$143
British Pound Sterling	25	—
Malaysian Ringitt	9	—

	$34	$143

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        As of 28 June 2013, the total notional value of the Company's outstanding foreign currency forward exchange contracts was:

	As of 28 June 2013
(US Dollars in millions)	Contracts Designated as Hedges	Contracts Not Designated as Hedges
Thai baht	$—	$20
Singapore dollars	—	—
Chinese renminbi	—	—
Czech koruna	—	—

	$—	$20

        The Company is subject to equity market risks due to changes in the fair value of the notional investments selected by its employees as part of its Non-qualified Deferred Compensation Plan—the Seagate Deferred Compensation Plan (the "SDCP"). In the quarter ended December 27, 2013, the Company entered into a Total Return Swap ("TRS") in order to manage the equity market risks associated with the SDCP liabilities. The Company pays a floating rate, based on LIBOR plus an interest rate spread, on the notional amount of the TRS. The TRS is designed to substantially offset changes in the SDCP liability due to changes in the value of the investment options made by employees. As of 27 June 2014, the notional investments underlying the TRS amounted to $90 million. The contract term of the TRS is approximately one year and is settled on a monthly basis, therefore limiting counterparty performance risk. The Company did not designate the TRS as a hedge. Rather, the Company records all changes in the fair value of the TRS to earnings to offset the market value changes of the SDCP liabilities.

        The following tables show the Company's derivative instruments measured at gross fair value as reflected in the Consolidated Balance Sheets as of 27 June 2014 and 28 June 2013:

	As of 27 June 2014
	Asset Derivatives		Liability Derivatives
(US dollars in millions)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Foreign currency forward exchange contracts	Other debtors	$3	Accrued expenses	$—
Derivatives not designated as hedging instruments:
Foreign currency forward exchange contracts	Other debtors	2	Accrued expenses	—
Total return swap	Other debtors	—	Accrued expenses	—

Total derivatives		$5		$—

	As of 28 June 2013
	Asset Derivatives		Liability Derivatives
(US dollars in millions)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Foreign currency forward exchange contracts	Other debtors	$—	Accrued expenses	$—
Derivatives not designated as hedging instruments:
Foreign currency forward exchange contracts	Other debtors	—	Accrued expenses	(1)

Total derivatives		$—		$(1)

        None of the Company's derivative instruments were listed as of 27 June 2014 and 28 June 2013.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following tables show the effect of the Company's derivative instruments on the Consolidated Profit and Loss Account for the fiscal year ended 27 June 2014:

(US Dollars in millions) Derivatives Designated as Cash Flow Hedges	Amount of Gain or (Loss) Recognized in OCI on Derivatives (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain or (Loss) Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)(a)
Foreign currency forward exchange contracts	$(1)	Cost of revenue	$—	Cost of revenue	$—

Derivatives Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income on Derivatives	Amount of Gain or (Loss) Recognized in Income on Derivatives
Foreign currency forward exchange contracts	Other Income and charges, net	$—

(a)
The amounts of gains or losses recognized in income related to the ineffective portion of the hedging relationships and to the amount excluded from the assessment of hedge effectiveness were immaterial for the fiscal year ended 27 June 2014.

        The following tables show the effect of the Company's derivative instruments on the Consolidated Profit and Loss Account for the fiscal year ended 28 June 2013:

(US Dollars in millions) Derivatives Designated as Cash Flow Hedges	Amount of Gain or (Loss) Recognized in OCI on Derivatives (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)(a)
Foreign currency forward exchange contracts	$—	Cost of revenue	$—	Cost of revenue	$—

Derivatives Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income on Derivatives	Amount of Gain or (Loss) Recognized in Income on Derivatives
Foreign currency forward exchange contracts	Other Income and charges, net	$3

(a)
The amounts of gains or losses recognized in income related to the ineffective portion of the hedging relationships and to the amount excluded from the assessment of hedge effectiveness were immaterial for the fiscal year ended 28 June 2013.

9.     Fair Value

  Measurement of Fair Value

        Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Fair Value Hierarchy

        A fair value hierarchy is based on whether the market participant assumptions used in determining fair value are obtained from independent sources (observable inputs) or reflects the Company's own assumptions of market participant valuation (unobservable inputs). A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that may be used to measure fair value:

        Level 1—Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

        Level 2—Quoted prices for identical assets and liabilities in markets that are inactive; quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly; or

        Level 3—Prices or valuations that require inputs that are both unobservable and significant to the fair value measurement.

        The Company considers an active market to be one in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis, and views an inactive market as one in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers. Where appropriate the Company's or the counterparty's non-performance risk is considered in determining the fair values of liabilities and assets, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Items Measured at Fair Value on a Recurring Basis

        The following table presents the Company's assets and liabilities that are measured at fair value on a recurring basis, excluding accrued interest components, as of 27 June 2014:

	Fair Value Measurements at Reporting Date Using
(US Dollars in millions)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Assets:
Money market funds	$793	$—	$—	$793
Commercial paper	—	1,261	—	1,261
U.S. treasuries and agency bonds	—	—	—	—
Certificates of deposit	—	269	—	269
Corporate bonds	—	6	—	6
Other debt securities	—	—	—	—
Equity securities	—	—	—	—

Total cash equivalents and investments	793	1,536	—	2,329

Restricted cash and investments:
Mutual Funds	—	—	—	—
Other debt securities	—	4	—	4
Auction rate securities	—	—	—	—
Derivative assets	—	5	—	5

Total assets	$793	$1,545	$—	$2,338

Liabilities:
Derivative liabilities	$—	$—	$—	$—
Total return swap	—	—	—	—

Total liabilities	$—	$—	$—	$—

	Fair Value Measurements at Reporting Date Using
(US Dollars in millions)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Assets:
Cash and cash equivalents	$793	$1,516	$—	$2,309
Investments	—	20	—	20
Restricted cash and investments	—	4	—	4
Other debtors—amounts falling due within one year	—	—	—	—
Other debtors—amounts falling due after one year	—	5	—	5

Total assets	$793	$1,545	$—	$2,338

Liabilities:
Accrued expenses	$—	$—	$—	$—

Total liabilities	$—	$—	$—	$—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following table presents the Company's assets and liabilities that are measured at fair value on a recurring basis, excluding accrued interest components, as of 28 June 2013:

	Fair Value Measurements at Reporting Date Using
(US Dollars in millions)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Assets:
Money market funds	$787	$—	$—	$787
Commercial paper	—	655	—	655
U.S. treasuries and agency bonds	—	96	—	96
Certificates of deposit	—	149	—	149
Corporate bonds	—	211	—	211
Other debt securities	—	106	—	106
Equity securities	4	—	—	4

Total cash equivalents and investments	791	1,217	—	2,008

Restricted Cash and Investments:
Mutual Funds	74	—	—	74
Other debt securities	22	5	—	27
Auction rate securities	—	—	15	15
Derivative assets	—	—	—	—

Total assets	$887	$1,222	$15	$2,124

Liabilities:
Derivative liabilities	$—	$(1)	$—	$(1)

Total liabilities	$—	$(1)	$—	$(1)

	Fair Value Measurements at Reporting Date Using
(US dollars in millions)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Assets:
Cash and cash equivalents	$787	$741	$—	$1,528
Investments	4	476	—	480
Restricted cash and investments	96	5	—	101
Other debtors—amounts falling due within one year	—	—	—	—
Other debtors—amounts falling due after one year	—	—	15	15

Total Assets	$887	$1,222	$15	$2,124

Liabilities:
Accrued expenses	$—	$(1)	$—	$(1)

Total Liabilities	$—	$(1)	$—	$(1)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The Company classifies items in Level 1 if the financial assets consist of securities for which quoted prices are available in an active market.

        The Company classifies items in Level 2 if the financial asset or liability is valued using observable inputs. The Company uses observable inputs including quoted prices in active markets for similar assets or liabilities. Level 2 assets include: agency bonds, corporate bonds, commercial paper, municipal bonds, and U.S. Treasuries. These debt investments are priced using observable inputs and valuation models which vary by asset class. The Company uses a pricing service to assist in determining the fair values of all of its cash equivalents and short-term investments. For the cash equivalents and short-term investments in the Company's portfolio, multiple pricing sources are generally available. The pricing service uses inputs from multiple industry standard data providers or other third party sources and various methodologies, such as weighting and models, to determine the appropriate price at the measurement date. The Company corroborates the prices obtained from the pricing service against other independent sources and, as of 27 June 2014, has not found it necessary to make any adjustments to the prices obtained. The Company's derivative financial instruments are also classified within Level 2. The Company's derivative financial instruments consist of foreign currency forward exchange contracts. The Company recognizes derivative financial instruments in its consolidated financial statements at fair value. The Company determines the fair value of these instruments by considering the estimated amount it would pay or receive to terminate these agreements at the reporting date.

        As of 27 June 2014, we had no Level 3 assets due to the sale of our auction rate securities. As of 28 June 2013, the Company's Level 3 assets consisted of auction rate securities with a par value of $17 million, all of which were collateralized by student loans guaranteed by the Federal Family Education Loan Program. Beginning in fiscal year 2008, these securities failed to settle at auction and continued to fail until they were all sold in the fourth quarter of fiscal year 2014. Since there was no active market for these securities, the Company valued them using a discounted cash flow model. The valuation model was based on the income approach and reflected both observable and significant unobservable inputs.

        The Company's auction rate securities were measured at fair value on a recurring basis, excluding accrued interest components, using significant unobservable inputs (Level 3). The fair value of the Company's auction rate securities for the fiscal year ended 28 June 2013 totaled $15 million.

  Items Measured at Fair Value on a Non-Recurring Basis

        The Company enters into certain strategic investments for the promotion of business and strategic objectives. Strategic investments in equity securities where the Company does not have the ability to exercise significant influence over the investees, included in Financial assets in the Consolidated Balance Sheets, are recorded at cost and are periodically analyzed to determine whether or not there are indicators of impairment. The carrying value of the Company's strategic investments at 27 June 2014 and 28 June 2013 totaled $46 million and $66 million, respectively, and consisted primarily of privately held equity securities without a readily determinable fair value.

        During the fiscal years 2014 and 2013, the Company determined that certain of its equity investments accounted for under the cost method were other-than-temporarily impaired, and recognized charges of $2 million and $5 million, respectively, in order to write down the carrying amount of the investment to its estimated fair value. These amounts were recorded in Other income and charges, net in the Consolidated Profit and Loss Account. Since there was no active market for the equity securities of the investee, the Company estimated fair value of the investee by using the market approach, which was then used to estimate the applicable portion of the fair value of its underlying intellectual property assets.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following table shows the activity in the Financial assets for fiscal year 2014:

	Fair Value Measurements Using
(US Dollars in millions)	Auction Rate Securities	Strategic Investments	Total
Balance at 28 July 2013	$15	$66	$81
Additional investment	—	22	22
Sales and settlements	(15)	(40)	(55)
Impairments	—	(2)	(2)

Balance at 27 June 2014	$—	$46	$46

  Other Fair Value Disclosures

        The Company's debt is carried at amortized cost. The fair value of the Company's debt is derived using the closing price of the same debt instruments as of the date of valuation, which takes into account the yield curve, interest rates, and other observable inputs. Accordingly, these fair value measurements are categorized as Level 2. The following table presents the fair value and amortized cost of the Company's debt in order of maturity:

	27 June 2014		28 June 2013
(US dollars in millions)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
6.8% Senior Notes due October 2016	$335	$374	$335	$370
3.75% Senior Notes due November 2018	800	820	—	—
7.75% Senior Notes due December 2018	—	—	238	259
6.875% Senior Notes due May 2020	534	578	600	644
7.00% Senior Notes due November 2021	251	284	600	645
4.75% Senior Notes due June 2023	1,000	1,009	1,000	938
4.75% Senior Notes due January 2025	1,000	995	—	—
Other	—	—	4	4

	3,920	4,060	2,777	2,860
Less short-term borrowings and current portion of long-term debt	—	—	(3)	(3)

Long-term debt, less current portion	$3,920	$4,060	$2,774	$2,857

10.   Capital and Reserves

  Share Capital

        The Company's authorized share capital is $13,500 and consists of 1,250,000,000 ordinary shares, par value $0.00001, of which 326,539,322 shares were outstanding as of 27 June 2014, and 100,000,000 preferred shares, par value $0.00001, of which none were issued or outstanding as of 27 June 2014 and 40,000 deferred shares of par value €1, of which 40,000 shares were outstanding as of 27 June 2014.

        Ordinary shares—Holders of ordinary shares are entitled to receive dividends when and as declared by the Company's board of directors (the "Board of Directors"). Upon any liquidation, dissolution, or winding up of the Company, after required payments are made to holders of preferred shares, any remaining assets of the Company will be distributed ratably to holders of the preferred and ordinary

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

shares. Holders of shares are entitled to one vote per share on all matters upon which the ordinary shares are entitled to vote, including the election of directors.

        Preferred shares—The Company may issue preferred shares in one or more series, up to the authorized amount, without shareholder approval. The Board of Directors is authorized to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. The Board of Directors can also increase or decrease the number of shares of a series, but not below the number of shares of that series then outstanding, without any further vote or action by the shareholders.

        The Board of Directors may authorize the issuance of preferred shares with voting or conversion rights that could harm the voting power or other rights of the holders of the ordinary shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and might harm the market price of its ordinary shares and the voting and other rights of the holders of ordinary shares.

  Repurchases of Equity Securities

        On 24 July 2013, the Board of Directors authorized the Company to repurchase $2.5 billion of its outstanding ordinary shares.

        All repurchases are effected as redemptions in accordance with the Company's Articles of Association.

        As of 27 June 2014, $1.5 billion remained available for repurchase under the existing repurchase authorization limit.

        The following table sets forth information with respect to repurchases of the Company's ordinary shares during fiscal year 2014 and 2013:

	Number of Shares Repurchased	Dollar Value of Shares Repurchased
	(In millions)	(US Dollars in millions)
Cumulative repurchased through 29 June 2012	190	$3,832
Repurchased in fiscal year 2013	54	1,654

Cumulative repurchased through 28 June 2013	244	5,486
Repurchased in fiscal year 2014	41	1,912

Cumulative repurchased through 27 June 2014	285	$7,398

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Reserves

	Seagate Technology plc Ordinary Shareholders
	Number of Ordinary Shares	Share Premium	Profit and Loss Account	Other Reserves	Total	Non- controlling Interest	Total Equity
	(In millions)	(US Dollars in millions)
Balance at 29 June 2012	396	$4,966	$(1,444)	$(25)	$3,497	$—	$3,497
Income for the period			1,838		1,838	—	1,838
Repurchase and cancellation of ordinary shares	(54)		(1,654)		(1,654)	—	(1,654)
Issuance of shares in respect of share-based payment plans	17	259			259	—	259
Tax benefit from exercise of share options				1	1	—	1
Dividends to shareholders			(518)		(518)	—	(518)
Share-based compensation				76	76	—	76
Other comprehensive loss				(5)	(5)	1	(4)
Acquisition of majority shares of LaCie S.A.					—	72	72
Purchase of additional subsidiary shares from noncontrolling interest				1	1	(62)	(61)

Balance at 28 June 2013	359	5,225	(1,778)	48	3,495	11	3,506
Income for the period			1,570		1,570	—	1,570
Repurchase and cancellation of ordinary shares	(41)		(1,912)		(1,912)	—	(1,912)
Issuance of shares in respect of share-based payment plans	9	107			107	—	107
Dividends to shareholders			(557)		(557)	—	(557)
Share-based compensation				118	118	—	118
Other comprehensive income				10	10	1	11
Purchase of additional subsidiary shares from noncontrolling interest				1	1	(12)	(11)

Balance at 27 June 2014	327	$5,332	$(2,677)	$177	$2,832	$—	$2,832

  Capital Redemption Reserve Fund

        Other reserves includes an amount of $2,530 and $2,120 for fiscal years 2014 and 2013, respectively, representing a Capital Redemption Reserve Fund.

11.   Compensation

  Share-Based Compensation Plans

        The Company's stock-based compensation plans have been established to promote the Company's long-term growth and financial success by providing incentives to its employees, directors, and consultants through grants of share-based awards. The provisions of the Company's stock-based benefit plans, which allow for the grant of various types of equity-based awards, are also intended to provide greater flexibility to maintain the Company's competitive ability to attract, retain and motivate participants for the benefit of the Company and its shareholders.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Seagate Technology plc 2012 Equity Incentive Plan (the "EIP").    On 26 October 2011, the shareholders approved the EIP and authorized the issuance of up to a total of 27.0 million ordinary shares, par value $0.0001 per share, plus any shares remaining available for grant under the Seagate Technology plc 2004 Share Compensation Plan (the "SCP") as of the effective date of the EIP (which was equal to 11.0 million ordinary shares as of the effective date of the EIP and which will increase by such additional number of shares as will be returned to the share reserve in respect of awards previously granted under the SCP) (together, the "Share Reserve"). Any shares that are subject to options or share appreciation rights granted under the EIP will be counted against the Share Reserve as one share for every one share granted, and any shares that are subject to restricted share bonus awards, restricted share units, performance share bonus awards or performance share awards (collectively, "Full-Value Share Awards") will generally be counted against the Share Reserve as two and one-tenth shares for every one share granted As of 27 June 2014, there were approximately 15.7 million ordinary shares available for issuance under the EIP.

        Seagate Technology plc 2004 Share Compensation Plan (the "SCP").    A maximum of 63.5 million ordinary shares were issuable under the SCP, including 10.0 million authorized for issuance of share awards and restricted units. On November 4, 2011, the Company filed Post-Effective Amendment No. 1 to deregister 11.0 million ordinary shares that remained available for grant as of October 27, 2011 under the SCP and no shares have been granted from the SCP subsequent to that date.

        Seagate Technology plc Stock Purchase Plan (the "ESPP").    There are 50.0 million ordinary shares authorized to be issued under the ESPP. In no event shall the total number of shares issued under the ESPP exceed 75.0 million ordinary shares. The ESPP consists of a six-month offering period with a maximum issuance of 1.5 million ordinary shares per offering period. The ESPP permits eligible employees to purchase ordinary shares through payroll deductions generally at 85% of the fair market value of the ordinary shares. As of 27 June 2014 there were approximately 10.2 million ordinary shares available for issuance under the ESPP.

        i365, Inc. 2010 Equity Incentive Plan (the "i365 Plan").    In October 2010, i365, Inc. ("i365"), a wholly owned subsidiary of the Company, adopted the i365, Inc. 2010 Equity Incentive Plan (the "i365 Plan"). A maximum of 5.0 million shares of i365's common stock are issuable under the i365 Plan. Options granted to employees generally vest as follows: 25% of the options on the first anniversary of the vesting commencement date and the remaining 75% proportionately each month over the next 36 months. Options expire ten years from the date of grant. The compensation expense associated with options granted to date under the i365 Plan was not material for fiscal years 2014 or 2013.

        LyveMinds Inc. 2012 Equity Incentive Plan (the "LyveMinds Plan").    On October 19, 2012, LyveMinds Inc., a majority-owned subsidiary of the Company, adopted the LyveMinds Inc. 2012 Equity Incentive Plan (the "LyveMinds Plan"). A maximum of 31.9 million shares of LyveMinds' common stock are issuable under the LyveMinds Plan to employees, directors, and consultants of Lyve Minds. Options granted to LyveMinds employees generally vest as follows: 25% of the options on the first anniversary of the vesting commencement date and the remaining 75% proportionately each month over the next 36 months. Options expire ten years from the date of grant. LyveMinds, Inc. adopted the Amended and Restated 2012 Equity Incentive Plan on March 26, 2014 in connection with LyveMinds' reincorporation as a Delaware corporation. The compensation expense associated with options granted to date under the LyveMinds Plan was not material for fiscal years 2014, 2013, and 2012, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Equity Awards

        Full-Value Share Awards (e.g. restricted share units) generally vest over a period of three to four years, with cliff vesting of a portion of each award occurring annually. Options generally vest as follows: 25% of the options will vest on the first anniversary of the vesting commencement date and the remaining 75% will vest ratably each month thereafter over the next 36 months. Options granted under the EIP and SCP have an exercise price equal to the closing price of the Company's ordinary shares on date of grant.

        The Company granted performance awards to its senior executive officers under the SCP and the EIP where vesting is subject to both the continued employment of the participant by the Company and the achievement of certain performance goals established by the Compensation Committee of the Company's Board of Directors, including market based performance goals. A single award represents the right to receive a single ordinary share of the Company. During fiscal year 2014 and 2013, the Company granted 0.4 million and 0.7 million performance awards, respectively, where performance is measured based on a three-year average return on invested capital (ROIC) goal and a relative total shareholder return (TSR) goal, which is based on the Company's ordinary shares measured against a benchmark TSR of a peer group over the same three-year period (the "TSR/ROIC" awards). These awards vest after the end of the performance period of three years from the grant date. A percentage of these units may vest only if at least the minimum ROIC goal is met regardless of whether the TSR goal is met. The number of stock units to vest will range from 0% to 200% of the targeted units. In evaluating the fair value of these units, the Company used a Monte Carlo simulation on the grant date, taking the market-based TSR goal into consideration. Compensation expense related to these units is only recorded in a period if it is probable that the ROIC goal will be met, and it is to be recorded at the expected level of achievement.

        The Company also granted 0.3 million and 0.3 million performance awards during fiscal years 2014 and 2013 respectively, to its senior executive officers which are subject to a performance goal related to the Company's adjusted earnings per share (the "AEPS" awards). These awards have a maximum seven-year vesting period, with 25% annual vesting starting on the first anniversary of the grant date. If the performance goal is not achieved, vesting is delayed to a following year in which the AEPS goal is achieved. Any unvested awards from prior years may vest cumulatively in a future year within the seven-year vesting period if the annual AEPS goal is achieved during a subsequent year. If the AEPS goal has not been met by the end of the seven year period, any unvested shares will be forfeited.

        During fiscal year 2014, the Company did not grant any performance-based options and performance based restricted share units to its CEO. In fiscal year 2013, the Company granted 0.2 million performance-based options and 0.1 million performance-based restricted share units to its CEO which are based on the attainment of a minimum 40% TSR (the "40% TSR" awards). The 40% TSR awards cliff vest after three years, contingent upon continued service and the attainment of a minimum 40% TSR, inclusive of dividends and share price appreciation, over a three-year performance period, which TSR must be sustained for a minimum of 30 consecutive trading days.

  Determining Fair Value of Seagate Technology Stock Plans

        Valuation and amortization method—The Company estimates the fair value of stock options granted using the Black-Scholes-Merton valuation model and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period or the remaining service (vesting) period.

        Expected Term—Expected term represents the period that the Company's stock-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its stock-based awards.

        Expected Volatility—The Company uses a combination of the implied volatility of its traded options and historical volatility of its share price.

        Expected Dividend—The Black-Scholes-Merton valuation model calls for a single expected dividend yield as an input. The dividend yield is determined by dividing the expected per share dividend during the coming year by the grant date share price. The expected dividend assumption is based on the Company's current expectations about its anticipated dividend policy. Also, because the expected dividend yield should reflect marketplace participants' expectations, the Company does not incorporate changes in dividends anticipated by management unless those changes have been communicated to or otherwise are anticipated by marketplace participants.

        Risk-Free Interest Rate—The Company bases the risk-free interest rate used in the Black-Scholes-Merton valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term. Where the expected term of the Company's stock-based awards do not correspond with the terms for which interest rates are quoted, the Company performed a straight-line interpolation to determine the rate from the available term maturities.

        Fair Value—The fair value of the Company's nonvested awards and performance awards subject to an AEPS condition for fiscal years 2014 and 2013, is the price of the Company's shares on the grant date. The weighted average grant date fair value of awards granted are as follows:

	Fiscal Years
	2014	2013
Nonvested awards:
Weighted-average fair value	$41.18	$30.26
Performance awards:
Weighted-average fair value	$48.69	$30.01

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The fair value of the Company's shares related to options granted to employees, shares issued from the ESPP and performance awards subject to TSR/ROIC conditions for fiscal years 2014 and 2013 were estimated using the following weighted-average assumptions:

	Fiscal Years
	2014	2013
Options
Expected term (in years)	4.2	4.2
Volatility	35 - 41%	41 - 53%
Weighted-average volatility	40%	52%
Expected dividend rate	3.1% - 3.8%	3.6 - 5.8%
Weighted-average expected dividend rate	3.7%	4.4%
Risk-free interest rate	1.2 - 1.4%	0.5 - 1.1%
Weighted-average fair value	$10.41	$8.96
ESPP
Expected term (in years)	0.5	0.5
Volatility	34 - 36%	38 - 46%
Weighted-average volatility	35%	42%
Expected dividend rate	3.3 - 3.5%	2.2 - 4.2%
Weighted-average expected dividend rate	3.4%	3.2%
Risk-free interest rate	0.1%	0.1%
Weighted-average fair value	$10.46	$7.74
Performance restricted share awards subject to market condition
Expected term (in years)	3.00	2.98
Weighted-average volatility	46%	48%
Expected dividend rate	3.8%	4.3%
Risk-free interest rate	0.9%	0.3%
Weighted-average fair value	$37.51	$26.41

  Share-Based Compensation Expense

        The Company recorded $118 million and $76 million of share-based compensation during fiscal years 2014 and 2013, respectively. Management has made an estimate of expected forfeitures and is recognizing compensation costs only for those equity awards expected to vest. When estimating forfeitures, the Company considers voluntary termination behavior as well as analysis of actual forfeited awards.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Share Option Activity

        The Company issues new ordinary shares upon exercise of share options. The following is a summary of option activities:

Options	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In millions)		(In years)	(US Dollars In millions)
Outstanding at 28 June 2013	9.5	$14.60	3.8	$286
Granted	0.9	42.54
Exercised	(3.9)	12.64
Forfeitures	(0.1)	23.37
Expirations	—	—

Outstanding at 27 June 2014	6.4	$19.80	3.8	$238

Vested and expected to vest at 27 June 2014	6.2	$19.40	3.8	$231

Exercisable at 27 June 2014	3.5	$11.56	2.6	$157

        The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company's ordinary shares for the options that were in-the-money at 27 June 2014. During fiscal years 2014 and 2013, the aggregate intrinsic value of options exercised under the Company's stock option plans was $140 million and $272 million, respectively,determined as of the date of option exercise. The aggregate fair value of options vested during fiscal year 2014 was approximately $12 million.

        At 27 June 2014, the total compensation cost related to options granted to employees but not yet recognized was approximately $20 million, net of estimated forfeitures of approximately $1 million. This cost is being amortized on a straight-line basis over a weighted-average remaining term of approximately 2.4 years and will be adjusted for subsequent changes in estimated forfeitures.

  Nonvested Share Activity

        The following is a summary of nonvested share activities which do not contain a performance condition:

Nonvested Awards	Number of Shares	Weighted- Average Grant-Date Fair Value
	(In millions)
Nonvested at 28 June 2013	5.4	$22.07
Granted	3.5	$41.18
Forfeitures	(0.2)	$28.69
Vested	(1.7)	$20.36

Nonvested at 27 June 2014	7.0	$32.05

        At 27 June 2014, the total compensation cost related to nonvested awards granted to employees but not yet recognized was approximately $164 million, net of estimated forfeitures of approximately $11 million. This cost is being amortized on a straight-line basis over a weighted-average remaining

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

term of 2.8 years and will be adjusted for subsequent changes in estimated forfeitures. The aggregate fair value of nonvested awards vested during fiscal year 2014 was approximately $73 million.

  Performance Share Activity

        The following is a summary of nonvested share activities which contain a performance condition:

Performance Awards	Number of Shares	Weighted- Average Grant-Date Fair Value
	(In millions)
Performance units at 28 June 2013	2.6	$18.44
Granted	0.7	$42.50
Forfeitures	—	$—
Vested	(0.6)	$14.55

Performance units at 27 June 2014	2.7	$25.43

        At 27 June 2014, the total compensation cost related to performance awards granted to employees but not yet recognized was approximately $52 million. This cost is being amortized on a straight-line basis over a weighted-average remaining term of 3.0 years.

  ESPP

        During fiscal years 2014 and 2013, the aggregate intrinsic value of shares purchased under the Company's ESPP was approximately $26 million and $17 million respectively. At 27 June 2014, the total compensation cost related to options to purchase the Company's ordinary shares under the ESPP but not yet recognized was approximately $1.6 million. This cost will be amortized on a straight-line basis over a weighted-average period of approximately one month. During fiscal year 2014, the Company issued 1.7 million ordinary shares with a weighted-average purchase price of $31.95 per share.

  Tax-Deferred Savings Plan

        The Company has a tax-deferred savings plan, the Seagate 401(k) Plan (the "40l(k) plan"), for the benefit of qualified employees. The 40l(k) plan is designed to provide employees with an accumulation of funds at retirement. Qualified employees may elect to make contributions to the 401(k) plan on a bi-weekly basis. Pursuant to the 401(k) plan, the Company matches 50% of employee contributions, up to 6% of compensation, subject to maximum annual contributions of $4,500 per participating employee. During fiscal years 2014 and 2013, the Company made matching contributions of $16 million and $14 million, respectively.

  Deferred Compensation Plan

        On 1 January 2001, the Company adopted the SDCP for the benefit of eligible employees. This plan is designed to permit certain discretionary employer contributions, in excess of the tax limits applicable to the 401(k) plan and to permit employee deferrals in excess of certain tax limits. In the quarter ended 27 December 2013, the Company entered into a Total Return Swap ("TRS") in order to manage the equity market risks associated with the SDCP liabilities. See "Note 8. Derivative Financial Instruments" contained in this report for additional information about the TRS.

        Through the second quarter of fiscal year 2014, the Company's assets designated to pay benefits under the plan were held by a rabbi trust. The assets and liabilities of a rabbi trust were accounted for

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

as assets and liabilities of the Company. As of 28 June 2013, the assets held in the rabbi trust were approximately $79 million and were included in Restricted cash and investments in the Consolidated Balance Sheets. The deferred compensation obligation related to the rabbi trust included in Accrued expenses on the accompanying Consolidated Balance Sheet was approximately $87 million as of 28 June 2013.

  Directors' Emolument

        During the year ended 27 June 2014, the Company paid $17 million to its directors in respect of duties relating to Seagate Technology plc. Of the total paid, $13 million was for managerial services, which included compensation for Mr. Luczo's service as President and Chief Executive Officer, and $4 million was for director services, which included compensation for all non-employee directors.

        During the year ended 28 June 2013, the Company paid $16 million to its directors in respect of duties relating to Seagate Technology plc. Of the total paid, $13 million was for managerial services, which included compensation for Mr. Luczo's service as President and Chief Executive Officer, and $3 million was for director services, which included compensation for all non-employee directors.

12.   Earnings Per Share

        The following table sets forth the computation of basic and diluted net income per share:

	Fiscal Years Ended
(In millions, except per share data)	27 June 2014	28 June 2013
Numerator:
Net income attributable to Seagate Technology plc	$1,570	$1,838

Number of shares used in per share calculations:
Total shares for purposes of calculating basic net income per share attributable to Seagate Technology plc	337	370
Weighted-average effect of dilutive securities:
Employee equity award plans	10	12

Total shares for purpose of calculating diluted net income per share attributable to Seagate Technology plc	347	382

Net income per share attributable to Seagate Technology plc shareholders:
Basic	$4.66	$4.97
Diluted	$4.52	$4.81

        The following potential shares were excluded from the computation of diluted net income per share as their effect would have been anti-dilutive:

Fiscal Years Ended
(In millions)	27 June 2014	28 June 2013
Employee equity award plans	—	—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.   Business Segment and Geographic Information

        The Company has concluded that its manufacture and distribution of disk drives constitutes one reporting segment. The Company's manufacturing operations are based on technology platforms that are used to produce various disk drive products that serve multiple disk drive applications and markets. The Company's main technology platforms are primarily focused around areal density of media and read/write head technologies. In addition, the Company also invests in certain other technology platforms including motors, servo formatting read/write channels, solid state and other technologies. The Company has determined that its Chief Executive Officer is the Company's chief operating decision maker (CODM) as he is responsible for reviewing and approving investments in the Company's technology platforms and manufacturing infrastructure.

        In fiscal years 2014 and 2013, Dell Inc. accounted for approximately 13% and 13% of consolidated revenue, respectively, while Hewlett-Packard Company accounted for approximately 13% and 10% of consolidated revenue, respectively. No other customer accounted for more than 10% of consolidated revenue in any year presented.

        Other long-lived assets consist of tangible assets, other intangible assets, capital leases, equity investments and certain other debtors as recorded by the Company's operations in each area.

        The following table summarizes the Company's operations by geographic area:

	Fiscal Years Ended
	27 June 2014	28 June 2013
	(In millions)
Revenue from external customers(1):
Singapore	$6,828	$7,429
United States	3,679	3,620
The Netherlands	2,652	2,804
Other	565	498

Consolidated	$13,724	$14,351

Long-lived assets:
Singapore	$788	$881
Thailand	398	398
United States	500	427
China	167	212
Malaysia	146	129
Other	680	852

Consolidated	$2,679	$2,899

(1)
Revenue is attributed to countries based on the shipping location.

14.   Legal, Environmental and Other Contingencies

        The Company assesses the probability of an unfavorable outcome of all its material litigation, claims, or assessments to determine whether a liability had been incurred and whether it is probable that one or more future events will occur confirming the fact of the loss. In the event that an unfavorable outcome is determined to be probable and the amount of the loss can be reasonably estimated, the Company establishes an accrual for the litigation, claim or assessment. In addition, in the event an unfavorable outcome is determined to be less than probable, but reasonably possible, the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Company will disclose an estimate of the possible loss or range of such loss; however, when a reasonable estimate cannot be made, the Company will provide disclosure to that effect. Litigation is inherently uncertain and may result in adverse rulings or decisions. Additionally, the Company may enter into settlements or be subject to judgments that may, individually or in the aggregate, have a material adverse effect on its results of operations. Accordingly, actual results could differ materially.

  Intellectual Property Litigation

        Convolve, Inc. ("Convolve") and Massachusetts Institute of Technology ("MIT") v. Seagate Technology LLC, et al.—On July 13, 2000, Convolve and MIT filed suit against Compaq Computer Corporation and Seagate Technology LLC in the U.S. District Court for the Southern District of New York, alleging infringement of U.S. Patent Nos. 4,916,635 (the "'635 patent") and U.S. Patent No. 5,638,267 (the "'267 patent"), misappropriation of trade secrets, breach of contract, and other claims. In the complaint, the plaintiffs requested injunctive relief, $800 million in compensatory damages and unspecified punitive damages, including for willful infringement. On 16 January 2002, Convolve filed an amended complaint, alleging defendants infringe US Patent No. 6,314,473 (the "'473 patent"). The district court ruled in 2010 that the '267 patent was out of the case.

        On 16 August 2011, the district court granted in part and denied in part the Company's motion for summary judgment. On 1 July 2013, the U.S. Court of Appeals for the Federal Circuit: 1) affirmed the district court's summary judgment rulings that Seagate did not misappropriate any of the alleged trade secrets and that the asserted claims of the '635 patent are invalid; 2) reversed and vacated the district court's summary judgment of non-infringement with respect to the '473 patent; and 3) remanded the case for further proceedings on the '473 patent. On 11 July 2014, the district court issued its ruling on the Company's summary judgment motion regarding Convolve's only remaining cause of action, which alleged infringement of the '473 patent; the court granted the motion and directed the clerk of the court to close the case. The court entered judgment in favor of the Company on 14 July 2014. In view of the rulings made by the district court and the Court of Appeals and the uncertainty regarding the amount of damages, if any, that could be awarded Convolve in this matter, the Company does not believe that it is currently possible to determine a reasonable estimate of the possible range of loss related to this matter.

        Alexander Shukh v. Seagate Technology—On 12 February 2010, Alexander Shukh filed a complaint against the Company in the U.S. District Court for the District of Minnesota, alleging, among other things, employment discrimination based on his Belarusian national origin and wrongful failure to name him as an inventor on several patents and patent applications. Mr. Shukh's employment was terminated as part of a company-wide reduction in force in fiscal year 2009. He seeks damages in excess of $75 million. The Company believes the claims are without merit and intends to vigorously defend this case. On 31 March 2014, the district court granted Seagate's summary judgment motion and entered judgment in favor of Seagate. Mr. Shukh filed a notice of appeal on 7 April 2014. In view of the uncertainty regarding the amount of damages, if any, that could be awarded in this matter, the Company does not believe that it is currently possible to determine a reasonable estimate of the possible range of loss related to this matter.

        LEAP Co., Ltd. v. Seagate Singapore International Headquarters Pte. Ltd. and Nippon Seagate Inc.—On 4 July 2012, LEAP Co., Ltd. filed a lawsuit in the Tokyo District Court of Japan against Seagate Singapore International Headquarters Pte. Ltd., Nippon Seagate Inc. and Buffalo Inc. alleging wrongful termination of purchase agreements and other claims, and seeking approximately $38 million in damages. A date for the start of trial has not yet been scheduled. The Company believes the claims are without merit and intends to vigorously defend this case. In view of the uncertainty regarding the amount of damages, if any, that could be awarded in this matter, the Company does not believe that it

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

is currently possible to determine a reasonable estimate of the possible range of loss related to this matter.

        Realtek Semiconductor Corporation ITC Investigation re Certain Integrated Circuit Chips and Products Containing the Same—On 19 September 2012, Realtek Semiconductor Corporation filed a complaint with the International Trade Commission ("ITC") seeking an investigation pursuant to Section 337 of the Tariff Act of 1930, as amended ("Section 337"). The complaint names LSI Corporation and Seagate Technology as respondents and alleges infringement of U.S. patents relating to integrated circuit chips that include bond pad structures. Realtek seeks an order to exclude entry of infringing integrated circuit chips and products containing the infringing integrated circuit chips into the U.S. and a cease and desist order. The ITC initiated an investigation on 18 October 2012. On 21 March 2014, the Administrative Law Judge ("ALJ") issued an Initial Determination in favor of Seagate and LSI. On 21 July 2014, the Commission gave notice that it had determined to affirm in part, reverse in part and vacate in part the ALJ's Initial Determination; the Commission found that no violation of Section 337 by Seagate or LSI has occurred based on findings that certain of the patent claims at issue were invalid, and that Realtek failed to show the existence of an industry in the U.S. that exploits the patent. In view of the uncertainty regarding the possible outcome of this case and the nature of the relief sought, the Company does not believe that it is currently possible to determine a reasonable estimate of the possible loss or range of loss, or other possible adverse result, if any, that may be incurred with respect to this matter.

        Enova Technology Corporation v. Seagate Technology (US) Holdings, Inc., et al.—On 5 June 2013, Enova Technology Corporation filed a complaint against Seagate Technology (US) Holdings, Inc. and Seagate Technology LLC in the U.S. District Court for the District of Delaware alleging infringement of U.S. Patent No. 7,136,995, "Cryptographic Device," and U.S. Patent No. 7,900,057, "Cryptographic Serial ATA Apparatus and Method." The complaint seeks unspecified compensatory damages, enhanced damages, injunctive relief, attorneys' fees, and other relief. The trial is scheduled to begin 9 May 2016. The Company believes the claims are without merit and intends to vigorously defend this case. In view of the uncertainty regarding the amount of damages, if any, that could be awarded in this matter, the Company does not believe that it is currently possible to determine a reasonable estimate of the possible range of loss related to this matter.

  Environmental Matters

        The Company's operations are subject to U.S. and foreign laws and regulations relating to the protection of the environment, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. Some of the Company's operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities.

        The Company has established environmental management systems and continually updates its environmental policies and standard operating procedures for its operations worldwide. The Company believes that its operations are in material compliance with applicable environmental laws, regulations and permits. The Company budgets for operating and capital costs on an ongoing basis to comply with environmental laws. If additional or more stringent requirements are imposed on the Company in the future, it could incur additional operating costs and capital expenditures.

        Some environmental laws, such as the Comprehensive Environmental Response Compensation and Liability Act of 1980 (as amended, the "Superfund" law) and its state equivalents, can impose liability for the cost of cleanup of contaminated sites upon any of the current or former site owners or

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

operators or upon parties who sent waste to these sites, regardless of whether the owner or operator owned the site at the time of the release of hazardous substances or the lawfulness of the original disposal activity. The Company has been identified as a potentially responsible party at several sites. At each of these sites, the Company has an assigned portion of the financial liability based on the type and amount of hazardous substances disposed of by each party at the site and the number of financially viable parties. The Company has fulfilled its responsibilities at some of these sites and remains involved in only a few at this time.

        While the Company's ultimate costs in connection with these sites is difficult to predict with complete accuracy, based on its current estimates of cleanup costs and its expected allocation of these costs, the Company does not expect costs in connection with these sites to be material.

        The Company may be subject to various state, federal and international laws and regulations governing the environment, including those restricting the presence of certain substances in electronic products. For example, the European Union ("EU") enacted the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, which prohibits the use of certain substances, including lead, in certain products, including disk drives, put on the market after 1 July 2006. Similar legislation has been or may be enacted in other jurisdictions, including in the United States, Canada, Mexico, Taiwan, China, Japan and others. The European Union REACH Directive (Registration, Evaluation, Authorization, and Restriction of Chemicals, EC 1907/2006) also restricts substances of very high concern ("SVHCs") in products. If the Company or its suppliers fails to comply with the substance restrictions, recycle requirements or other environmental requirements as they are enacted worldwide, it could have a materially adverse effect on the Company's business.

  Other Matters

        The Company is involved in a number of other judicial and administrative proceedings incidental to its business, and the Company may be involved in various legal proceedings arising in the normal course of its business in the future. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on its financial position or results of operations.

15.   Commitments

        Leases.    The Company leases certain property, facilities and equipment under non-cancelable lease agreements. Land and facility leases expire at various dates through 2082 and contain various provisions for rental adjustments including, in certain cases, a provision based on increases in the Consumer Price Index. Also, certain leases provide for renewal of the lease at the Company's option at expiration of the lease. All of the leases require the Company to pay property taxes, insurance and normal maintenance costs.

        Future minimum lease payments for operating leases, substantially all of which relates to land and buildings, (including accrued lease payments relating to restructuring plans) with initial or remaining

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

terms of one year or more were as follows at 27 June 2014 (lease payments are shown net of sublease income):

Fiscal Years	Operating Leases
(US dollars in millions)
2015	$42
2016	31
2017	21
2018	15
2019	22
Thereafter	69

$200

        Total rent expense for all land, facility and equipment operating leases, net of sublease income, was $39 million and $35 million for fiscal years 2014 and 2013, respectively. Total sublease rental income for fiscal years 2014 and 2013 was $2 million and $4 million, respectively. The Company subleases a portion of its facilities that it considers to be in excess of current requirements. As of 27 June 2014, total future lease income to be recognized for the Company's existing subleases is approximately $5 million.

        The Company recorded amounts for both adverse and favorable leasehold interests and for exit costs that apply directly to the lease commitments assumed through the 2006 acquisition of Maxtor. As of 27 June 2014, the Company had a $4 million adverse leasehold interest related to leases acquired from Maxtor. The adverse leasehold interest is being amortized to Cost of revenue and Operating expenses over the remaining duration of the leases. In addition, the Company had $5 million and $9 million remaining in accrued exit costs related to the planned exit of Maxtor leased excess facilities at 27 June 2014 and 28 June 2013, respectively.

        Capital Expenditures.    The Company's non-cancelable commitments for construction of manufacturing and product development facilities and purchases of equipment approximated $189 million at 27 June 2014, and included $90 million related to research and development projects.

        LSI Asset Acquisition.    On 29 May 2014, the Company and Avago Technologies Limited, a leading semiconductor device supplier to the enterprise storage, wired, wireless and industrial end markets, announced that they had entered into a definitive asset purchase agreement under which the Company will acquire the assets of LSI's Accelerated Solutions Division ("ASD") and Flash Components Division ("FCD") from Avago for $450 million in cash. The acquisition strengthens the Company's strategy to deliver a full suite of storage solutions, by providing it with established Enterprise PCIe flash and SSD controller capabilities to deliver solutions for the growing flash storage market. The transaction is expected to close in the first quarter of fiscal year 2015, subject to the satisfaction of customary closing conditions and the receipt of certain regulatory approvals, including those required by the Hart-Scott-Rodino Antitrust Improvements Act. Because the transaction was pending at the time these financial statements were approved, certain disclosures required by ASC Topic 805 Business Combinations have not been made herein.

16.   Guarantees

  Indemnifications to Officers and Directors

        On 4 May 2009, Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands ("Seagate-Cayman"), then the parent company, entered into a

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

new form of indemnification agreement (the "Revised Indemnification Agreement") with its officers and directors of Seagate-Cayman and its subsidiaries (each, an "Indemnitee"). The Revised Indemnification Agreement provides indemnification in addition to any of Indemnitee's indemnification rights under Seagate-Cayman's Articles of Association, applicable law or otherwise, and indemnifies an Indemnitee for certain expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by him or her in any action or proceeding, including any action by or in the right of Seagate-Cayman or any of its subsidiaries, arising out of his or her service as a director, officer, employee or agent of Seagate-Cayman or any of its subsidiaries or of any other entity to which he or she provides services at Seagate-Caymans's request. However, an Indemnitee shall not be indemnified under the Revised Indemnification Agreement for (i) any fraud or dishonesty in the performance of Indemnitee's duty to Seagate-Cayman or the applicable subsidiary of Seagate-Cayman or (ii) Indemnitee's conscious, intentional or willful failure to act honestly, lawfully and in good faith with a view to the best interests of Seagate-Cayman or the applicable subsidiary of Seagate-Cayman. In addition, the Revised Indemnification Agreement provides that Seagate-Cayman will advance expenses incurred by an Indemnitee in connection with enforcement of the Revised Indemnification Agreement or with the investigation, settlement or appeal of any action or proceeding against him or her as to which he or she could be indemnified.

        On 3 July 2010 pursuant to a corporate reorganization, the common shareholders of Seagate-Cayman became ordinary shareholders of Seagate Technology plc (the "Company") and Seagate-Cayman became a wholly owned subsidiary of the Company, as described more fully in the Current Report on Form 8-K filed by the Company on 6 July 2010 (the "Redomestication"). On 27 July 2010, in connection with the Redomestication, the Company, as sole shareholder of Seagate-Cayman, approved a form of deed of indemnity (the "Deed of Indemnity"), which provides for the indemnification by Seagate-Cayman of any director, officer, employee or agent of the Company, Seagate-Cayman or any subsidiary of the Company (each, a "Deed Indemnitee"), in addition to any of a Deed Indemnitee's indemnification rights under the Company's Articles of Association, applicable law or otherwise, with a similar scope to the Revised Indemnification Agreement. Seagate-Cayman entered into the Deed of Indemnity with certain Deed Indemnitees effective as of 3 July 2010 and continues to enter into the Deed of Indemnity with additional Deed Indemnitees from time to time.

        The nature of these indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay on behalf of its officers and directors. Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification obligations.

  Intellectual Property Indemnification Obligations

        The Company has entered into agreements with customers and suppliers that include limited intellectual property indemnification obligations that are customary in the industry. These guarantees generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party intellectual property claims arising from these transactions. The nature of the intellectual property indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay to its customers and suppliers. Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification obligations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Product Warranty

        The Company estimates probable product warranty costs at the time revenue is recognized. The Company generally warrants its products for a period of 1 to 5 years. The Company uses estimated repair or replacement costs and uses statistical modeling to estimate product return rates in order to determine its warranty obligation. Changes in the Company's product warranty liability during the fiscal years ended 27 June 2014 and 28 June 2013 were as follows:

	Fiscal Years Ended
(US dollars in millions)	27 June 2014	28 June 2013
Balance, beginning of period	$320	$363
Warranties issued	177	193
Repairs and replacements	(228)	(276)
Changes in liability for pre-existing warranties, including expirations	1	37
Warranty liability assumed from acquisitions	3	3

Balance, end of period	$273	$320

17.   Related Party Transactions

        In connection with the Company's acquisition of the Samsung HDD business, Samsung became a shareholder of the Company and appointed one of its executives to the Company's Board of Directors.

        Samsung Electronics Co. Ltd. ("Samsung")    The Company recorded revenue of $216 million and $413 million from sales to Samsung for fiscal year 2014 and 2013, respectively. The Company made payments to Samsung in fiscal years 2014 and 2013 of $318 million and $393 million , respectively, related to purchases of components and services. The Company had accounts payable to Samsung of $34 million and $48 million at June 27, 2014 and June 28, 2013, respectively. The Company had accounts receivable from Samsung of $25 million and $49 million at June 27, 2014 and June 28, 2013, respectively.

        Microsoft Corporation ("Microsoft")    During the years presented (through March 2014), the Company's Chairman and Chief Executive Officer also served on the board of Microsoft. The Company recorded revenue of $208 million, $141 million and $54 million from sales to Microsoft for fiscal years 2014, 2013 and 2012, respectively. The Company made payments to Microsoft in fiscal years 2014, 2013 and 2012 of $1 million, $2 million and $24 million, respectively, related to purchases of licensed software. The Company had accounts receivable from Microsoft of $35 million and $33 million at 27 June 2014 and 28 June 2013.

18.   Employees and Remuneration

        The average number of persons employed by the Company during each year was as follows:

	Fiscal Years Ended
	27 June 2014	28 June 2013
	(in thousands)
Manufacturing	43	47
Product development	6	5
Sales, marketing, general & administrative	4	3

	53	55

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Employee costs during each year consist of the following:

	Fiscal Years Ended
	27 June 2014	28 June 2013
	(US dollars in millions)
Salaries and wages	$1,527	$1,509
Social security costs(1)	392	393
Share-based compensation	118	76

	$2,037	$1,978

(1)
Social security costs includes social security costs, employer paid payroll taxes, and other employee benefits paid by the Company.

19.   Auditor's Remuneration

        Total auditor's remuneration was $7.6 million and $6.0 million for the years ended 27 June 2014 and 28 June 2013, respectively. These amounts reflect fees for all professional services rendered by Ernst & Young and its affiliated firms.

        The fees paid to Ernst & Young Ireland in respect of the audit of the group accounts was $0.1 million for both years ended 27 June 2014 and 28 June 2013. In addition, Ernst & Young Ireland received fees of $0.07 million and $0.10 million for other assurance services and nil for tax and other non-audit services for both years ended 27 June 2014 and 28 June 2013.

20.   Post Balance Sheet Events

  Dividends

        On 17 July 2014, our Board of Directors approved a cash dividend of $0.43 per share, which were paid on 22 August 2014 to shareholders of record as of the close of business on 8 August 2014.

21.   Subsidiary Undertakings

        The subsidiary undertakings of Seagate Technology plc which have a substantial effect on the financial position of the Company are listed below. Unless noted herein, all subsidiary undertakings are wholly owned by Seagate Technology plc and their financial results are included in the Company's consolidated financial statements.

Company	Jurisdiction	Registered Address	Nature of Business	Percent Owned
Seagate Technology	Cayman	c/o Maples and Calder, P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Holding Company	100%
Seagate Technology (Dublin Branch)	Ireland	38/39 Fitzwilliam Square, Dublin, 2, Ireland	Ireland branch of Seagate Technology	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Company	Jurisdiction	Registered Address	Nature of Business	Percent Owned
Seagate Technology HDD Holdings	Cayman	c/o Maples and Calder, P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Holding Company	100%
Seagate Technology HDD Holdings (Dublin Branch)	Ireland	38/39 Fitzwilliam Square, Dublin, 2, Ireland	Ireland branch of Seagate Technology HDD Holdings	100%
Seagate HDD Cayman	Cayman	c/o Maples and Calder, P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Holding Company	100%
Seagate Technology (US) Holdings, Inc.	Delaware	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801	Holding Company	100%
Seagate Technology International	Cayman	c/o Maples and Calder, P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Designs, manufactures, markets and sells computer disk drives.	100%
Penang Seagate Industries (M) Sdn. Bhd.	Malaysia	1st Floor (Rm. 102), 42 Jalan Sultan Ahmad Shah, Penang 10050	Components manufacturer	100%
Seagate Technology (Ireland)—Springtown Branch	Cayman	c/o Maples and Calder, P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Springtown branch of Seagate Technology (Ireland)	100%
Seagate Singapore International Headquarters Pte. Ltd—Netherlands branch	Netherlands	Koolhovenlaan 1, 1119 NB, Schiphol-Rijk, Netherlands.	Netherlands branch office of Seagate Singapore International Headquarters Pte. Ltd	100%
Seagate Singapore International Headquarters Pte. Ltd	Singapore	50 Raffles Place #06-00, Singapore Land Tower, 48623, Singapore	Exports products manufactured in Asia	100%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Company	Jurisdiction	Registered Address	Nature of Business	Percent Owned
Seagate Brasil Representacao de Produtos de Informatica Ltda.	Brazil	Avenida Torquato Tapajos, 7503 Modulo Contiguos 7, 2nd floor Taruma, Zip Code 69041-025, Manaus, Brazil	Marketer of disk drives	100%
Seagate Technology International (Wuxi) Co. Ltd	China	Export Processing Zone, B, No. 2, Xing Chuang Er Lu, Wuxi, Jiangsu, Peoples Republic of China	Design, manufacture, service, market data storage products	100%
Seagate Technology LLC	Delaware	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801	Dual member limited liability company—HDD operating business	100%
Seagate Technology (Thailand) Limited	Thailand	Seagate Technology (Thailand) Limited, 1627 Moo 7, Teparuk Road, Tambol Teparuk, Amphur Muang, Samutprakarn 10270, Thailand	Manufacturer of disk drives and relate peripherals	100%
Seagate Technology (Suzhou) Co. Ltd.	China	No. 1 Wu Xiang Road Zone A, Export Processing Zone, 200 Suhong Zhong Road, Suzhou Industrial Park, 215021, People's Republic of China	Disk drive manufacturer	100%
Seagate International (Johor) Sdn. Bhd	Malaysia	B-11-8, Level 11, Megan Avenue II, Jalan Yap Kwan Seng, Kuala Lumpur, 50450, Malaysia	Manufacturer of substrates	100%
Seagate Technology International (Singapore Branch)	Cayman	7000 Ang Mo Kio Avenue 5, 569877, Singapore	Manufacturer and marketer of disk drives and peripheral products	100%
Xyratex Technology Ltd	United Kingdom	Langstone Road, Havant, Hampshire PO9 1SA, United Kingdom	UK trading operations of Xyratex	100%

SEAGATE TECHNOLOGY PLC

PARENT COMPANY BALANCE SHEET

(US dollars in millions)	Note	27 June 2014	28 June 2013
ASSETS
Fixed assets:
Financial assets—investment in subsidiary	3	$6,499	$6,383
Current assets:
Amounts due from subsidiaries		—	2
Debtors		—	—
Cash		22	1

Total Assets		$6,521	$6,386

LIABILITIES
Capital and reserves:
Share capital	5	$—	$—
Share premium	6	1,482	1,375
Other reserves	6	296	178
Profit and loss account	6	3,117	4,593

		4,895	6,146
Creditors—Amounts falling due within one year:
Amounts due to subsidiaries	4	1,623	235
Creditors		3	5

		1,626	240

Total Liabilities		$6,521	$6,386

        Approved by the Board of Directors and signed on its behalf on 29 August 2014.

/s/ STEPHEN J. LUCZO Stephen J. Luczo	/s/ KRISTEN M. ONKEN Kristen M. Onken

NOTES TO THE PARENT COMPANY BALANCE SHEET

1.     Accounting Policies

        Accounting Convention and Basis of Preparation of Financial Statements.    The financial statements are prepared under the historical cost convention and in accordance with the Companies Acts, 1963 to 2013 and Irish generally accepted accounting practice. The accompanying balance sheet of Seagate Technology plc is presented as an individual undertaking. The financial statements are presented in United States dollars, which is the Company's functional and presentation currency.

        Profit and Loss Account.    In accordance with Section 148(8) of the Companies Act, 1963, and Section 7(1A) of the Companies (Amendment) Act, 1986, Seagate Technology plc is availing itself of the exemption from presenting the individual profit and loss account. Seagate Technology plc's profit for the fiscal years ended 27 June 2014 and 28 June 2013 was $993 million and $3,263 million, respectively.

        Statement of Cash Flows.    Seagate Technology plc is availing of the exemption afforded by Financial Reporting Standard (FRS) No. 1, Cash Flow Statements, not to provide a statement of cash flows.

        Investment in Subsidiary.    The Company's investment in Seagate Technology ("Seagate-Cayman"), a wholly owned subsidiary, was recorded at cost which equaled fair value on 3 July 2010, the date that the Company became the parent of Seagate-Cayman, based on the Company's market capitalization at that time. This initial valuation is the Company's cost basis for its investment in Seagate-Cayman. The investment is tested for impairment if circumstances or indicators suggest that impairment may exist.

        Guarantees and Contingencies.    The Company has guaranteed certain liabilities and credit arrangements of group entities. The Company reviews the status of these guarantees at each reporting date and considers whether it is required to make a provision for payment on those guarantees based on the probability of the commitment being called. For more information on these guarantees, see the Consolidated Financial Statements "Note 16 Guarantees."

        The Company concluded that as the likelihood of the guarantees being called upon is remote, no provisions for any guarantees have been booked to these financial statements.

        Share-based Payments.    The Seagate Technology group operates several share-based payment plans. The share-based payment expense associated with the share plans is recognized as an expense by the entity which receives services in exchange for the share-based compensation. On an individual undertaking basis, the profit and loss account is charged with the expense related to the services received by Seagate Technology plc. The remaining portion of the share-based payments represents a contribution to group entities and is added to the carrying amount of those investments.

        Taxation.    Corporation tax is provided on taxable profits at the current rates.

        Deferred taxation is accounted for in respect of all timing differences at expected tax rates. Timing differences arise from the inclusion of items of income and expenditure in tax computations in periods different from those in which they are included in the financial statements. A deferred tax asset is only recognized when it is more likely than not the asset will be recoverable in the foreseeable future out of suitable taxable profits from which the underlying timing differences can be recovered.

        The corporate tax rate applicable to the Company in Ireland is 25%. No deferred tax asset has been recorded in respect of losses as it is not more likely than not that there will be future taxable profits against which to utilize the losses.

NOTES TO THE PARENT COMPANY BALANCE SHEET (Continued)

2.     History and Description of the Company

        Seagate Technology plc became the parent company in the Seagate group following a reorganization that took place in 2010.

        The principal activity of Seagate Technology plc is an investment holding company. Seagate Technology plc is the parent company of subsidiaries that design, manufacture, market and sell data storage products.

        The Company's registered address is 38/39 Fitzwilliam Square, Dublin 2, Ireland.

3.     Financial Assets—Investment in Subsidiary

(US dollars in millions)
At 29 June 2012	$6,306
Capital contribution in respect of share-based payment plans	74
Additional investment in subsidiary	3
Impairments	—

At 28 June 2013	$6,383
Capital contribution in respect of share-based payment plans	$116
Additional investment in subsidiary	—
Impairments	—

At 27 June 2014	$6,499

        As at 27 June 2014, the Company had the following subsidiary:

Company name	Registered office	Nature of business
Seagate Technology	Cayman Islands	Investment holding

        The above subsidiary holding represents 100% of the common shares of the subsidiary, which is unlisted.

4.     Amounts Due to Subsidiaries

        The balance is primarily comprised of notes due to Seagate-Cayman. The Company borrowed $2,388 million during fiscal year 2014. The Company repaid $1,000 million by way of applying dividends declared by Seagate-Cayman. The remaining balance outstanding as of 27 June 2014 of $1,623 million is unsecured, interest free and is due within one year.

5.     Share Capital

	27 June 2014	28 June 2013
(US dollars in millions)
Authorized:
40,000 deferred shares of €1 par value per share	$—	$—
1,250,000,000 ordinary shares of $.00001 par value per share	—	—
100,000,000 undesignated preferred shares of $.00001 par value per share	—	—

	$—	$—

NOTES TO THE PARENT COMPANY BALANCE SHEET (Continued)

	27 June 2014	28 June 2013
(US dollars in millions)
Allotted, called up and fully paid:
40,000 deferred shares of €1 par value per share	$—	$—
326,539,322 (2013: 359,437,036) ordinary shares of $.00001 par value per share	—	—

	$—	$—

        During the period from 28 June 2013 to 27 June 2014, approximately 9 million ordinary shares were issued in respect of share-based payment plans and 41 million ordinary shares were repurchased and cancelled.

6.     Reserves

	Number of Ordinary Shares	Share Premium	Profit and Loss Account	Other Reserves	Total
	(In millions)	(US dollars in millions)
Balance at 29 June 2012	396	$1,116	$3,502	$102	$4,720
Income for the period			3,263		3,263
Repurchase and cancellation of ordinary shares	(54)		(1,654)		(1,654)
Issuance of shares in respect of share-based payment plans	17	259			259
Dividends to shareholders			(518)		(518)
Share-based compensation				76	76

Balance at 28 June 2013	359	$1,375	$4,593	$178	$6,146

Income for the period			993		993
Repurchase and cancellation of ordinary shares	(41)		(1,912)		(1,912)
Issuance of shares in respect of share-based payment plans	9	107			107
Dividends to shareholders			(557)		(557)
Share-based compensation				118	118

Balance at 27 June 2014	327	$1,482	$3,117	$296	$4,895

Dividends

        During fiscal year 2014, the Company declared and paid cash dividends of $1.67 per share of its ordinary shares, aggregating $557 million. During fiscal year 2013, the Company declared and paid cash dividends of $1.40 per share of its ordinary shares, aggregating $518 million.

Capital Redemption Reserve Fund

        Other reserves include an amount of $2,530 and $2,120 for fiscal years 2014 and 2013, respectively, representing a Capital Redemption Reserve Fund.

7.     Share-Based Payments

        Total share based payment expense in respect of share based payment plans was $118 million and $76 million for the fiscal years ended 27 June 2014 and 28 June 2013, of which $116 million and $74 million, respectively, was included as a capital contribution in Investment in subsidiary (Note 3).

NOTES TO THE PARENT COMPANY BALANCE SHEET (Continued)

Share based payment expense and shares issued in respect of share based payment plans are included in Note 11 to the Consolidated Financial Statements.

8.     Related Party Transactions

        The Company has availed itself of the exemption provided in FRS 8, Related Party Disclosures, 3(c) which exempts disclosure of transactions entered into between two or more members of a group, provided that any subsidiary undertaking which is a party to the transaction is wholly owned by a member of that group. See Note 17 to the Consolidated Financial Statements for the companies with which the Company had related party transactions.

9.     Auditor's Remuneration

        The fees paid to Ernst & Young Ireland in respect of the audit of the Company individual accounts was $0.04 million and $0.05 million for periods ended 27 June 2014 and 28 June 2013, respectively. In addition, Ernst & Young Ireland received fees of $0.17 million and $0.15 million for other assurance services in those periods, respectively. Ernst & Young Ireland did not receive any fees for tax or other non audit services in 2014 or 2013. Note 19 to the Consolidated Financial Statements provides additional information regarding auditor's remuneration.

10.   Post Balance Sheet Events

  Dividends

        On 17 July 2014, the Board of Directors approved a cash dividend of $0.43 per share, which were paid on 22 August 2014 to shareholders of record as of the close of business on 8 August 2014.

11.   Approval of Financial Statements

        The directors approved the financial statements and authorized them for issue on 29 August 2014.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date w SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on October 20, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials, including notices of shareholder meetings, electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on October 20, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, which must be received by October 20, 2014. SEAGATE TECHNOLOGY PLC 38/39 FITZWILLIAM SQUARE DUBLIN 2, IRELAND M77845-P54830 SEAGATE TECHNOLOGY PLC (the "Company") Any shareholder entitled to attend and vote at the Annual General Meeting of Shareholders may appoint one or more proxies, who need not be a shareholder(s) of the Company. A proxy is required to vote in accordance with any instructions given to him. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors Abstain For Against Nominees: ! ! ! Abstain Against For 1a. Stephen J. Luczo ! ! ! ! ! ! 1b. Frank J. Biondi, Jr. 2. To grant the Directors authority to issue shares. ! ! ! ! ! ! 3. To grant the Directors authority to issue shares for cash without first offering shares to existing Shareholders. 1c. Michael R. Cannon ! ! ! ! ! ! 4. To determine the price range at which the Company can re-issue shares held as treasury shares. 1d. Mei-Wei Cheng ! ! ! ! ! ! 5. To approve the Amended and Restated Seagate Technology plc 2012 Equity Incentive plan. 1e. William T. Coleman ! ! ! ! ! ! 6. To approve, in a non-binding advisory vote, the compensation of named executive officers. 1f. Jay L. Geldmacher ! ! ! ! ! ! 7. To authorize holding the 2015 Annual General Meeting of Shareholders of the Company at a location outside of Ireland. 1g. Kristen M. Onken ! ! ! ! ! ! 8. To ratify, in a non-binding vote, the appointment of Ernst & Young as the independent auditors of the Company and to authorize, in a binding vote, the Audit Committee of the Board of Directors to set the auditors' remuneration. 1h. Dr. Chong Sup Park ! ! ! 1i. Gregorio Reyes In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement of the meeting. ! ! ! 1j. Stephanie Tilenius ! ! ! 1k. Edward J. Zander You can instruct your proxy not to vote on a resolution by inserting an "x" in the box under "Abstain". Please note that an abstention is not a vote in law and will not be counted in the calculation of the proportion of the votes for and against a resolution. ! ! Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders: The Notice and Proxy Statement, Form 10-K, Shareholder letter and Irish Statutory Accounts are available at www.proxyvote.com. M77846-P54830 SEAGATE TECHNOLOGY PLC Annual General Meeting of Shareholders October 22, 2014 9:30 AM local time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Dr. Chong Sup Park and Mr. Kenneth M. Massaroni, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of Seagate Technology plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:30 a.m., local time on October 22, 2014, at the Four Seasons Hotel, Simmonscourt Road, Dublin 4, Ireland, and any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual General Meeting of Shareholders and at any adjournment or postponement thereof. In the event of a vote on a show of hands on any proposal or other matter properly coming before the 2014 Annual General Meeting of Shareholders, Dr. Chong Sup Park and Mr. Kenneth M. Massaroni, or each of them, shall be entitled to vote the undersigned's shares, as designated on the reverse side hereof. THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE GIVEN HEREIN, THEN THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3, 4, 5, 6, 7 AND 8, AND IN THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE The signer(s) hereby acknowledge(s) receipt of the Notice of the 2014 Annual General Meeting of Shareholders and accompanying proxy statement. Continued and to be signed on reverse side